Exhibit 10.1

EXIT CREDIT AGREEMENT

among

LEE ENTERPRISES, INCORPORATED,

VARIOUS LENDERS

and

DEUTSCHE BANK TRUST COMPANY AMERICAS,

as ADMINISTRATIVE AGENT and COLLATERAL AGENT

Dated as of January 30, 2012

DEUTSCHE BANK SECURITIES INC.

and

GOLDMAN SACHS LENDING PARTNERS LLC

as JOINT LEAD ARRANGERS

and

as JOINT BOOK RUNNING MANAGERS

EXIT CREDIT AGREEMENT, dated as of January 30, 2012, among LEE ENTERPRISES, INCORPORATED, a Delaware corporation (the “Borrower”), the Lenders party hereto from time to time, DEUTSCHE BANK TRUST COMPANY AMERICAS, as Administrative Agent and Collateral Agent, DEUTSCHE BANK SECURITIES INC., and GOLDMAN SACHS LENDING PARTNERS LLC, as Joint Lead Arrangers and Joint Book Running Managers. All capitalized terms used herein and defined in Section 1 are used herein as therein defined.

W I T N E S S E T H:

WHEREAS, on December 12, 2011 (the “Petition Date”), the Borrower and certain of its Subsidiaries (collectively, the “Debtors”) filed voluntary petitions for relief under Chapter 11 of Title 11 of the Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) and continued in the possession of their property and in the management of their businesses pursuant to Sections 1107 and 1108 of the Bankruptcy Code;

WHEREAS, on January 23, 2012, the Bankruptcy Court entered an order confirming the Second Amended Joint Prepackaged Plan of Reorganization for Lee Enterprises Incorporated and its Debtor Subsidiaries, dated January 19, 2012 (as in effect on the date of confirmation thereof pursuant to the Confirmation Order and as it thereafter may be amended in accordance with the Support Agreement and the DIP Credit Agreement, the “Plan of Reorganization”); and

WHEREAS, in connection with the confirmation and implementation of the Plan of Reorganization and, together with the consummation of the transactions contemplated by the Second Lien Loan Agreement, in full and complete satisfaction, settlement, release and discharge of the Prepetition Credit Agreement Claims and the DIP Revolving Facility Claims, the holders of the Prepetition Credit Agreement Claims and the holders of the DIP Revolving Facility Claims shall automatically become, or deemed to have become, parties to this Agreement on the Conversion Date;

NOW, THEREFORE, the parties hereby agree as follows:

SECTION 1.    Definitions and Accounting Terms.

1.01    Defined Terms.

As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Additional Permitted Indebtedness” shall have the meaning provided in Section 10.04(xii).

“Additional Second Lien Indebtedness” shall have the meaning provided in Section 10.04(xiv).

“Additional Second Lien Indebtedness Documents” shall mean any credit or loan agreement, indenture, purchase agreement or other document, agreement or note relating to (or evidencing) any Additional Second Lien Indebtedness, including without limitation, any guaranty, security agreement, pledge agreement, mortgage or other document relating to the collateral securing such Additional Second Lien Indebtedness.

“Additional Security Documents” shall have the meaning provided in Section 9.12(b).

“Adjusted Consolidated Net Income” shall mean, as to any Person for any period, Consolidated Net Income for such period for such Person and its Subsidiaries (A) plus the sum of (without duplication) (i) the amount of all net non-cash charges (including, without limitation, depreciation, amortization, deferred tax expense, non-cash stock-based compensation and non-cash interest expense) and net non-cash losses which were included in arriving at Consolidated Net Income for such period and (ii) any extraordinary cash gains and any cash gains from the sale or other disposition of assets in each case to the extent not already included in arriving at Consolidated Net Income for such period and (B) less the sum of (without duplication) (i) the amount of all net non-cash gains and non-cash credits which were included in arriving at Consolidated Net Income for such period and (ii) any extraordinary cash losses and any cash losses from the sale or other disposition any assets in each case to the extent not already included in arriving at Consolidated Net Income for such period.

“Adjusted Consolidated Working Capital” shall mean, at any time, Consolidated Current Assets (but excluding therefrom all cash and Cash Equivalents) less Consolidated Current Liabilities at such time.

“Adjusted Lee Net Income” shall mean, for any period, the Adjusted Consolidated Net Income of the Borrower and its Subsidiaries minus the Adjusted Consolidated Net Income of the Pulitzer Entities.

“Administrative Agent” shall mean DBTCA, in its capacity as Administrative Agent for the Lenders hereunder and under the other Credit Documents, and shall include any successor to the Administrative Agent appointed pursuant to Section 12.09.

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling (including, but not limited to, all directors and officers of such Person), controlled by, or under direct or indirect common control with, such Person. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power (i) to vote 5% or more of the securities having ordinary voting power for the election of directors (or equivalent governing body) of such Person or (ii) to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise; provided, however, that neither any Agent (nor any Affiliate thereof) nor any Lender (nor any Affiliate thereof) shall be considered an Affiliate of the Borrower or any Subsidiary thereof.

“Agent” shall mean and include each of the Administrative Agent, the Collateral Agent, the Joint Lead Arrangers and the Joint Book Running Managers.

“Agreement” shall mean this Exit Credit Agreement, as modified, supplemented, amended, restated (including any amendment and restatement hereof), extended or renewed from time to time.

“Anti-Money Laundering Laws” shall have the meaning provided in Section 8.23(c).

“Applicable Commitment Commission Percentage” and “Applicable Margin” shall mean on and after the Conversion Date, (A) with respect to Commitment Commission in respect of the Revolving Credit Commitments, a percentage per annum equal to 0.50%, (B) with respect to Revolving Loans (including Swingline Loans) maintained as (i) Base Rate Loans, a percentage per annum equal to 4.50%, and (ii) Eurodollar Loans, a percentage per annum equal to 5.50%, and (C) with respect to Term Loans maintained as (i) Base Rate Loans, a percentage per annum equal to 5.25%, and (ii) Eurodollar Loans, a percentage per annum equal to 6.25%.

“Applicable Excess Cash Flow Recapture Percentage” shall mean, at any time, 75%.

“Asset Sale” shall mean any sale, transfer or other disposition by the Borrower or any of its Subsidiaries to any Person (including by way of redemption by such Person) other than to the Borrower or a Wholly-Owned Subsidiary of the Borrower of any asset (including, without limitation, any capital stock or other securities of, or Equity Interests in, another Person), but excluding sales, transfers or other dispositions of assets pursuant to Sections 10.02(ii), (iii), (vi), (vii) (viii), (ix), (x) and (xi).

“Assignment and Assumption Agreement” shall mean an Assignment and Assumption Agreement substantially in the form of Exhibit L (appropriately completed).

“Authorized Officer” shall mean, with respect to (i) delivering Notices of Borrowing, Notices of Conversion/Continuation and similar notices, any person or persons that has or have been authorized by the board of directors of the Borrower to deliver such notices pursuant to this Agreement and that has or have appropriate signature cards on file with the Administrative Agent, the Swingline Lender or the respective Issuing Lender, as the case may be, (ii) delivering financial information and officer’s certificates pursuant to this Agreement, the chief financial officer, the treasurer or the principal accounting officer of the Borrower, and (iii) any other matter in connection with this Agreement or any other Credit Document, any officer (or a person or persons so designated by any two officers) of the Borrower.

“Bankruptcy Code” shall have the meaning provided in Section 11.05.

“Bankruptcy Court” shall have the meaning provided in the recitals hereto.

“Base Rate” shall mean, at any time, the highest of (i) the Prime Lending Rate at such time, (ii) 1/2 of 1% in excess of the overnight Federal Funds Rate at such time and (iii) the Eurodollar Rate for a Eurodollar Loan with a one-month Interest Period commencing at such time plus 1.0%. For the purposes of this definition, the Eurodollar Rate shall be determined using the Eurodollar Rate as otherwise determined by the Administrative Agent in accordance with the definition of Eurodollar Rate, except that (x) if a given day is a Business Day, such determination shall be made on such day (rather than two Business Days prior to the commencement of an Interest Period) or (y) if a given day is not a Business Day, the Eurodollar Rate for such day shall be the rate determined by the Administrative Agent pursuant to preceding clause (x) for the most recent Business Day preceding such day. Any change in the Base Rate due to a change in the Prime Lending Rate, the Federal Funds Rate or such Eurodollar Rate shall be effective as of the opening of business on the day of such change in the Prime Lending Rate, the Federal Funds Rate or such Eurodollar Rate, respectively.

“Base Rate Loan” shall mean (i) each Swingline Loan and (ii) each other Loan designated or deemed designated as such by the Borrower at the time of the incurrence thereof or conversion thereto.

“Blocked Person” shall have the meaning provided in Section 8.23(a).

“Borrower” shall have the meaning provided in the first paragraph of this Agreement.

“Borrowing” shall mean the borrowing of one Type of Loan of a single Tranche from all the Lenders having Commitments or Loans of the respective Tranche (or from the Swingline Lender in the case of Swingline Loans) on a given date (or resulting from a conversion or conversions on such date) having in the case of Eurodollar Loans the same Interest Period, provided that Base Rate Loans incurred pursuant to Section 2.10(b) shall be considered part of the related Borrowing of Eurodollar Loans.

“Business Day” shall mean (i) for all purposes other than as covered by clause (ii) below, any day except Saturday, Sunday and any day which shall be in New York, New York, a legal holiday or a day on which banking institutions are authorized or required by law or other government action to close, and (ii) with respect to all notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, any day which is a Business Day described in clause (i) above and which is also a day for trading by and between banks in U.S. dollar deposits in the applicable interbank Eurodollar market.

“Calculation Period” shall mean, with respect to any Significant Asset Sale, any incurrence of Additional Permitted Indebtedness or Additional Second Lien Indebtedness or any other event expressly required to be calculated on a Pro Forma Basis pursuant to the terms of this Agreement, the Test Period most recently ended prior to the date of such Significant Asset Sale, incurrence of Additional Permitted Indebtedness, Additional Second Lien Indebtedness or other event for which financial statements have been delivered to the Lenders pursuant to this Agreement.

“Capital Expenditures” shall mean, with respect to any Person, all expenditures by such Person which should be capitalized in accordance with GAAP and, without duplication, the amount of Capitalized Lease Obligations incurred by such Person.

“Capitalized Lease Obligations” shall mean, with respect to any Person, all rental obligations of such Person which, under GAAP, are or will be required to be capitalized on the books of such Person, in each case taken at the amount thereof accounted for as indebtedness in accordance with such principles.

“Cash Equivalents” shall mean, as to any Person, (i) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition, (ii) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within twelve months from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s, (iii) Dollar denominated time deposits, certificates of deposit and bankers acceptances of any Lender or any commercial bank having, or which is the principal banking subsidiary of a bank holding company having, a long-term unsecured debt rating of at least “A” or the equivalent thereof from S&P or “A2” or the equivalent thereof from Moody’s with maturities of not more than twelve months from the date of acquisition by such Person, (iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (i) above entered into with any bank meeting the qualifications specified in clause (iii) above, (v) commercial paper issued by any Person incorporated in the United States rated at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody’s and in each case maturing not more than twelve months after the date of acquisition by such Person, (vi) investments in money market funds substantially all of whose assets are comprised of securities of the types described in clauses (i) through (v) above, and (vii) in the case of any Foreign Subsidiary of the Borrower only, direct obligations of the sovereign nation (or any agency thereof) in which such Foreign Subsidiary is organized and is conducting business or in obligations fully and unconditionally guaranteed by such sovereign nation (or any agency thereof) in each case having maturities of not more than twelve months from the date of acquisition thereof.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as the same has been amended and may hereafter be amended from time to time, 42 U.S.C. § 9601 et seq.

“Change in Law” shall have the meaning provided in Section 11.06.

“Change of Control” shall mean (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act as in effect on the Conversion Date) (A) is or shall become the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act as in effect on the Conversion Date), directly or indirectly, of 50% or more on a fully diluted basis of the Voting Equity Interests of the Borrower or (B) shall have obtained the power (whether or not exercised) to elect a majority of the Borrower’s directors, (ii) the board of directors of the Borrower shall cease to consist of a majority of Continuing Directors or (iii) a “change of control” or similar event shall occur which results in a default or a mandatory prepayment or redemption of Indebtedness under any Second Lien Loan Documents, any Additional Second Lien Indebtedness Document, any Pulitzer Debt Document, any Permitted Pulitzer Debt Refinancing Indebtedness (or any documentation governing the same), or any

Additional Permitted Indebtedness (or any documentation governing the same), in each case with an aggregate outstanding principal amount of at least $25,000,000.

“Claims” shall have the meaning provided in the definition of “Environmental Claims” contained herein.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to the Code are to the Code, as in effect at the date of this Agreement and any subsequent provisions of the Code, amendatory thereof, supplemental thereto or substituted therefor.

“Collateral” shall mean all property (whether real or personal) with respect to which any security interests have been granted (or purported to be granted) pursuant to any Security Document, including, without limitation, all Pledge Agreement Collateral, all Security Agreement Collateral, all Mortgaged Properties and all cash and Cash Equivalents delivered as collateral pursuant to this Agreement and the other Credit Documents.

“Collateral Agent” shall mean the Administrative Agent acting as collateral agent for the Secured Creditors pursuant to the Security Documents.

“Commitment” shall mean a Revolving Loan Commitment.

“Commitment Commission” shall have the meaning provided in Section 4.01(a).

“Company” shall mean any corporation, limited liability company, partnership or other business entity (or the adjectival form thereof, where appropriate).

“Company Affiliate” shall mean any Affiliate of the Borrower, except a Subsidiary.

“Confirmation Order” shall have the meaning provided to such term in the Plan of Reorganization.

“Consolidated Current Assets” shall mean, at any time, the consolidated current assets of the Lee Entities at such time, but excluding the current portion of deferred income taxes and the current portion of any valuation allowance of deferred tax assets.

“Consolidated Current Liabilities” shall mean, at any time, the consolidated current liabilities of the Lee Entities at such time, but excluding the current portion of deferred income taxes, the current portion of any Indebtedness under this Agreement and the current portion of any other long-term Indebtedness which would otherwise be included therein.

“Consolidated EBITDA” shall mean, as to any Person, for any period, Consolidated Net Income for such period of such Person and its Subsidiaries (1) plus all amounts deducted in the computation of Consolidated Net Income on account of (without duplication) (a) Consolidated Interest Expense, (b) depreciation and amortization expense, (c) income and profits taxes, (d) any curtailment losses relating to any Plan maintained by such Person and its

Subsidiaries and (e) in the case of the Borrower and its Subsidiaries only, in the case of any fiscal period (beginning with the fiscal period ending June 2011) (i) the fees and expenses incurred in connection with the restructuring pursuant to this Agreement, the Second Lien Documents and the Pulitzer Debt (in each case as in effect on, and after giving effect to, the Conversion Date) and (ii) if applicable, all bankruptcy-related professional fees and expenses payable by the Borrower and its Subsidiaries and other Restructuring Charges actually recorded or accrued during such period and (2) minus to the extent included in the statement of such Consolidated Net Income for such period, any curtailment gains relating to any Plan maintained by such Person and its Subsidiaries.

“Consolidated Indebtedness” shall mean, as to any Person, at any time, the sum of (without duplication) (i) all Indebtedness of such Person and its Subsidiaries (on a consolidated basis) as would be required to be reflected as debt or Capitalized Lease Obligations on the liability side of a consolidated balance sheet of such Person and its Subsidiaries in accordance with GAAP, (ii) all Indebtedness of such Person and its Subsidiaries of the type described in clauses (ii), (vii) and (viii) of the definition of Indebtedness and (iii) all Contingent Obligations of such Person and its Subsidiaries in respect of Indebtedness of any third Person of the type referred to in preceding clauses (i) and (ii); provided that the amount of Indebtedness in respect of any Interest Rate Protection Agreements and Other Hedging Agreements shall be at any time (a) if any such Interest Rate Protection Agreements or Other Hedging Agreements have been closed out, the unamortized termination value thereof, and (b) in all other cases, the unrealized net loss position, if any, of such Person and/or its Subsidiaries thereunder on a marked-to-market basis determined no more than one month prior to such time.

“Consolidated Interest Expense” shall mean, as to any Person, for any period, the sum for such Person and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, of all amounts which would be deducted in computing Consolidated Net Income for such Person and its Subsidiaries on account of interest on Indebtedness, (including (whether or not so deducted) (i) imputed interest in respect of Capitalized Lease Obligations, (ii) the “deemed interest expense” (i.e., the interest expense which would have been applicable if the respective obligations were structured as on-balance sheet financing arrangements) with respect to all Indebtedness of such Person and its Subsidiaries of the type described in clause (viii) of the definition of “Indebtedness” contained herein (to the extent same does not arise from a financing arrangement constituting an operating lease), (iii) amortization of debt discount and expense, (iv) all commissions, discounts and other regularly accruing commitment, letter of credit and other banking fees and charges (including all Commitment Commissions, Letter of Credit Fees and Facing Fees) and (v) interest arising in connection with curtailment gains or losses relating to any Plan maintained by such Person and its Subsidiaries.

“Consolidated Net Income” shall mean, as to any Person (the “Reference Person”), for any period, the net income (or loss) of such Reference Person and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (after deduction for minority interests), excluding:

(a) any gains arising from (i) the sale or other disposition of any assets (other than current assets) to the extent that the aggregate amount of the gains during such period exceeds the aggregate amount of the losses during such period from the sale, abandonment or other disposition of assets (other than current assets), (ii) any write-up of assets or (iii) the acquisition of outstanding securities of the Reference Person or any of its Subsidiaries;

(b) any losses arising from the sale or other disposition of any assets (other than current assets) to the extent the aggregate amount of losses during such period exceeds the aggregate amount of gains during such period from such sale;

(c) any amount representing any interest in the undistributed earnings of (i) any other Person that is not a Subsidiary of the Reference Person, (ii) Madison Newspapers, Inc., (iii) TNI Partners and (iv) any other Subsidiary of the Reference Person that is accounted for by the Reference Person by the equity method of accounting;

(d) except for determinations expressly required to be made on a Pro Forma Basis, any earnings, prior to the date of acquisition, of any Person acquired in any manner, and any earnings of any Subsidiary of the Reference Person acquired prior to its becoming a Subsidiary of the Reference Person;

(e) any earnings of a successor to or transferee of the assets of the Reference Person prior to its becoming such successor or transferee;

(f) any deferred credit (or amortization of a deferred credit) arising from the acquisition of any other Person;

(g) any extraordinary gains or extraordinary losses not covered by clause (a) or (b) above;

(h) any non-cash charges related to goodwill and asset write-offs and write-downs; and

(i) any other non-cash income or expense, including non-cash interest income or expense.

“Contingent Obligation” shall mean, as to any Person, any obligation of such Person as a result of such Person being a general partner of any other Person, unless the underlying obligation is expressly made non-recourse as to such general partner, and any obligation of such Person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (x) for the purchase or payment of any such primary obligation or (y) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Continuing Directors” shall mean the directors of the Borrower on, and after giving effect to, the Conversion Date and each other director if such director’s nomination for election to the board of directors of the Borrower is recommended by a majority of the then Continuing Directors.

“Controlled Entity” shall mean any of the Subsidiaries of the Borrower and any of their or the Borrower’s respective Controlled Company Affiliates. As used in this definition, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Conversion Date” shall have the meaning provided in Section 13.10.

“Converted Loans” shall mean outstanding loans under the Prepetition Credit Agreement in an aggregate principal amount of $166,250,000 which shall be converted on the Conversion Date to loans under the Second Lien Loan Agreement pursuant to the terms thereof and of the Plan of Reorganization.

“Credit Documents” shall mean this Agreement, the Subsidiaries Guaranty, the Pledge Agreement, the Security Agreement, the Intercompany Subordination Agreement, the Intercreditor Agreement and, after the execution and delivery thereof pursuant to the terms of this Agreement, each Note and each other Security Document.

“Credit Event” shall mean the making of any Loan or the issuance of any Letter of Credit.

“Credit Party” shall mean the Borrower and each Subsidiary Guarantor.

“DBSI” shall mean Deutsche Bank Securities Inc.

“DBTCA” shall mean Deutsche Bank Trust Company Americas, in its individual capacity, and any successor corporation thereto by merger, consolidation or otherwise.

“Debtors” shall have the meaning provided in the recitals hereto.

“Default” shall mean any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

“Defaulting Lender” shall mean any Lender with respect to which a Lender Default is in effect.

“DIP Credit Agreement” shall mean the Credit and Guaranty Agreement dated as of December 14, 2011 among the Debtors, Deutsche Bank Trust Company Americas, as administrative agent, the lenders from time to time party thereto, and the other agents party thereto, as amended, supplemented or otherwise modified in accordance with the terms thereof as of the Conversion Date.

“DIP Revolving Facility Claims” shall have the meaning provided in the Plan of Reorganization.

“Disclosure Statement” shall mean the disclosure statement relating to the Plan of Reorganization, in the form approved by the Bankruptcy Court on January 23, 2012.

“Dividend” shall mean, with respect to any Person, that such Person has declared or paid a dividend or distribution or returned any equity capital to its stockholders, partners or members or authorized or made any other distribution, payment or delivery of property (other than common Equity Interests of such Person) or cash to its stockholders, partners or members in their capacity as such, or redeemed, retired, purchased or otherwise acquired, directly or indirectly, for a consideration any shares of any class of its capital stock or any other Equity Interests outstanding on or after the Conversion Date (or any options or warrants issued by such Person with respect to its capital stock or other Equity Interests), or set aside any funds for any of the foregoing purposes, or shall have permitted any of its Subsidiaries to purchase or otherwise acquire for a consideration any shares of any class of the capital stock or any other Equity Interests of such Person outstanding on or after the Conversion Date (or any options or warrants issued by such Person with respect to its capital stock or other Equity Interests). Without limiting the foregoing, “Dividends” with respect to any Person shall also include all payments made or required to be made by such Person with respect to any stock appreciation rights, plans, equity incentive or achievement plans or any similar plans or setting aside of any funds for the foregoing purposes.

“Dollars” and the sign “$” shall each mean freely transferable lawful money of the United States.

“Domestic Subsidiary” of any Person shall mean any Subsidiary of such Person incorporated or organized in the United States or any State thereof or the District of Columbia.

“Drawing” shall have the meaning provided in Section 3.05(b).

“Eligible Transferee” shall mean and include a commercial bank, an insurance company, a finance company, a financial institution, any fund that invests in loans or any other “accredited investor” (as defined in Regulation D of the Securities Act), but in any event excluding the Borrower and its Subsidiaries.

“Environmental Claims” shall mean any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, liens, notices of noncompliance or violation, investigations or proceedings relating in any way to any Environmental Law or any permit issued, or any approval given, under any such Environmental Law (hereafter, “Claims”), including, without limitation, (a) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and (b) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief in connection with alleged injury or threat of injury to health, safety or the environment due to the presence of Hazardous Materials.

“Environmental Law” shall mean any Federal, state, foreign or local statute, law, rule, regulation, ordinance, code, guideline, policy and rule of common law now or hereafter in effect and in each case as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to the environment, employee health and safety or Hazardous Materials, including, without limitation, CERCLA; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 3803 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq.; the Emergency Planning and the Community Right-to-Know Act of 1986, 42 U.S.C. § 11001 et seq.; the Hazardous Material Transportation Act, 49 U.S.C. § 1801 et seq.; the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq.; and any state and local or foreign counterparts or equivalents, in each case as amended from time to time.

“Equity Interests” of any Person shall mean any and all shares, interests, rights to purchase, warrants, options, participation or other equivalents of or interest in (however designated) equity of such Person, including any common stock, any preferred stock, any limited or general partnership interest and any limited liability company membership interest.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to ERISA are to ERISA, as in effect at the date of this Agreement and any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.

“ERISA Affiliate” shall mean each person (as defined in Section 3(9) of ERISA) which together with the Borrower or a Subsidiary of the Borrower would be deemed to be a “single employer” (i) within the meaning of Section 414(b), (c), (m) or (o) of the Code or (ii) as a result of the Borrower or a Subsidiary of the Borrower being or having been a general partner of such person.

“Eurodollar Loan” shall mean each Loan (other than a Swingline Loan) designated as such by the Borrower at the time of the incurrence thereof or conversion thereto.

“Eurodollar Rate” shall mean (a) with respect to each Interest Period for a Eurodollar Loan, (i) the rate per annum determined on the basis of the rate for deposits in Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on the Reuters Screen LIBOR01 (or any successor page) as of 11:00 A.M. (London time), on the applicable Interest Determination Date, provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this clause (a), the rate above instead shall be the offered quotation to first-class banks in the New York interbank Eurodollar market by the Administrative Agent for Dollar deposits of amounts in immediately available funds comparable to the outstanding principal amount of the Eurodollar Loan of the Administrative Agent (in its capacity as a Lender (or, if the Administrative Agent is not a Lender with respect thereto, taking the average principal amount of the Eurodollar Loan then being made by the various Lenders pursuant thereto)) with maturities comparable to the Interest Period applicable to such Eurodollar Loan commencing two Business Days thereafter as of 10:00 A.M. (New York time) on the applicable Interest Determination Date, in either case divided (and rounded upward to the nearest 1/100 of 1%) by (b) a percentage equal to 100% minus the then stated maximum rate of all reserve requirements (including, without limitation, any marginal, emergency, supplemental, special or other reserves required by applicable law) applicable to any member bank of the Federal Reserve System in respect of Eurocurrency funding or liabilities as defined in Regulation D (or any successor category of liabilities under Regulation D). Notwithstanding the foregoing in no event shall the Eurodollar Rate be less than 1.25%.

“Event of Default” shall have the meaning provided in Section 11.

“Excess Cash Flow” shall mean, for any fiscal quarter of the Borrower, the remainder of:

(a) the sum of, without duplication, (i) Adjusted Lee Net Income for such fiscal quarter, (ii) the decrease, if any, in Adjusted Consolidated Working Capital from the first day to the last day of such fiscal quarter, and (iii) any Dividends or other distributions paid, distributed or made by a Pulitzer Entity in favor, or for the benefit of, a Lee Entity to the extent such Dividend or other distribution is declared, paid or made in cash, minus

(b) the sum of, without duplication, (i) the aggregate amount of all Capital Expenditures made by the Lee Entities during such fiscal quarter (other than Capital Expenditures to the extent financed with equity proceeds, Equity Interests, asset sale proceeds (other than current assets), insurance proceeds or Indebtedness (other than Revolving Loans and Swingline Loans)), (ii) the aggregate amount of expenditures that are paid during such fiscal quarter and capitalized on the books of the Lee Entities with respect to (A) the fees and expenses incurred in connection with restructuring pursuant to this Agreement, the Second Lien Loan Documents and the Pulitzer Debt and (B) if applicable, bankruptcy-related professional fees and expenses payable by the Borrower and its Subsidiaries and other Restructuring Charges, (iii) the aggregate amount of all permanent principal payments of Indebtedness for borrowed money of the Lee Entities and the amount of all permanent repayments of the principal component of Capitalized Lease Obligations of the Lee Entities during such fiscal quarter (other than (1) repayments made with the proceeds of asset sales (other than current assets), equity proceeds, Equity Interests, insurance or Indebtedness and (2) repayments of Loans, provided that repayments of Loans shall be deducted in determining Excess Cash Flow to the extent such repayments were (x) required as a result of a Scheduled Term Loan Repayment pursuant to Section 5.02(b) or (y) made as a voluntary prepayment pursuant to Section 5.01 with internally generated funds (but in the case of a voluntary prepayment of Revolving Loans or Swingline Loans, only to the extent accompanied by a voluntary reduction of the Total Revolving Loan Commitment in an amount equal to such prepayment), (iv) the increase, if any, in Adjusted Consolidated Working Capital from the first day to the last day of such fiscal quarter, (v) the amount of charges incurred by the Lee Entities during such fiscal quarter for payments made, or to be made, by the Lee Entities for the benefit of the Pulitzer Entities with respect to Pulitzer Intercompany Charges, (vi) any amount applied to Investments permitted under Section 10.05(xiv) or (xvi) during such fiscal quarter, and (vii) the aggregate amount of Excess Cash Flow in prior fiscal quarters that was less than zero (and not previously deducted pursuant to this clause (vii) in any prior fiscal quarter).

“Excess Cash Flow Payment Date” shall mean the first Business Date on or after the date occurring 45 days after the last day of each fiscal quarter of the Borrower (commencing with the fiscal quarter of the Borrower ending after the Conversion Date).

“Excess Cash Flow Payment Period” shall mean, with respect to the repayment required on each Excess Cash Flow Payment Date, the immediately preceding fiscal quarter of the Borrower; provided, that with respect to the first Excess Cash Flow Payment Date occurring after the Conversion Date, the Excess Cash Flow Payment Period shall include, in addition to the immediately preceding fiscal quarter of the Borrower, any additional fiscal quarter of the Borrower ended after the Petition Date.

“Excess Cash Flow Repayment Amount” shall mean, with respect to any Excess Cash Flow Payment Period, an amount equal to (i) the difference between (x) Excess Cash Flow, minus (y) an aggregate amount of such Excess Cash Flow deposited in the Lee Reserve of up to $20,000,000 on deposit at any time, or such lesser amount as may be determined by the Borrower, multiplied by (ii) the Applicable Cash Flow Recapture Percentage.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Domestic Subsidiary” shall mean Pulitzer and each Domestic Subsidiary of Pulitzer, but only so long as Pulitzer and its Domestic Subsidiaries have not become Subsidiary Guarantors by virtue of the restrictions set forth in any of the Pulitzer Debt Documents, in any of the documents evidencing Permitted Pulitzer Debt Refinancing Indebtedness or in the Second Lien Loan Documents, as the case may be.

“Excluded Real Property” shall have the meaning provided in Section 9.12(b).

“Excluded TNI Assets” shall mean all Equity Interests in TNI Partners, all real and person property which is leased to or used in the operations or business of TNI Partners, and all proceeds of any of the foregoing.

“Existing Indebtedness” shall have the meaning provided in Section 8.21.

“Existing Indebtedness Agreements” shall have the meaning provided in Section 6.05.

“Existing Letter of Credit” shall have the meaning provided in Section 3.01(c).

“Facility” shall mean each of the Term Loan Facility and the Revolving Facility, as applicable.

“Facing Fee” shall have the meaning provided in Section 4.01(c).

“Fair Market Value” shall mean, with respect to any asset (including Equity Interests of any Person), the price at which a willing buyer, not an Affiliate of the seller, and a willing seller who does not have to sell, would agree to purchase and sell such asset, as determined in good faith by the board of directors or other governing body or, pursuant to a specific delegation of authority by such board of directors or governing body, a designated senior executive officer, of the Borrower, or the Subsidiary of the Borrower selling such asset.

“Federal Funds Rate” shall mean, for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal Funds brokers of recognized standing selected by the Administrative Agent.

“Fees” shall mean all amounts payable pursuant to or referred to in Section 4.01.

“Foreign Pension Plan” shall mean any plan, fund (including, without limitation, any superannuation fund) or other similar program established or maintained outside the United States by the Borrower or any one or more of its Subsidiaries primarily for the benefit of employees of the Borrower or such Subsidiaries residing outside the United States, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.

“Foreign Subsidiary” of any Person shall mean any Subsidiary of such Person that is not a Domestic Subsidiary.

“GAAP” shall mean generally accepted accounting principles in the United States as in effect from time to time; provided that determinations in accordance with GAAP for purposes of the Applicable Commitment Commission Percentage, the Applicable Margins and Sections 5.02, 9.15 and 10, including defined terms as used therein, and for all purposes of determining the Lee Leverage Ratio, are subject (to the extent provided therein) to Section 13.07(a).

“Hazardous Materials” shall mean (a) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, dielectric fluid containing levels of polychlorinated biphenyls, and radon gas; (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous waste,” “hazardous materials,” “extremely hazardous substances,” “restricted hazardous waste,” “toxic substances,” “toxic pollutants,” “contaminants,” or “pollutants,” or words of similar import, under any applicable Environmental Law; and (c) any other chemical, material or substance, the exposure to, or Release of which is prohibited, limited or regulated by any governmental authority.

“Herald” shall mean The Herald Publishing Company, LLC, a New York limited liability company (and the successor to The Herald Company, Inc., a New York corporation).

“Indebtedness” shall mean, as to any Person, without duplication, (i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property acquired by such Person or services, (ii) the maximum amount available to be drawn or paid under all letters of credit, bankers’ acceptances, bank guaranties, surety and appeal bonds and similar obligations issued for the account of such Person and all unpaid drawings and unreimbursed payments in respect of such letters of credit, bankers’ acceptances, bank guaranties, surety and appeal bonds and similar obligations, (iii) all indebtedness of the types described in clause (i), (ii), (iv), (v), (vi), (vii) or (viii) of this definition secured by any Lien on any property owned by such Person, whether or not such indebtedness has been assumed by such Person (provided that, if the Person has not assumed or otherwise become liable in respect of such indebtedness, such indebtedness shall be deemed to be in an amount equal to the lesser of the amount of such indebtedness and the Fair Market Value of the property to which such Lien relates), (iv) all Capitalized Lease Obligations of such Person, (v) all obligations of such Person to pay a specified purchase price for goods or services, whether or not delivered or accepted, i.e., take-or-pay and similar obligations, (vi) all Contingent Obligations of such Person, (vii) all obligations under any Interest Rate Protection Agreement, any Other Hedging Agreement or under any similar type of agreement and (viii) all Off-Balance Sheet Liabilities of such Person. Notwithstanding the foregoing, Indebtedness shall not include trade payables, accrued expenses and deferred tax and other credits incurred by any Person in accordance with customary practices and in the ordinary course of business of such Person.

“Intercompany Debt” shall mean any Indebtedness, payables or other obligations, whether now existing or hereafter incurred, owed by the Borrower or any Subsidiary Guarantor to the Borrower or any Subsidiary of the Borrower.

“Intercompany Loans” shall have the meaning provided in Section 10.05(viii).

“Intercompany Note” shall mean a promissory note evidencing Intercompany Loans, duly executed and delivered substantially in the form of Exhibit M (or such other form as shall be satisfactory to the Administrative Agent), with blanks completed in conformity herewith.

“Intercompany Subordination Agreement” shall have the meaning provided in Section 6.09(b).

“Intercreditor Agreement” shall mean the Intercreditor Agreement to be executed and delivered by the Collateral Agent, the collateral agent under the Second Lien Loan Documents (and, if applicable, the collateral agent under any Additional Second Lien Indebtedness Documents) and the Borrower, substantially in the form of Exhibit N.

“Interest Determination Date” shall mean, with respect to any Eurodollar Loan, the second Business Day prior to the commencement of any Interest Period relating to such Eurodollar Loan.

“Interest Period” shall have the meaning provided in Section 2.09.

“Interest Rate Protection Agreement” shall mean any interest rate swap agreement, interest rate cap agreement, interest collar agreement, interest rate hedging agreement or other similar agreement or arrangement.

“Investments” shall have the meaning provided in Section 10.05.

“Issuing Lender” shall mean (i) each of DBTCA (except as otherwise provided in Section 12.09) and any other RL Lender reasonably acceptable to the Administrative Agent which agrees to issue Letters of Credit hereunder and (ii) with respect to the Existing Letters of Credit, the Lender designated as the issuer thereof on Schedule III. Any Issuing Lender may, in its discretion, arrange for one or more Letters of Credit to be issued by one or more Affiliates of such Issuing Lender (and such Affiliate shall be deemed to be an “Issuing Lender” for all purposes of the Credit Documents). To the extent that any Affiliate of the Administrative Agent is an Issuing Lender hereunder, such Affiliate also shall cease to be an Issuing Lender hereunder as provided in Section 12.09 to the same extent as the Administrative Agent.

“Joint Book Running Managers” shall mean DBSI and Goldman Sachs Lending Partners LLC in their capacity as joint book running managers in respect of the credit facilities provided for herein.

“Joint Lead Arrangers” shall mean DBSI and Goldman Sachs Lending Partners LLC, in their capacity as joint lead arrangers in respect of the credit facilities provided for herein on the Conversion Date.

“Joint-Venture Transaction” shall mean up to two joint venture transactions pursuant to each of which either (x) the Borrower or one or more of its Subsidiaries contributes, sells, leases or otherwise transfers assets (including without limitation, Equity Interests) to a joint venture or (y) a Subsidiary of the Borrower issues Equity Interests to a Person other than the Borrower or its Subsidiaries for the purpose of forming a joint venture or similar arrangement.

“L/C Supportable Obligations” shall mean (i) obligations of the Borrower or any of its Wholly-Owned Subsidiaries with respect to workers compensation, surety bonds and other similar statutory obligations and (ii) such other obligations of the Borrower or any of its Wholly-Owned Subsidiaries as are reasonably acceptable to the respective Issuing Lender and otherwise permitted to exist pursuant to the terms of this Agreement (other than obligations in respect of (u) the Second Lien Loan Documents, (v) the Additional Second Lien Indebtedness Documents, (w) the Pulitzer Debt Documents, (x) the Permitted Pulitzer Debt Refinancing Indebtedness, (y) any Indebtedness or other obligations that are subordinated to the Obligations (including, without limitation, the Additional Permitted Indebtedness) and (z) any Equity Interests).

“Leaseholds” of any Person shall mean all the right, title and interest of such Person as lessee or licensee in, to and under leases or licenses of land, improvements and/or fixtures.

“Lee EBITDA” shall mean, for any period, the sum of (a) Consolidated EBITDA of the Borrower and its Subsidiaries for such period less (b) the Pulitzer EBITDA.

“Lee Entities” shall mean the Borrower and its Subsidiaries, excluding the Pulitzer Entities.

“Lee Indebtedness” shall mean, at any time, Consolidated Indebtedness of the Lee Entities.

“Lee Interest Expense” shall mean, for any period, Consolidated Interest Expense of the Lee Entities (excluding any amortization of debt discount and expense on debt of the Lee Entities with respect to debt incurred pursuant to this Agreement, the Second Lien Loan Documents and the Pulitzer Debt).

“Lee Interest Expense Coverage Ratio” shall mean, for any period, the ratio of (a) Lee EBITDA for such period to (b) Lee Interest Expense for such period.

“Lee Leverage Ratio” shall mean, on any date of determination, the ratio of (x) Lee Indebtedness on such date to (y) Lee EBITDA for the Test Period most recently ended on or prior to such date; provided that for purposes of any calculation of the Lee Leverage Ratio pursuant to this Agreement, Lee EBITDA shall be determined on a Pro Forma Basis in accordance with clause (iii) of the definition of “Pro Forma Basis” contained herein.

“Lee Reserve” shall mean cash from Excess Cash Flow that has been deposited by the Lee Entities from and after the Conversion Date in one or more deposit accounts that are subject to a Lien in favor of the Secured Creditors pursuant to documentation reasonably satisfactory to the Collateral Agent.

“Lender” shall mean each financial institution listed on Schedule I as of the Conversion Date, subject to any Person that ceases to be or becomes a “Lender” hereunder pursuant to Section 2.13 or 13.04(b).

“Lender Default” shall mean (i) the wrongful refusal (which has not been retracted) or the failure of a Lender (in either case) to make available its portion of any Borrowing (including any Mandatory Borrowing) or to fund its portion of any unreimbursed payment under Section 3.04(c), (ii) a Lender having notified in writing the Borrower and/or the Administrative Agent that such Lender does not intend to comply with its obligations under Section 2.01(c), 2.01(d) or 3 or having made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under other agreements generally in which it commits to extend credit, (iii) a Lender otherwise failing to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three Business Days of the date when due, or (iv) (x) a Lender becoming or being insolvent or having a parent company that has become or is insolvent, in each case as adjudicated or determined by any governmental authority having regulatory authority over such Lender or its assets or (y) becoming the subject of a bankruptcy or insolvency proceeding, or having a receiver, conservator, trustee or custodian appointed for it, or having taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or having a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or having taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment, provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender, or any direct or indirect parent company thereof, by a governmental authority so long as such ownership interest does not result nor provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such governmental authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

“Letter of Credit” shall have the meaning provided in Section 3.01(a).

“Letter of Credit Fee” shall have the meaning provided in Section 4.01(b).

“Letter of Credit Outstandings” shall mean, at any time, the sum of (i) the Stated Amount of all outstanding Letters of Credit at such time and (ii) the aggregate amount of all Unpaid Drawings in respect of all Letters of Credit at such time.

“Letter of Credit Request” shall have the meaning provided in Section 3.03(a).

“Lien” shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), preference, priority or other security agreement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing or similar statement or notice filed under the UCC or any other similar recording or notice statute, and any lease having substantially the same effect as any of the foregoing) and any attachment or judgment lien.

“Loan” shall mean each Term Loan, each Revolving Loan and each Swingline Loan.

“Majority Lenders” of any Tranche shall mean those Non-Defaulting Lenders which would constitute the Required Lenders under, and as defined in, this Agreement if all outstanding Obligations under the other Tranches under this Agreement were repaid in full and all Commitments with respect thereto were terminated.

“Mandatory Borrowing” shall have the meaning provided in Section 2.01(f).

“Margin Stock” shall have the meaning provided in Regulation U.

“Material Adverse Effect” shall mean (x) a material adverse effect on the business, operations, property, assets, liabilities or condition (financial or otherwise) of the Borrower or of the Borrower and its Subsidiaries taken as a whole or (y) a material adverse effect on (i) the rights or remedies of the Lenders, the Administrative Agent or the Collateral Agent hereunder or under any other Credit Document or (ii) the ability of any Credit Party to perform its obligations to the Lenders, the Administrative Agent or the Collateral Agent hereunder or under any other Credit Document.

“Maturity Date” shall mean, with respect to the relevant Facility, the Term Loan Maturity Date or the Revolving Loan Maturity Date, as the case may be.

“Maximum Swingline Amount” shall mean $10,000,000.

“Minimum Borrowing Amount” shall mean (i) for Term Loans, $5,000,000, (ii) for Revolving Loans maintained as (x) Eurodollar Loans, $2,000,000 and (y) Base Rate Loans, $1,000,000, and (iii) for Swingline Loans, $300,000.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Mortgage” shall mean a mortgage, deed of trust, deed to secure debt or similar security instrument.

“Mortgage Policy” shall mean a Lender’s title insurance policy (Form 2006).

“Mortgaged Property” shall mean any Real Property owned by the Borrower or any other Credit Party which is encumbered (or required to be encumbered) by a Mortgage pursuant to the terms hereof.

“NAIC” shall mean the National Association of Insurance Commissioners.

“Net Cash Proceeds” shall mean for any event requiring a reduction of the Total Revolving Loan Commitment and/or repayment of Term Loans pursuant to Section 5.02(c), (d) or (f), as the case may be, the gross cash proceeds (including any cash received by way of deferred payment pursuant to a promissory note, receivable or otherwise, but only as and when received) received from such event, net of reasonable transaction costs (including, as applicable, any underwriting, brokerage or other customary commissions and reasonable legal, advisory and other fees and expenses associated therewith) paid in respect of any such event, but excluding any such gross cash proceeds arising from the issuance of any Indebtedness or Equity Interest of, or Recovery Event relating to any assets of, any Excluded Domestic Subsidiary.

“Net Sale Proceeds” shall mean for any sale or other disposition of assets pursuant to an Asset Sale, the gross cash proceeds (including any cash received by way of deferred payment pursuant to a promissory note, receivable or otherwise, but only as and when received) received from such Asset Sale, net of (i) reasonable transaction costs (including, without limitation, any underwriting, brokerage or other customary selling commissions, reasonable legal, advisory and other fees and expenses (including title and recording expenses), associated therewith) and sales, VAT and transfer taxes arising therefrom, (ii) payments of unassumed liabilities relating to the assets sold or otherwise disposed of at the time of, or within 30 days after, the date of such Asset Sale, (iii) the amount of such gross cash proceeds required to be used in the case of any assets of the Borrower or any of its Subsidiaries (other than any Excluded Domestic Subsidiary) so sold or disposed of, to permanently repay any Indebtedness (other than Indebtedness of the Lenders pursuant to this Agreement) which is secured by the respective assets which were sold or otherwise disposed of, and (iv) the estimated net marginal increase in income taxes which will be payable by the Borrower’s consolidated group or any Subsidiary of the Borrower with respect to the fiscal year of the Borrower in which the sale or other disposition occurs as a result of such sale or other disposition; provided, however, that such gross proceeds shall not include (A) any such gross cash proceeds arising from an Asset Sale by any Excluded Domestic Subsidiary and (B) any portion of such gross cash proceeds which the Borrower determines in good faith should be reserved for post-closing adjustments (to the extent the Borrower delivers to the Administrative Agent a certificate signed by an Authorized Officer of the Borrower as to such determination), it being understood and agreed that on the day that all such post-closing adjustments have been determined (which shall not be later than 360 days following the date of the respective asset sale), the amount (if any) by which the reserved amount in respect of such Asset Sale exceeds the actual post-closing adjustments payable by the Borrower or any of its Subsidiaries shall constitute Net Sale Proceeds on such date received by the Borrower and/or any of its Subsidiaries from such Asset Sale.

“Non-Defaulting Lender” and “Non-Defaulting RL Lender” shall mean and include each Lender or RL Lender, as the case may be, other than a Defaulting Lender.

“Non-Public Information” shall mean material non-public information (within the meaning of United States federal, state or other applicable securities laws) with respect to the Borrower or its Affiliates or their respective securities.

“Non-Wholly Owned Subsidiary” shall mean, as to any Person, each Subsidiary of such Person which is not a Wholly-Owned Subsidiary of such Person.

“Note” shall mean each Term Note, each Revolving Note and the Swingline Note.

“Notice of Borrowing” shall have the meaning provided in Section 2.03(a).

“Notice of Conversion/Continuation” shall have the meaning provided in Section 2.06.

“Notice Office” shall mean (i) for credit notices, the office of the Administrative Agent located at 60 Wall Street, New York, New York 10005, Attention: Stephen Cayer, Telephone No. (212) 250-3536, and Telecopier No.: (212) 797-5904, and (ii) for operational notices, the office of the Administrative Agent located at 5022 Gate Parkway, Building 200, 32256 Jacksonville, Florida, Attention: Tihana Mesic, Telephone No.: (904) 2712-873, and Telecopier No.: (904) 779-3080, or such other office or person as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.

“Obligations” shall mean all amounts owing to the Administrative Agent, the Collateral Agent, any Issuing Lender, the Swingline Lender or any Lender pursuant to the terms of this Agreement and each other Credit Document, including, without limitation, all amounts in respect of any principal, premium, interest (including any interest, fees and/or expenses accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in this Agreement, whether or not such interest, fees and/or expenses are an allowed claim under any such proceeding or under applicable state, federal or foreign law), penalties, fees, expenses, indemnifications, reimbursements (including Unpaid Drawings with respect to Letters of Credit), damages and other liabilities, and guarantees of the foregoing amounts.

“OFAC” shall have the meaning provided in Section 8.23(a).

“OFAC Listed Person” shall have the meaning provided in Section 8.23(a).

“Off-Balance Sheet Liabilities” of any Person shall mean (i) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (ii) any liability of such Person under any sale and leaseback transactions that do not create a liability on the balance sheet of such Person, (iii) any obligation under a Synthetic Lease or (iv) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet of such Person.

“Other Hedging Agreements” shall mean any foreign exchange contracts, currency swap agreements, commodity agreements or other similar arrangements, or arrangements designed to protect against fluctuations in currency values or commodity prices.

“Other Taxes” shall mean any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Credit Document, including any interest, additions to tax or penalties applicable thereto.

“Participant” shall have the meaning provided in Section 3.04(a).

“Patriot Act” shall have the meaning provided in Section 13.18.

“Payment Office” shall mean the office of the Administrative Agent located at 5022 Gate Parkway, Building 200, 32256 Jacksonville, Florida or such other office as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

“PD LLC” shall mean St. Louis Post-Dispatch LLC, a Delaware limited liability company.

“PD LLC Indemnity Agreement” shall mean the Indemnity Agreement, dated as of May 1, 2000, between Herald and Pulitzer, as in effect on, and after giving effect to, the Conversion Date and as the same may be amended, modified and supplemented from time to time in accordance with the terms hereof and thereof.

“PD LLC Operating Agreement” shall mean the Operating Agreement of PD LLC, dated as of May 1, 2000, among Herald, Pulitzer, Pulitzer Technologies, Inc. and the other members of PD LLC from time to time party thereto, as in effect on, and after giving effect to, the Conversion Date and as the same may be amended, modified or supplemented from time to time in accordance with the terms thereof and hereof.

“Permitted Encumbrance” shall mean:

(i) Liens created pursuant to the Second Lien Loan Documents and Liens securing any Additional Second Lien Indebtedness; provided that, in each case, such Liens are subject to the terms of the Intercreditor Agreement;

(ii) inchoate Liens for taxes, assessments or governmental charges or levies not yet due or Liens for taxes, assessments or governmental charges or levies being contested in good faith and by appropriate proceedings for which adequate reserves have been established in accordance with GAAP;

(iii) Liens in respect of property or assets of the Borrower or any of its Subsidiaries imposed by law, which were incurred in the ordinary course of business and do not secure Indebtedness for borrowed money, such as carriers’, warehousemen’s, material men’s and mechanics’ liens and other similar Liens arising in the ordinary course of business, which are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien;

(iv) easements, rights-of-way, restrictions, covenants, encroachments and other similar charges or encumbrances, including without limitation, any encumbrances which would be reflected by an accurate survey of the property, and minor title deficiencies, in each case not securing Indebtedness and not materially interfering with the conduct of the business of the Borrower or any of its Subsidiaries; and

(v) any exceptions to title as set forth in the Mortgage Policy, as reasonably approved by the Collateral Agent.

“Permitted Liens” shall have the meaning provided in Section 10.01.

“Permitted Pulitzer Debt Refinancing Incremental Amount” shall have the meaning provided in the defined term “Permitted Pulitzer Debt Refinancing Indebtedness”.

“Permitted Pulitzer Debt Refinancing Indebtedness” shall mean Indebtedness solely of the Pulitzer Entities so long as (i) the proceeds of such Indebtedness are used solely to refinance in full the Pulitzer Debt (or other Permitted Pulitzer Debt Refinancing Indebtedness) outstanding at such time, to pay reasonable fees and expenses incurred in connection with obtaining such Indebtedness and, in the case of any permitted surplus over the Pulitzer Debt refinanced, for other purposes permitted hereunder and thereunder, (ii) such Indebtedness does not have any amortization, redemption, sinking fund, maturity or similar requirement prior to the maturity date of the Pulitzer Debt under the Pulitzer Debt Agreement as in effect on, and after giving effect to, the Conversion Date or as thereafter amended or modified in accordance with the terms thereof and hereof (including, without limitation, Section 10.10(v)), other than for amortization payments or prepayments prior to final maturity on terms, in the aggregate, no more restrictive than those set forth in the Pulitzer Debt Agreement as in effect on, and after giving effect to, the Conversion Date or as thereafter amended or modified in accordance with the terms thereof and hereof (including, without limitation, Section 10.10(v)), (iii) such Indebtedness contains no restrictions, conditions or other limitations on any Credit Party’s ability to make any required payment of principal or interest in respect of any Obligations pursuant to the terms of this Agreement or the other Credit Documents that are more restrictive in the aggregate than the

Pulitzer Debt Agreement as in effect on, and after giving effect to, the Conversion Date, (iv) the aggregate principal amount of such Indebtedness shall not be more than the sum of the aggregate principal amount of the Pulitzer Debt outstanding at such time, plus up to $23,645,000 (any such amount, the “Permitted Pulitzer Debt Refinancing Incremental Amount”), (v) the restrictions on the ability of Pulitzer and its Subsidiaries to pay cash Dividends and make Intercompany Loans to, and otherwise engage in transactions with, the Borrower and its other Subsidiaries shall be no more restrictive than those restrictions that exist in the Pulitzer Debt Documents as in effect on, and after giving effect to, the Conversion Date, (vi) the terms thereof, in the aggregate, shall be no more restrictive on, and no more burdensome to, the applicable Credit Parties in any material respect, in each case than the Pulitzer Debt Documents as in effect on, and after giving effect to, the Conversion Date or as thereafter amended or modified in accordance with the terms thereof and hereof (including, without limitation, Section 10.10(v)) and (vii) all of the other terms and conditions thereof (and the documentation with respect thereto) are in form and substance reasonably satisfactory to the Administrative Agent.

“Person” shall mean any individual, partnership, joint venture, firm, corporation, association, limited liability company, trust or other enterprise or any government or political subdivision or any agency, department or instrumentality thereof.

“Petition Date” shall have the meaning provided in the recitals hereto.

“Plan” shall mean any pension plan as defined in Section 3(2) of ERISA, which is maintained or contributed to by (or to which there is an obligation to contribute of) the Borrower or a Subsidiary of the Borrower or an ERISA Affiliate, and each such plan for the five year period immediately following the latest date on which the Borrower, a Subsidiary of the Borrower or an ERISA Affiliate maintained, contributed to or had an obligation to contribute to such plan.

“Plan of Reorganization” shall have the meaning provided in the recitals hereto.

“Platform” shall have the meaning provided in Section 9.01(l).

“Pledge Agreement” shall have the meaning provided in Section 6.10.

“Pledge Agreement Collateral” shall mean all “Collateral” as defined in the Pledge Agreement.

“Pledgee” shall have the meaning provided in the Pledge Agreement.

“Preferred Equity”, as applied to the Equity Interests of any Person, shall mean Equity Interests of such Person (other than common Equity Interests of such Person) of any class or classes (however designed) that ranks prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Equity Interests of any other class of such Person, and shall include any Qualified Preferred Stock of the Borrower.

“Prepetition Credit Agreement” shall mean the Amended and Restated Credit Agreement, dated as of December 21, 2005, among the Borrower, the lenders from time to time party thereto, Deutsche Bank Trust Company Americas, as administrative agent, and the other agents party thereto, as amended, supplemented or otherwise modified as of the Petition Date.

“Prepetition Credit Agreement Claims” shall have the meaning provided to such term in the Plan of Reorganization.

“Prime Lending Rate” shall mean the rate which the Administrative Agent announces from time to time as its prime lending rate, the Prime Lending Rate to change when and as such prime lending rate changes. The Prime Lending Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer by the Administrative Agent, which may make commercial loans or other loans at rates of interest at, above or below the Prime Lending Rate.

“Pro Forma Basis” shall mean, in connection with any calculation of compliance with any financial covenant or financial term, the calculation thereof after giving effect on a pro forma basis to (x) the incurrence of any Indebtedness (other than revolving Indebtedness, except to the extent same is incurred to refinance other outstanding Indebtedness) after the first day of the relevant Calculation Period or Test Period, as the case may be, as if such Indebtedness had been incurred (and the proceeds thereof applied) on the first day of such Test Period or Calculation Period, as the case may be, (y) the permanent repayment of any Indebtedness (other than revolving Indebtedness, except to the extent accompanied by a corresponding permanent commitment reduction) after the first day of the relevant Test Period or Calculation Period, as the case may be, as if such Indebtedness had been retired or repaid on the first day of such Test Period or Calculation Period, as the case may be, and (z) any Significant Asset Sale then being consummated as well as any other Significant Asset Sale if consummated after the first day of the relevant Test Period or Calculation Period, as the case may be, and on or prior to the date of the respective Significant Asset Sale, as the case may be, then being effected, with the following rules to apply in connection therewith:

(i) all Indebtedness (x) (other than revolving Indebtedness, except to the extent same is incurred to refinance other outstanding Indebtedness) incurred or issued after the first day of the relevant Test Period or Calculation Period (whether incurred to refinance Indebtedness or otherwise) shall be deemed to have been incurred or issued (and the proceeds thereof applied) on the first day of such Test Period or Calculation Period, as the case may be, and remain outstanding through the date of determination and (y) (other than revolving Indebtedness, except to the extent accompanied by a corresponding permanent commitment reduction) permanently retired or redeemed after the first day of the relevant Test Period or Calculation Period shall be deemed to have been retired or redeemed on the first day of such Test Period or Calculation Period, as the case may be, and remain retired through the date of determination;

(ii) all Indebtedness assumed to be outstanding pursuant to preceding clause (i) shall be deemed to have borne interest at (x) the rate applicable thereto, in the case of fixed rate indebtedness, or (y) the rates which would have been applicable thereto during the respective period when same was deemed outstanding, in the case of floating rate

Indebtedness (although interest expense with respect to any Indebtedness for periods while same was actually outstanding during the respective period shall be calculated using the actual rates applicable thereto while same was actually outstanding); provided that all Indebtedness (whether actually outstanding or deemed outstanding) bearing interest at a floating rate of interest shall be tested on the basis of the rates applicable at the time the determination is made pursuant to said provisions; and

(iii) in making any determination of Consolidated EBITDA on a Pro Forma Basis, pro forma effect shall be given to any Significant Asset Sale if effected during the respective Calculation Period or Test Period (or thereafter, for purposes of determinations pursuant to Section 9.15 and the definition of “Applicable Commitment Commission Percentage” and “Applicable Margin” contained herein only) as if same had occurred on the first day of the respective Calculation Period or Test Period, as the case may be.

“Projections” shall mean the five-year projections that were prepared by or on behalf of the Borrower in connection with the Disclosure Statement and attached thereto as Exhibit F.

“Public Lenders” shall mean Lenders that do not wish to receive Non-Public Information with respect to the Borrower, its Subsidiaries or their respective securities.

“Pulitzer” shall mean Pulitzer Inc., a Delaware corporation.

“Pulitzer Debt” shall mean the debt arising and the notes issued under the Pulitzer Debt Agreement.

“Pulitzer Debt Agreement” shall mean the Note Agreement, dated as of January 30, 2012, entered into by and among PD LLC and the purchasers party thereto, as in effect on, and after giving effect to, the Conversion Date and as the same may be amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.

“Pulitzer Debt Documents” shall mean the Pulitzer Debt, the Pulitzer Debt Agreement, the Pulitzer Debt Guaranty and all other instruments, agreements and other documents (including, without limitation, all Collateral Documents (as defined in the Pulitzer Debt Agreement)) executed and delivered in connection with the Pulitzer Debt or the Pulitzer Debt Agreement, as in effect on, and after giving effect to, the Conversion Date and as the same may be amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.

“Pulitzer Debt Guaranty” shall mean (i) that certain Guaranty Agreement, dated as of the Conversion Date, from Pulitzer in favor of the holders from time to time of the Pulitzer Debt and (ii) that certain Subsidiary Guaranty Agreement, dated as of the Conversion Date, from all of the Subsidiaries of Pulitzer in favor of the holders from time to time of the Pulitzer Debt, in each case as in effect on, and after giving effect to, the Conversion Date and as the same may be further amended, restated, modified and/or supplemented from time to time in accordance with the terms thereof and hereof.

“Pulitzer EBITDA” shall mean, for any period, Consolidated EBITDA of the Pulitzer Entities for such period, plus all non-cash amounts deducted in the computation thereof on account of (without duplication) Pulitzer Intercompany Charges.

“Pulitzer Entities” shall mean Pulitzer and its Subsidiaries.

“Pulitzer Financial Covenant Default” shall have the meaning provided in Section 11.04.

“Pulitzer Indebtedness” shall mean, at any time, Consolidated Indebtedness of the Pulitzer Entities.

“Pulitzer Intercompany Charges” shall mean charges to the Pulitzer Entities in an aggregate amount not to exceed $20,000,000 in any fiscal year of the Borrower for (i) fees for the procurement by the Lee Entities of goods and services from third parties for the benefit of the Pulitzer Entities (but, for the avoidance of doubt, excluding reimbursements to the Lee Entities for the actual cost of such goods and services except for those items identified in clause (iv) of this definition), (ii) the corporate overhead of the Lee Entities (including, without limitation, administration, financial services, legal, human resources, building services, editorial support, and Lee Lodge facilities), (iii) management, corporate sales and marketing, and information technology costs of the Lee Entities, (iv) (a) online fees, (b) allocated audit and consulting charges, (c) compensation of publishers, and (d) compensation of outside directors, in the case of the foregoing subclauses (a) to (d), inclusive, to the extent actually paid or deemed paid by, or credited to payment by, the Lee Entities and (v) interest on such charges (both cash and non-cash) and on intercompany loans to the extent in excess of intercompany loans owed by the applicable Pulitzer Entity to the applicable Lee Entity; the charges referred to in the foregoing clauses (i) to (v), inclusive, shall be allocated to the Pulitzer Entities in a manner consistent with past practices.

“Pulitzer Interest Expense” shall mean, for any period, Consolidated Interest Expense of the Pulitzer Entities.

“Pulitzer Lenders” shall mean the purchasers party to the Pulitzer Debt Agreement.

“Qualified Preferred Stock” shall mean any Preferred Equity of the Borrower so long as the terms of any such Preferred Equity (v) do not contain any mandatory put, redemption, repayment, sinking fund or other similar provision prior to April 28, 2018 (other than as a result of the conversion of such Preferred Equity into common stock of the Borrower without any cash payment), (w) do not require the cash payment of dividends or distributions not otherwise permitted at such time pursuant to this Agreement, (x) do not contain any covenants (other than periodic reporting covenants), (y) do not grant the holders thereof any voting rights except for (I) voting rights required to be granted to such holders under applicable law and (II) limited customary voting rights on fundamental matters such as mergers, consolidations, sales of all or substantially all of the assets of the Borrower, or liquidations involving the Borrower, and (z) are otherwise reasonably satisfactory to the Administrative Agent.

“Qualified Subsidiary” shall mean (i) each Qualified Wholly-Owned Domestic Subsidiary and (ii) each other Subsidiary of the Borrower that is not subject to the restrictions set forth in any Pulitzer Debt Documents or any Permitted Pulitzer Debt Refinancing Indebtedness (or any guaranty thereof).

“Qualified Wholly-Owned Domestic Subsidiary” shall mean each Wholly-Owned Domestic Subsidiary of the Borrower that is not subject to the restrictions set forth in any Pulitzer Debt Document or any Permitted Pulitzer Debt Refinancing Indebtedness (or any guaranty thereof).

“Qualified Wholly-Owned Domestic Subsidiary Guarantor” shall mean each Wholly-Owned Domestic Subsidiary of the Borrower that is a Subsidiary Guarantor and whose guaranty of the Obligations pursuant to the Subsidiaries Guaranty is not limited because of the restrictions set forth in any Pulitzer Debt Document or by any restrictions set forth in the Permitted Pulitzer Debt Refinancing Indebtedness (or any guaranty thereof).

“Qualified Wholly-Owned Foreign Subsidiary” shall mean each Wholly-Owned Foreign Subsidiary that is also a Qualified Subsidiary.

“Qualified Wholly-Owned Subsidiary” shall mean (i) each Qualified Wholly-Owned Domestic Subsidiary (ii) each other Qualified Subsidiary of the Borrower that is also a Wholly-Owned Subsidiary of the Borrower.

“Quarterly Payment Date” shall mean the last Business Day of each March, June, September and December occurring after the Conversion Date.

“Quarterly Pricing Certificate” shall have the meaning provided in the definition of “Applicable Commitment Commission Percentage” and “Applicable Margin” contained herein.

“Real Property” of any Person shall mean all the right, title and interest of such Person in and to land, improvements and fixtures, including Leaseholds.

“Recovery Event” shall mean the receipt by the Borrower or any of its Subsidiaries of any cash insurance proceeds or condemnation awards payable (i) by reason of theft, loss, physical destruction, damage, taking or any other similar event with respect to any property or assets of the Borrower or any of its Subsidiaries and (ii) under any policy of insurance required to be maintained under Section 9.03 (other than business interruption insurance proceeds).

“Register” shall have the meaning provided in Section 13.15.

“Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.

“Regulation T” shall mean Regulation T of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Regulation U” shall mean Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Regulation X” shall mean Regulation X of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Release” shall mean actively or passively disposing, discharging, injecting, spilling, pumping, leaking, leaching, dumping, emitting, escaping, emptying, pouring, seeping, migrating or the like, into or upon any land or water or air, or otherwise entering into the environment.

“Replaced Lender” shall have the meaning provided in Section 2.13.

“Replacement Lender” shall have the meaning provided in Section 2.13.

“Reportable Event” shall mean an event described in Section 4043(c) of ERISA with respect to a Plan that is subject to Title IV of ERISA other than those events as to which the 30-day notice period is waived under subsection .22, .23, .25, .27 or .28 of PBGC Regulation Section 4043.

“Required Lenders” shall mean, at any time, Non-Defaulting Lenders the sum of whose outstanding Term Loans and Revolving Loan Commitments at such time (or, after the termination thereof, outstanding Revolving Loans and RL Percentages of (x) outstanding Swingline Loans at such time and (y) Letter of Credit Outstandings at such time) represents at least a majority of the sum of (i) all outstanding Term Loans of Non-Defaulting Lenders at such time and (ii) the Total Revolving Loan Commitment in effect at such time less the Revolving Loan Commitments of all Defaulting Lenders at such time (or, after the termination thereof, the sum of the then total outstanding Revolving Loans of Non-Defaulting Lenders and the aggregate RL Percentages of all Non-Defaulting Lenders of the total outstanding Swingline Loans and Letter of Credit Outstandings at such time).

“Restricted” shall mean, when referring to cash or Cash Equivalents of the Borrower or any of its Subsidiaries, that such cash or Cash Equivalents (i) appears (or would be required to appear) as “restricted” on a consolidated balance sheet of the Borrower or of any such Subsidiary (unless such appearance is related to the Credit Documents or Liens created thereunder), (ii) are subject to any Lien in favor of any Person other than the Collateral Agent for the benefit of the Secured Creditors or (iii) are not otherwise generally available for use by the Borrower or such Subsidiary.

“Restructuring Charges” shall mean non-recurring one-time restructuring charges incurred by the Borrower or any of its Subsidiaries during the twelve-month period immediately preceding the Conversion Date which are approved by the Administrative Agent based upon reasonably satisfactory evidence thereof delivered by the Borrower to the Administrative Agent.

“Returns” shall have the meaning provided in Section 8.09.

“Revolving Facility” shall mean the Revolving Loan Commitments, the Revolving Loans and the participations in respect of Letters of Credit and Swingline Loans by the RL Lenders.

“Revolving Facility Fee Letter” shall mean the fee letter dated as of December 2, 2011 among the Borrower and each RL Lender party thereto.

“Revolving Loan” shall have the meaning set forth in Section 2.01(c).

“Revolving Loan Commitments” shall mean, for each RL Lender, the amount set forth opposite such RL Lender’s name in Schedule I directly below the column entitled “Revolving Loan Commitment,” as same may be (x) reduced from time to time or terminated pursuant to Sections 4.02, 4.03 and/or 11, as applicable, or (y) adjusted from time to time as a result of assignments to or from such Lender pursuant to Section 2.13 or 13.04(b).

“Revolving Loan Maturity Date” shall mean December 31, 2015.

“Revolving Note” shall have the meaning provided in Section 2.05(a).

“RL Lender” shall mean a Lender with a Revolving Loan Commitment or with outstanding Revolving Loans.

“RL Percentage” of any RL Lender at any time shall mean a fraction (expressed as a percentage) the numerator of which is the Revolving Loan Commitment of such RL Lender at such time and the denominator of which is the Total Revolving Loan Commitment at such time, provided that if the RL Percentage of any RL Lender is to be determined after the Total Revolving Loan Commitment has been terminated, then the RL Percentages of such RL Lender shall be determined immediately prior (and without giving effect) to such termination.

“S&P” shall mean Standard & Poor’s Ratings Services, a division of McGraw-Hill, Inc.

“Scheduled Term Loan Repayment” shall have the meaning provided in Section 5.02(b)(i).

“Scheduled Term Loan Repayment Date” shall have the meaning provided in Section 5.02(b)(i).

“SEC” shall have the meaning provided in Section 9.01(g).

“Second Lien Loan Agreement” shall mean the Second Lien Loan Agreement, dated as of the Conversion Date, among the Borrower, Wilmington Trust, National Association, as administrative agent and collateral agent and the other agents and lenders party thereto, as in effect on, and after giving effect to, the Conversion Date and as the same may be amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.

“Second Lien Loan Documents” shall mean the Second Lien Loan Agreement and all other instruments, agreements and other documents (including, without limitation, the Credit Documents (as defined in the Second Lien Loan Agreement)) executed and delivered with respect to the Second Lien Loan Agreement, as in effect on, and after giving effect to, the Conversion Date and as the same may be amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.

“Second Lien Term Loans” shall mean the term loans made in an aggregate principal amount of up to $175,000,000 on the Conversion Date under the Second Lien Loan Agreement.

“Section 5.04(b)(ii) Certificate” shall have the meaning provided in Section 5.04(b)(ii).

“Secured Creditors” shall have the meaning assigned that term in the respective Security Documents.

“Secured Hedging Agreements” shall have the meaning assigned that term in the respective Security Documents.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Security Agreement” shall have the meaning provided in Section 6.10.

“Security Agreement Collateral” shall mean all “Collateral” as defined in the Security Agreement.

“Security Document” shall mean and include each of the Security Agreement, the Pledge Agreement, each Mortgage and, after the execution and delivery thereof, each Additional Security Document.

“Shareholders’ Agreements” shall have the meaning provided in Section 6.05.

“Significant Asset Sale” shall mean each Asset Sale (or series of related Asset Sales) which generates Net Sale Proceeds of at least $5,000,000.

“Star Publishing” shall mean Star Publishing Company, an Arizona corporation and a Subsidiary of Pulitzer.

“Stated Amount” of each Letter of Credit shall mean, at any time, the maximum amount available to be drawn thereunder (in each case determined without regard to whether any conditions to drawing could then be met).

“Subsidiaries Guaranty” shall have the meaning provided in Section 6.08(a).

“Subsidiary” shall mean, as to any Person, (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person and/or one or more Subsidiaries of such Person and (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Subsidiaries of such Person has more than a 50% equity interest at the time. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Subsidiary Guarantor” shall mean each Domestic Subsidiary of the Borrower (other than an Excluded Domestic Subsidiary so long as it remains an Excluded Domestic Subsidiary) and, to the extent required by Section 9.14, each Foreign Subsidiary of the Borrower (in each case, whether existing on the Conversion Date or established, created or acquired after the Conversion Date), unless and until such time as the respective Subsidiary is released from all of its obligations under the Subsidiaries Guaranty in accordance with the terms and provisions thereof.

“Support Agreement” shall mean the Support Agreement, dated as of August 11, 2011, by and among the Debtors and certain of the holders of claims against the Debtors arising under the Prepetition Credit Agreement, as amended, supplemented or otherwise modified from time to time.

“Swingline Expiry Date” shall mean that date which is five Business Days prior to the Revolving Loan Maturity Date.

“Swingline Lender” shall mean the Administrative Agent, in its capacity as Swingline Lender hereunder.

“Swingline Loan” shall have the meaning provided in Section 2.01(e).

“Swingline Note” shall have the meaning provided in Section 2.05(a).

“Synthetic Lease” shall mean a lease transaction under which the parties intend that (i) the lease will be treated as an “operating lease” by the lessee and (ii) the lessee will be entitled to various tax and other benefits ordinarily available to owners (as opposed to lessees) of like property.

“Tax Sharing Agreements” shall have the meaning provided in Section 6.05.

“Taxes” shall have the meaning provided in Section 5.04(a).

“Term Lender” shall mean a Lender under the Prepetition Credit Agreement that agreed to, or, pursuant to the Plan of Reorganization, is deemed to have agreed to, (i) extend the maturity of its “Term Loans” under the Prepetition Credit Agreement outstanding as of the Petition Date (excluding any Converted Loans of such Lender) to the Term Loan Maturity Date and/or (ii) convert its “Revolving Loans” under the Prepetition Credit Agreement to Term Loans, in each case (x) pursuant to this Agreement and the Plan of Reorganization and (y) in the aggregate amount for such Lender set forth on Schedule I opposite such Lender’s name and below the column entitled “Term Loans”; and including in each case any successor or permitted assign thereof.

“Term Loan” shall mean a Loan deemed made pursuant to Section 2.01(a). The aggregate amount of Term Loans deemed made on the Conversion Date shall be $689,510,000.

“Term Loan Facility” shall mean the Term Loans.

“Term Loan Maturity Date” shall mean December 31, 2015.

“Term Loan Percentage” shall mean, at any time, as to any Term Lender, a fraction (expressed as a percentage), the numerator of which is equal to the aggregate outstanding principal amount of all Term Loans of such Term Lender at such time and the denominator of which is equal to the aggregate outstanding principal amount of all Term Loans of all Term Lenders.

“Term Note” shall have the meaning provided in Section 2.05(a).

“Test Period” shall mean each period of four consecutive fiscal quarters of the Borrower then last ended, in each case taken as one accounting period.

“TNI Partners” shall mean TNI Partners, a general partnership formed under the laws of the State of Arizona pursuant to the terms of the Amended and Restated Partnership Agreement, dated as of November 30, 2009, as amended, by and between Star Publishing Company and Citizen Publishing Company.

“Total Commitment” shall mean, at any time, the sum of the Commitments of each of the Lenders at such time.

“Total Revolving Loan Commitment” shall mean, at any time, the sum of the Revolving Loan Commitments of each of the RL Lenders at such time.

“Total Unutilized Revolving Loan Commitment” shall mean, at any time, an amount equal to the remainder of (x) the Total Revolving Loan Commitment in effect at such time less (y) the sum of (i) the aggregate principal amount of all Revolving Loans and Swingline Loans outstanding at such time plus (ii) the aggregate amount of all Letter of Credit Outstandings at such time.

“Tranche” shall mean the respective Facility and commitments utilized in making Loans hereunder, with there being two separate Tranches on the Conversion Date, i.e., Term Loans and Revolving Loans.

“Type” shall mean the type of Loan determined with regard to the interest option applicable thereto, i.e., whether a Base Rate Loan or a Eurodollar Loan.

“UCC” shall mean the Uniform Commercial Code as from time to time in effect in the relevant jurisdiction.

“Unfunded Current Liability” of any Plan subject to Title IV of ERISA (other than a multiemployer plan as defined under Title IV of ERISA) shall mean the amount, if any, by which the value of the accumulated plan benefits under the Plan determined on a plan termination basis in accordance with actuarial assumptions at such time consistent with those prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds the Fair Market Value of all plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions).

“United States” and “U.S.” shall each mean the United States of America.

“Unpaid Drawing” shall have the meaning provided in Section 3.05(a).

“Unrestricted” shall mean, when referring to cash or Cash Equivalents of the Borrower or any of its Subsidiaries, that such cash or Cash Equivalents are not Restricted.

“Unutilized Revolving Loan Commitment” shall mean, with respect to any RL Lender at any time, such RL Lender’s Revolving Loan Commitment at such time less the sum of (i) the aggregate outstanding principal amount of all Revolving Loans made by such RL Lender at such time and (ii) such RL Lender’s RL Percentage of the Letter of Credit Outstandings at such time.

“Voting Equity Interests” shall mean, as to any Person, any class or classes of outstanding Equity Interests of such Person pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors of such Person.

“Wholly-Owned Domestic Subsidiary” shall mean, as to any Person, any Wholly-Owned Subsidiary of such Person which is a Domestic Subsidiary.

“Wholly-Owned Foreign Subsidiary” shall mean, as to any Person, any Wholly-Owned Subsidiary of such Person which is a Foreign Subsidiary.

“Wholly-Owned Subsidiary” shall mean, as to any Person, (i) any corporation 100% of whose capital stock is at the time owned by such Person and/or one or more Wholly-Owned Subsidiaries of such Person and (ii) any partnership, association, joint venture or other entity in which such Person and/or one or more Wholly-Owned Subsidiaries of such Person has a 100% equity interest at such time (other than, in the case of a Foreign Subsidiary of the Borrower with respect to preceding clauses (i) and (ii), director’s qualifying shares and/or other nominal amount of shares required to be held by Persons other than the Borrower and its Subsidiaries under applicable law).

SECTION 2.    Amount and Terms of Credit.

2.01     Loans. (a) Subject to the terms and conditions hereof and to give effect to the Plan of Reorganization and provide for, together with the consummation of the transactions contemplated by the Second Lien Loan Agreement, full and complete satisfaction, settlement, release and discharge of the Prepetition Credit Agreement Claims, each Term Lender shall be deemed to have made a term loan to the Borrower on the Conversion Date in an amount equal to the amount set forth opposite such Lender’s name on Schedule I bellow the column entitled “Term Loans” (such term loan, a “Term Loan” and, collectively, the “Term Loans”). Such Term Loan shall (i) be denominated in Dollars and (ii) except as hereinafter provided, shall, at the option of the Borrower, be maintained as, and/or converted into, Base Rate Loans or Eurodollar Loans, provided that except as otherwise specifically provided in Section 2.10(b), all Term Loans comprising the same Borrowing shall at all times be of the same Type. Once repaid, Term Loans may not be reborrowed.

(b)     Subject to and upon the terms and conditions set forth herein, each Lender with a Revolving Loan Commitment severally agrees to make, at any time and from time to time on or after the Conversion Date and prior to the Revolving Loan Maturity Date, a revolving loan or revolving loans (each, a “Revolving Loan” and, collectively, the “Revolving Loans”) to the Borrower, which Revolving Loans (i) shall be denominated in Dollars, (ii) shall, at the option of the Borrower, be incurred and maintained as, and/or converted into, Base Rate Loans or Eurodollar Loans, provided that except as otherwise specifically provided in Section 2.10(b), all Revolving Loans comprising the same Borrowing shall at all times be of the same Type, (iii) may be repaid and reborrowed in accordance with the provisions hereof, and (iv) shall not exceed for any such Lender at any time outstanding that aggregate principal amount which, when added to the product of (x) such Lender’s RL Percentage and (y) the sum of (I) the aggregate amount of all Letter of Credit Outstandings (exclusive of Unpaid Drawings which are repaid with the proceeds of, and simultaneously with the incurrence of, the respective incurrence of Revolving Loans) at such time and (II) the aggregate principal amount of all Swingline Loans (exclusive of Swingline Loans which are repaid with the proceeds of, and simultaneously with the incurrence of, the respective incurrence of Revolving Loans) then outstanding, equals the Revolving Loan Commitment of such Lender at such time.

(c)     On the Conversion Date, automatically and without any further consent or action required by the Borrower and notwithstanding anything to the contrary in Section 2.02 or 2.03, the Administrative Agent or any Lender, (i) the Borrower, in its capacity as reorganized Lee Enterprises, Incorporated and each Subsidiary Guarantor, in its capacity as a reorganized Debtor shall assume all obligations in respect of the DIP Credit Agreement and all other obligations in respect hereof, and, immediately thereafter, (ii) the DIP Credit Agreement and the Prepetition Credit Agreement each shall terminate and be superseded and replaced by, and deemed amended and restated in their entirety in the form of this Agreement, and (1) the “Borrower” and the “Subsidiary Guarantors” under and as defined in the DIP Credit Agreement and the Prepetition Credit Agreement shall be the Borrower and Subsidiary Guarantors hereunder, (2) each “Revolving Loan” under and as defined in the DIP Credit Agreement shall be a Revolving Loan hereunder, (3) each “Lender” under and as defined in the DIP Credit Agreement or in the Prepetition Credit Agreement shall be a Lender hereunder, (4)

the “Revolving Loan Commitments” under and as defined in the DIP Credit Agreement shall be Revolving Loan Commitments hereunder, and (5) the “Letters of Credit” outstanding under and as defined in the DIP Credit Agreement and the Prepetition Credit Agreement shall be Letters of Credit hereunder. Notwithstanding the foregoing, all obligations of the Borrower and the Subsidiary Guarantors to the “Administrative Agent”, the “Issuing Bank” and the “Lenders” under and as defined under the DIP Credit Agreement and any other “Credit Document” under and as defined in the DIP Credit Agreement which are expressly stated in the DIP Credit Agreement or such other credit document as surviving such agreement’s termination shall, as so specified, survive without prejudice and remain in full force and effect. Each of the Credit Parties, the Administrative Agent, the Lenders and the Issuing Bank shall take such actions and execute and deliver such agreements, instruments or other documents as the Administrative Agent may reasonably request to give effect to the provisions of this Section 2.01(c).

(d)     Subject to and upon the terms and conditions set forth herein, the Swingline Lender agrees to make, at any time and from time to time on or after the Conversion Date and prior to the Swingline Expiry Date, a revolving loan or revolving loans (each, a “Swingline Loan” and, collectively, the “Swingline Loans”) to the Borrower, which Swingline Loans (i) shall be incurred and maintained as Base Rate Loans, (ii) shall be denominated in Dollars, (iii) may be repaid and reborrowed in accordance with the provisions hereof, (iv) shall not exceed in aggregate principal amount at any time outstanding, when combined with the aggregate principal amount of all Revolving Loans then outstanding and the aggregate amount of all Letter of Credit Outstandings at such time, an amount equal to the Total Revolving Loan Commitment at such time, and (v) shall not exceed in aggregate principal amount at any time outstanding the Maximum Swingline Amount. Notwithstanding anything to the contrary contained in this Section 2.01(d), (i) the Swingline Lender shall not be obligated to make any Swingline Loans at a time when a Lender Default exists with respect to a RL Lender unless the Swingline Lender has entered into arrangements satisfactory to it and the Borrower to eliminate the Swingline Lender’s risk with respect to the Defaulting Lender’s or Defaulting Lenders’ participation in such Swingline Loans, including by cash collateralizing such Defaulting Lender’s or Defaulting Lenders’ RL Percentage of the outstanding Swingline Loans, and (ii) the Swingline Lender shall not make any Swingline Loan after it has received written notice from the Borrower, any other Credit Party or the Required Lenders stating that a Default or an Event of Default exists and is continuing until such time as the Swingline Lender shall have received written notice (A) of rescission of all such notices from the party or parties originally delivering such notice or notices or (B) of the waiver of such Default or Event of Default by the Required Lenders.

(e)    On any Business Day, the Swingline Lender may, in its sole discretion, give notice to the RL Lenders that the Swingline Lender’s outstanding Swingline Loans shall be funded with one or more Borrowings of Revolving Loans (provided that such notice shall be deemed to have been automatically given upon the occurrence of a Default or an Event of Default under Section 11.05 or upon the exercise of any of the remedies provided in the last paragraph of Section 11), in which case one or more Borrowings of Revolving Loans constituting Base Rate Loans (each such Borrowing, a “Mandatory Borrowing”) shall be made on the immediately succeeding Business Day by all RL Lenders pro rata based on each such RL Lender’s RL Percentage (determined before giving effect to any termination of the Revolving

Loan Commitments pursuant to the last paragraph of Section 11) and the proceeds thereof shall be applied directly by the Swingline Lender to repay the Swingline Lender for such outstanding Swingline Loans. Each RL Lender hereby irrevocably agrees to make Revolving Loans upon one Business Day’s notice pursuant to each Mandatory Borrowing in the amount and in the manner specified in the preceding sentence and on the date specified in writing by the Swingline Lender notwithstanding (i) the amount of the Mandatory Borrowing may not comply with the Minimum Borrowing Amount otherwise required hereunder, (ii) whether any conditions specified in Section 7 are then satisfied, (iii) whether a Default or an Event of Default then exists, (iv) the date of such Mandatory Borrowing, and (v) the amount of the Total Revolving Loan Commitment at such time. In the event that any Mandatory Borrowing cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the commencement of a proceeding under the Bankruptcy Code with respect to the Borrower), then each RL Lender hereby agrees that it shall forthwith purchase (as of the date the Mandatory Borrowing would otherwise have occurred, but adjusted for any payments received from the Borrower on or after such date and prior to such purchase) from the Swingline Lender such participations in the outstanding Swingline Loans as shall be necessary to cause the RL Lenders to share in such Swingline Loans ratably based upon their respective RL Percentages (determined before giving effect to any termination of the Revolving Loan Commitments pursuant to the last paragraph of Section 11), provided that (x) all interest payable on the Swingline Loans shall be for the account of the Swingline Lender until the date as of which the respective participation is required to be purchased and, to the extent attributable to the purchased participation, shall be payable to the participant from and after such date, and (y) at the time any purchase of participations pursuant to this sentence is actually made, the purchasing RL Lender shall be required to pay the Swingline Lender interest on the principal amount of participation purchased for each day from and including the day upon which the Mandatory Borrowing would otherwise have occurred to but excluding the date of payment for such participation, at the overnight Federal Funds Rate for the first three days and at the interest rate otherwise applicable to Revolving Loans maintained as Base Rate Loans hereunder for each day thereafter.

2.02    Minimum Amount of Each Borrowing. The aggregate principal amount of each Borrowing of Loans under a respective Tranche shall not be less than the Minimum Borrowing Amount applicable to such Tranche. More than one Borrowing may occur on the same date, but at no time shall there be outstanding more than fifteen Borrowings of Eurodollar Loans in the aggregate for all Tranches of Loans (or such greater number of Borrowings of Eurodollar Loans as may be acceptable to the Administrative Agent).

2.03    Notice of Borrowing. (a) Whenever the Borrower desires to incur (x) Eurodollar Loans hereunder, the Borrower shall give the Administrative Agent at the Notice Office at least three Business Days’ prior notice of each Eurodollar Loan to be incurred hereunder, and (y) Base Rate Loans hereunder (excluding Swingline Loans and Revolving Loans made pursuant to a Mandatory Borrowing), the Borrower shall give the Administrative Agent at the Notice Office at least one Business Day’s prior notice of each Base Rate Loan to be incurred hereunder, provided that (in each case) any such notice shall be deemed to have been given on a certain day only if given before 11:00 A.M. (New York time) on such day. Each such notice (together with each notice delivered pursuant to Section 2.03(b)(i), a “Notice of Borrowing”), except as otherwise expressly provided in Section 2.10, shall be irrevocable and shall be in writ-

ing, or by telephone promptly confirmed in writing, in the form of Exhibit A-1, appropriately completed to specify: (i) the aggregate principal amount of the Revolving Loans to be incurred pursuant to such Borrowing; (ii) the date of such Borrowing (which shall be a Business Day); and (iii) whether the Revolving Loans being incurred pursuant to such Borrowing are to be initially maintained as Base Rate Loans or, to the extent permitted hereunder, Eurodollar Loans and, if Eurodollar Loans, the initial Interest Period to be applicable thereto. The Administrative Agent shall promptly give each Lender which is required to make Revolving Loans notice of such proposed Borrowing, of such Lender’s proportionate share thereof and of the other matters required by the immediately preceding sentence to be specified in the Notice of Borrowing.

(b) (i)    Whenever the Borrower desires to incur Swingline Loans hereunder, the Borrower shall give the Swingline Lender no later than 1:00 P.M. (New York time) on the date that a Swingline Loan is to be incurred, written notice or telephonic notice promptly confirmed in writing of each Swingline Loan to be incurred hereunder. Each such Notice of Borrowing shall be irrevocable and specify in each case (A) the date of Borrowing (which shall be a Business Day), and (B) the aggregate principal amount of the Swingline Loans to be incurred pursuant to such Borrowing.

(ii)    Mandatory Borrowings shall be made upon the notice specified in Section 2.01(e), with the Borrower irrevocably agreeing, by its incurrence of any Swingline Loan, to the making of the Mandatory Borrowings as set forth in Section 2.01(e).

(c)    Without in any way limiting the obligation of the Borrower to confirm in writing any telephonic notice of any Borrowing or prepayment of Loans, the Administrative Agent or the Swingline Lender, as the case may be, may act without liability upon the basis of telephonic notice of such Borrowing or prepayment, as the case may be, believed by the Administrative Agent or the Swingline Lender, as the case may be, in good faith to be from an Authorized Officer of the Borrower, prior to receipt of written confirmation. In each such case, the Borrower hereby waives the right to dispute the Administrative Agent’s or the Swingline Lender’s record of the terms of such telephonic notice of such Borrowing or prepayment of Loans, as the case may be, absent manifest error.

2.04    Disbursement of Funds. No later than 1:00 P.M. (New York time) on the date specified in each Notice of Borrowing (or (x) in the case of Swingline Loans, no later than 4:00 P.M. (New York time) on the date specified pursuant to Section 2.03(b)(i) or (y) in the case of Mandatory Borrowings, no later than 1:00 P.M. (New York time) on the date specified in Section 2.01(e)), each Lender with a Revolving Loan Commitment will make available its pro rata portion (determined in accordance with Section 2.07) of each such Borrowing requested to be made on such date (or in the case of Swingline Loans, the Swingline Lender will make available the full amount thereof). All such amounts will be made available in Dollars and in immediately available funds at the Payment Office, and the Administrative Agent will, except in the case of Revolving Loans made pursuant to a Mandatory Borrowing, make available to the Borrower at the Payment Office the aggregate of the amounts so made available by the Lenders. Unless the Administrative Agent shall have been notified by any Lender prior to the date of Borrowing that such Lender does not intend to make available to the Administrative Agent such Lender’s portion of any Borrowing to be made on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date of Borrowing and the Administrative Agent may (but shall not be obligated to), in reliance upon such assumption, make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrower and the Borrower shall immediately pay such corresponding amount to the Administrative Agent. The Administrative Agent also shall be entitled to recover on demand from such Lender or the Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrower until the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to (i) if recovered from such Lender, the overnight Federal Funds Rate for the first three days and at the interest rate otherwise applicable to such Loans for each day thereafter, and (ii) if recovered from the Borrower, the rate of interest applicable to the respective Borrowing, as determined pursuant to Section 2.08. Nothing in this Section 2.04 shall be deemed to relieve any Lender from its obligation to make Loans hereunder or to prejudice any rights which the Borrower may have against any Lender as a result of any failure by such Lender to make Loans hereunder.

2.05     Notes. (a) The Borrower’s obligation to pay the principal of, and interest on, the Loans made by each Lender shall be evidenced in the Register maintained by the Administrative Agent pursuant to Section 13.15 and shall, if requested by such Lender, also be evidenced (i) in the case of Term Loans, by a promissory note duly executed and delivered by the Borrower substantially in the form of Exhibit B-1, with blanks appropriately completed in conformity herewith (each, a “Term Note” and, collectively, the “Term Notes”), (ii) in the case of Revolving Loans, by a promissory note duly executed and delivered by the Borrower substantially in the form of Exhibit B-2, with blanks appropriately completed in conformity herewith (each, a “Revolving Note” and, collectively, the “Revolving Notes”), and (iii) in the case of Swingline Loans, by a promissory note duly executed and delivered by the Borrower substantially in the form of Exhibit B-3, with blanks appropriately completed in conformity herewith (the “Swingline Note”).

(b)     The Term Note issued to each Term Lender that has outstanding Term Loans shall (i) be executed by the Borrower, (ii) be payable to such Term Lender or its registered assigns and be dated the Conversion Date (or, if issued after the Conversion Date, be dated the date of issuance thereof), (iii) be in a stated principal amount equal to the Term Loans of such Term Lender as of the Conversion Date (or, if issued after the Conversion Date, be in a stated principal amount equal to the outstanding Term Loans of such Term Lender at such time) and be payable in the outstanding principal amount of Term Loans evidenced thereby from time to time, (iv) mature on the Term Loan Maturity Date, (v) bear interest as provided in the appropriate clause of Section 2.08 in respect of the Base Rate Loans and Eurodollar Loans, as the case may be, evidenced thereby, (vi) be subject to voluntary prepayment as provided in Section 5.01, and mandatory repayment as provided in Section 5.02, and (vii) be entitled to the benefits of this Agreement and the other Credit Documents.

(c)     The Revolving Note issued to each Lender that has a Revolving Loan Commitment or outstanding Revolving Loans shall (i) be executed by the Borrower, (ii) be payable to such Lender or its registered assigns and be dated the Conversion Date (or, if issued after the Conversion Date, be dated the date of the issuance thereof), (iii) be in a stated principal amount equal to the Revolving Loan Commitment of such Lender (or, if issued after the termination thereof, be in a stated principal amount equal to the outstanding Revolving Loans of such Lender at such time) and be payable in the outstanding principal amount of the Revolving Loans evidenced thereby from time to time, (iv) mature on the Revolving Loan Maturity Date, (v) bear interest as provided in the appropriate clause of Section 2.08 in respect of the Base Rate Loans and Eurodollar Loans, as the case may be, evidenced thereby, (vi) be subject to voluntary prepayment as provided in Section 5.01, and mandatory repayment as provided in Section 5.02, and (vii) be entitled to the benefits of this Agreement and the other Credit Documents.

(d)     The Swingline Note issued to the Swingline Lender shall (i) be executed by the Borrower, (ii) be payable to the Swingline Lender or its registered assigns and be dated the Conversion Date, (iii) be in a stated principal amount equal to the Maximum Swingline Amount and be payable in the outstanding principal amount of the Swingline Loans evidenced thereby from time to time, (iv) mature on the Swingline Expiry Date, (v) bear interest as provided in the appropriate clause of Section 2.08 in respect of the Base Rate Loans evidenced thereby, (vi) be subject to voluntary prepayment as provided in Section 5.01, and mandatory repayment as provided in Section 5.02, and (vii) be entitled to the benefits of this Agreement and the other Credit Documents.

(e)     Each Lender will note on its internal records the amount of each Loan made by it and each payment in respect thereof and prior to any transfer of any of its Notes will endorse on the reverse side thereof the outstanding principal amount of Loans evidenced thereby. Failure to make any such notation or any error in such notation shall not affect the Borrower’s obligations in respect of such Notes or Loans.

(f)     Notwithstanding anything to the contrary contained above in this Section 2.05 or elsewhere in this Agreement, Notes shall only be delivered to Lenders which at any time specifically request the delivery of such Notes. No failure of any Lender to request or obtain a Note evidencing its Loans shall affect or in any manner impair the obligations of the Borrower to pay the Loans (and all related Obligations) which would otherwise be evidenced thereby in accordance with the requirements of this Agreement, and shall not in any way affect the security or guaranties therefor provided pursuant to the various Credit Documents. Any Lender which does not have a Note evidencing its outstanding Loans shall in no event be required to make the notations otherwise described in preceding clause (e). At any time when any Lender requests the delivery of a Note to evidence any of its Loans, the Borrower shall promptly execute and deliver to the respective Lender the requested Note in the appropriate amount or amounts to evidence such Loans. On or after the Conversion Date, any Lender can request the replacement of Notes outstanding under the Existing Credit Agreement by new Notes reflecting the Commitments or Loans of such Lender under the applicable Tranche, and the Borrower shall promptly execute and deliver to the respective Lender the requested Note in the appropriate amount or amounts to evidence such Loans.

2.06     Conversions. The Borrower shall have the option to convert, on any Business Day, all or a portion equal to at least the Minimum Borrowing Amount of the outstanding principal amount of Loans (other than Swingline Loans which may not be converted pursuant to this Section 2.06) made pursuant to one or more Borrowings (so long as of the same Tranche) of one or more Types of Loans into a Borrowing (of the same Tranche) of another Type of Loan, provided that (i) except as otherwise provided in Section 2.10(b), Eurodollar Loans may be converted into Base Rate Loans only on the last day of an Interest Period applicable to the Loans being converted and no such partial conversion of Eurodollar Loans shall reduce the outstanding principal amount of such Eurodollar Loans made pursuant to a single Borrowing to less than the Minimum Borrowing Amount applicable thereto, (ii) unless the Required Lenders otherwise agree, Base Rate Loans may only be converted into Eurodollar Loans if no Default or Event of Default is in existence on the date of the conversion, and (iii) no conversion pursuant to this Section 2.06 shall result in a greater number of Borrowings of Eurodollar Loans than is permitted under Section 2.02. Each such conversion shall be effected by the Borrower by giving the Administrative Agent at the Notice Office prior to 11:00 A.M. (New York time) at least (x) in the case of conversions of Base Rate Loans into Eurodollar Loans, three Business Days’ prior notice, and (y) in the case of conversions of Eurodollar Loans into Base Rate Loans, one Business Day’s prior notice (each, a “Notice of Conversion/Continuation”), in each case in the form of Exhibit A-2, appropriately completed to specify the Loans to be so converted, the Borrowing or Borrowings pursuant to which such Loans were incurred and, if to be converted into Eurodollar Loans, the Interest Period to be initially applicable thereto. The Administrative Agent shall give each Lender prompt notice of any such proposed conversion affecting any of its Loans.

2.07     Pro Rata Borrowings. All Borrowings of Revolving Loans under this Agreement after the Conversion Date shall be incurred from the RL Lenders pro rata on the basis of their Revolving Loan Commitments. It is understood that no Lender shall be responsible for any default by any other Lender of its obligation to make Loans hereunder and that each Lender shall be obligated to make the Loans provided to be made by it hereunder, regardless of the failure of any other Lender to make its Loans hereunder.

2.08     Interest.

(a)     The Borrower agrees to pay interest in respect of the unpaid principal amount of each Base Rate Loan from the date of Borrowing thereof until the earlier of (i) the maturity thereof (whether by acceleration or otherwise) and (ii) the conversion of such Base Rate Loan to a Eurodollar Loan pursuant to Section 2.06 or 2.09, as applicable, at a rate per annum which shall be equal to the sum of the relevant Applicable Margin plus the Base Rate.

(b)     The Borrower agrees to pay interest in respect of the unpaid principal amount of each Eurodollar Loan from the date of Borrowing thereof until the earlier of (i) the maturity thereof (whether by acceleration or otherwise) and (ii) the conversion of such Eurodollar Loan to a Base Rate Loan pursuant to Section 2.06, 2.09 or 2.10, as applicable, at a rate per annum which shall, during each Interest Period applicable thereto, be equal to the sum of the relevant Applicable Margin plus the Eurodollar Rate for such Interest Period.

(c)     Notwithstanding anything to the contrary contained in this Agreement, the unpaid principal amount of each Loan shall bear interest at a rate per annum equal to the rate which is 2% in excess of the rate otherwise applicable to such Loan, at all times that an Event of Default shall have occurred and be continuing. In addition (but without duplication of any amounts payable pursuant to the immediately preceding sentence), overdue principal and, to the extent permitted by law, overdue interest in respect of each Loan shall, in each case, bear interest at a rate per annum equal to (A) in the case of Loans, the greater of (x) the rate which is 2% in excess of the rate then borne by such Loans and (y) the rate which is 2% in excess of the rate otherwise applicable to Base Rate Loans of the respective Tranche from time to time and (B) in the case of other overdue amounts payable hereunder and under any other Credit Document, at a rate per annum equal to the rate which is 2% in excess of the rate applicable to Revolving Loans that are maintained at Base Rate Loans from time to time. Interest that accrues under this Section 2.08(c) shall be payable on demand. Payment or acceptance of the increased rates of interest provided for in this Section 2.08(c) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of the Administrative Agent or any Lender.

(d)     Accrued (and theretofore unpaid) interest shall be payable in cash (i) in respect of each Base Rate Loan, (x) quarterly in arrears on each Quarterly Payment Date, (y) on the date of any repayment or prepayment in full of all outstanding Base Rate Loans, and (z) at maturity (whether by acceleration or otherwise) and, after such maturity, on demand and (ii) in respect of each Eurodollar Loan, (x) on the last day of each Interest Period applicable thereto and, in the case of an Interest Period in excess of three months, on each date occurring at three month intervals after the first day of such Interest Period, (y) on the date of any repayment or prepayment (on the amount repaid or prepaid), and (z) at maturity (whether by acceleration or otherwise) and, after such maturity, on demand.

(e)    Upon each Interest Determination Date, the Administrative Agent shall determine the Eurodollar Rate for each Interest Period applicable to the respective Eurodollar Loans and shall promptly notify the Borrower and the Lenders thereof. Each such determination shall, absent manifest error, be final and conclusive and binding on all parties hereto.

2.09    Interest Periods. At the time the Borrower gives any Notice of Borrowing or Notice of Conversion/Continuation in respect of the making of, or conversion into, any Eurodollar Loan (in the case of the initial Interest Period applicable thereto), or prior to 11:00 A.M. (New York time) on the third Business Day prior to the expiration of an Interest Period applicable to such Eurodollar Loan (in the case of any subsequent Interest Period), the Borrower shall have the right to elect the interest period (each, an “Interest Period”) applicable to such Eurodollar Loan, which Interest Period shall, at the option of the Borrower, be a one, two, three or six month period, provided that (in each case):

(i)    all Eurodollar Loans comprising a Borrowing shall at all times have the same Interest Period;

(ii)    the initial Interest Period for any Eurodollar Loan shall commence on the date of Borrowing of such Eurodollar Loan (including the date of any conversion thereto from a Base Rate Loan) and each Interest Period occurring thereafter in respect of such

Eurodollar Loan shall commence on the day on which the next preceding Interest Period applicable thereto expires;

(iii)    if any Interest Period for a Eurodollar Loan begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of such calendar month;

(iv)    if any Interest Period for a Eurodollar Loan would otherwise expire on a day which is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided, however, that if any Interest Period for a Eurodollar Loan would otherwise expire on a day which is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;

(v)    unless the Required Lenders otherwise agree, no Interest Period may be selected at any time when a Default or an Event of Default is then in existence; and

(vi)    no Interest Period in respect of any Borrowing of any Tranche of Loans shall be selected which extends beyond the Maturity Date for such Tranche of Loans.

If by 11:00 A.M. (New York time) on the third Business Day prior to the expiration of any Interest Period applicable to a Borrowing of Eurodollar Loans, the Borrower has failed to elect, or is not permitted to elect, a new Interest Period to be applicable to such Eurodollar Loans as provided above, the Borrower shall be deemed to have elected to convert such Eurodollar Loans into Base Rate Loans effective as of the expiration date of such current Interest Period.

2.10    Increased Costs, Illegality, etc. (a) In the event that any Lender shall have determined (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto but, with respect to clause (i) below, may be made only by the Administrative Agent):

(i)    on any Interest Determination Date that, by reason of any changes arising after the date of this Agreement affecting the interbank Eurodollar market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of Eurodollar Rate; or

(ii)    at any time, that such Lender shall incur increased costs or reductions in the amounts received or receivable hereunder with respect to any Eurodollar Loan because of (x) any change since the Conversion Date in any applicable law or governmental rule, regulation, order, guideline or request (whether or not having the force of law) or in the interpretation or administration thereof and including the introduction of any new law or governmental rule, regulation, order, guideline or request, such as, but not limited to: (A) a change in the basis of taxation of payment to any Lender of the principal of or interest on the Loans or the Notes or any other amounts payable hereunder (except for changes in the rate of tax on, or determined by reference to, the net income or net profits of such Lender pursuant to the laws of the jurisdiction in which it is organized or in which its principal office or applicable lending office is located or any subdivision thereof or therein) or (B) a change in official reserve requirements, but, in all events, excluding reserves required under Regulation D to the extent included in the computation of the Eurodollar Rate and/or (y) other circumstances arising since the Conversion Date affecting such Lender, the interbank Eurodollar market or the position of such Lender in such market, provided that notwithstanding anything herein to the contrary, this provision shall apply to the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, regardless of the date enacted, adopted or issued; or

(iii)    at any time, that the making or continuance of any Eurodollar Loan has been made (x) unlawful by any law or governmental rule, regulation or order, (y) impossible by compliance by any Lender in good faith with any governmental request (whether or not having force of law) or (z) impracticable as a result of a contingency occurring after the Conversion Date which materially and adversely affects the interbank Eurodollar market;

then, and in any such event, such Lender (or the Administrative Agent, in the case of clause (i) above) shall promptly give notice (by telephone promptly confirmed in writing) to the Borrower and, except in the case of clause (i) above, to the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each of the other Lenders). Thereafter (x) in the case of clause (i) above, Eurodollar Loans shall no longer be available until such time as the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice by the Administrative Agent no longer exist, and any Notice of Borrowing or Notice of Conversion/Continuation given by the Borrower with respect to Eurodollar Loans which have not yet been incurred (including by way of conversion) shall be deemed rescinded by the Borrower, (y) in the case of clause (ii) above, the Borrower agrees to pay to such Lender, upon such Lender’s written request therefor, such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion shall determine) as shall be required to compensate such Lender for such increased costs or reductions in amounts received or receivable hereunder (a written notice as to the additional amounts owed to such Lender, showing in reasonable detail the basis for the calculation thereof, submitted to the Borrower by such Lender shall, absent manifest error, be final and conclusive and binding on all the parties hereto) and (z) in the case of clause (iii) above, the Borrower shall take one of the actions specified in Section 2.10(b) as promptly as possible and, in any event, within the time period required by law.

(b)    At any time that any Eurodollar Loan is affected by the circumstances described in Section 2.10(a)(ii), the Borrower may, and in the case of a Eurodollar Loan affected by the circumstances described in Section 2.10(a)(iii), the Borrower shall, either (x) if the affected Eurodollar Loan is then being made initially or pursuant to a conversion, cancel such Borrowing by giving the Administrative Agent telephonic notice (confirmed in writing) on the same date that the Borrower was notified by the affected Lender or the Administrative Agent pursuant to Section 2.10(a)(ii) or (iii) or (y) if the affected Eurodollar Loan is then outstanding, upon at least three Business Days’ written notice to the Administrative Agent, require the affected Lender to convert such Eurodollar Loan into a Base Rate Loan, provided that, if more than one Lender is affected at any time, then all affected Lenders must be treated the same pursuant to this Section 2.10(b).

(c)    If any Lender determines that after the Conversion Date the introduction of or any change in any applicable law or governmental rule, regulation, order, guideline, directive or request (whether or not having the force of law) concerning capital adequacy, or any change in interpretation or administration thereof by the NAIC or any governmental authority, central bank or comparable agency, will have the effect of increasing the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender based on the existence of such Lender’s Commitments hereunder or its obligations hereunder, then the Borrower agrees to pay to such Lender, upon its written demand therefor, such additional amounts as shall be required to compensate such Lender or such other corporation for the increased cost to such Lender or such other corporation or the reduction in the rate of return to such Lender or such other corporation as a result of such increase of capital. In determining such additional amounts, each Lender will act reasonably and in good faith and will use averaging and attribution methods which are reasonable, provided that such Lender’s determination of compensation owing under this Section 2.10(c) shall, absent manifest error, be final and conclusive and binding on all the parties hereto. Each Lender, upon determining that any additional amounts will be payable pursuant to this Section 2.10(c), will give prompt written notice thereof to the Borrower, which notice shall show in reasonable detail the basis for calculation of such additional amounts.

2.11    Compensation. The Borrower agrees to compensate each Lender, upon its written request (which request shall set forth in reasonable detail the basis for requesting such compensation), for all losses, expenses and liabilities (including, without limitation, any loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by such Lender to fund its Eurodollar Loans but excluding loss of anticipated profits) which such Lender may sustain: (i) if for any reason (other than a default by such Lender or the Administrative Agent) a Borrowing of, or conversion from or into, Eurodollar Loans does not occur on a date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation (whether or not withdrawn by the Borrower or deemed withdrawn pursuant to Section 2.10(a)); (ii) if any prepayment or repayment (including any prepayment or repayment made pursuant to Section 5.01, Section 5.02 or as a result of an acceleration of the Loans pursuant to Section 11) or conversion of any of its Eurodollar Loans occurs on a date which is not the last day of an Interest Period with respect thereto; (iii) if any prepayment of any of its Eurodollar Loans is not made on any date specified in a notice of prepayment given by the Borrower; or (iv) as a consequence of (x) any other default by the Borrower to repay Eurodollar Loans when required by the terms of this Agreement or any Note held by such Lender or (y) any cancellation or conversion made pursuant to Section 2.10(b).

2.12    Change of Lending Office. Each Lender agrees that on the occurrence of any event giving rise to the operation of Section 2.10(a)(ii) or (iii), Section 2.10(c), Section 3.06

or Section 5.04 with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans or Letters of Credit affected by such event, provided that such designation is made on such terms that such Lender and its lending office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of such Section. Nothing in this Section 2.12 shall affect or postpone any of the obligations of the Borrower or the right of any Lender provided in Sections 2.10, 3.06 and 5.04.

2.13    Replacement of Lenders. (x) If any Lender becomes a Defaulting Lender, (y) upon the occurrence of any event giving rise to the operation of Section 2.10(a)(ii) or (iii), Section 2.10(c), Section 3.06 or Section 5.04 with respect to any Lender which results in such Lender charging to the Borrower increased costs in excess of those being generally charged by the other Lenders or (z) in the case of a refusal by a Lender to consent to a proposed change, waiver, discharge or termination with respect to this Agreement which has been approved by the Required Lenders as (and to the extent) provided in Section 13.12(b), the Borrower shall have the right, in accordance with Section 13.04(b), if no Default or Event of Default then exists or would exist after giving effect to such replacement, to replace such Lender (the “Replaced Lender”) with one or more other Eligible Transferees, none of whom shall constitute a Defaulting Lender at the time of such replacement (collectively, the “Replacement Lender”) and each of which shall be reasonably acceptable to the Administrative Agent or, in the case of a replacement as provided in Section 13.12(b) where the consent of the respective Lender is required with respect to less than all Tranches of its Loans or Commitments, to replace the Commitments and/or outstanding Loans of such Lender in respect of each Tranche where the consent of such Lender would otherwise be individually required, with identical Commitments and/or Loans of the respective Tranche provided by the Replacement Lender; provided that:

(a)    at the time of any replacement pursuant to this Section 2.13, the Replacement Lender shall enter into one or more Assignment and Assumption Agreements pursuant to Section 13.04(b) (and with all fees payable pursuant to said Section 13.04(b) to be paid by the Replacement Lender) pursuant to which the Replacement Lender shall acquire all of the Commitments and outstanding Loans of the applicable Tranche of, and, in the case of the replacement of Revolving Loan Commitments or Revolving Loans of the respective Lender, all participations in Letters of Credit by, the respective Replaced Lender and, in connection therewith, shall pay to (x) the Replaced Lender in respect thereof an amount equal to the sum of (A) an amount equal to the principal of, and all accrued interest on, all outstanding Loans of the respective Replaced Lender under each Tranche with respect to which such Replaced Lender is being replaced, (B) an amount equal to all Unpaid Drawings (unless there are no Unpaid Drawings with respect to the Tranche being replaced) that have been funded by (and not reimbursed to) such Replaced Lender, together with all then unpaid interest with respect thereto at such time, and (C) an amount equal to all accrued, but theretofore unpaid, Fees owing to the Replaced Lender (but only with respect to the relevant Tranche, in the case of the replacement of less than all Tranches of Loans then held by the respective Replaced Lender) pursuant to Section 4.01, (y) in the case of the replacement of Revolving Loan Commitments or Revolving Loans, each Issuing Lender an amount equal to such Replaced Lender’s RL Percentage of any Unpaid Drawing relating to Letters of Credit issued by such Issuing Lender (which at such time remains an Unpaid Drawing) to the extent such amount was not theretofore funded by such Replaced Lender and (z) in the case of any replacement of Revolving Loan Commitments, the Swingline Lender an amount equal to such Replaced Lender’s RL Percentage of any Mandatory Borrowing to the extent such amount was not theretofore funded by such Replaced Lender to the Swingline Lender; and

(b)    all obligations of the Borrower then owing to the Replaced Lender (other than those (i) specifically described in clause (a) above in respect of which the assignment purchase price has been, or is concurrently being, paid, but including all amounts, if any, owing under Section 2.11 or (ii) relating to any Tranche of Loans and/or Commitments of the respective Replaced Lender which will remain outstanding after giving effect to the respective replacement) shall be paid in full to such Replaced Lender concurrently with such replacement.

Upon receipt by the Replaced Lender of all amounts required to be paid to it pursuant to this Section 2.13, the Administrative Agent shall be entitled (but not obligated) and authorized to execute an Assignment and Assumption Agreement on behalf of such Replaced Lender, and any such Assignment and Assumption Agreement so executed by the Administrative Agent and the Replacement Lender shall be effective for purposes of this Section 2.13 and Section 13.04. Upon the execution of the respective Assignment and Assumption Agreement, the payment of amounts referred to in clauses (a) and (b) above, recordation of the assignment on the Register by the Administrative Agent pursuant to Section 13.15 and, if so requested by the Replacement Lender, delivery to the Replacement Lender of the appropriate Note or Notes executed by the Borrower, (x) the Replacement Lender shall become a Lender hereunder and, unless the respective Replaced Lender continues to have outstanding Term Loans and/or a Revolving Loan Commitment hereunder, the Replaced Lender shall cease to constitute a Lender hereunder, except with respect to indemnification provisions under this Agreement (including, without limitation, Sections 2.10, 2.11, 3.06, 5.04, 12.06, 13.01 and 13.06), which shall survive as to such Replaced Lender, and (y) except in the case of the replacement of only outstanding Term Loans pursuant to this Section 2.13, the RL Percentages of the Lenders shall be automatically adjusted at such time to give effect to such replacement.

SECTION 3.    Letters of Credit.

3.01    Letters of Credit. (a) Subject to and upon the terms and conditions set forth herein, the Borrower may request that an Issuing Lender issue, at any time and from time to time on and after the Conversion Date and prior to the 30th day prior to the Revolving Loan Maturity Date, for the account of the Borrower and for the benefit of (x) any holder (or any trustee, agent or other similar representative for any such holders) of L/C Supportable Obligations, an irrevocable standby letter of credit, in a form customarily used by such Issuing Lender or in such other form as is reasonably acceptable to such Issuing Lender, and (y) sellers of goods to the Borrower or any of its Wholly-Owned Subsidiaries, an irrevocable trade letter of credit, in a form customarily used by such Issuing Lender or in such other form as has been approved by such Issuing Lender (which approval shall not be unreasonably withheld or delayed by such Issuing Lender) (each such letter of credit and each Existing Letter of Credit, a “Letter of

Credit” and, collectively, the “Letters of Credit”). All Letters of Credit shall be denominated in Dollars and shall be issued on a sight basis only.

(b)    Subject to and upon the terms and conditions set forth herein, each Issuing Lender agrees that it will, at any time and from time to time on and after the Conversion Date and prior to the 30th day prior to the Revolving Loan Maturity Date, following its receipt of the respective Letter of Credit Request, issue for account of the Borrower, one or more Letters of Credit as are permitted to remain outstanding hereunder without giving rise to a Default or an Event of Default, provided that no Issuing Lender shall be under any obligation to issue any Letter of Credit of the types described above if at the time of such issuance:

(i)    any order, judgment or decree of any governmental authority or arbitrator shall purport by its terms to enjoin or restrain such Issuing Lender from issuing such Letter of Credit or any requirement of law applicable to such Issuing Lender or any request or directive (whether or not having the force of law) from any governmental authority with jurisdiction over such Issuing Lender shall prohibit, or request that such Issuing Lender refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Lender with respect to such Letter of Credit any restriction or reserve or capital requirement (for which such Issuing Lender is not otherwise compensated hereunder) not in effect with respect to such Issuing Lender on the Conversion Date, or any unreimbursed loss, cost or expense which was not applicable or in effect with respect to such Issuing Lender as of the Conversion Date and which such Issuing Lender reasonably and in good faith deems material to it; or

(ii)    such Issuing Lender shall have received from the Borrower, any other Credit Party or the Required Lenders prior to the issuance of such Letter of Credit notice of the type described in the second sentence of Section 3.03(b).

(c)    Schedule III contains a description of letters of credit that were issued by an Issuing Lender for the account of the Borrower prior to the Conversion Date and which remain outstanding on the Conversion Date (and setting forth, with respect to each such letter of credit, (i) the name of the issuing lender, (ii) the letter of credit number, (iii) the name of the account party, (iv) the stated amount (which shall be in Dollars), (v) the name of the beneficiary, (vi) the expiry date and (vii) whether such letter of credit constitutes a standby letter of credit or a trade letter of credit). Each such letter of credit, including any extension or renewal thereof in accordance with the terms thereof and hereof (each, as amended from time to time in accordance with the terms thereof and hereof, an “Existing Letter of Credit”) shall constitute a “Letter of Credit” for all purposes of this Agreement and shall be deemed issued on the Conversion Date.

3.02    Maximum Letter of Credit Outstandings; Final Maturities. Notwithstanding anything to the contrary contained in this Agreement, (i) no Letter of Credit shall be issued the Stated Amount of which, when added to the Letter of Credit Outstandings (exclusive of Unpaid Drawings which are repaid on the date of, and prior to the issuance of, the respective Letter of Credit) at such time would exceed either (x) $20,000,000 or (y) when added to the sum of (I) the aggregate principal amount of all Revolving Loans then outstanding and (II) the aggregate principal amount of all Swingline Loans then outstanding, an amount equal to the Total Revolving Loan Commitment at such time, and (ii) each Letter of Credit shall by its terms terminate (x) in the case of standby Letters of Credit, on or before the earlier of (A) the date which occurs 12 months after the date of the issuance thereof (although any such standby Letter of Credit may be extendible for successive periods of up to 12 months, but, in each case, not beyond the tenth Business Day prior to the Revolving Loan Maturity Date, on terms acceptable to the respective Issuing Lender) and (B) ten Business Days prior to the Revolving Loan Maturity Date, and (y) in the case of trade Letters of Credit, on or before the earlier of (A) the date which occurs 180 days after the date of issuance thereof and (B) 30 days prior to the Revolving Loan Maturity Date.

3.03    Letter of Credit Requests; Minimum Stated Amount. (a) Whenever the Borrower desires that a Letter of Credit be issued for its account, the Borrower shall give the Administrative Agent and the respective Issuing Lender at least five Business Days’ (or such shorter period as is acceptable to such Issuing Lender) written notice thereof (including by way of facsimile). Each notice shall be in the form of Exhibit C, appropriately completed (each, a “Letter of Credit Request”).

(b)    The making of each Letter of Credit Request shall be deemed to be a representation and warranty by the Borrower to the Lenders that such Letter of Credit may be issued in accordance with, and will not violate the requirements of, Section 3.02. Unless the respective Issuing Lender has received notice from the Borrower, any other Credit Party or the Required Lenders before it issues a Letter of Credit that one or more of the conditions specified in Section 7 are not then satisfied, or that the issuance of such Letter of Credit would violate Section 3.02, then such Issuing Lender shall, subject to the terms and conditions of this Agreement, issue the requested Letter of Credit for the account of the Borrower in accordance with such Issuing Lender’s usual and customary practices. Upon the issuance of or modification or amendment to any standby Letter of Credit, each Issuing Lender shall promptly notify the Borrower and the Administrative Agent, in writing of such issuance, modification or amendment and such notice shall be accompanied by a copy of such Letter of Credit or the respective modification or amendment thereto, as the case may be. Promptly after receipt of such notice the Administrative Agent shall notify the Participants, in writing, of such issuance, modification or amendment. On the first Business Day of each week, each Issuing Lender shall furnish the Administrative Agent with a written (including via facsimile) report of the daily aggregate outstandings of trade Letters of Credit issued by such Issuing Lender for the immediately preceding week. Notwithstanding anything to the contrary contained in this Agreement, in the event that a Lender Default exists with respect to a RL Lender, no Issuing Lender shall be required to issue any Letter of Credit unless such Issuing Lender has entered into arrangements satisfactory to it and the Borrower to eliminate such Issuing Lender’s risk with respect to the participation in Letters of Credit by the Defaulting Lender or Lenders, including by cash collateralizing such Defaulting Lender’s or Lenders’ RL Percentage of the Letter of Credit Outstandings.

(c)    The initial Stated Amount of each Letter of Credit shall not be less than $100,000 or such lesser amount as is acceptable to the respective Issuing Lender.

3.04    Letter of Credit Participations. (a) Immediately upon the issuance by an Issuing Lender of any Letter of Credit, such Issuing Lender shall be deemed to have sold and transferred to each RL Lender, and each such RL Lender (in its capacity under this Section 3.04, a “Participant”) shall be deemed irrevocably and unconditionally to have purchased and received from such Issuing Lender, without recourse or warranty, an undivided interest and participation, to the extent of such Participant’s RL Percentage, in such Letter of Credit, each drawing or payment made thereunder and the obligations of the Borrower under this Agreement with respect thereto, and any security therefor or guaranty pertaining thereto. Upon any change in the Revolving Loan Commitments or RL Percentages of the Lenders pursuant to Section 2.13, 4.02(b) or 13.04(b), it is hereby agreed that, with respect to all outstanding Letters of Credit and Unpaid Drawings relating thereto, there shall be an automatic adjustment to the participations pursuant to this Section 3.04 to reflect the new RL Percentages of the assignor and assignee Lender, as the case may be.

(b)    In determining whether to pay under any Letter of Credit, no Issuing Lender shall have any obligation relative to the other Lenders other than to confirm that any documents required to be delivered under such Letter of Credit appear to have been delivered and that they appear to substantially comply on their face with the requirements of such Letter of Credit. Any action taken or omitted to be taken by an Issuing Lender under or in connection with any Letter of Credit issued by it shall not create for such Issuing Lender any resulting liability to the Borrower, any other Credit Party, any Lender or any other Person unless such action is taken or omitted to be taken with gross negligence or willful misconduct on the part of such Issuing Lender (as determined by a court of competent jurisdiction in a final and non-appealable decision).

(c)    In the event that an Issuing Lender makes any payment under any Letter of Credit issued by it and the Borrower shall not have reimbursed such amount in full to such Issuing Lender pursuant to Section 3.05(a), such Issuing Lender shall promptly notify the Administrative Agent, which shall promptly notify each Participant of such failure, and each Participant shall promptly and unconditionally pay to such Issuing Lender the amount of such Participant’s RL Percentage of such unreimbursed payment in Dollars and in same day funds. If the Administrative Agent so notifies, prior to 12:00 Noon (New York time) on any Business Day, any Participant required to fund a payment under a Letter of Credit, such Participant shall make available to the respective Issuing Lender in Dollars such Participant’s RL Percentage of the amount of such payment on such Business Day in same day funds. If and to the extent such Participant shall not have so made its RL Percentage of the amount of such payment available to respective Issuing Lender, such Participant agrees to pay to such Issuing Lender, forthwith on demand such amount, together with interest thereon, for each day from such date until the date such amount is paid to such Issuing Lender at the overnight Federal Funds Rate for the first three days and at the interest rate applicable to Revolving Loans that are maintained as Base Rate Loans for each day thereafter. The failure of any Participant to make available to an Issuing Lender its RL Percentage of any payment under any Letter of Credit issued by such Issuing Lender shall not relieve any other Participant of its obligation hereunder to make available to such Issuing Lender its RL Percentage of any payment under any Letter of Credit on the date required, as specified above, but no Participant shall be responsible for the failure of any other Participant to make available to such Issuing Lender such other Participant’s RL Percentage of any such payment.

(d)    Whenever an Issuing Lender receives a payment of a reimbursement obligation as to which it has received any payments from the Participants pursuant to clause (c) above, such Issuing Lender shall pay to each such Participant which has paid its RL Percentage thereof, in Dollars and in same day funds, an amount equal to such Participant’s share (based upon the proportionate aggregate amount originally funded by such Participant to the aggregate amount funded by all Participants) of the principal amount of such reimbursement obligation and interest thereon accruing after the purchase of the respective participations.

(e)    Upon the request of any Participant, each Issuing Lender shall furnish to such Participant copies of any standby Letter of Credit issued by it and such other documentation as may reasonably be requested by such Participant.

(f)    The obligations of the Participants to make payments to each Issuing Lender with respect to Letters of Credit shall be irrevocable and not subject to any qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including, without limitation, any of the following circumstances:

(i)    any lack of validity or enforceability of this Agreement or any of the other Credit Documents;

(ii)    the existence of any claim, setoff, defense or other right which the Borrower or any of its Subsidiaries may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Administrative Agent, any Participant, or any other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between the Borrower or any Subsidiary of the Borrower and the beneficiary named in any such Letter of Credit);

(iii)    any draft, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(iv)    the surrender or impairment of any security for the performance or observance of any of the terms of any of the Credit Documents; or

(v)    the occurrence of any Default or Event of Default.

3.05    Agreement to Repay Letter of Credit Drawings. (a) The Borrower agrees to reimburse each Issuing Lender, by making payment to the Administrative Agent in immediately available funds at the Payment Office, for any payment or disbursement made by such Issuing Lender under any Letter of Credit issued by it (each such amount, so paid until reimbursed by the Borrower, an “Unpaid Drawing”), not later than one Business Day following receipt by the Borrower of notice of such payment or disbursement (provided that no such notice shall be required to be given if a Default or an Event of Default under Section 11.05 shall have occurred and be continuing, in which case the Unpaid Drawing shall be due and payable immediately without presentment, demand, protest or notice of any kind (all of which are hereby waived by the Borrower)), with interest on the amount so paid or disbursed by such Issuing Lender, to the extent not reimbursed prior to 12:00 Noon (New York time) on the date of such payment or disbursement, from and including the date paid or disbursed to but excluding the date such Issuing Lender was reimbursed by the Borrower therefor at a rate per annum equal to the Base Rate as in effect from time to time plus the Applicable Margin as in effect from time to time for Revolving Loans that are maintained as Base Rate Loans; provided, however, to the extent such amounts are not reimbursed prior to 12:00 Noon (New York time) on the third Business Day following the receipt by the Borrower of notice of such payment or disbursement or following the occurrence of a Default or an Event of Default under Section 11.05, interest shall thereafter accrue on the amounts so paid or disbursed by such Issuing Lender (and until reimbursed by the Borrower) at a rate per annum equal to the Base Rate as in effect from time to time plus the Applicable Margin for Revolving Loans that are maintained as Base Rate Loans as in effect from time to time plus 2%, with such interest to be payable on demand. Each Issuing Lender shall give the Borrower prompt written notice of each Drawing under any Letter of Credit issued by it, provided that the failure to give any such notice shall in no way affect, impair or diminish the Borrower’s obligations hereunder.

(b)    The obligations of the Borrower under this Section 3.05 to reimburse each Issuing Lender with respect to drafts, demands and other presentations for payment under Letters of Credit issued by it (each, a “Drawing”) (including, in each case, interest thereon) shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which the Borrower or any Subsidiary of the Borrower may have or have had against any Lender (including in its capacity as an Issuing Lender or as a Participant), including, without limitation, any defense based upon the failure of any drawing under a Letter of Credit to conform to the terms of the Letter of Credit or any nonapplication or misapplication by the beneficiary of the proceeds of such Drawing; provided, however, that the Borrower shall not be obligated to reimburse any Issuing Lender for any wrongful payment made by such Issuing Lender under a Letter of Credit issued by it as a result of acts or omissions constituting willful misconduct or gross negligence on the part of such Issuing Lender (as determined by a court of competent jurisdiction in a final and non-appealable decision).

3.06    Increased Costs. If at any time after the Conversion Date, the introduction of or any change in any applicable law, rule, regulation, order, guideline or request or in the interpretation or administration thereof by the NAIC or any governmental authority charged with the interpretation or administration thereof, or compliance by any Issuing Lender or any Participant with any request or directive by the NAIC or by any such governmental authority (whether or not having the force of law), shall either (i) impose, modify or make applicable any reserve, deposit, capital adequacy or similar requirement against letters of credit issued by any Issuing Lender or participated in by any Participant, or (ii) impose on any Issuing Lender or any Participant any other conditions relating, directly or indirectly, to this Agreement or any Letter of Credit; and the result of any of the foregoing is to increase the cost to any Issuing Lender or any Participant of issuing, maintaining or participating in any Letter of Credit, or reduce the amount of any sum received or receivable by any Issuing Lender or any Participant hereunder or reduce the rate of return on its capital with respect to Letters of Credit (except for changes in the rate of tax on, or determined by reference to, the net income or net profits of such Issuing Lender or such Participant pursuant to the laws of the jurisdiction in which it is organized or in which its principal office or applicable lending office is located or any subdivision thereof or therein), then, upon the delivery of the certificate referred to below to the Borrower by any Issuing Lender or any Participant (a copy of which certificate shall be sent by such Issuing Lender or such Participant to the Administrative Agent), the Borrower agrees to pay to such Issuing Lender or such Participant such additional amount or amounts as will compensate such Issuing Lender or such Participant for such increased cost or reduction in the amount receivable or reduction on the rate of return on its capital. Any Issuing Lender or any Participant, upon determining that any additional amounts will be payable to it pursuant to this Section 3.06, will give prompt written notice thereof to the Borrower, which notice shall include a certificate submitted to the Borrower by such Issuing Lender or such Participant (a copy of which certificate shall be sent by such Issuing Lender or such Participant to the Administrative Agent), setting forth in reasonable detail the basis for the calculation of such additional amount or amounts necessary to compensate such Issuing Lender or such Participant. The certificate required to be delivered pursuant to this Section 3.06 shall, absent manifest error, be final and conclusive and binding on the Borrower.

SECTION 4.    Commitment Commission; Fees; Reductions of Commitment.

4.01    Fees. (a) The Borrower agrees to pay to the Administrative Agent for distribution to each Non-Defaulting RL Lender a commitment commission (the “Commitment Commission”) for the period from and including the Conversion Date to and including the Revolving Loan Maturity Date (or such earlier date on which the Total Revolving Loan Commitment has been terminated) computed at a rate per annum equal to the Applicable Commitment Commission of the Unutilized Revolving Loan Commitment of such Non-Defaulting RL Lender as in effect from time to time. Accrued Commitment Commission shall be due and payable quarterly in arrears on each Quarterly Payment Date and on the date upon which the Total Revolving Loan Commitment is terminated.

(b)    The Borrower agrees to pay to the Administrative Agent for distribution to each RL Lender (based on each such RL Lender’s respective RL Percentage) a fee in respect of each Letter of Credit (the “Letter of Credit Fee”) for the period from and including the date of issuance of such Letter of Credit to and including the date of termination or expiration of such Letter of Credit, computed at a rate per annum equal to the Applicable Margin during such period with respect to Revolving Loans that are maintained as Eurodollar Loans on the daily Stated Amount of each such Letter of Credit. Accrued Letter of Credit Fees shall be due and payable quarterly in arrears on each Quarterly Payment Date and on the first day on or after the termination of the Total Revolving Loan Commitment upon which no Letters of Credit remain outstanding.

(c)    The Borrower agrees to pay to each Issuing Lender, for its own account, a facing fee in respect of each Letter of Credit issued by it (the “Facing Fee”) for the period from and including the date of issuance of such Letter of Credit to and including the date of termination or expiration of such Letter of Credit, computed at a rate per annum equal to 1/8 of 1% on the daily Stated Amount of such Letter of Credit, provided that in any event the minimum amount of Facing Fees payable in any twelve-month period for each Letter of Credit shall be not less than $500, it being agreed that, on the day of issuance of any Letter of Credit and on each anniversary thereof prior to the termination or expiration of such Letter of Credit, if $500 will exceed the amount of Facing Fees that will accrue with respect to such Letter of Credit for the immediately succeeding twelve-month period, the full $500 shall be payable on the date of issuance of such Letter of Credit and on each such anniversary thereof. Except as otherwise provided in the proviso to the immediately preceding sentence, accrued Facing Fees shall be due and payable quarterly in arrears on each Quarterly Payment Date and upon the first day on or after the termination of the Total Revolving Loan Commitment upon which no Letters of Credit remain outstanding.

(d)    The Borrower agrees to pay to each Issuing Lender, for its own account, upon each payment under, issuance of, or amendment to, any Letter of Credit issued by it, such amount as shall at the time of such event be the administrative charge and the reasonable expenses which such Issuing Lender is generally imposing in connection with such occurrence with respect to letters of credit.

(e)    The Borrower agrees to pay to the Administrative Agent such fees as may be agreed to in writing from time to time by the Borrower or any of its Subsidiaries and the Administrative Agent.

4.02    Voluntary Termination of Unutilized Revolving Loan Commitments. (a) Upon at least three Business Day’s prior written notice to the Administrative Agent at the Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), the Borrower shall have the right, at any time or from time to time, without premium or penalty to terminate the Total Unutilized Revolving Loan Commitment in whole, or reduce it in part, pursuant to this Section 4.02(a), in an integral multiple of $5,000,000 in the case of partial reductions to the Total Unutilized Revolving Loan Commitment, provided that each such reduction shall apply proportionately to permanently reduce the Revolving Loan Commitment of each RL Lender.

(b)    In the event of certain refusals by a Lender to consent to certain proposed changes, waivers, discharges or terminations with respect to this Agreement which have been approved by the Required Lenders as (and to the extent) provided in Section 13.12(b), the Borrower shall have the right, subject to obtaining the consents required by Section 13.12(b), upon five Business Days’ prior written notice to the Administrative Agent at the Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), to terminate the entire Revolving Loan Commitment of such Lender, so long as all Loans, together with accrued and unpaid interest, Fees and all other amounts, owing to such Lender (including all amounts, if any, owing pursuant to Section 2.11 but excluding amounts owing in respect of Loans of any Tranche maintained by such Lender, if such Loans are not being repaid pursuant to Section 5.01(b)) are repaid concurrently with the effectiveness of such termination (at which time Schedule I shall be deemed modified to reflect such changed amounts) and such Lender’s RL Percentage, if any, of (x) all outstanding Letters of Credit is cash collateralized in a manner satisfactory to the Administrative Agent and the respective Issuing Lenders and (y) all Mandatory Borrowings not theretofore funded by such Lender are paid in full to the Swingline Lender, and at such time, unless the respective Lender continues to have outstanding Term Loans hereunder, such Lender shall no longer constitute a “Lender” for purposes of this Agreement with respect to the Revolving Loan Commitment of such Lender so terminated, except with respect to indemnifications under this Agreement (including, without limitation, Sections 2.10, 2.11, 3.06, 5.04, 12.06, 13.01 and 13.06), which shall survive as to such repaid Lender (but only in respect of the period of time during which such repaid Lender was a Lender hereunder).

4.03    Mandatory Reduction of Commitments and Revolving Loan Repayments.

The Total Revolving Loan Commitment (and the Revolving Loan Commitment of each RL Lender) shall terminate in its entirety upon the earlier of (i) the Revolving Loan Maturity Date and (ii) unless the Required Lenders otherwise agree in writing, the date on which a Change of Control occurs.

SECTION 5.    Prepayments; Payments; Taxes.

5.01    Voluntary Prepayments. (a) Subject to Section 5.05, the Borrower shall have the right to prepay the Loans, without premium or penalty, in whole or in part at any time and from time to time on the following terms and conditions: (i) the Borrower shall give the Administrative Agent prior to 12:00 Noon (New York time) at the Notice Office (x) at least one Business Day’s prior written notice (or telephonic notice promptly confirmed in writing) of its intent to prepay Base Rate Loans (or same day notice in the case of a prepayment of Swingline Loans) and (y) at least three Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) of its intent to prepay Eurodollar Loans, which notice (in each case) shall specify whether Term Loans, Revolving Loans or Swingline Loans shall be prepaid, the amount of such prepayment and the Types of Loans to be prepaid and, in the case of Eurodollar Loans, the specific Borrowing or Borrowings pursuant to which such Eurodollar Loans were made, and which notice the Administrative Agent shall, except in the case of a prepayment of Swingline Loans, promptly transmit to each of the Lenders; (ii) (x) each partial prepayment of Term Loans pursuant to this Section 5.01(a) shall be in an aggregate principal amount of at least $5,000,000 (or such lesser amount as is acceptable to the Administrative Agent), (y) each partial prepayment of Revolving Loans pursuant to this Section 5.01(a) shall be in an aggregate principal amount of at least $1,000,000 (or such lesser amount as is acceptable to the Administrative Agent) and (z) each partial prepayment of Swingline Loans pursuant to this Section 5.01(a) shall be in an aggregate principal amount of at least $300,000 (or such lesser amount as is acceptable to the Administrative Agent), provided that if any partial prepayment of Eurodollar Loans made pursuant to any Borrowing shall reduce the outstanding principal amount of Eurodollar Loans made pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount applicable thereto, then such Borrowing may not be continued as a Borrowing of Eurodollar Loans (and same shall automatically be converted into a Borrowing of Base Rate Loans) and any election of an Interest Period with respect thereto given by the Borrower shall have no force or effect; (iii) each prepayment pursuant to this Section 5.01(a) in respect of any Revolving Loans made pursuant to a Borrowing shall be applied to the Revolving Loans, with each RL Lender to be allocated its applicable RL Percentage of the amount of such prepayment, provided that at the Borrower’s election in connection with any prepayment of Revolving Loans pursuant to this Section 5.01(a), such prepayment shall not, so long as no Default or Event of Default then exists, be applied to any Revolving Loan of a Defaulting Lender; (iv) each voluntary prepayment in respect of any Term Loans made pursuant to this Section 5.01(a) shall be allocated to the Term

Loans, with each Term Lender to be allocated its applicable Term Loan Percentage of the amount of such prepayment; and (v) each voluntary prepayment of the Term Loans pursuant to this Section 5.01(a) (in excess of amounts required to be paid for the applicable period pursuant to Section 5.02) shall be applied to reduce the remaining Scheduled Term Loan Repayments of such Term Loans in inverse order of maturity.

(b)    In the event of certain refusals by a Lender to consent to certain proposed changes, waivers, discharges or terminations with respect to this Agreement which have been approved by the Required Lenders as (and to the extent) provided in Section 13.12(b), the Borrower may, upon five Business Days’ prior written notice to the Administrative Agent at the Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), repay all Loans of such Lender (including all amounts, if any, owing pursuant to Section 2.11), together with accrued and unpaid interest, Fees and all other amounts then owing to such Lender (or owing to such Lender with respect to each Tranche which gave rise to the need to obtain such Lender’s individual consent) in accordance with, and subject to the requirements of, said Section 13.12(b), so long as (A) in the case of the repayment of Revolving Loans of any Lender pursuant to this clause (b), (x) the Revolving Loan Commitment of such Lender is terminated concurrently with such repayment pursuant to Section 4.02(b) (at which time Schedule I shall be deemed modified to reflect the changed Revolving Loan Commitments) and (y) such Lender’s RL Percentage, if any, of all outstanding Letters of Credit is cash collateralized in a manner satisfactory to the Administrative Agent and the respective Issuing Lenders and (B) the consents, if any, required by Section 13.12(b) in connection with the repayment pursuant to this clause (b) shall have been obtained. Each prepayment of the Term Loans pursuant to this Section 5.01(b) shall be applied to reduce the then remaining Scheduled Term Loan Repayments of such Term Loans on a pro rata basis (based upon the remaining principal amount of each such Scheduled Term Loan Repayments after giving effect to all prior reductions thereto).

5.02    Mandatory Repayments. (a) On any day on which the sum of (I) the aggregate outstanding principal amount of all Revolving Loans (after giving effect to all other repayments thereof on such date), (II) the aggregate outstanding principal amount of all Swingline Loans (after giving effect to all other repayments thereof on such date) and (III) the aggregate amount of all Letter of Credit Outstandings exceeds the Total Revolving Loan Commitment at such time, the Borrower shall prepay on such day the principal of Swingline Loans and, after all Swingline Loans have been repaid in full or if no Swingline Loans are outstanding, Revolving Loans in an amount equal to such excess. If, after giving effect to the prepayment of all outstanding Swingline Loans and Revolving Loans, the aggregate amount of the Letter of Credit Outstandings exceeds the Total Revolving Loan Commitment at such time, the Borrower shall pay to the Administrative Agent at the Payment Office on such day an amount of cash and/or Cash Equivalents equal to the amount of such excess (up to a maximum amount equal to the Letter of Credit Outstandings at such time), such cash and/or Cash Equivalents to be held as security for all Obligations of the Borrower to the Issuing Lenders and the Lenders hereunder in a cash collateral account to be established by the Administrative Agent.

(b)     Subject to Section 5.05, in addition to any other mandatory repayments pursuant to this Section 5.02, on the 15th day (or, if not a Business Day, the immediately preceding Business Day) of the last month of each of the Borrower’s fiscal quarters set forth below, the Borrower shall be required to repay the principal amount of Term Loans, to the extent then outstanding, as set forth opposite each such fiscal quarter below, and the aggregate principal amount of all Term Loans then outstanding shall be repaid on the Term Loan Maturity Date (each such date, a “Scheduled Term Loan Repayment Date”; each such repayment, as the same may be reduced as provided in Section 5.01(a) or 5.01(b), a “Scheduled Term Loan Repayment”):

Scheduled Term Loan Repayment Date	Amount
The fiscal quarters ending on or closest to June 30, 2012, September 30, 2012, December 31, 2012 and March 31, 2013	$2,500,000
The fiscal quarters ending on or closest to June 30, 2013, September 30, 2013, December 31, 2013 and March 31, 2014	$3,000,000
The fiscal quarter ending on or closest to June 30, 2014 and each fiscal quarter of the Borrower ended thereafter prior to the Term Loan Maturity Date	$3,375,000

(c)     (i) In addition to any other mandatory repayments pursuant to this Section 5.02, on each date on or after the Conversion Date upon which the Borrower or any of its Subsidiaries receives any Net Cash Proceeds from any issuance or incurrence by the Borrower or any of its Subsidiaries of (x) Indebtedness for borrowed money (other than Indebtedness for borrowed money permitted to be incurred pursuant to Section 10.04 as in effect on the Conversion Date (but including (i) Additional Permitted Indebtedness or Additional Second Lien Indebtedness, in either case to the extent not applied to repay outstanding Second Lien Term Loans and (ii) any Permitted Pulitzer Debt Refinancing Incremental Amount to the extent required under Section 10.04(xi)) which shall be applied as otherwise provided by this Section 5.02(c)) and (y) Equity Interests (other than Qualified Preferred Equity or to the extent Net Cash Proceeds thereof are applied to repay outstanding Second Lien Term Loans), an amount equal to 100% of the Net Cash Proceeds of the respective issuance or incurrence of such Indebtedness or Equity Interests shall be applied on such date as a mandatory repayment in accordance with the requirements of Sections 5.02(g) and (h).

(ii)     In addition to any other mandatory repayments pursuant to this Section 5.02, on each date on or after the Conversion Date upon which the Borrower or any of its Subsidiaries receives any Net Cash Proceeds from any issuance of Qualified Preferred Stock, the first $50,000,000 of the Net Cash Proceeds therefrom, and any other Net Cash Proceeds therefrom that are not applied to repay outstanding Second Lien Term Loans, shall be applied on such date as a mandatory repayment in accordance with the requirements of Sections 5.02(g) and (h).

(d)     In addition to any other mandatory repayments pursuant to this Section 5.02, on each date on or after the Conversion Date upon which the Borrower or any of its Subsidiaries receives any Net Sale Proceeds from any Asset Sale, an amount equal to 100% of the Net Sale Proceeds therefrom shall be applied within one Business Day after receipt as a mandatory repayment in accordance with the requirements of Sections 5.02(g) and (h).

(e)     On each Excess Cash Flow Payment Date after the Conversion Date, an amount equal to the Excess Cash Flow Repayment Amount shall be applied as a mandatory repayment in accordance with the requirements of Sections 5.02(g) and (h).

(f)     In addition to any other mandatory repayments pursuant to this Section 5.02, within 10 days following each date on or after the Conversion Date upon which the Borrower or any of its Subsidiaries receives any Net Cash Proceeds from any Recovery Event (other than Recovery Events where the Net Cash Proceeds therefrom do not exceed $500,000), an amount equal to 100% of the Net Cash Proceeds from such Recovery Event shall be applied within such 10 day period as a mandatory repayment in accordance with the requirements of Sections 5.02(g) and (h); provided, however, that so long as no Default or Event of Default then exists, such Net Cash Proceeds shall not be required to be so applied within such 10 day period to the extent that such Net Cash Proceeds shall be used to replace or restore any properties or assets in respect of which such Net Cash Proceeds were paid within 360 days following the date of the receipt of such Net Cash Proceeds, and provided further, that (x) so long as no Default or Event of Default then exists and to the extent that the amount of such Net Cash Proceeds equals or exceeds $25,000,000, the amount of such Net Cash Proceeds, together with other cash available to the Borrower and its Subsidiaries and permitted to be spent by them on Capital Expenditures during the relevant period, equals at least 100% of the cost of replacement or restoration of the properties or assets in respect of which such Net Cash Proceeds were paid as determined by the Borrower and as supported by such information as the Administrative Agent may reasonably request, then the entire amount of the Net Cash Proceeds from such Recovery Event (and not just the portion thereof in excess of $25,000,000) shall be deposited with the Administrative Agent pursuant to a cash collateral arrangement reasonably satisfactory to the Administrative Agent whereby such proceeds shall be disbursed to the Borrower from time to time as needed to pay or reimburse the Borrower or such Subsidiary for the actual costs incurred by it in connection with the replacement or restoration of the respective properties or assets (pursuant to such certification requirements as may be reasonably established by the Administrative Agent), although at any time while an Event of Default has occurred and is continuing, the Required Lenders may direct the Administrative Agent (in which case the Administrative Agent shall, and is hereby authorized by the Borrower to, follow said directions) to apply any or all proceeds then on deposit in such collateral account in accordance with the requirements of Sections 5.02(g) and (h) and (y) if all or any portion of such Net Cash Proceeds not required to be so applied pursuant to the preceding proviso are not so used within 360 days after the date of the receipt of such Net Cash Proceeds (or such earlier date, if any, as the Borrower or the relevant Subsidiary determines not to reinvest the Net Cash Proceeds relating to such Recovery Event as set forth above), such remaining portion shall be applied on the last day of such period (or such earlier date, as the case may be) as provided above in this Section 5.02(f) without regard to the preceding proviso.

(g)     (I) Subject to Section 5.05, each amount required to be applied pursuant to Sections 5.02(c), (d) and (f) shall be applied ratably to repay outstanding Term Loans and Revolving Loans, on a pro rata basis among the Lenders within each such Tranche.

(II)     Subject to Section 5.05, each amount required to be applied pursuant to Section 5.02(e) on each Excess Cash Flow Payment Date shall be applied to repay the Term Loans, on a pro rata basis among the Lenders within such Tranche in accordance with clause (III) below.

(III)     The amount of each principal repayment of Term Loans pursuant to (A) clause (I) above shall be applied to reduce the then remaining Scheduled Term Loan Repayments in inverse order of maturity and (B) clause (II) above shall be applied to reduce the remaining Scheduled Term Loan Repayments, after (without duplication) deduction for the amount of the Scheduled Term Loan Repayment (without giving effect to any reductions thereof after the Conversion Date) due during the applicable Excess Cash Flow Payment Period and actually applied to make such Scheduled Term Loan Repayment (the remaining amount after such deduction, the “Excess Cash Flow Payment Amount”), to prepay the Term Loans and applied (1) first, to the extent the Excess Cash Flow Payment Amount is positive, to reduce the Scheduled Term Loan Repayment due in the calendar quarter immediately succeeding such Excess Cash Flow Payment Period and (2) thereafter, to the remaining Scheduled Term Loan Repayments in inverse order of maturity.

(h)     With respect to each repayment of Loans required by this Section 5.02, the Borrower may designate the Types of Loans of the respective Tranche which are to be repaid and, in the case of Eurodollar Loans, the specific Borrowing or Borrowings of the respective Tranche pursuant to which such Eurodollar Loans were made, provided that: (i) repayments of Eurodollar Loans pursuant to this Section 5.02 may only be made on the last day of an Interest Period applicable thereto unless all Eurodollar Loans of the respective Tranche with Interest Periods ending on such date of required repayment and all Base Rate Loans of the respective Tranche have been paid in full; (ii) if any repayment of Eurodollar Loans made pursuant to a single Borrowing shall reduce the outstanding Eurodollar Loans made pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount applicable thereto, such Borrowing shall be automatically converted into a Borrowing of Base Rate Loans; and (iii) each repayment of any Loans made pursuant to a Borrowing shall be applied pro rata among such Loans within its applicable Tranche. In the absence of a designation by the Borrower as described in the preceding sentence, the Administrative Agent shall, subject to the above, make such designation in its sole discretion.

(i)     In addition to any other mandatory repayments pursuant to this Section 5.02, (i) all then outstanding Swingline Loans shall be repaid in full on the Swingline Expiry Date, (ii) all then outstanding Loans shall be repaid in full on the respective Maturity Date for such Tranche of Loans, and (iii) unless the Required Lenders otherwise agree in writing, all then outstanding Loans and other Obligations shall be repaid in full on the date on which a Change of Control occurs.

5.03     Method and Place of Payment. Except as otherwise specifically provided herein, all payments under this Agreement and under any Note shall be made to the

Administrative Agent for the account of the Lender or Lenders entitled thereto not later than 12:00 Noon (New York time) on the date when due and shall be made in Dollars in immediately available funds at the Payment Office. Whenever any payment to be made hereunder or under any Note shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable at the applicable rate during such extension.

5.04     Net Payments. (a) All payments made by or on behalf of the Borrower hereunder and under any Note will be made without setoff, counterclaim or other defense. Except as provided in Section 5.04(b), all such payments will be made free and clear of, and without deduction or withholding for, any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein with respect to such payments (but excluding, (i) except as provided in the second succeeding sentence, any tax imposed on or measured by the net income or net profits of a Lender pursuant to the laws of the jurisdiction in which it is organized or the jurisdiction in which the principal office or applicable lending office of such Lender is located or any subdivision thereof or therein and (ii) any United States Federal withholding tax that would not have been imposed but for a failure by such recipient (or any financial institution through which any payment is made to such recipient) to comply with the applicable requirements of Sections 1471 through 1474 of the Code, as of the date of this Agreement, and any regulations or official interpretations thereof) and all interest, penalties or similar liabilities with respect to such non-excluded taxes, levies, imposts, duties, fees, assessments or other charges (all such non-excluded taxes, levies, imposts, duties, fees, assessments or other charges being referred to collectively as “Taxes”). If any Taxes are so levied or imposed, the Borrower agrees to pay the full amount of such Taxes, and such additional amounts as may be necessary so that every payment of all amounts due under this Agreement or under any Note, after withholding or deduction for or on account of any Taxes, will not be less than the amount provided for herein or in such Note as if such Taxes had not been levied or imposed. If any amounts are payable in respect of Taxes pursuant to the preceding sentence, the Borrower agrees to reimburse each Lender, upon the written request of such Lender, for taxes imposed on or measured by the net income or net profits of such Lender pursuant to the laws of the jurisdiction in which such Lender is organized or in which the principal office or applicable lending office of such Lender is located or under the laws of any political subdivision or taxing authority of any such jurisdiction in which such Lender is organized or in which the principal office or applicable lending office of such Lender is located and for any withholding of taxes as such Lender shall determine are payable by, or withheld from, such Lender, in respect of such amounts so paid to or on behalf of such Lender pursuant to the preceding sentence and in respect of any amounts paid to or on behalf of such Lender pursuant to this sentence. The Borrower will furnish to the Administrative Agent within 45 days after the date the payment of any Taxes is due pursuant to applicable law certified copies of tax receipts evidencing such payment by such Borrower. The Borrower agrees to indemnify and hold harmless each Lender, and reimburse such Lender upon its written request, for the amount of any Taxes so levied or imposed and paid by such Lender (other than for any interest or penalties directly attributable to any failure of a Lender to file any returns or pay any Taxes directly attributable to this Agreement, to the extent such Lender was legally required to file such returns and/or pay such Taxes and was reasonably informed by the Borrower about such requirements and had all information necessary to file such returns and/or pay such Taxes). For purposes of this Section 5.04(a), Taxes shall include Other Taxes.

(b)     Each Lender that is a “United States person” (as such term is defined in Section 7701(a)(30) of the Code) agrees to deliver to the Borrower and the Administrative Agent on or prior to the Conversion Date or, in the case of a Lender that is an assignee, transferee or acquiror of an interest under this Agreement pursuant to Section 2.12, 2.13 or 13.04(b) (unless the respective Lender was already a Lender hereunder immediately prior to such assignment, transfer or acquisition), on the date of such assignment, transfer or acquisition to or by such Lender, two properly completed and duly signed copies of Internal Revenue Service Form W-9 (or any successor form) certifying that such Lender is exempt from U.S. Federal withholding tax. Each Lender that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for U.S. Federal income tax purposes agrees to deliver to the Borrower and the Administrative Agent on or prior to the Conversion Date or, in the case of a Lender that is an assignee, transferee or acquiror of an interest under this Agreement pursuant to Section 2.12, 2.13 or 13.04(b) (unless the respective Lender was already a Lender hereunder immediately prior to such assignment, transfer or acquisition), on the date of such assignment, transfer or acquisition to or by such Lender, (i) two accurate and complete original signed copies of Internal Revenue Service Form W-8ECI, Form W-8BEN (with respect to a complete exemption under an income tax treaty) or Form W-8IMY (together with any applicable underlying Internal Revenue Service forms) (or successor forms) certifying to such Lender’s entitlement as of such date to a complete exemption from United States withholding tax with respect to payments to be made under this Agreement and under any Note, (ii) if the Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code and cannot deliver either Internal Revenue Service Form W-8ECI or Form W-8BEN (with respect to a complete exemption under an income tax treaty) or W-8IMY (or any successor forms) pursuant to clause (i) above, (x) a certificate substantially in the form of Exhibit D (any such certificate, a “Section 5.04(b)(ii) Certificate”) and (y) two accurate and complete original signed copies of applicable Internal Revenue Service Form W-8 (with respect to the portfolio interest exemption) (or successor form) certifying to such Lender’s entitlement as of such date to a complete exemption from United States withholding tax with respect to payments of interest to be made under this Agreement and under any Note, or (iii) any other form prescribed by applicable requirements of U.S. Federal income tax law as a basis for claiming exemption from or a reduction in U.S. Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable requirements of law to permit the Borrower and the Administrative Agent to determine the withholding or deduction required to be made. In addition, each Lender agrees that from time to time after the Conversion Date, when a lapse in time or change in circumstances renders the previous certification obsolete or inaccurate in any material respect and from time to time thereafter upon the request of the Borrower or the Administrative Agent, such Lender will deliver to the Borrower and the Administrative Agent two new accurate and complete original signed copies of Internal Revenue Service Form W-8ECI, Form W-8BEN (with respect to the benefits of any income tax treaty), Form W-8IMY (together with any applicable underlying Internal Revenue Service forms) or applicable Form W-8 (with respect to the portfolio interest exemption) and a Section 5.04(b)(ii) Certificate, as the case may be, and such other forms as may be required in order to confirm or establish the entitlement of such Lender to a continued exemption from or reduction in United States withholding tax with respect to payments under this Agreement and any Note, or such

Lender shall immediately notify the Borrower and the Administrative Agent of its inability to deliver any such Form or Certificate, in which case such Lender shall not be required to deliver any such Form or Certificate pursuant to this Section 5.04(b). Notwithstanding anything to the contrary contained in Section 5.04(a), but subject to Section 13.04(b) and the immediately succeeding sentence, (x) the Borrower shall be entitled, to the extent it is required to do so by law, to deduct or withhold income or similar taxes imposed by the United States (or any political subdivision or taxing authority thereof or therein) from interest, Fees or other amounts payable hereunder for the account of any Lender which is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for U.S. Federal income tax purposes to the extent that such Lender has not provided to the Borrower U.S. Internal Revenue Service Forms that establish a complete exemption from such deduction or withholding and (y) the Borrower shall not be obligated pursuant to Section 5.04(a) to gross-up payments to be made to a Lender in respect of income or similar taxes imposed by the United States if (I) such Lender has not provided to the Borrower the Internal Revenue Service Forms required to be provided to the Borrower pursuant to this Section 5.04(b) or (II) in the case of a payment, other than interest, to a Lender described in clause (ii) above, to the extent that such forms do not establish a complete exemption from withholding of such taxes. Notwithstanding anything to the contrary contained in the preceding sentence or elsewhere in this Section 5.04 and except as set forth in Section 13.04(b), the Borrower agrees to pay any additional amounts and to indemnify each Lender in the manner set forth in Section 5.04(a) (without regard to the identity of the jurisdiction requiring the deduction or withholding) in respect of any amounts deducted or withheld by it as described in the immediately preceding sentence as a result of any changes that are effective after the Conversion Date in any applicable law, treaty, governmental rule, regulation, guideline or order, or in the interpretation thereof, relating to the deducting or withholding of such Taxes.

(c)     Each Lender shall indemnify the Administrative Agent for the full amount of any taxes, levies, imposts, duties, charges, fees, deductions, withholdings or similar charges imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein (but only to the extent that the Borrower has not already reimbursed the Administrative Agent for such taxes, levies, imposts, duties, charges, fees, deductions, withholdings or similar charges and without limiting the obligation of the Borrower to do so) that are attributable to such Lender and that are payable or paid by the Administrative Agent, together with all interest, penalties, reasonable costs and expenses arising therefrom or with respect thereto in connection with any Credit Document, as determined by the Administrative Agent in good faith. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.

5.05     Priority of Revolving Facility. Notwithstanding anything to the contrary in Section 5, at any time during the occurrence and continuation of a Default or Event of Default (unless the Administrative Agent has commenced the exercise of rights and remedies, in which case Section 13.17 shall apply), any payment of the Loans pursuant to Section 5 shall be applied as follows: first, to any outstanding Swingline Loans, second, to any outstanding Revolving Loans, third, to the cash collateralization of outstanding Letters of Credit and, fourth, to the Term Loans as otherwise provided in Section 5 (without giving effect to this Section 5.05). If any Lender collects or receives any amounts received on account of Obligations to which it is not entitled as a result of the application of this Section 5.05, such Lender shall hold the same in trust for the Revolving Lenders and shall forthwith deliver the same to the Administrative Agent, for the account of the Revolving Lenders, to be applied in accordance with this Section 5.05 or, if then applicable, Section 13.17. Without limiting the generality of the foregoing, this Section 5.05 is intended to constitute and shall be deemed to constitute a “subordination agreement” within the meaning of Section 510(a) of the Bankruptcy Code and is intended to be and shall be interpreted to be enforceable to the maximum extent permitted pursuant to applicable non-bankruptcy law.

SECTION 6.     Conditions Precedent to the Conversion Date.

The occurrence of the Conversion Date pursuant to Section 13.10 and the obligation of each Lender to make Loans, and the obligation of each Issuing Lender to issue Letters of Credit, on the Conversion Date, are subject at the time of the occurrence of the Conversion Date to the satisfaction of the following conditions:

6.01     Execution of Agreement; Notes. On or prior to the Conversion Date, (i) this Agreement shall have been executed and delivered as provided in Section 13.10 and (ii) there shall have been delivered to the Administrative Agent for the account of each of the Lenders that has requested same the appropriate Term Note and/or Revolving Note executed by the Borrower and, if requested by the Swingline Lender, the Swingline Note executed by the Borrower, in each case in the amount, maturity and as otherwise provided herein.

6.02     Officer’s Certificate. On the Conversion Date, the Administrative Agent shall have received a certificate, dated the Conversion Date and signed on behalf of the Borrower by the chairman of the board, the chief executive officer, the president or any vice president of the Borrower, certifying on behalf of the Borrower that all of the conditions in Sections 6.06 through 6.08, inclusive, and 7.01 have been satisfied on such date.

6.03     Opinions of Counsel. On the Conversion Date, the Administrative Agent shall have received (i) from Lane & Waterman LLP and from Sidley Austin LLP, special counsels to the Credit Parties, opinions in form and substance reasonably satisfactory to the Administrative Agent addressed to the Administrative Agent and each of the Lenders and dated the Conversion Date covering the matters set forth in Exhibit E and such other matters incident to the transactions contemplated herein as the Administrative Agent may reasonably request, and (ii) from local counsel in each state in which a Subsidiary Guarantor (other than K. Falls Basin Publishing, Inc., but only to the extent that such entity is a non-operating entity and has no material assets or liabilities) is organized, an opinion in form and substance reasonably satisfactory to the Administrative Agent addressed to the Administrative Agent and each of the Lenders, dated the Conversion Date and covering such matters incident to the transactions contemplated herein as the Administrative Agent may reasonably request.

6.04     Company Documents; Proceedings; etc.

(a)     On the Conversion Date, the Administrative Agent shall have received a certificate from each Credit Party, dated the Conversion Date, signed by the chairman of the board, the chief executive officer, the president or any vice president of such Credit Party, and attested to by the secretary or any assistant secretary of such Credit Party, in the form of Exhibit

F with appropriate insertions, together with copies of the certificate or articles of incorporation and by-laws (or other equivalent organizational documents), as applicable, of such Credit Party and the resolutions of such Credit Party referred to in such certificate, and each of the foregoing shall be in form and substance reasonably acceptable to the Administrative Agent.

(a)     On the Conversion Date, all Company and legal proceedings and all instruments and agreements in connection with the transactions contemplated by this Agreement and the other Credit Documents shall be reasonably satisfactory in form and substance to the Agents, and the Administrative Agent shall have received all information and copies of all documents and papers, including records of Company proceedings, governmental approvals, good standing certificates and bring-down telegrams or facsimiles, if any, which the Administrative Agent reasonably may have requested in connection therewith, such documents and papers where appropriate to be certified by proper Company or governmental authorities.

6.05     Shareholders’ Agreements; Tax Sharing Agreements; Existing Indebtedness Agreements. On the Conversion Date, the Administrative Agent shall have received a certificate from the Borrower, dated the Conversion Date, attaching true and correct copies of the following documents, certified as such by an Authorized Officer of the Borrower:

(i)     all agreements entered into by the Borrower or any of its Subsidiaries governing the terms and relative rights of its Equity Interests and any agreements entered into by its shareholders relating to any such entity with respect to its Equity Interests (collectively, the “Shareholders’ Agreements”);

(ii)     all tax sharing, tax allocation and other similar agreements entered into by the Borrower or any of its Subsidiaries (collectively, the “Tax Sharing Agreements”); and

(iii)     all agreements evidencing or relating to Indebtedness of the Borrower or any of its Subsidiaries which is to remain outstanding after giving effect to the Conversion Date (collectively, the “Existing Indebtedness Agreements”), although the Borrower shall not be required to deliver a copy of any Existing Indebtedness Agreement to the extent that same relates to an item of Indebtedness (including unused commitments in respect thereof) of less than $5,000,000.

6.06     Conversion of the DIP Credit Agreement.

(a)     The Confirmation Order shall be in form and substance reasonably satisfactory to the Administrative Agent and shall have been entered, shall not be subject to any stay and the conditions precedent to the effectiveness of the Plan of Reorganization shall have been satisfied (or waived) to the reasonable satisfaction of the Administrative Agent.

(b)     The sum of (1) Unrestricted cash and Cash Equivalents of the Lee Entities and (2) unused availability under the Revolving Facility immediately after giving effect to the Conversion Date shall not be less than $26,000,000, and the Borrower shall have delivered a certificate to the Administrative Agent to such effect on or before the Conversion Date, based on the Borrower’s good faith assumptions.

(c)     The Borrower shall be in compliance with all financial covenants set forth in Section 10.08 and 10.09 on a pro forma basis after giving effect to the Conversion Date.

(d)     No Default or Event of Default under and as defined in the DIP Credit Agreement shall exist or would exist immediately prior to or after giving effect to the occurrence of the Conversion Date.

6.07     Adverse Change, Approvals.

(a)     Since September 25, 2011, nothing shall have occurred (and neither any Agent nor the Required Lenders shall have become aware of any facts or conditions not previously known) which any Agent or the Required Lenders shall reasonably determine has had, or could reasonably be expected to have, a Material Adverse Effect.

(b)     On or prior to the Conversion Date, all necessary governmental (domestic and foreign) and material third party approvals and/or consents in connection with this Agreement, the other transactions contemplated hereby and the granting of Liens under the Security Documents shall have been obtained and remain in effect, and all applicable waiting periods with respect thereto shall have expired without any action being taken by any competent authority which restrains, prevents or imposes materially adverse conditions upon the consummation of this Agreement or the other transactions contemplated hereby or otherwise referred to herein or therein. On the Conversion Date, there shall not exist any judgment, order, injunction or other restraint issued or filed or a hearing seeking injunctive relief or other restraint pending or notified prohibiting or imposing materially adverse conditions upon this Agreement or the other transactions contemplated hereby or otherwise referred to herein or therein. On the Conversion Date, the Collateral Agent shall have continuing, perfected Liens in the Collateral as and to the extent required under the terms hereof and of the Security Documents.

6.08     Litigation. On the Conversion Date, there shall be no actions, suits or proceedings pending or threatened with respect to this Agreement, any other Credit Document or otherwise which any Agent or the Required Lenders shall reasonably determine has had, or could reasonably be expected to have, a Material Adverse Effect.

6.09     Subsidiaries Guaranty; Intercompany Subordination Agreement.

(a)     On the Conversion Date, each Subsidiary Guarantor shall have duly authorized, executed and delivered the Subsidiaries Guaranty in the form of Exhibit G (as further amended, modified or supplemented from time to time in accordance with the terms hereof and thereof, the “Subsidiaries Guaranty”), and the Subsidiaries Guaranty shall be in full force and effect.

(b)     On the Conversion Date, each Credit Party and each other Subsidiary of the Borrower which is an obligee with respect to any Intercompany Debt shall have duly authorized, executed and delivered the Intercompany Subordination Agreement in the form of Exhibit H (as amended, modified, restated and/or supplemented from time to time in accordance with the terms hereof and thereof, the “Intercompany Subordination Agreement”), and the Intercompany Subordination Agreement shall be in full force and effect.

(c)     On the Conversion Date, each party thereto shall have duly authorized, executed and delivered the Intercreditor Agreement, and the Intercreditor Agreement shall be in full force and effect.

6.10     Security Documents.

(a)     On the Conversion Date, each Credit Party shall have duly authorized, executed and delivered the Pledge Agreement in the form of Exhibit I-1 (as amended, modified, restated and/or supplemented from time to time in accordance with the terms hereof and thereof, the “Pledge Agreement”) and shall have delivered (or shall have previously delivered) to the Collateral Agent, as Pledgee thereunder, all of the Pledge Agreement Collateral, if any, referred to therein and then owned by such Credit Party, together with executed and undated endorsements for transfer in the case of Equity Interests constituting certificated Pledge Agreement Collateral, along with evidence that all other actions necessary or, in the reasonable opinion of the Collateral Agent, desirable, to perfect the security interests purported to be created by the Pledge Agreement have been taken and the Pledge Agreement shall be in full force and effect.

(b)     On the Conversion Date, each Credit Party shall have duly authorized, executed and delivered the Security Agreement in the form of Exhibit I-2 (as amended, modified, restated and/or supplemented from time to time in accordance with the terms hereof and thereof, the “Security Agreement”) covering all of such Credit Party’s Security Agreement Collateral, together with:

(i)     proper financing statements (Form UCC-1 or the equivalent) fully executed or authorized for filing under the UCC or other appropriate filing offices of each jurisdiction as may be necessary or, in the reasonable opinion of the Collateral Agent, desirable, to perfect the security interests purported to be created by the Security Agreement;

(ii)     certified copies of requests for information or copies (Form UCC-11), or equivalent reports as of a recent date, listing all effective financing statements that name the Borrower or any of the other Credit Parties as debtor and that are filed in the jurisdictions referred to in clause (i) above, together with copies of such other financing statements that name the Borrower or any other Credit Party as debtor (none of which shall cover any of the Collateral except (x) to the extent evidencing Permitted Liens or (y) those in respect of which the Collateral Agent shall have received termination statements (Form UCC-3) or such other termination statements as shall be required by local law fully executed for filing);

(iii)     evidence of the completion of all other recordings and filings of, or with respect to, the Security Agreement as may be necessary or, in the reasonable opinion of the Collateral Agent, desirable, to perfect the security interests intended to be created by the Security Agreement; and

(iv)     evidence that all other actions necessary or, in the reasonable opinion of the Collateral Agent, desirable to perfect and protect the security interests purported to be created by the Security Agreement have been taken, and the Security Agreement shall be in full force and effect.

6.11     Mortgage; Title Insurance; Survey; Landlord Waivers; etc.

Subject to Section 9.12, the Borrower shall deliver, or cause the applicable other Credit Party to deliver to the Collateral Agent:

(i)     fully executed counterparts of Mortgages and corresponding UCC Fixture Filings, in form and substance reasonably satisfactory to the Collateral Agent, which Mortgages and UCC Fixture Filings shall cover each Real Property owned by the Borrower or any other Credit Party as set forth on Part A of Schedule X (it being understood that this excludes Real Property listed on Part B of Schedule X that is currently being held for sale and Excluded Real Property), together with evidence that counterparts of such Mortgages and UCC Fixture Filings have been delivered to the title insurance company insuring the Lien of such Mortgage for recording;

(ii)     a Mortgage Policy relating to each Mortgage of the Mortgaged Property referred to above, issued by a title insurer reasonably satisfactory to the Collateral Agent, in an insured amount satisfactory to the Collateral Agent and insuring the Collateral Agent that the Mortgage on each such Mortgaged Property is a valid and enforceable first priority mortgage lien on such Mortgaged Property, free and clear of all defects and encumbrances except Permitted Encumbrances, with each such Mortgage Policy to be in form and substance reasonably satisfactory to the Collateral Agent;

(iii)     to induce the title company to issue the Mortgage Policies referred to in subsection (ii) above, such affidavits, certificates, information and instruments of indemnification (including, without limitation, a so-called “gap” indemnification) as shall be required by such title company, together with payment by the Borrower of all Mortgage Policy premiums, search and examination charges, mortgage recording taxes, fees, charges, costs and expenses required for the recording of such Mortgages and issuance of such Mortgage Policies;

(iv)     to the extent requested by the Collateral Agent and otherwise reasonably available to the Borrower, a survey of each Mortgaged Property (and all improvements thereon) in form and substance reasonably satisfactory to the Collateral Agent;

(v)     flood certificates covering each Mortgaged Property in form and substance acceptable to the Administrative Agent, certified to the Collateral Agent in its capacity as such and setting forth whether or not each such Mortgaged Property is located in a flood hazard area, as determined by designation of each such Mortgaged Property in a specified flood hazard zone by reference to the applicable FEMA map; and

(vi)     from local counsel in each state in which a Mortgaged Property is located, an opinion in form and substance reasonably satisfactory to the Collateral Agent addressed to the Collateral Agent in its capacity as such, and each of the Lenders and covering such matters incident to the transactions contemplated herein as the Collateral

Agent may reasonably request including, but not limited to, the enforceability of each Mortgage.

6.12     Historical Financial Statements; Projections. On or prior to the Conversion Date, the Administrative Agent shall have received true and correct copies of the historical financial statements and the Projections referred to in Sections 8.05(a) and (d), which historical financial statements and Projections shall be in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders.

6.13     Solvency Certificate; Insurance Certificates, etc.

On the Conversion Date, the Administrative Agent shall have received:

(i)     a solvency certificate from the chief financial officer of the Borrower in the form of Exhibit J; and

(ii)     certificates of insurance complying with the requirements of Section 9.03 for the business and properties of the Borrower and its Subsidiaries, in form and substance reasonably satisfactory to the Administrative Agent.

6.14     Fees, etc.

On the Conversion Date, the Borrower shall have paid (a) to each Agent (and/or its relevant Affiliate) and each Lender all costs, fees and expenses and other compensation contemplated hereby and in the Revolving Facility Fee Letter payable to each Agent (and/or its relevant Affiliate) or such Lender to the extent then due, (b) to each Prepetition Lender (as defined in the DIP Credit Agreement) all accrued and unpaid interest, fees and expenses payable pursuant to the Prepetition Credit Agreement and the Orders (as defined in the DIP Credit Agreement) and (c) to each RL Lender all accrued and unpaid interest, fees and expenses payable pursuant to the DIP Credit Agreement, which payments, in each case, may be made from the proceeds of Revolving Loans made on the Conversion Date, subject to the requirements of Section 6.06(b).

6.15     Transaction Documents. (a) On the Conversion Date, the Second Lien Loan Agreement, the Intercreditor Agreement and the other Second Lien Documents shall have become (or concurrently with the Conversion Date shall become) effective in accordance with the terms hereof, thereof and of the Support Agreement, and the Administrative Agent shall have received true, correct and complete (including all exhibits, schedules and annexes thereto), fully executed copies thereof, certified as such by an Authorized Officer of the Borrower as required by Section 6.05.

(b)     On the Conversion Date, the Pulitzer Debt Documents shall have become (or concurrently with the Conversion Date shall become) effective in accordance with the terms hereof, thereof and of the Support Agreement, and the Administrative Agent shall have received true, correct and complete (including all exhibits, schedules and annexes thereto), fully executed copies thereof, certified as such by an Authorized Officer of the Borrower as required by Section 6.05.

SECTION 7.     Conditions Precedent to All Credit Events.

The obligation of each Lender to make Loans (including without limitation, the Loans contemplated to be converted on the Conversion Date) and the obligation of each Issuing Lender to issue Letters of Credit (including without limitation, the deemed issuance of the Existing Letters of Credit under the Revolving Facility), is subject, at the time of each such Credit Event (except as hereinafter indicated), to the Conversion Date having occurred and to the satisfaction of the following conditions:

7.01     No Default; Representations and Warranties. At the time of each such Credit Event and also after giving effect thereto (i) there shall exist no Default or Event of Default and (ii) all representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on the date of such Credit Event (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date).

7.02     Notice of Borrowing; Letter of Credit Request. (a) Prior to the making of each Loan (other than a Swingline Loan or a Revolving Loan made pursuant to a Mandatory Borrowing), the Administrative Agent shall have received a Notice of Borrowing meeting the requirements of Section 2.03(a). Prior to the making of each Swingline Loan, the Swingline Lender shall have received a Notice of Borrowing meeting the requirements of Section 2.03(b)(i).

(b)     Prior to the issuance of each Letter of Credit, the Administrative Agent and the respective Issuing Lender shall have received a Letter of Credit Request meeting the requirements of Section 3.03(a).

The occurrence of the Conversion Date and the acceptance of the benefits of each Credit Event shall constitute a representation and warranty by the Borrower to the Administrative Agent and each of the Lenders that all the conditions specified in this Section 7 and applicable to such Credit Event are satisfied as of that time. All of the documents and papers referred to in this Section 7 shall be in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders and, unless otherwise specified, shall be delivered to the Administrative Agent at the Notice Office for the account of each of the Lenders.

7.03     No Excess Cash. The obligation of each Lender to make Revolving Loans (other than pursuant to a Mandatory Borrowing), and the obligation of the Swingline Lender to make Swingline Loans, in each case, shall be subject to the satisfaction of the condition that the Borrower shall have delivered to the Administrative Agent together with the relevant Notice of Borrowing, a certificate of an Authorized Officer of the Borrower certifying (x) in detail reasonably satisfactory to the Administrative Agent, as to the use of the proceeds of such Borrowing, and (y) that as of the date of such requested Borrowing, the aggregate amount of Unrestricted cash and Cash Equivalents owned or held by the Borrower and its Subsidiaries (other than Excluded Domestic Subsidiaries), determined after giving pro forma effect to such

Borrowing and the application of proceeds therefrom, including without limitation, any such application to outstanding interest and amortization payments on the Loans (which application shall be made within two Business Days of the date of such Borrowing and the proceeds thereof applied in a manner consistent with the foregoing certifications) and from any other Unrestricted cash and Cash Equivalents then held or owned by the Borrower and its Subsidiaries (other than Excluded Domestic Subsidiaries) (to the extent such proceeds and/or other Unrestricted cash and Cash Equivalents are to be utilized by the Borrower and its Subsidiaries (other than Excluded Domestic Subsidiaries) within two Business Days of such date for a permitted purpose under this Agreement other than an Investment in Unrestricted cash and Cash Equivalents or in a Subsidiary of the Borrower), shall not exceed $20,000,000.

7.04     No Pulitzer Financial Covenant Default. The obligation of each Lender to make Revolving Loans (other than pursuant to a Mandatory Borrowing), and the obligation of the Swingline Lender to make Swingline Loans, in each case, shall be subject to the satisfaction of the condition that there shall exist no Pulitzer Financial Covenant Default.

SECTION 8.     Representations, Warranties and Agreements.

In order to induce the Lenders to enter into this Agreement and to make the Loans, and issue (or participate in) the Letters of Credit as provided herein, the Borrower makes the following representations, warranties and agreements, in each case after giving effect to the Conversion Date, all of which shall survive the execution and delivery of this Agreement and the Notes and the making of the Loans and the issuance of the Letters of Credit, with the occurrence of the Conversion Date and the occurrence of each Credit Event on or after the Conversion Date being deemed to constitute a representation and warranty that the matters specified in this Section 8 are true and correct in all material respects on and as of the Conversion Date and on the date of each such other Credit Event (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date).

8.01     Company Status. Each of the Borrower and each of its Subsidiaries (i) is a duly organized and validly existing Company in good standing under the laws of the jurisdiction of its organization, (ii) has the Company power and authority to own its property and assets and to transact the business in which it is engaged and presently proposes to engage and (iii) is duly qualified and is authorized to do business and is in good standing in each jurisdiction where the ownership, leasing or operation of its property or the conduct of its business requires such qualifications except for failures to be so qualified or authorized which, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

8.02     Power and Authority. Each Credit Party has the Company power and authority to execute, deliver and perform the terms and provisions of each of the Credit Documents to which it is party and has taken all necessary Company action to authorize the execution, delivery and performance by it of each of such Credit Documents. Each Credit Party has duly executed and delivered each of the Credit Documents to which it is party, and each of such Credit Documents constitutes its legal, valid and binding obligation enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).

8.03     No Violation. Neither the execution, delivery or performance by any Credit Party of the Credit Documents to which it is a party, nor compliance by it with the terms and provisions thereof, (i) contravenes any provision of any law, statute, rule or regulation or any order, writ, injunction or decree of any court or governmental instrumentality, (ii) conflicts with or results in any breach of any of the terms, covenants, conditions or provisions of, or constitutes a default under, or results in the creation or imposition of (or the obligation to create or impose) any Lien (except (x) pursuant to the Security Documents and (y) the Liens permitted under Sections 10.01(xvii) and 10.01(xviii)) upon any of the property or assets of any Credit Party or any of its Subsidiaries pursuant to the terms of any material indenture, mortgage, deed of trust, credit agreement or loan agreement, or any other material agreement, contract or instrument, in each case to which any Credit Party or any of its Subsidiaries is a party or by which it or any its property or assets is bound or to which it may be subject, or (iii) violates any provision of the certificate or articles of incorporation, certificate of formation, limited liability company agreement or by-laws (or equivalent organizational documents), as applicable, of any Credit Party or any of its Subsidiaries.

8.04     Approvals. All necessary governmental (domestic and foreign) and material third party approvals and/or consents in connection with this Agreement and the other transactions contemplated hereby and by the other Credit Documents shall have been obtained and remain in effect, and all applicable waiting periods with respect thereto shall have expired without any action being taken by any competent authority which restrains, prevents or imposes materially adverse conditions upon the consummation of this Agreement or the other transactions contemplated hereby and by the other Credit Documents or otherwise referred to herein or therein. No order, consent, approval, license, authorization or validation of, or filing, recording or registration with (except for those that have otherwise been obtained or made on or prior to the Conversion Date and which remain in full force and effect on the Conversion Date and for the filings for perfection or recordation of the Liens under the Credit Documents set forth in Section 8.11), or exemption by, any governmental or public body or authority, or any subdivision thereof, is required to be obtained or made by, or on behalf of, any Credit Party to authorize, or is required to be obtained or made by, or on behalf of, any Credit Party in connection with, (i) the execution, delivery and performance of any Credit Document or (ii) the legality, validity, binding effect or enforceability of any such Credit Document.

8.05     Financial Statements; Financial Condition; Undisclosed Liabilities; Projections. (a) The consolidated balance sheets of the Borrower and its Subsidiaries at September 25, 2011 and September 26, 2010, and the related consolidated statements of income and cash flows and changes in shareholders’ equity of the Borrower and its Subsidiaries for the Borrower’s respective fiscal year ended on each such date, in each case furnished to the Lenders prior to the Conversion Date, present fairly in all material respects the consolidated financial position of the Borrower and its Subsidiaries at the dates of said financial statements and the consolidated results of their operations for the periods covered thereby. The consolidated balance sheets of Pulitzer and its Subsidiaries at September 25, 2011 and September 26, 2010 and the related consolidated statements of income and cash flows and changes in shareholders’

equity of Pulitzer and its Subsidiaries for Pulitzer’s fiscal year ended on each such date, furnished to the Lenders prior to the Conversion Date, present fairly in all material respects the consolidated financial condition of Pulitzer and its Subsidiaries at the date of said financial statements and the consolidated results of their operations for the periods covered thereby. All such financial statements have been prepared in accordance with GAAP consistently applied except to the extent provided in the notes to said financial statements and subject, in the case of the unaudited interim consolidated financial statements of the Borrower and Pulitzer, to normal year-end audit adjustments (all of which are of a recurring nature and none of which, individually or in the aggregate, would be material) and the absence of footnotes.

(b)     On and as of the Conversion Date, and after giving effect to all Indebtedness (including the Loans) being incurred or assumed and Liens created by the Credit Parties in connection therewith, (i) the sum of the assets, at a fair valuation, of the Borrower (on a stand-alone basis) and of the Borrower and its Subsidiaries (taken as a whole) will exceed its or their respective debts, (ii) the Borrower (on a stand-alone basis) and the Borrower and its Subsidiaries (taken as a whole) has or have not incurred and does or do not intend to incur, and does or do not believe that it or they will incur, debts beyond its or their respective ability to pay such debts as such debts mature, and (iii) the Borrower (on a stand-alone basis) and the Borrower and its Subsidiaries (taken as a whole) will have sufficient capital with which to conduct its or their respective businesses. For purposes of this Section 8.05(b), “debt” means any liability on a claim, and “claim” means (a) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured or (b) right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

(c)     Except as fully disclosed in the financial statements delivered pursuant to Section 8.05(a) and for the Indebtedness incurred under this Agreement, the Pulitzer Debt Documents and the Second Lien Loan Documents, there were as of the Conversion Date no liabilities or obligations with respect to the Borrower or any of its Subsidiaries of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether or not due) which, either individually or in the aggregate, could reasonably be expected to be material to the Borrower and its Subsidiaries taken as a whole. As of the Conversion Date, the Borrower knows of no basis for the assertion against it or any of its Subsidiaries of any liability or obligation of any nature whatsoever that is not fully disclosed in the financial statements delivered pursuant to Section 8.05(a) or referred to in the immediately preceding sentence which, either individually or in the aggregate, could reasonably be expected to be material to the Borrower and its Subsidiaries taken as a whole.

(d)     The Projections delivered to the Administrative Agent and the Lenders prior to the Conversion Date have been prepared in good faith and are based on reasonable assumptions, and there are no statements or conclusions in the Projections which are based upon or include information known to the Borrower to be misleading in any material respect or which fail to take into account material information known to the Borrower regarding the matters reported therein. On the Conversion Date, the Borrower believes that the Projections are reasonable and attainable, it being recognized by the Lenders, however, that projections as to future events are not to be viewed as facts and that the actual results during the period or periods covered by the Projections may differ from the projected results.

(e)     Since September 25, 2011, nothing has occurred that has had, or could reasonably be expected to have, a Material Adverse Effect (it being understood that the filing of the voluntary petitions under Chapter 11 of the Bankruptcy Code on the Petition Date shall not, in and of itself, be deemed to have had or, reasonably be expected to have, a Material Adverse Effect).

8.06     Litigation. Except as set forth in Schedule XII (it being understood that disclosure on Schedule XII is not a representation that a matter to which the disclosure relates is expected to have a Material Adverse Effect), there are no actions, suits, proceedings or governmental investigations pending or, to the knowledge of the Borrower, threatened with respect to any Credit Document or otherwise that have had, or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect (it being understood that the filing of the voluntary petitions under Chapter 11 of the Bankruptcy Code on the Petition Date shall not, in and of itself, be deemed to have had or, reasonably be expected to have, a Material Adverse Effect).

8.07     True and Complete Disclosure. All factual information (taken as a whole) theretofore furnished by or on behalf of the Borrower in writing to the Administrative Agent or any Lender (including, without limitation, all information contained in the Credit Documents, the Plan of Reorganization and the Disclosure Statement) for purposes of or in connection with this Agreement, the other Credit Documents or any transaction contemplated herein or therein is true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided, it being understood and agreed that for purposes of this Section 8.07, such factual information shall not include the Projections or any pro forma financial information.

8.08     Use of Proceeds; Margin Regulations. (a) All proceeds of the Revolving Loans and the Swingline Loans, and all amounts on deposit in the Lee Reserve, will be used for the working capital and general corporate purposes of the Borrower and its Subsidiaries.

(b)     No part of any Credit Event (or the proceeds thereof) will be used to purchase or carry any Margin Stock or to extend credit for the purpose of purchasing or carrying any Margin Stock. Neither the making of any Loan nor the use of the proceeds thereof nor the occurrence of any other Credit Event will violate or be inconsistent with the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System.

8.09     Tax Returns and Payments. Each of the Borrower and each of its Subsidiaries has timely filed or caused to be timely filed (in each case giving effect to all applicable and permitted extensions) with the appropriate taxing authority all Federal and other material returns, statements, forms and reports for taxes (the “Returns”) required to be filed by, or with respect to the income, properties or operations of, the Borrower and/or any of its Subsidiaries. The Returns accurately reflect in all material respects all liability for taxes of the Borrower and its Subsidiaries, as applicable, for the periods covered thereby. Each of the Borrower and each of its Subsidiaries has paid all taxes and assessments payable by it which have become due, other than those that are immaterial and those that are being contested in good faith and adequately disclosed and fully provided for on the financial statements of the Borrower and its Subsidiaries in accordance with GAAP. There is no material action, suit, proceeding, investigation, audit or claim now pending or, to the knowledge of the Borrower, threatened by any authority regarding any material taxes relating to the Borrower or any of its Subsidiaries. Neither the Borrower nor any of its Subsidiaries has incurred, nor will any of them incur, any material tax liability in connection with transactions contemplated in this Agreement, the Second Lien Credit Agreement or the Pulitzer Debt Agreement (it being understood that (x) the representation contained in this sentence does not cover any future tax liabilities of the Borrower or any of its Subsidiaries arising as a result of the operation of their businesses in the ordinary course of business and (y) the consummation of the Plan of Reorganization may result in tax consequences to the Borrower, including an adjustment of asset values or tax basis as a result of cancellation of indebtedness resulting from the Plan of Reorganization).

8.10     Compliance with ERISA. (a) Schedule IV sets forth each Plan as of the Conversion Date. Except as disclosed on Schedule IV or otherwise as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (it being understood that disclosure on Schedule IV is not a representation that such item is expected to have a Material Adverse Effect): each Plan (and each related trust, insurance contract or fund) is in compliance with its terms and with all applicable laws, including without limitation ERISA and the Code; each Plan (and each related trust, if any) which is intended to be qualified under Section 401(a) of the Code has received a determination letter from the Internal Revenue Service to the effect that it meets the requirements of Sections 401(a) and 501(a) of the Code, has applied for such a determination letter within the time period permitted by the Internal Revenue Service, or has time remaining within the time period permitted by the Internal Revenue Service in which to apply for such a determination letter; no Reportable Event has occurred; the Borrower has not been notified by any Plan which is a multiemployer plan (as defined in Section 4001(a)(3) of ERISA) that it is insolvent or in reorganization; no Plan has an Unfunded Current Liability; no Plan which is subject to Section 412 of the Code or Section 302 of ERISA has an accumulated funding deficiency or failure to meet applicable minimum funding standards, within the meaning of such sections of the Code or ERISA, or has applied for or received either a waiver of such standards or an extension of any amortization period (to the extent applicable), within the meaning of Section 412 of the Code or Section 302 of ERISA; all contributions required to be made with respect to a Plan have been timely made; neither the Borrower nor any ERISA Affiliate has incurred any liability (including any indirect, contingent or secondary liability to or on account of a Plan) pursuant to Sections 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Sections 401(a)(29), 4971 or 4975 of the Code or expects to incur any liability under any of the foregoing sections with respect to any Plan; no condition exists which presents a risk to the Borrower or any ERISA Affiliate of incurring a liability to or on account of a Plan pursuant to the foregoing provisions of ERISA and the Code; no proceedings have been instituted to terminate or appoint a trustee to administer any

Plan which is subject to Title IV of ERISA; no action, suit, proceeding, hearing, audit or investigation with respect to the administration, operation or the investment of assets of any Plan (other than routine audits and claims for benefits) is pending, expected or threatened; using actuarial assumptions and computation methods consistent with Part 1 of subtitle E of Title IV of ERISA, the aggregate liabilities of the Borrower and its ERISA Affiliates to all Plans which are multiemployer plans (as defined in Section 4001(a)(3) of ERISA) in the event of a complete withdrawal therefrom, as of the close of the most recent fiscal year of each such Plan ended prior to the date of the most recent Credit Event, would not exceed $10,000,000; each group health plan (as defined in Section 607(1) of ERISA or Section 4980B(g)(2) of the Code) which covers or has covered employees or former employees of the Borrower or any ERISA Affiliate has at all times been operated in compliance with the provisions of Part 6 of subtitle B of Title I of ERISA and Section 4980B of the Code; each group health plan (as defined in 45 Code of Federal Regulations Section 160.103) which covers or has covered employees or former employees of the Borrower or any ERISA Affiliate has at all times been operated in compliance with the provisions of the Health Insurance Portability and Accountability Act of 1996 and the regulations promulgated thereunder; no lien imposed under the Code or ERISA on the assets of the Borrower or any ERISA Affiliate exists or is likely to arise on account of any Plan; and the Borrower and its ERISA Affiliates may cease contributions to or terminate any employee maintained by any of them without incurring any liability (other than any termination of employees which, individually or in the aggregate, may trigger a complete or partial withdrawal from a multiemployer pension fund).

(b)     Except as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: each Foreign Pension Plan has been maintained in compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities; all contributions required to be made with respect to a Foreign Pension Plan have been timely made; neither the Borrower nor any of its Subsidiaries has incurred any obligation in connection with the termination of, or withdrawal from, any Foreign Pension Plan; and the present value of the accrued benefit liabilities (whether or not vested) under each Foreign Pension Plan, determined as of the end of the Borrower’s most recently ended fiscal year on the basis of actuarial assumptions, each of which is reasonable, did not exceed the current value of the assets of such Foreign Pension Plan allocable to such benefit liabilities.

8.11     Security Documents. (a) The provisions of the Security Agreement are effective to create in favor of the Collateral Agent for the benefit of the Secured Creditors a legal, valid and enforceable security interest in all right, title and interest of the Credit Parties in the Security Agreement Collateral described therein, and the Collateral Agent, for the benefit of the Secured Creditors, has a fully perfected security interest in all right, title and interest in all of the Security Agreement Collateral described therein, subject to no other Liens other than Permitted Liens. The recordation of (x) the Grant of Security Interest in U.S. Patents and (y) the Grant of Security Interest in U.S. Trademarks in the respective form attached to the Security Agreement, in each case in the United States Patent and Trademark Office, together with filings on Form UCC-1 made pursuant to the Security Agreement, creates, as may be perfected by such filings and recordation, a perfected security interest in the United States trademarks and patents covered by the Security Agreement, and the recordation of the Grant of Security Interest in U.S. Copyrights in the form attached to the Security Agreement with the United States Copyright Office, together with filings on Form UCC-1 made pursuant to the Security Agreement, creates, as may be perfected by such filings and recordation, a perfected security interest in the United States copyrights covered by the Security Agreement.

(b)     The security interests created under the Pledge Agreement in favor of the Collateral Agent, as Pledgee, for the benefit of the Secured Creditors, constitute perfected security interests in the Pledge Agreement Collateral described in the Pledge Agreement, subject to no security interests of any other Person other than Permitted Liens applicable thereto.

(c)     Upon the filing thereof, each Mortgage creates, as security for the obligations purported to be secured thereby, a valid and enforceable perfected security interest in and mortgage lien on the respective Mortgaged Property in favor of the Collateral Agent (or such other trustee as may be required or desired under local law) for the benefit of the Secured Creditors, superior and prior to the rights of all third Persons (except that the security interest and mortgage lien created on such Mortgaged Property may be subject to the Permitted Encumbrances related thereto) and subject to no other Liens (other than Permitted Encumbrances related thereto).

8.12     Properties. Each of the Borrower and each of its Subsidiaries has good and indefeasible title to all material properties (and to all buildings, fixtures and improvements located thereon) owned by it, including all material property reflected in the most recent historical balance sheets referred to in Section 8.05(a) (except as sold or otherwise disposed of since the date of such balance sheet in the ordinary course of business or as permitted by the terms of this Agreement), free and clear of all Liens, other than Permitted Liens. Each of the Borrower and each of its Subsidiaries has a valid and indefeasible leasehold interest in the material properties leased by it free and clear of all Liens other than Permitted Liens.

8.13     Capitalization. On and after giving effect to the Conversion Date, the authorized capital stock of the Borrower consists of (a) 120,000,000 shares of common stock, $0.01 par value per share, (b) 30,000,000 shares of Class B common stock, $2.00 par value per share and (c) 500,000 shares of serial convertible preferred stock. All outstanding shares of the capital stock of the Borrower have been duly and validly issued, are fully paid and non-assessable and have been issued free of preemptive rights. The Borrower does not have outstanding any capital stock or other securities convertible into or exchangeable for its capital stock or any rights to subscribe for or to purchase, or any options for the purchase of, or any agreement providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to, its capital stock or any stock appreciation or similar rights, except for (x) options, warrants and rights to purchase shares of the Borrower’s common stock which may be issued from time to time and (y) shares of Qualified Preferred Stock of the Borrower which may be convertible into shares of the Borrower’s common stock.

8.14     Subsidiaries. On and as of the Conversion Date, the Borrower has no Subsidiaries other than those Subsidiaries listed on Schedule V. Schedule V sets forth, as of the Conversion Date, (i) the percentage ownership (direct and indirect) of the Borrower in each class of capital stock or other Equity Interests of each of its Subsidiaries and also identifies the direct owner thereof, and (ii) the jurisdiction of organization of each such Subsidiary. All outstanding shares of Equity Interests of each Subsidiary of the Borrower have been duly and validly issued, are fully paid and non-assessable and have been issued free of preemptive rights. No Subsidiary of the Borrower has outstanding any securities convertible into or exchangeable for its Equity Interests or outstanding any right to subscribe for or to purchase, or any options or warrants for the purchase of, or any agreement providing for the issuance (contingent or otherwise) of or any calls, commitments or claims of any character relating to, its Equity Interests or any stock appreciation or similar rights.

8.15     Compliance with Statutes, etc. Each of the Borrower and each of its Subsidiaries is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property (including, without limitation, applicable statutes, regulations, orders and restrictions relating to environmental standards and controls), except such noncompliances as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

8.16     Investment Company Act. Neither the Borrower nor any of its Subsidiaries is an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

8.17     [Reserved].

8.18     Environmental Matters. (a) Each of the Borrower and each of its Subsidiaries is in compliance with all applicable Environmental Laws and the requirements of any permits issued under such Environmental Laws. There are no pending or, to the knowledge of the Borrower, threatened Environmental Claims against the Borrower or any of its Subsidiaries or any Real Property owned, leased or operated by the Borrower or any of its Subsidiaries (including any such claim arising out of the ownership, lease or operation by the Borrower or any of its Subsidiaries of any Real Property formerly owned, leased or operated by the Borrower or any of its Subsidiaries but no longer owned, leased or operated by the Borrower or any of its Subsidiaries). There are no facts, circumstances, conditions or occurrences with respect to the business or operations of the Borrower or any of its Subsidiaries, or any Real Property owned, leased or operated by the Borrower or any of its Subsidiaries (including any Real Property formerly owned, leased or operated by the Borrower or any of its Subsidiaries but no longer owned, leased or operated by the Borrower or any of its Subsidiaries) or, to the knowledge of the Borrower, any property adjoining or adjacent to any such Real Property that could be reasonably expected (i) to form the basis of an Environmental Claim against the Borrower or any of its Subsidiaries or any Real Property owned, leased or operated by the Borrower or any of its Subsidiaries or (ii) to cause any Real Property owned, leased or operated by the Borrower or any of its Subsidiaries to be subject to any restrictions on the ownership, lease, occupancy or transferability of such Real Property by the Borrower or any of its Subsidiaries under any applicable Environmental Law.

(b)     Hazardous Materials have not at any time been generated, used, treated or stored on, or transported to or from, or Released on or from, any Real Property owned, leased or operated by the Borrower or any of its Subsidiaries or, to the knowledge of the Borrower, any property adjoining or adjacent to any Real Property, where such generation, use, treatment, storage, transportation or Release has violated or could be reasonably expected to violate any applicable Environmental Law or give rise to an Environmental Claim.

(c)     Notwithstanding anything to the contrary in this Section 8.18, the representations and warranties made in this Section 8.18 shall be untrue only if the effect of any or all conditions, violations, claims, restrictions, failures and noncompliances of the types described above could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

8.19     Employment and Labor Relations. Neither the Borrower nor any of its Subsidiaries is engaged in any unfair labor practice that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. There is (i) no unfair labor practice complaint pending against the Borrower or any of its Subsidiaries or, to the knowledge of the Borrower, threatened against any of them, before the National Labor Relations Board, and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is so pending against the Borrower or any of its Subsidiaries or, to the knowledge of the Borrower, threatened against any of them, (ii) no strike, labor dispute, slowdown or stoppage pending against the Borrower or any of its Subsidiaries or, to the knowledge of the Borrower, threatened against the Borrower or any of its Subsidiaries, (iii) no union representation question exists with respect to the employees of the Borrower or any of its Subsidiaries, (iv) no equal employment opportunity charges or other claims of employment discrimination are pending or, to the Borrower’s knowledge, threatened against the Borrower or any of its Subsidiaries, and (v) no wage and hour department investigation has been made of the Borrower or any of its Subsidiaries, except (with respect to any matter specified in clauses (i) through (v) above, either individually or in the aggregate) such as could not reasonably be expected to have a Material Adverse Effect.

8.20     Intellectual Property, etc. Each of the Borrower and each of its Subsidiaries owns or has the right to use all the patents, trademarks, permits, domain names, service marks, trade names, copyrights, licenses, franchises, inventions, trade secrets, proprietary information and know-how of any type, whether or not written (including, but not limited to, rights in computer programs and databases) and formulas, or rights with respect to the foregoing, and has obtained assignments of all leases, licenses and other rights of whatever nature, necessary for the present conduct of its business, without any known conflict with the rights of others which, or the failure to own or have which, as the case may be, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

8.21     Indebtedness. Schedule VI sets forth a list of all Indebtedness (including Contingent Obligations) of the Borrower and its Subsidiaries as of the Conversion Date (excluding the Obligations, the Second Lien Term Loans, the Pulitzer Debt and the Pulitzer Debt Guaranty) (collectively, the “Existing Indebtedness”), in each case showing the aggregate principal amount thereof and the name of the respective borrower and any Credit Party or any of its Subsidiaries which directly or indirectly guarantees any such Indebtedness.

8.22     Insurance. Schedule VII sets forth a listing of all insurance maintained by the Borrower and its Subsidiaries as of the Conversion Date, with the amounts insured (and any deductibles) set forth therein.

8.23     Foreign Assets Control Regulations, Etc.

(a)     Neither the Borrower nor any Controlled Entity is (i) a Person whose name appears on the list of Specially Designated Nationals and Blocked Persons published by the Office of Foreign Assets Control, U.S. Department of Treasury (“OFAC”) (an “OFAC Listed Person”) or (ii) a department, agency or instrumentality of, or is otherwise controlled by or acting on behalf of, directly or indirectly, (x) any OFAC Listed Person or (y) any Person, entity, organization, foreign country or regime that is subject to any OFAC Sanctions Program (each OFAC Listed Person and each other Person, entity, organization and government of a country described in clause (ii), a “Blocked Person”).

(b)     Neither the Borrower nor any Controlled Entity has any investments in, or engages in any dealings or transactions with, any Person where such investments, dealings or transactions would cause the receipt of any payment or exercise of any rights in respect of, this Agreement by the Administrative Agent or any Lender to be in violation of any of the laws or regulations identified in this Section 8.23.

(c)     To the Borrower’s actual knowledge after making due inquiry, neither the Borrower nor any Controlled Entity (i) is under investigation by any Governmental Authority for, or has been charged with, or convicted of, money laundering, drug trafficking, terrorist-related activities or other money laundering predicate crimes under any applicable law (collectively, “Anti-Money Laundering Laws”), (ii) has been assessed civil penalties under any Anti-Money Laundering Laws or (iii) has had any of its funds seized or forfeited in an action under any Anti-Money Laundering Laws. The Borrower has taken reasonable measures appropriate to the circumstances (in any event as required by applicable law) to ensure that the Borrower and each Controlled Entity is and will continue to be in compliance with all applicable current and future Anti-Money Laundering Laws.

(d)     The Borrower has taken reasonable measures appropriate to the circumstances (in any event as required by applicable law) to ensure that the Borrower and each Controlled Entity is and will continue to be in compliance with all applicable current and future anti-corruption laws and regulations.

8.24     Representations and Warranties in Other Documents. All representations and warranties set forth in the other Credit Documents, the Support Agreement, the Second Lien Loan Documents and the Pulitzer Debt Documents were true and correct in all material respects at the time as of which such representations and warranties were made (or deemed made) and shall be true and correct in all material respects as of the Conversion Date as if such representations or warranties were made on and as of such date (it being understood and agreed that any such representation or warranty which by its terms is made as of a specified date shall be true and correct in all material respects as of such specified date).

SECTION 9.     Affirmative Covenants.

The Borrower hereby covenants and agrees that on and after the Conversion Date and until the Total Revolving Loan Commitment and all Letters of Credit have terminated and the Term Loans and Unpaid Drawings (in each case together with interest thereon), Fees and all other Obligations with respect to the Facilities (other than indemnities described in Section 13.13 which are not then due and payable) incurred hereunder and thereunder, are paid in full:

9.01     Information Covenants. The Borrower will furnish to the Administrative Agent (which shall promptly furnish to each Lender in accordance with Section 9.01(o), subject to the Borrower’s compliance with the second sentence thereof):

(a)     Quarterly Financial Statements. Within 45 days after the close of each of the first three quarterly accounting periods in each fiscal year of the Borrower, (i) the consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such quarterly accounting period and the related consolidated statements of income and cash flows for such quarterly accounting period and for the elapsed portion of the fiscal year ended with the last day of such quarterly accounting period, in each case setting forth comparative figures for the corresponding quarterly accounting period in the prior fiscal year and comparable budgeted figures for such quarterly accounting period as set forth in the respective budget delivered pursuant to Section 9.01(d), all of which shall be certified by an Authorized Officer of the Borrower that they fairly present in all material respects in accordance with GAAP the financial condition of the Borrower and its Subsidiaries as of the dates indicated and the results of their operations for the periods indicated, subject to normal year-end audit adjustments and the absence of footnotes, (ii) the consolidating and consolidated balance sheets of Pulitzer and its Subsidiaries as at the end of such quarterly accounting period and the related consolidating and consolidated statements of income and consolidated statement of cash flows for such quarterly accounting period and for the elapsed portion of the fiscal year ended with the last day of such quarterly accounting period, in each case setting forth comparative figures for the corresponding quarterly accounting period in the prior fiscal year, all of which shall be certified by an Authorized Officer of the Borrower that they fairly present in all material respects in accordance with GAAP the financial condition of Pulitzer and its Subsidiaries as of the dates indicated and the results of their operations for the periods indicated, subject to normal year-end audit adjustments and the absence of footnotes, and (iii) management’s discussion and analysis of the important operational and financial developments during such quarterly accounting period; provided that to the extent prepared to comply with SEC requirements and delivered to each Lender within the time requirement set forth above in this Section 9.01(a), a copy of the SEC Form 10-Q filed by the Borrower with the SEC for each such quarterly accounting period shall satisfy the requirements of clauses (i) and (iii) of this Section 9.01(a) except for any required comparison against budget as provided above (which comparison will still need to be delivered to each Lender separately pursuant to this Section 9.01(a)).

(b)     Annual Financial Statements. Within 90 days after the close of each fiscal year of the Borrower, (i) the consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year and the related consolidated statements of income and stockholders’ equity and statement of cash flows for such fiscal year setting forth comparative figures for the preceding fiscal year and audited by KPMG LLP or other independent certified public accountants of recognized national standing reasonably acceptable to the Administrative Agent (which audit shall be without a “going concern” or like qualification or exception and without any qualification or exception as to scope of audit; provided, however, that (1) the audit opinions in respect of the Borrower’s fiscal year ended on or ending closest to September 30, 2015 may contain a “going concern” qualification solely as a result of the existing Pulitzer Indebtedness being treated as current obligations on the Borrower’s consolidated balance sheet and/or the financing arrangements under this Agreement, the Second Lien Loan Documents and the Pulitzer Debt and (2) such a qualification or exception shall not be deemed to exist as a result of any qualification or exception solely arising from Madison Newspapers, Inc. being separately audited by a different accounting firm), together with a report of such accounting firm (unless the internal policies of such accounting firm would not permit the delivery of such report) stating that in the course of its regular audit of the financial statements of the Borrower and its Subsidiaries, which audit was conducted in accordance with generally accepted auditing standards, such accounting firm obtained no knowledge of any Default or an Event of Default under Section 10.08 or 10.09 which has occurred and is continuing or, if in the opinion of such accounting firm such a Default or an Event of Default has occurred and is continuing, a statement as to the nature thereof, (ii) the consolidating and consolidated balance sheets of Pulitzer and its Subsidiaries as at the end of such fiscal year and the related consolidating and consolidated statements of income and consolidated statement of cash flows and stockholders’ equity for such fiscal year, in each case setting forth comparative figures for the preceding fiscal year and (x) in the case of such consolidated financial statements, audited by KPMG LLP or other independent certified public accountants of recognized national standing reasonably acceptable to the Administrative Agent (which audit shall be without a “going concern” or like qualification or exception and without any qualification or exception as to scope of audit except as otherwise described in the proviso to clause (i) above) and (y) in the case of such consolidating financial statements, certified by an Authorized Officer of the Borrower that they fairly present in all material respects in accordance with GAAP the financial condition of Pulitzer and its Subsidiaries as of the dates indicated and the results of their operations for the periods indicated, and (iii) management’s discussion and analysis of the important operational and financial developments during such fiscal year; provided that to the extent prepared to comply with SEC requirements and delivered to each Lender within the time requirement set forth above in this Section 9.01(b), a copy of the SEC Form 10-K filed by the Borrower with the SEC for such fiscal year shall satisfy the requirements of clauses (i) and (iii) of this Section 9.01(b) except for the opinion of the accounting firm as to no Default or Event of Default under Section 10.08 or 10.09 (which opinion will still need to be delivered to each Lender separately pursuant to this Section 9.01(b)).

(c)     Management Letters. Promptly after the Borrower’s or any of its Subsidiaries’ receipt thereof, a copy of any “management letter” received from its certified public accountants and management’s response thereto.

(d)     Budgets. No later than 60 days following the first day of each fiscal year of the Borrower (commencing with the Borrower’s fiscal year ended on or ending closest to September 30, 2012), a budget in form reasonably satisfactory to the Administrative Agent (including budgeted statements of income and sources and uses of cash for the Borrower and its Subsidiaries on a consolidated basis) for each of the four fiscal quarters of such fiscal year prepared in detail and setting forth, with appropriate discussion, the principal assumptions upon which such budget is based.

(e)     Officer’s Certificates. At the time of the delivery of the financial statements provided for in Sections 9.01(a) and (b), a compliance certificate from an Authorized Officer of the Borrower in the form of Exhibit K certifying on behalf of the Borrower that, to such officer’s knowledge after due inquiry, no Default or Event of Default has occurred and is continuing or, if any Default or Event of Default has occurred and is continuing, specifying the nature and extent thereof, which certificate shall (i) set forth in reasonable detail the calculations required to establish whether the Borrower and its Subsidiaries were in compliance with the provisions of Sections 5.02(d), 5.02(f), 10.01(x), 10.01(xii), 10.01(xvi), 10.02(iv), 10.03(iii), 10.04(iv), 10.04(viii), 10.04(xii), 10.04(viii), 10.04(xiv), 10.05(v), 10.05(viii), 10.05(xiii), 10.05(xiv), 10.05(xv), 10.05(xvi), 10.05(xvii), 10.05(xviii) and 10.07 through 10.09, inclusive, at the end of such quarterly accounting period or fiscal year, as the case may be, (ii) if delivered with the financial statements required by Section 9.01(a), set forth in reasonable detail the amount of (and the calculations required to establish the amount of) Excess Cash Flow for the respective Excess Cash Flow Payment Period, and (iii) certify that there have been no changes to the Annexes of each of the Pledge Agreement and the Security Agreement, in each case since the Conversion Date or, in either case, if later, since the date of the most recent certificate delivered pursuant to this Section 9.01(e), or if there have been any such changes, a list in reasonable detail of such changes (but, in each case with respect to this clause (iii), only to the extent that such changes are required to be reported to the Collateral Agent pursuant to the terms of the Security Documents) and whether the Borrower and the other Credit Parties have otherwise taken all actions required to be taken by them pursuant to the Security Documents in connection with any such changes.

(f)     Notice of Default, Litigation and Material Adverse Effect. Promptly, and in any event within ten Business Days (or five Business Days in the case of succeeding sub-clause (i)) after any senior or executive officer of the Borrower or any of its Subsidiaries obtains knowledge thereof, notice of (i) the occurrence of any event which constitutes (A) a Default or an Event of Default or (B) a default or an event of default under any of the Second Lien Loan Documents, the Additional Second Lien Indebtedness Documents, the Pulitzer Debt Documents or any Permitted Pulitzer Debt Refinancing Indebtedness (or any document governing the same), (ii) any litigation or governmental investigation or proceeding pending against the Borrower or any of its Subsidiaries (x) which, either individually or in the aggregate, has had, or could reasonably be expected to have, a Material Adverse Effect or (y) with respect to any Credit Document, or (iii) any other event, change or circumstance that has had, or could reasonably be expected to have, a Material Adverse Effect.

(g)     Other Reports and Filings. Promptly after the filing or delivery thereof, copies of all financial information, proxy materials, compliance certificates and reports, if any, which the Borrower or any of its Subsidiaries shall publicly file with the Securities and Exchange Commission or any successor thereto (the “SEC”) or deliver to holders (or any trustee, agent or other representative therefor) of its material Indebtedness (including, without limitation, the Second Lien Loan Documents, the Additional Second Lien Indebtedness Documents, the Pulitzer Debt or any Permitted Pulitzer Debt Refinancing Indebtedness) pursuant to the terms of the documentation governing such Indebtedness.

(h)     Environmental Matters. Promptly after any senior or executive officer of the Borrower or any of its Subsidiaries obtains knowledge thereof, notice of one or more of the following environmental matters to the extent that such environmental matters, either individually or when aggregated with all other such environmental matters, could reasonably be expected to have a Material Adverse Effect:

(i)     any pending or threatened Environmental Claim against the Borrower or any of its Subsidiaries or any Real Property owned, leased or operated by the Borrower or any of its Subsidiaries;

(ii)     any condition or occurrence on or arising from any Real Property owned, leased or operated by the Borrower or any of its Subsidiaries that (a) results in noncompliance by the Borrower or any of its Subsidiaries with any applicable Environmental Law or (b) could reasonably be expected to form the basis of an Environmental Claim against the Borrower or any of its Subsidiaries or any such Real Property;

(iii)     any condition or occurrence on any Real Property owned, leased or operated by the Borrower or any of its Subsidiaries that could reasonably be expected to cause such Real Property to be subject to any restrictions on the ownership, lease, occupancy, use or transferability by the Borrower or any of its Subsidiaries of such Real Property under any Environmental Law; and

(iv)     the taking of any removal or remedial action in response to the actual or alleged presence of any Hazardous Material on any Real Property owned, leased or operated by the Borrower or any of its Subsidiaries as required by any Environmental Law or any governmental or other administrative agency; provided that in any event the Borrower shall deliver to each Lender all notices received by the Borrower or any of its Subsidiaries from any government or governmental agency under, or pursuant to, CERCLA which identify the Borrower or any of its Subsidiaries as potentially responsible parties for remediation costs or which otherwise notify the Borrower or any of its Subsidiaries of potential liability under CERCLA.

All such notices shall describe in reasonable detail the nature of the claim, investigation, condition, occurrence or removal or remedial action and the Borrower’s or such Subsidiary’s response thereto.

(i)     Other Information. From time to time, such other information or documents (financial or otherwise) with respect to the Borrower or any of its Subsidiaries as any Lender (through the Administrative Agent) may reasonably request.

(j)     Monthly Reports. Within 30 days after the end of each fiscal month of the Borrower, the consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal month and the related consolidated statements of income and, to the extent prepared, statements of cash flows for such fiscal month and for the elapsed portion of the fiscal year ended with the last day of such fiscal month, in each case setting forth comparative figures for the corresponding fiscal month in the prior fiscal year.

(k)     Projected Cash Flows. No later than the first Business Day of every other week (beginning on the Conversion Date), a forecast for the succeeding 13-week period of the projected consolidated cash flows of the Borrower and its Subsidiaries, taken as a whole, together with a variance report of actual cash flow for the immediately preceding period for which a forecast was delivered against the then current forecast for such preceding period.

(l)     Officer’s Report. Promptly, and in any event within 45 days following the end of each fiscal quarter in each fiscal year of the Borrower, a written report of an Authorized Officer, in form and scope reasonably satisfactory to the Administrative Agent, setting forth a summary in reasonable detail of all Restricted Intercompany Charges (as defined in the Pulitzer Debt Guaranty), including cash and non-cash activities, organized by category of intercompany activity, by and among the Borrower and its Subsidiaries (other than the Pulitzer Entities), on one hand, and the Pulitzer Entities, on the other hand, and a reconciliation of intercompany balances.

(m)     Management Reports. Promptly, and in any event within 30 days following the end of each fiscal month of the Borrower, a management report describing the financial performance and operations of the Borrower and its subsidiaries in a form consistent with, and containing the same level of detail as, reports made available to the holders of the Prepetition Notes (as defined in the Pulitzer Debt Agreement) commencing in October, 2011.

(n)     Second Lien and Pulitzer Debt Information. Concurrently with, or promptly after, delivery of any information, documents or certificates to any Lender or Agent under (and each as defined in) the Second Lien Loan Agreement pursuant to Section 9.01 (or similar reporting provisions) of the Second Lien Loan Agreement, Section 6A (or any corresponding or similar provision) of the Pulitzer Debt Agreement or Section 4.1 (or any corresponding or similar provision) of the Pulitzer Debt Guaranty or in respect of any Permitted Pulitzer Debt Refinancing Indebtedness (or any documentation governing the same) or the Additional Second Lien Indebtedness Documents, complete copies of all such information, documents and certificates, in each case other than such information, documents and certificates delivered pursuant to Section 9.01(i) of the Second Lien Loan Agreement or any analogous reporting provision of the Additional Second Lien Indebtedness Documents or the Pulitzer Debt Agreement or the documentation governing any Permitted Pulitzer Debt Refinancing

Indebtedness except to the extent any such information, document or certificate delivered pursuant to such Section 9.01(i) or analogous provision is provided to all Lenders (as defined in the Second Lien Loan Agreement) or all Pulitzer Lenders, as the case may be, and relates to the financial (including, without limitation, accounting) or economic condition, results, developments or prospects of any Credit Party.

(o)     Certification of Public Information. The Borrower and each Lender acknowledge that certain of the Lenders may be Public Lenders and, if documents or notices required to be delivered pursuant to this Section 9.01 or otherwise are being distributed through IntraLinks/IntraAgency, SyndTrak or another relevant website or other information platform (the “Platform”), any document or notice that the Borrower has indicated contains Non-Public Information shall not be posted on that portion of the Platform designated for such Public Lenders. The Borrower agrees to clearly designate all information provided to the Administrative Agent or the Lenders by or on behalf of the Borrower which is suitable to make available to Public Lenders (provided that neither Borrower nor any other Credit Party shall have any obligation to ensure that Non-Public Information is not so posted on the portion of the Platform designated for Public Lenders).

9.02     Books, Records and Inspections; Quarterly Meetings. (a) The Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and accounts in which full, true and correct entries in conformity with GAAP and all requirements of law shall be made of all dealings and transactions in relation to its business and activities. The Borrower will, and will cause each of its Subsidiaries to, permit officers and designated representatives of the Administrative Agent or any Lender to visit and inspect, under guidance of officers of the Borrower or such Subsidiary, any of the properties of the Borrower or such Subsidiary, and to examine the books of account of the Borrower or such Subsidiary and discuss the affairs, finances and accounts of the Borrower or such Subsidiary with, and be advised as to the same by, its and their officers and independent accountants, all upon reasonable prior notice and at such reasonable times and intervals and to such reasonable extent as the Administrative Agent or any such Lender may reasonably request; provided, however, so long as no Default or Event of Default has occurred and is continuing, neither the Administrative Agent nor any Lender may exercise its rights under this Section 9.02(a) more than once per calendar year.

(b)     At a date to be mutually agreed upon between the Administrative Agent and the Borrower occurring on or prior to the 60th day after the close of each quarterly accounting period of the Borrower, the Borrower will, at the request of the Administrative Agent, hold a meeting (which may be done via a conference call or video conference) with all of the Lenders at which meeting will be reviewed the financial results of the Borrower and its Subsidiaries for the previous quarterly accounting period (and, in the case of the last quarterly accounting period of each fiscal year, for the previous fiscal year) and the budgets presented for the current fiscal year of the Borrower.

9.03     Maintenance of Property; Insurance. (a) The Borrower will, and will cause each of its Subsidiaries to, (i) keep all material property necessary to the business of the Borrower and its Subsidiaries in good working order and condition, ordinary wear and tear excepted and subject to the occurrence of casualty events, (ii) maintain with financially sound and reputable insurance companies, insurance (including self-insurance retentions on a basis consistent with past practice) on all such property and against all such risks as is consistent and in accordance with industry practice for companies similarly situated owning similar properties and engaged in similar businesses as the Borrower and its Subsidiaries, and (iii) furnish to the Administrative Agent, upon its request therefor, full information as to the insurance carried.

(b)     If the Borrower or any of its Subsidiaries shall fail to maintain insurance in accordance with this Section 9.03, the Administrative Agent shall have the right (but shall be under no obligation) to procure such insurance and the Borrower agrees to reimburse the Administrative Agent for all reasonable costs and expenses of procuring such insurance.

(c)     The Borrower will, and will cause each other Credit Party to, at all times keep its property insured in favor of the Collateral Agent, and all policies or certificates (or certified copies thereof) with respect to such insurance (i) shall be endorsed to the Collateral Agent’s satisfaction for the benefit of the Collateral Agent (including, without limitation, by naming the Collateral Agent as loss payee (in respect of property insurance) and/or additional insured (in respect of all insurance)), (ii) shall state that the respective insurer shall endeavor to provide at least 30 days’ prior written notice to the Collateral Agent prior to the cancellation of any such insurance policy, and (iii) shall be deposited with the Collateral Agent.

9.04     Existence; Franchises. The Borrower will, and will cause each of its Subsidiaries to, do or cause to be done, all things necessary to preserve and keep in full force and effect (x) its existence and (y) all rights, franchises, licenses, permits, copyrights, trademarks and patents as are in the aggregate necessary for the conduct of its business in the manner in which such business is being conducted as of the Conversion Date; provided, however, that nothing in this Section 9.04 shall prevent (i) sales of assets and other transactions by the Borrower or any of its Subsidiaries in accordance with Section 10.02 or (ii) the withdrawal by the Borrower or any of its Subsidiaries of its qualification as a foreign Company in any jurisdiction if such withdrawal could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

9.05     Compliance with Statutes, etc. (a) The Borrower will, and will cause each of its Subsidiaries to, comply with all applicable statutes, ordinances or governmental rules, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property (including applicable statutes, regulations, orders and restrictions relating to (i) environmental standards and controls and (ii) ERISA), except such noncompliances as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)     Within five Business Days after the date on which the Borrower is required by applicable law, statute, rule or regulation (including any applicable extension of such date), the Borrower will file (or cause to be filed) with the SEC all reports, financial information and certifications required to be filed by the Borrower pursuant to any such applicable law, statute, rule or regulation.

9.06     Compliance with Environmental Laws. (a) The Borrower will comply, and will cause each of its Subsidiaries to comply, with all Environmental Laws and permits applicable to, or required by, the ownership, lease or use of its Real Property now or hereafter owned, leased or operated by the Borrower or any of its Subsidiaries, except such noncompliances as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and will promptly pay or cause to be paid all costs and expenses incurred in connection with such compliance, and will keep or cause to be kept all such Real Property free and clear of any Liens imposed pursuant to such Environmental Laws. Neither the Borrower nor any of its Subsidiaries will generate, use, treat, store, Release or dispose of, or permit the generation, use, treatment, storage, Release or disposal of Hazardous Materials on any Real Property now or hereafter owned, leased or operated by the Borrower or any of its Subsidiaries, or transport or permit the transportation of Hazardous Materials to or from any such Real Property, except for Hazardous Materials generated, used, treated, stored, Released or disposed of at any such Real Properties in compliance in all material respects with all applicable Environmental Laws.

(b)     (i) After the receipt by the Administrative Agent or any Lender of any notice of the type described in Section 9.01(h), (ii) at any time that the Borrower or any of its Subsidiaries are not in compliance with Section 9.06(a) or (iii) in the event that the Administrative Agent or the Lenders have exercised any of the remedies pursuant to the last paragraph of Section 11, the Borrower will (in each case) provide, at the sole expense of the Borrower and at the request of the Administrative Agent, an environmental site assessment report concerning any Real Property owned, leased or operated by the Borrower or any of its Subsidiaries, prepared by an environmental consulting firm reasonably approved by the Administrative Agent, indicating the presence or absence of Hazardous Materials and the potential cost of any removal or remedial action in connection with such Hazardous Materials on such Real Property. If the Borrower fails to provide the same within 30 days after such request was made, the Administrative Agent may order the same, the cost of which shall be borne by the Borrower, and the Borrower shall grant and hereby grants to the Administrative Agent and the Lenders and their respective agents access to such Real Property and specifically grants the Administrative Agent and the Lenders an irrevocable non-exclusive license, subject to the rights of tenants, to undertake such an assessment at any reasonable time upon reasonable notice to the Borrower, all at the sole expense of the Borrower.

9.07     ERISA.     As soon as possible and, in any event, within fifteen (15) Business Days after the Borrower or any ERISA Affiliate knows or has reason to know of the occurrence of any of the following, the Borrower will deliver to each of the Lenders a certificate of an Authorized Officer of the Borrower setting forth the details as to such occurrence and the action, if any, that the Borrower or such ERISA Affiliate is required or proposes to take, together with any notices required or proposed to be given or filed by the Borrower, the Plan administrator or such ERISA Affiliate to or with the PBGC or any other government agency, or a Plan participant and any notices received by the Borrower or ERISA Affiliate from the PBGC or any other government agency, or a Plan participant with respect thereto: that a Reportable Event has occurred (except to the extent that the Borrower has previously delivered to the Lenders a certificate and notices (if any) concerning such event pursuant to the next clause hereof); that a contributing sponsor (as defined in Section 4001(a)(13) of ERISA) of a Plan subject to Title IV of ERISA is subject to the advance reporting requirement of PBGC Regulation Section 4043.61 (without regard to subparagraph (b)(1) thereof), and an event described in subsection ..62, .63,

..64, .65, .66, .67 or .68 of PBGC Regulation Section 4043 is reasonably expected to occur with respect to such Plan within the following 30 days; that an accumulated funding deficiency or failure to meet minimum funding standards, each within the meaning of Section 412 of the Code or Section 302 of ERISA, has been incurred or an application has been made for a waiver or modification of the minimum funding standard (including any required installment payments) or an extension of any amortization period under Section 412 of the Code or Section 302 of ERISA with respect to a Plan; that any material contribution required to be made with respect to a Plan or Foreign Pension Plan has not been timely made; that a Plan has been or may be terminated, reorganized, partitioned or declared insolvent under Title IV of ERISA; that a Plan has an Unfunded Current Liability which, when added to the aggregate amount of Unfunded Current Liabilities with respect to all other Plans, exceeds the aggregate amount of such Unfunded Current Liabilities that existed on the Conversion Date by $10,000,000; that proceedings may be or have been instituted to terminate or appoint a trustee to administer a Plan (other than a member of the board of trustees of a Plan which is a multiemployer plan (as defined in Section 4001(a)(3) of ERISA)) which is subject to Title IV of ERISA; that a proceeding has been instituted pursuant to Section 515 of ERISA to collect a delinquent contribution to a Plan; that the Borrower or any ERISA Affiliate has incurred any material liability (including any indirect, contingent, or secondary liability) to or on account of the termination of or withdrawal from a Plan under Section 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or with respect to a Plan under Section 401(a)(29), 4971, 4975 or 4980 of the Code or Section 409, 502(i) or 502(l) of ERISA or with respect to a group health plan (as defined in Section 607(1) of ERISA or Section 4980B(g)(2) of the Code) under Section 4980B of the Code; or that the Borrower or any ERISA Affiliate of the Borrower has incurred (or is alleged in any proceeding to have incurred) any material liability pursuant to any employee welfare benefit plan (as defined in Section 3(1) of ERISA) that provides benefits to retired employees or other former employees (other than as required by Section 601 of ERISA) or any Plan or any Foreign Pension Plan. The Borrower will deliver to each of the Lenders copies of any records, documents or other information that must be furnished to the PBGC with respect to any Plan pursuant to Section 4010 of ERISA. The Borrower will also deliver to each Lender, to the extent requested by such Lender, a complete copy of the annual report (on Form 5500 series) of each Plan (including, to the extent required, any related financial and actuarial statements and opinions and other supporting statements, certifications, schedules and information) required to be filed with the Internal Revenue Service. In addition to any certificates or notices delivered to the Lenders pursuant to the first sentence hereof, copies of annual reports and any records, documents or other information required to be furnished to the PBGC or any other government agency, and any material notices received by the Borrower or any ERISA Affiliate with respect to any Plan or Foreign Pension Plan shall be delivered to each Lender, to the extent requested by such Lender, no later than fifteen (15) days after the date such annual report or such records, documents and/or information has been filed or furnished, as appropriate, to any appropriate and applicable government agency or such notice has been received by the Borrower or the ERISA Affiliate, as applicable. The Borrower and each of its applicable Subsidiaries shall ensure that all Foreign Pension Plans administered by it or into which it makes payments obtains or retains (as applicable) registered status under and as required by applicable law and is administered in a timely manner in all respects in compliance with all applicable laws except where the failure to do any of the foregoing, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

9.08     End of Fiscal Years. The Borrower will, for financial reporting purposes, cause its fiscal years to end on the last Sunday of September of each calendar year.

9.09     Performance of Obligations. The Borrower will, and will cause each of its Subsidiaries to, perform all of its obligations under the terms of each mortgage, indenture, security agreement, loan agreement or credit agreement and each other agreement, contract or instrument by which it is bound, except such non-performances as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

9.10     Payment of Taxes. The Borrower will pay and discharge, and will cause each of its Subsidiaries to pay and discharge, all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or upon any properties belonging to it, prior to the date on which penalties attach thereto, and all lawful claims which, if unpaid, might become a Lien or charge upon any properties of the Borrower or any of its Subsidiaries not otherwise permitted under Section 10.01(i); provided that neither the Borrower nor any of its Subsidiaries shall be required to pay any such tax, assessment, charge, levy or claim which is immaterial or which is being contested in good faith and by proper proceedings if it has maintained adequate reserves with respect thereto in accordance with GAAP.

9.11     Use of Proceeds. The Borrower will use the proceeds of the Loans and the Letters of Credit only as provided in Section 8.08.

9.12     Excluded Domestic Subsidiaries; Further Assurances; etc. (a) The Borrower will cause (i) each of its Domestic Subsidiaries (other than an Excluded Domestic Subsidiary so long as it remains an Excluded Domestic Subsidiary) created or acquired after the Conversion Date to become party to the Subsidiaries Guaranty, the Security Agreement and/or the Pledge Agreement in accordance with the terms of the Subsidiaries Guaranty, the Security Agreement and/or the Pledge Agreement and (ii) each Excluded Domestic Subsidiary that has not entered into the Subsidiaries Guaranty, the Security Agreement and/or the Pledge Agreement because to have done so would have violated the terms and conditions contained in the applicable Pulitzer Debt Documents (as in effect on, and after giving effect to, the Conversion Date) or the Permitted Pulitzer Debt Refinancing Indebtedness, to take all actions required for such Excluded Domestic Subsidiary to become a party to the Subsidiaries Guaranty, the Security Agreement and/or the Pledge Agreement in accordance with the terms of the Subsidiaries Guaranty, the Security Agreement and/or the Pledge Agreement upon the date upon which the restrictions set forth in the applicable Pulitzer Debt Documents or Permitted Pulitzer Debt Refinancing Indebtedness, as the case may be, cease to apply to such Excluded Domestic Subsidiary (provided that in no event will any Lien be granted or be required to be created as a result thereof on any Excluded TNI Assets). On the date on which any Excluded Domestic Subsidiary becomes a party to the Subsidiaries Guaranty, the Security Agreement and the Pledge Agreement pursuant to this Section 9.12(a), such Excluded Domestic Subsidiary shall no longer be an “Excluded Domestic Subsidiary” but instead shall be a “Subsidiary Guarantor” for all purposes of this Agreement and each other Credit Document.

(b)     The Borrower will, and will cause each other Credit Party to, grant to the Collateral Agent for the benefit of the Secured Creditors security interests and Mortgages in such assets and Real Property of the Borrower and such other Credit Party as are not covered by the

Security Documents as in effect on the Conversion Date (other than Real Property listed on Part B of Schedule X that is currently being held for sale, Excluded TNI Assets and Excluded Real Property) and as may be reasonably requested from time to time by the Administrative Agent or the Required Lenders (collectively, the “Additional Security Documents”). All such security interests and Mortgages shall be granted pursuant to documentation reasonably satisfactory in form and substance to the Collateral Agent and shall constitute valid and enforceable perfected security interests, hypothecations and Mortgages superior to and prior to the rights of all third Persons and enforceable against third parties and subject to no other Liens except for Permitted Liens or, in the case of Real Property, the Permitted Encumbrances related thereto. The Additional Security Documents or instruments related thereto shall have been duly recorded or filed in such manner and in such places as are required by law to establish, perfect, preserve and protect the Liens in favor of the Collateral Agent required to be granted pursuant to the Additional Security Documents and all taxes, fees and other charges payable in connection therewith shall have been paid in full. Notwithstanding the foregoing, this Section 9.12(b) shall not apply to (and the Borrower and the other Credit Parties shall not be required to grant a Mortgage in) any Real Property the fair market value (as determined in good faith by the Borrower) of which individually is less than $3,000,000 (any such Real Property, “Excluded Real Property”).

(c)     The Borrower will, and will cause each of the other Credit Parties to, at the expense of the Borrower, make, execute, endorse, acknowledge, file and/or deliver to the Collateral Agent from time to time such vouchers, invoices, schedules, confirmatory assignments, conveyances, financing statements, transfer endorsements, powers of attorney, certificates, copies of its most recent real property surveys, reports, landlord waivers, bailee agreements, control agreements and other assurances or instruments and take such further steps relating to the Collateral covered by any of the Security Documents (other than with respect to Excluded Real Property and excluding Excluded TNI Assets) as the Collateral Agent may reasonably require. In addition, at the time that the actions required or requested to be taken pursuant to clause (a) above are taken, the Borrower will cause the respective Excluded Domestic Subsidiary or Domestic Subsidiaries to execute and deliver, or cause to be executed and delivered, all relevant documentation (including, but not limited to, opinions of counsel and officers’ certificates) of the type described in each of (x) Section 6 as each such Excluded Domestic Subsidiary or Domestic Subsidiary would have had to deliver if it were a Credit Party on the Conversion Date and (y) Section 9.17 as each such Excluded Domestic Subsidiary or Domestic Subsidiary would have had to deliver if it were a Credit Party on the Conversion Date. Furthermore, the Borrower will, and will cause the other Credit Parties to, deliver to the Collateral Agent such opinions of counsel, officers’ certificates, title insurance and other related documents as may be reasonably requested by the Administrative Agent to assure itself that this Section 9.12 has been complied with.

(d)     If the Administrative Agent or the Required Lenders reasonably determine that they are required by law or regulation to have appraisals prepared in respect of any Real Property of the Borrower and the other Credit Parties constituting Collateral, the Borrower will, at its own expense, provide to the Administrative Agent appraisals which satisfy the applicable requirements of the Real Estate Appraisal Reform Amendments of the Financial Institution

Reform, Recovery and Enforcement Act of 1989, as amended, and which shall otherwise be in form and substance reasonably satisfactory to the Administrative Agent.

(e)     The Borrower agrees that each action required by clauses (a), (b) and (c) of this Section 9.12 shall be completed as soon as possible, but in no event later than 15 days (or, in the case of Mortgages, 60 days) after such action is required to be taken or requested to be taken by the Administrative Agent; provided that, in no event will the Borrower or any of its Subsidiaries be required to take any action, other than using its best efforts, to obtain consents from third parties with respect to its compliance with this Section 9.12.

(f)     The Borrower agrees that, to the extent that it is unable to deliver to the Collateral Agent on or prior to the Conversion Date any of the documents described in Section 6.11, the Borrower shall and shall cause each of its Subsidiaries to deliver to the Collateral Agent such documents as soon as commercially reasonable and no later than 30 calendar days after the Conversion Date or such other later date as the Collateral Agent may reasonable agree.

9.13     Ownership of Subsidiaries; etc. Except as otherwise permitted by Section 10.05(iii) or (xiii), the Borrower will, and will cause each of its Subsidiaries to, own 100% of the Equity Interests of each of their Subsidiaries (other than, in the case of a Foreign Subsidiary, directors’ qualifying shares and/or other nominal amounts of shares required to be held by local nationals in each case to the extent required by applicable law).

9.14     Foreign Subsidiaries Security. If following a change in the relevant sections of the Code or the regulations, rules, rulings, notices or other official pronouncements issued or promulgated thereunder, counsel for the Borrower reasonably acceptable to the Administrative Agent does not within 30 days after a request from the Administrative Agent or the Required Lenders deliver evidence, in form and substance mutually satisfactory to the Administrative Agent and the Borrower, with respect to any Foreign Subsidiary of the Borrower which has not already had all of its Equity Interests pledged pursuant to the Pledge Agreement to secure all of the Obligations (as defined in the Pledge Agreement) that (i) a pledge of more than 66-2/3% of the total combined voting power of all classes of Equity Interests of such Foreign Subsidiary entitled to vote, (ii) the entering into by such Foreign Subsidiary of a pledge agreement in substantially the form of the Pledge Agreement, (iii) the entering into by such Foreign Subsidiary of a guaranty in substantially the form of the Subsidiaries Guaranty and (iv) the entering into by such Foreign Subsidiary of a security agreement in substantially the form of the Security Agreement, in any such case could reasonably be expected to cause the undistributed earnings of such Foreign Subsidiary as determined for Federal income tax purposes to be treated as a deemed dividend to such Foreign Subsidiary’s United States parent for Federal income tax purposes, then in the case of a failure to deliver the evidence described in clause (i) above, that portion of such Foreign Subsidiary’s outstanding Equity Interests so issued by such Foreign Subsidiary, in each case not theretofore pledged pursuant to the Pledge Agreement to secure all of the Obligations (as defined in the Pledge Agreement), shall be pledged to the Collateral Agent for the benefit of the Secured Creditors pursuant to the Pledge Agreement (or another pledge agreement in substantially similar form, if needed), and in the case of a failure to deliver the evidence described in clause (ii) or (iv) above, such Foreign Subsidiary shall execute and deliver the Pledge Agreement (or another pledge agreement in substantially similar form, if needed) or the Security Agreement (or another security agreement in substantially similar form, if needed), as the case may be, granting to the Collateral Agent for the benefit of the Secured Creditors a security interest in all assets, promissory notes and Equity Interests owned by such Foreign Subsidiary and securing the obligations of the Borrower under the Credit Documents and under any Interest Rate Protection Agreement or Other Hedging Agreement and, in the event the Subsidiaries Guaranty shall have been executed by such Foreign Subsidiary, the obligations of such Foreign Subsidiary thereunder, and in the case of a failure to deliver the evidence described in clause (iii) above, such Foreign Subsidiary shall execute and deliver the Subsidiaries Guaranty (or another guaranty in substantially similar form, if needed), guaranteeing the obligations of the Borrower under the Credit Documents and under any Interest Rate Protection Agreement or Other Hedging Agreement, in each case to the extent that the entering into of such Security Agreements, the Pledge Agreement or the Subsidiaries Guaranty (or substantially similar document) is permitted by the laws of the respective foreign jurisdiction and with all documents delivered pursuant to this Section 9.14 to be in form and substance reasonably satisfactory to the Administrative Agent and/or the Collateral Agent.

9.15     Terrorism Sanctions Regulations. The Borrower will not and will not permit any Controlled Entity to (a) become a Blocked Person or (b) have any investments in or engage in any dealings or transactions with any Blocked Person if such investments, dealings or transactions would cause any Lender to be in violation of any laws or regulations that are applicable to such Lender.

SECTION 10.    Negative Covenants.

The Borrower hereby covenants and agrees that on and after the Conversion Date and until the Total Revolving Loan Commitment and all Letters of Credit have terminated and the Term Loans and Unpaid Drawings (in each case together with interest thereon), Fees and all other Obligations with respect to the Facilities (other than indemnities described in Section 13.13 which are not then due and payable) incurred hereunder and thereunder, are paid in full:

10.01     Liens. The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon or with respect to any property or assets (real or personal, tangible or intangible) of the Borrower or any of its Subsidiaries, whether now owned or hereafter acquired, or sell any such property or assets subject to an understanding or agreement, contingent or otherwise, to repurchase such property or assets (including sales of accounts receivable with recourse to the Borrower or any of its Subsidiaries), or assign any right to receive income or permit the filing of any financing statement under the UCC or any other similar notice of Lien under any similar recording or notice statute; provided that the provisions of this Section 10.01 shall not prevent the creation, incurrence, assumption or existence of the following (Liens described below are herein referred to as “Permitted Liens”):

(i)     inchoate Liens for taxes, assessments or governmental charges or levies not yet due or Liens for taxes, assessments or governmental charges or levies being contested in good faith and by appropriate proceedings for which adequate reserves have been established in accordance with GAAP;

(ii)     Liens in respect of property or assets of the Borrower or any of its Subsidiaries imposed by law, which were incurred in the ordinary course of business and do not secure Indebtedness for borrowed money, such as carriers’, warehousemen’s, materialmen’s and mechanics’ liens and other similar Liens arising in the ordinary course of business, and (x) which do not in the aggregate materially detract from the value of the Borrower’s or such Subsidiary’s property or assets or materially impair the use thereof in the operation of the business of the Borrower or such Subsidiary or (y) which are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien;

(iii)    Liens in existence on the Petition Date which remain in effect on, and after giving effect to, the Conversion Date and are listed, and the property subject thereto described, in Schedule VIII, but only to the respective date, if any, set forth in such Schedule VIII for the removal, replacement and termination of any such Liens, plus renewals, replacements and extensions of such Liens to the extent set forth on such Schedule VIII, provided that (x) the aggregate principal amount of the Indebtedness, if any, secured by such Liens does not increase from that amount outstanding at the time of any such renewal, replacement or extension and (y) any such renewal, replacement or extension does not encumber any additional assets or properties of the Borrower or any of its Subsidiaries;

(iv)     Liens created pursuant to the Credit Documents;

(v)     licenses, sublicenses, leases or subleases granted to other Persons not materially interfering with the conduct of the business of the Borrower or any of its Subsidiaries;

(vi)     Liens upon assets of the Borrower or any of its Subsidiaries subject to Capitalized Lease Obligations to the extent such Capitalized Lease Obligations are permitted by Section 10.04(iv), provided that (x) such Liens only serve to secure the payment of Indebtedness arising under such Capitalized Lease Obligation and (y) the Lien encumbering the asset giving rise to the Capitalized Lease Obligation does not encumber any other asset of the Borrower or any Subsidiary of the Borrower;

(vii)     Liens placed upon equipment or machinery used in the ordinary course of business of the Borrower or any of its Subsidiaries and placed at the time of the acquisition thereof by the Borrower or such Subsidiary or within 90 days thereafter to secure Indebtedness incurred to pay all or a portion of the purchase price thereof or to secure Indebtedness incurred solely for the purpose of financing the acquisition of any such equipment or machinery or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount, provided that (x) the Indebtedness secured by such Liens is permitted by Section 10.04(iv) and (y) in all events, the Lien encumbering the equipment or machinery so acquired does not encumber any other asset of the Borrower or such Subsidiary;

(viii)     easements, rights-of-way, restrictions, encroachments and other similar charges or encumbrances, and minor title deficiencies, in each case not securing

Indebtedness and not materially interfering with the conduct of the business of the Borrower or any of its Subsidiaries;

(ix)     Liens arising from precautionary UCC financing statement filings regarding operating leases entered into in the ordinary course of business;

(x)     Liens arising out of the existence of judgments or awards in respect of which the Borrower or any of its Subsidiaries shall in good faith be prosecuting an appeal or proceedings for review and in respect of which there shall have been secured a subsisting stay of execution pending such appeal or proceedings, provided that the aggregate amount of all cash and the Fair Market Value of all other property subject to such Liens (other than any such Liens securing judgments or awards to the extent covered by a reputable and solvent insurance company and not otherwise giving rise to an Event of Default under Section 11.10) does not exceed $10,000,000 at any time outstanding;

(xi)     statutory and common law landlords’ liens under leases to which the Borrower or any of its Subsidiaries is a party;

(xii)     Liens (other than Liens imposed under ERISA) incurred in the ordinary course of business in connection with workers compensation claims, unemployment insurance and social security benefits and Liens on cash deposits securing the performance of bids, tenders, leases and contracts in the ordinary course of business, statutory obligations, surety bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business and consistent with past practice (exclusive of obligations in respect of the payment for borrowed money), provided that the aggregate amount of all cash and the Fair Market Value of all other property subject to all Liens permitted by this clause (xii) shall not at any time exceed $10,000,000;

(xiii)     Liens arising out of any conditional sale, title retention, consignment or other similar arrangements for the sale of goods entered into by the Borrower or any of its Subsidiaries in the ordinary course of business to the extent such Liens do not attach to any assets other than the goods subject to such arrangements;

(xiv)     Liens (x) incurred in the ordinary course of business in connection with the purchase or shipping of goods or assets (or the related assets and proceeds thereof), which Liens are in favor of the seller or shipper of such goods or assets and only attach to such goods or assets, and (y) in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(xv)     bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by the Borrower or any Subsidiary, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank or banks with respect to cash management and operating account arrangements;

(xvi)     additional Liens of the Borrower or any Subsidiary of the Borrower not otherwise permitted by this Section 10.01 that (v) were not incurred in connection with borrowed money, (w) do not encumber Collateral or Equity Interests of a Subsidiary of the Borrower, (x) do not encumber any other assets of the Borrower or any of its Subsidiaries the Fair Market Value of which exceeds the amount of the Indebtedness or other obligations secured by such assets, (y) do not materially impair the use of such assets in the operation of the business of the Borrower or such Subsidiary and (z) do not secure obligations in excess of $1,000,000 in the aggregate for all such Liens at any time;

(xvii)     Liens solely on the assets of Pulitzer and its Subsidiaries (other than the Excluded TNI Assets) to secure their respective obligations in respect of the Pulitzer Debt Documents and any Permitted Pulitzer Debt Refinancing Indebtedness incurred in accordance with this Agreement (including any guaranty or pledge thereof by Pulitzer and/or one or more of its Subsidiaries);

(xviii)     Liens created pursuant to the Second Lien Loan Documents and Liens securing any Additional Second Lien Indebtedness incurred in accordance with this Agreement, provided that, in each case, such Liens are subject to the terms of the Intercreditor Agreement; and

(xix)     any other Permitted Encumbrance.

10.02     Consolidation, Merger, Purchase or Sale of Assets, etc. The Borrower will not, and will not permit any of its Subsidiaries to, wind up, liquidate or dissolve its affairs or enter into any partnership, joint venture, or transaction of merger or consolidation, or convey, sell, lease or otherwise dispose of all or any part of its property or assets (other than sales of inventory in the ordinary course of business), or enter into any sale-leaseback transactions, or purchase or otherwise acquire (in one or a series of related transactions) any part of the property or assets (other than purchases or other acquisitions of inventory, materials and equipment in the ordinary course of business) of any Person (or agree to do any of the foregoing at any future time), except that:

(i)     Capital Expenditures by the Borrower and its Subsidiaries shall be permitted to the extent not in violation of Section 10.07;

(ii)     the Borrower and its Subsidiaries may sell, convey or otherwise dispose of obsolete or worn-out property in the ordinary course of business;

(iii)     Investments may be made to the extent permitted by Section 10.05 or 10.06(viii);

(iv)     the Borrower and its Subsidiaries may sell assets (other than the capital stock or other Equity Interests of any Wholly-Owned Subsidiary of the Borrower, unless all of the capital stock or other Equity Interests of such Wholly-Owned Subsidiary are sold in accordance with this clause (iv)), so long as (v) no Default or Event of Default then exists or would result therefrom, (w) each such sale is in an arm’s-length transaction and the Borrower or the respective Subsidiary receives at least Fair Market Value, (x) the consideration received by the Borrower or such Subsidiary consists of at least 90% cash and is paid at the time of the closing of such sale, (y) with respect to an asset sale by the Borrower or any of its Qualified Subsidiaries, the Net Sale Proceeds therefrom are applied as (and to the extent) required by Section 5.02(d) or, with respect to an asset sale by any Subsidiary that is not a Qualified Subsidiary, the net sale proceeds are applied as (and to the extent) required by the Pulitzer Debt Agreement (or by the documentation governing the Permitted Pulitzer Debt Refinancing Indebtedness) and (z) the assets sold pursuant to this clause (iv) shall not, in the aggregate, be comprised of assets that generated in any fiscal year of the Borrower more than 5% of Consolidated EBITDA of the Borrower and its Subsidiaries for the immediately preceding fiscal year of the Borrower;

(v)     each of the Borrower and its Subsidiaries may lease (as lessee) or license (as licensee) real or personal property (so long as any such lease or license does not create a Capitalized Lease Obligation except to the extent permitted by Section 10.04(iv));

(vi)     each of the Borrower and its Subsidiaries may sell or discount, in each case without recourse and in the ordinary course of business, accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof and not as part of any financing transaction;

(vii)     each of the Borrower and its Subsidiaries may grant licenses, sublicenses, leases or subleases to other Persons not materially interfering with the conduct of the business of the Borrower or any of its Subsidiaries, in each case so long as no such grant otherwise affects the Collateral Agent’s security interest in the asset or property subject thereto;

(viii)     (x) any Subsidiary of the Borrower may convey, lease, license, sell or otherwise transfer all or any part of its business, properties and assets to the Borrower or to any Qualified Wholly-Owned Domestic Subsidiary, so long as any security interests granted to the Collateral Agent for the benefit of the Secured Creditors pursuant to the Security Documents in the assets so transferred shall remain in full force and effect and perfected (to at least the same extent as in effect immediately prior to such transfer) and all actions required to maintain said perfected status have been taken and (y) any Pulitzer Entity may convey, lease, license, sell or otherwise transfer all or any part of its business, properties and assets to any other Pulitzer Entity;

(ix)     (x) any Subsidiary of the Borrower (other than an Excluded Domestic Subsidiary) may merge or consolidate with and into, or be dissolved or liquidated into, the Borrower or any Qualified Wholly-Owned Domestic Subsidiary, so long as (i) in the case of any such merger, consolidation, dissolution or liquidation involving the Borrower, the Borrower is the surviving or continuing entity of any such merger, consolidation, dissolution or liquidation, (ii) in all other cases, a Qualified Wholly-Owned Domestic Subsidiary is the surviving or continuing entity of any such merger, consolidation, dissolution or liquidation, and (iii) any security interests granted to the Collateral Agent for the benefit of the Secured Creditors pursuant to the Security Documents in the assets of such Subsidiary shall remain in full force and effect and perfected (to at least the same extent as in effect immediately prior to such merger, consolidation, dissolution or liquidation) and all actions required to maintain said perfected status have been taken and (y) any Pulitzer Entity may merge or consolidate with and into, or be dissolved or liquidated into, any other Pulitzer Entity, so long as a Pulitzer Entity is the surviving or continuing entity;

(x)     any Foreign Subsidiary of the Borrower may be merged, consolidated or amalgamated with and into, or be dissolved or liquidated into, or transfer any of its assets to, any Qualified Wholly-Owned Foreign Subsidiary of the Borrower, so long as (i) such Qualified Wholly-Owned Foreign Subsidiary of the Borrower is the surviving or continuing corporation of any such merger, consolidation, amalgamation, dissolution or liquidation and (ii) any security interests granted to the Collateral Agent for the benefit of the Secured Creditors pursuant to the Security Documents in the Equity Interests of such Qualified Wholly-Owned Foreign Subsidiary and such Foreign Subsidiary shall remain in full force and effect and perfected and enforceable (to at least the same extent as in effect immediately prior to such merger, consolidation, amalgamation, dissolution, liquidation or transfer) and all actions required to maintain said perfected status have been taken; and

(xi)     the Borrower and its Subsidiaries may sell, convey or otherwise dispose of cash and Cash Equivalents in the ordinary course of business, in each case for cash at Fair Market Value.

To the extent the Required Lenders waive the provisions of this Section 10.02 with respect to the sale of any Collateral, or any Collateral is sold as permitted by this Section 10.02 (other than to the Borrower or a Subsidiary thereof), such Collateral shall be sold free and clear of the Liens created by the Security Documents, and the Administrative Agent and the Collateral Agent shall be authorized to take any actions deemed appropriate in the reasonable opinion of the Administrative Agent or the Collateral Agent in order to effect the foregoing.

10.03     Dividends. The Borrower will not, and will not permit any of its Subsidiaries to, authorize, declare or pay any Dividends with respect to the Borrower or any of its Subsidiaries, except that:

(i)     (A) any Subsidiary of the Borrower may pay cash Dividends to the Borrower or to any Wholly-Owned Domestic Subsidiary of the Borrower, (B) any Foreign Subsidiary of the Borrower may pay cash Dividends to any Wholly-Owned Foreign Subsidiary of the Borrower and (C) and any Subsidiary of Pulitzer may pay cash Dividends to a Pulitzer Entity;

(ii)     any Non-Wholly-Owned Subsidiary of the Borrower (other than any Lee Entity to the extent the recipient is a Pulitzer Entity) may pay cash Dividends to its shareholders, members or partners generally, so long as the Borrower or its respective Subsidiary which owns the Equity Interest in the Subsidiary paying such Dividends receives at least its proportionate share thereof (based upon its relative holding of the Equity Interest in the Subsidiary paying such Dividends and taking into account the relative preferences, if any, of the various classes of Equity Interests of such Subsidiary);

(iii)     so long as no Default or Event of Default exists at the time of the respective Dividend or would exist immediately after giving effect thereto, the Borrower may redeem or repurchase Equity Interests of the Borrower from officers, employees and directors of the Borrower or its Subsidiaries (or their estates) after the death, disability, retirement or termination of employment or service as a director of any such Person, or otherwise in accordance with any stock option plan or any employee stock ownership plan that has been approved by the board of directors of the Borrower, provided that the aggregate amount of Dividends made by the Borrower pursuant to this clause (iii) shall not exceed $250,000 during any fiscal year of the Borrower;

(iv)     the Borrower may declare and pay regularly scheduled Dividends on its Qualified Preferred Stock pursuant to the terms thereof through the issuance of additional shares of such Qualified Preferred Stock rather than in cash, provided that in lieu of issuing additional shares of such Qualified Preferred Stock as Dividends, the Borrower may increase the liquidation preference of the shares of Qualified Preferred Stock in respect of which such Dividends have accrued; and

(v)     the Borrower and its Subsidiaries may make the payments and deliveries contemplated in Section 10.04(xi) and Section 10.05(xvi) and the Pulitzer Entities may make payments and deliveries in satisfaction of the obligations owed to Herald as described in note 19 to the Borrower’s Annual Report on Form 10-K for the fiscal year ended September 26, 2010.

10.04     Indebtedness. The Borrower will not, and will not permit any of its Subsidiaries to, contract, create, incur, assume or suffer to exist any Indebtedness, except:

(i)     Indebtedness incurred pursuant to this Agreement and the other Credit Documents;

(ii)     Existing Indebtedness outstanding on the Petition Date (to the extent remaining outstanding on, and after giving effect to, the Conversion Date) and listed on Schedule VI (as reduced by any repayments of principal thereof), without giving effect to any subsequent extension, renewal or refinancing thereof except to the extent set forth on Schedule VI, provided that the aggregate principal amount of the Indebtedness to be extended, renewed or refinanced does not increase from that amount outstanding at the time of any such extension, renewal or refinancing;

(iii)     Indebtedness of the Borrower under (x) Interest Rate Protection Agreements entered into with respect to other Indebtedness permitted under this Section 10.04 and (y) Other Hedging Agreements entered into in the ordinary course of business and providing protection to the Borrower and its Subsidiaries against fluctuations in currency values or commodity prices in connection with the Borrower’s or any of its Subsidiaries’ operations, in either case so long as the entering into of such Interest Rate Protection Agreements or Other Hedging Agreements are bona fide hedging activities and are not for speculative purposes;

(iv)     Indebtedness of the Borrower and its Subsidiaries evidenced by Capitalized Lease Obligations (to the extent permitted pursuant to Section 10.07) and purchase money Indebtedness described in Section 10.01(vii), provided that in no event shall the sum of the aggregate principal amount of all Capitalized Lease Obligations and purchase money Indebtedness permitted by this clause (iv) exceed $30,000,000 at any time outstanding;

(v)     Indebtedness constituting Intercompany Loans to the extent permitted by Section 10.05(viii);

(vi)     (A) Indebtedness consisting of guaranties by the Borrower and the Qualified Wholly-Owned Domestic Subsidiaries of each other’s Indebtedness and lease and other contractual obligations permitted under this Agreement and (B) Indebtedness consisting of guaranties by Pulitzer Entities of each other’s Indebtedness and lease and other contractual obligations permitted under this Agreement (in each case, other than obligations (if any) in respect of the Second Lien Loan Documents, Additional Second Lien Indebtedness Documents, the Pulitzer Debt, the Pulitzer Debt Guaranty and the Permitted Pulitzer Debt Refinancing Indebtedness);

(vii)     Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, so long as such Indebtedness is extinguished within four Business Days after its incurrence;

(viii)     Indebtedness of the Borrower and its Subsidiaries with respect to performance bonds, surety bonds, appeal bonds or customs bonds required in the ordinary course of business or in connection with the enforcement of rights or claims of the Borrower or any of its Subsidiaries or in connection with judgments that do not result in a Default or an Event of Default, provided that the aggregate outstanding amount of all such performance bonds, surety bonds, appeal bonds and customs bonds permitted by this clause (viii) shall not at any time exceed $10,000,000;

(ix)     Indebtedness of the Borrower or any of its Subsidiaries which may be deemed to exist in connection with agreements providing for indemnification, purchase price adjustments and similar obligations in connection with the acquisition or disposition of assets in accordance with the requirements of this Agreement, so long as any such obligations are those of the Person making the respective acquisition or sale, and are not guaranteed by any other Person except as permitted by Section 10.04(vi);

(x)     Indebtedness of Pulitzer or PD LLC under the Pulitzer Debt and the other Pulitzer Debt Documents and of Pulitzer and one or more of the Subsidiaries of Pulitzer under the Pulitzer Debt Guaranty and the other Pulitzer Debt Documents, in an aggregate principal amount (without duplication in the case of amounts owing by Pulitzer and its other Subsidiaries under the Pulitzer Debt Guaranty) not to exceed $126,355,000 (less the amount of any repayments of principal thereof after the Conversion Date);

(xi)         Indebtedness of Pulitzer or PD LLC incurred pursuant to the Permitted

Pulitzer Debt Refinancing Indebtedness and one or more of the Subsidiaries of Pulitzer under a guaranty thereof complying with the requirements set forth in the definition of “Permitted Pulitzer Debt Refinancing Indebtedness” in Section 1.01, provided that, to the extent that any such Permitted Pulitzer Debt Refinancing Indebtedness includes a Permitted Pulitzer Debt Refinancing Incremental Amount, an amount of not less than $7,700,000 of such Permitted Pulitzer Debt Refinancing Incremental Amount shall be applied, subject to Section 5.05, to prepay the Term Loans in the manner set forth in Section 5.02(c);

(xii)     additional unsecured subordinated Indebtedness of the Borrower (“Additional Permitted Indebtedness”), so long as (i) no Default or Event of Default then exists or would result from the incurrence or issuance of any such Additional Permitted Indebtedness, (ii) the Borrower shall have given the Administrative Agent at least five Business Days prior written notice of the incurrence or issuance of any such Additional Permitted Indebtedness, the Borrower shall have delivered to the Administrative Agent a certificate executed by an Authorized Officer of the Borrower setting forth (in reasonable detail) the recalculation of the Lee Interest Expense Coverage Ratio and the Lee Leverage Ratio on a Pro Forma Basis for the Calculation Period then most recently ended prior to the date of such incurrence or issuance for which financial statements have been delivered to the Lenders under this Agreement (and determined as if such Additional Permitted Indebtedness had been incurred or issued on the first day of, and had remained outstanding throughout, such Calculation Period, and also taking into account the aggregate principal amount of all other Additional Permitted Indebtedness theretofore incurred or issued after the first day of such Calculation Period), and such recalculation shall show that the Borrower would have been in compliance with Sections 10.08 and 10.09 as of the last day of such Calculation Period, (iii) such Additional Permitted Indebtedness (A) is not guaranteed by any Subsidiary of the Borrower that is not a Subsidiary Guarantor, (B) matures no earlier than 180 days after the Maturity Date for the Facilities, (C) requires no payment of principal (whether by way of scheduled amortization, mandatory redemption, mandatory prepayment, sinking fund or otherwise) prior to its maturity, except (x) upon the occurrence of a change of control (the definition of which shall be acceptable to the Administrative Agent) so long as the terms thereof do not require any such redemption or other action unless (and until) all Obligations under the Facilities have been paid in full and the Total Commitment and all Letters of Credit have been terminated or the requisite consents under this Agreement have been obtained to permit such redemption or other action upon the occurrence of a change of control and (y) as a customary mandatory offer to repurchase following an asset sale, (D) does not require the Borrower or any of its Subsidiaries to maintain any specified financial condition (whether stated as a covenant, event of default or otherwise), and (E) contains subordination and other provisions that are reasonably satisfactory to the Administrative Agent and (iv) 100% of the Net Cash Proceeds of the respective issuance or incurrence of such Additional Permitted Indebtedness, after any application thereof to any outstanding Second Lien Term Loans, are applied as a mandatory repayment in accordance with Section 5.02(c);

(xiii)     Indebtedness under the Second Lien Loan Documents in an aggregate principal amount not to exceed $175,000,000 (less the amount of any repayments of principal thereof after the Conversion Date); and

(xiv)     additional second lien Indebtedness of the Borrower (“Additional Second Lien Indebtedness”), so long as (i) the proceeds of such Indebtedness are used solely to refinance the Second Lien Term Loans and all other obligations outstanding under the Second Lien Loan Documents in full and/or repay Loans outstanding at such time pursuant to clause (v) below and to pay any fees and expenses incurred in connection with obtaining such Indebtedness, (ii) no Default or Event of Default then exists or would result from the incurrence or issuance of any such Additional Second Lien Indebtedness, (iii) at least five Business Days prior to the incurrence or issuance of any such Additional Second Lien Indebtedness, the Borrower shall have delivered to the Administrative Agent a certificate executed by an Authorized Officer of the Borrower setting forth (in reasonable detail) the recalculation of the Lee Interest Expense Coverage Ratio and the Lee Leverage Ratio on a Pro Forma Basis for the Calculation Period then most recently ended prior to the date of such incurrence or issuance for which financial statements have been delivered to the Lenders under this Agreement (and determined as if such Additional Second Lien Indebtedness had been incurred or issued on the first day of, and had remained outstanding throughout, such Calculation Period, and also taking into account the aggregate principal amount of all other Additional Second Lien Indebtedness theretofore incurred or issued after the first day of such Calculation Period), and such recalculation shall show that the Borrower would have been in compliance with Sections 10.08 and 10.09 as of the last day of such Calculation Period, (iv) such Additional Second Lien Indebtedness (A) matures no earlier than 180 days after the Maturity Date for the Facilities, and in any event no earlier than any Second Lien Term Loans, (B) shall have terms, taken as a whole, that are not materially worse than the terms of the Second Lien Term Loans, and, in any event, shall not require (I) any payment of principal (whether by way of scheduled amortization, mandatory redemption, mandatory prepayment, sinking fund or otherwise) prior to the date which is 180 days after the Maturity Date for the Facilities, or (II) the Borrower or any of its Subsidiaries to maintain any specified financial condition (whether stated as a covenant, event of default or otherwise), and (C) shall be subject to the Intercreditor Agreement, (v) 100% of the Net Cash Proceeds of the respective issuance or incurrence of such Additional Second Lien Indebtedness, after any application thereof to the outstanding Second Lien Term Loans, are applied as a mandatory repayment in accordance with Section 5.02(c)(ii), and (vi) all of the other terms and conditions thereof (and the Additional Second Lien Indebtedness Documents) are in form and substance reasonably satisfactory to the Administrative Agent.

10.05     Advances, Investments and Loans. The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, lend money or credit or make advances to any Person, or purchase or acquire any stock, obligations or securities of, or any other Equity Interest in, or make any capital contribution to, any other Person, or purchase or own a futures contract or otherwise become liable for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract, or hold any cash or Cash Equivalents (each of the foregoing an “Investment” and, collectively, “Investments”), except that the following shall be permitted:

(i)     the Borrower and its Subsidiaries may acquire and hold accounts receivable owing to any of them, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms of the Borrower or such Subsidiary;

(ii)     the Borrower and its Subsidiaries may acquire and hold cash and Cash Equivalents, provided that during any time that Revolving Loans or Swingline Loans are outstanding, the aggregate amount of Unrestricted cash and Cash Equivalents permitted to be held by the Borrower and its Subsidiaries (excluding Excluded Domestic Subsidiaries) (the “Aggregate Cash Amount”) shall not exceed $25,000,000 for any period of five consecutive Business Days, provided, further, that if the Aggregate Cash Amount exceeds $25,000,000 for any period of five consecutive Business Days while Revolving Loans or Swingline Loans are outstanding, the Borrower shall prepay the Loans (without reduction to the Revolving Loan Commitments) in an amount equal to the lesser of (x) the aggregate amount of Revolving Loans and Swingline Loans outstanding and (y) the amount by which the Aggregate Cash Amount exceeds $20,000,000;

(iii)     the Borrower and its Subsidiaries may hold the Investments held by them on the Petition Date to the extent continued to be held by them on, and after giving effect to, the Conversion Date and described on Schedule IX, provided that any additional Investments made with respect thereto shall be permitted only if permitted under the other provisions of this Section 10.05;

(iv)     the Borrower and its Subsidiaries may acquire and own investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in good faith settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

(v)     the Borrower and its Subsidiaries may make loans and advances to their officers and employees for moving, relocation and travel expenses and other similar expenditures, in each case in the ordinary course of business in an aggregate outstanding amount not to exceed $2,500,000 at any time (determined without regard to any write-downs or write-offs of such loans and advances);

(vi)     the Borrower may acquire and hold obligations of the officers and employees of the Borrower or any of its Subsidiaries in connection with such officers’ and employees’ acquisition of shares of common Equity Interests of the Borrower so long as no cash is actually advanced by the Borrower or any of its Subsidiaries in connection with the acquisition of such Equity Interests;

(vii)     the Borrower may enter into Interest Rate Protection Agreements and Other Hedging Agreements to the extent permitted by Section 10.04(iii);

(viii)     (A)(I) the Borrower and its Wholly-Owned Domestic Subsidiaries may make intercompany loans and advances between and among one another and (II) Qualified Wholly-Owned Foreign Subsidiaries may make intercompany loans and advances between and among one another and to the Borrower and the Qualified Wholly-Owned Domestic Subsidiaries (all such intercompany loans and advances pursuant to this Section 10.05(viii), other than under clause (B) below, collectively, the “Intercompany Loans”), provided that (x) Intercompany Loans made by the Borrower and the Qualified Wholly-Owned Domestic Subsidiaries to Wholly-Owned Domestic Subsidiaries that are not Qualified Wholly-Owned Domestic Subsidiaries shall not be permitted (except for Intercompany Loans outstanding on the Conversion Date, together with interest accruing thereon, Intercompany Loans made for purposes permitted pursuant to Section 10.05(xiv), (xvi) and (xviii) and Intercompany Loans reflecting Pulitzer Intercompany Charges not settled in cash in amounts consistent with past practices or which arise from reasonably expected and identifiable cost-saving measures relating to goods and services not settled in cash to the extent permitted by the Pulitzer Debt Documents or any agreement governing the Permitted Pulitzer Debt Refinancing Indebtedness) and (y) each Intercompany Loan constituting Intercompany Debt shall be subject to the terms and conditions contained in the Intercompany Subordination Agreement; and (B) any Pulitzer Entity may make intercompany loans and advances to any other Pulitzer Entity;

(ix)     the Borrower and any Subsidiary Guarantor may make capital contributions to any Qualified Wholly-Owned Domestic Subsidiary Guarantor; and any Pulitzer Entity may make capital contributions to any other Pulitzer Entity;

(x)     the Borrower and its Subsidiaries may own the Equity Interests of their respective Subsidiaries created or acquired in accordance with the terms of this Agreement (so long as all amounts invested in such Subsidiaries are independently justified under another provision of this Section 10.05);

(xi)     Contingent Obligations permitted by Section 10.04, to the extent constituting Investments;

(xii)     the Borrower and its Subsidiaries may receive and hold promissory notes and other non-cash consideration received in connection with any Asset Sale permitted by Section 10.02(iv);

(xiii)     up to two Joint-Venture Transactions, provided that immediately after giving effect to each such Joint-Venture Transaction, (a) the aggregate book value of all such assets and Equity Interests contributed, sold, leased or otherwise transferred, and all Equity Interests issued, to Persons other than the Borrower or a Subsidiary of the Borrower pursuant to both such Joint-Venture Transactions subsequent to the Conversion Date shall not exceed (x) $35,000,000 for one Joint-Venture Transaction and (y) $25,000,000 for the other Joint-Venture Transaction, (b) with respect to such Joint-Venture Transaction exceeding $25,000,000, such joint venture is a Subsidiary of the Borrower, (c) cash contributed to such joint ventures shall not exceed $250,000 in the aggregate for each such Joint-Venture Transaction and (d) the Equity Interests of the

Borrower and its Subsidiaries in each such joint venture shall be pledged to secure the Obligations pursuant to Section 9.12;

(xiv)     (A) Investments made in connection with the funding of contributions under qualified or non-qualified pension, retirement or similar employee compensation plan, including without limitation split-dollar insurance policies, in such amounts consistent with applicable law and the Borrower’s and its Subsidiaries’ past practices, provided that any such contributions by the Borrower and the Qualified Wholly-Owned Domestic Subsidiaries to Wholly-Owned Domestic Subsidiaries that are not Qualified Wholly-Owned Domestic Subsidiaries shall not exceed $2,000,000 in any fiscal year of the Borrower (including, for the avoidance of doubt, for the applicable fiscal year, any such Investments made after the Petition Date but prior to the Conversion Date) and (B) the contribution of equity interests in or assets of Sandler Capital Partners V, L.P. to one or more qualified or non-qualified pension, retirement or similar employee compensation plans;

(xv)     Investments in the Associated Press Digital Rights Agency or any successor thereto or any Affiliate thereof in an aggregate amount not to exceed $1,500,000 at any time outstanding;

(xvi)     payments or deliveries to be made to satisfy certain obligations owed to Herald as described in note 19 to the Borrower’s Annual Report on Form 10-K for the fiscal year ended September 26, 2010; provided that any such payments or deliveries made by the Borrower and the Qualified Wholly-Owned Domestic Subsidiaries to Wholly-Owned Domestic Subsidiaries that are not Qualified Wholly-Owned Domestic Subsidiaries shall not exceed $3,500,000 in the aggregate;

(xvii)     Investments of up to a $1,000,000 cash Investment in Metrix4Media for up to 8% of the Equity Interests of such Person, (II) up to a $1,000,000 cash Investment in Kaango for up to 5% of the Equity Interests of such Person and (III) up to a $1,000,000 cash Investment in The Port for up to 9% of the Equity Interests of such Person; and

(xviii)     in addition to Investments permitted by clauses (i) through (xvii) of this Section 10.05, the Borrower and its Subsidiaries may make additional loans, advances and other Investments to or in a Person in an aggregate amount for all loans, advances and other Investments (determined without regard to any write-downs or write-offs thereof), net of cash repayments of principal in the case of loans, sale proceeds in the case of Investments in the form of debt instruments and cash equity returns (whether as a distribution, dividend, redemption or sale) in the case of equity investments, not to exceed $2,000,000 in any fiscal year, provided that no such Investments may be used, directly or indirectly, to purchase, repurchase, redeem, defease or otherwise acquire or retire for value any (i) Additional Permitted Indebtedness, (ii) unsecured Indebtedness of the Borrower or a Subsidiary Guarantor, (iii) junior lien obligations of the Borrower or a Subsidiary Guarantor, including without limitation, the Second Lien Term Loans and any Additional Second Lien Indebtedness, or (iv) the Pulitzer Debt or any Permitted Pulitzer Debt Refinancing Indebtedness.

10.06     Transactions with Affiliates. The Borrower will not, and will not permit any of its Subsidiaries to, enter into any transaction or series of related transactions with any Affiliate of the Borrower or any of its Subsidiaries, other than in the ordinary course of business and on terms and conditions substantially as favorable to the Borrower or such Subsidiary as would reasonably be obtained by the Borrower or such Subsidiary at that time in a comparable arm’s-length transaction with a Person other than an Affiliate, except that the following in any event shall be permitted:

(i)     Dividends may be paid to the extent provided in Section 10.03;

(ii)     loans may be made and other transactions may be entered into by the Borrower and its Subsidiaries to the extent permitted by Sections 10.02, 10.04 and 10.05;

(iii)     customary fees may be paid to non-officer directors of the Borrower and its Subsidiaries;

(iv)     the Borrower may issue shares of its Equity Interests as otherwise permitted by this Agreement;

(v)     the Borrower and its Subsidiaries may enter into, and may make payments under, employment agreements, employee benefits plans, stock option plans, indemnification provisions and other similar compensatory arrangements with officers, employees and directors of the Borrower and its Subsidiaries in the ordinary course of business;

(vi)     (x) Subsidiaries of the Borrower may pay management fees, licensing fees and similar fees to the Borrower or to any Qualified Wholly-Owned Domestic Subsidiary and (y) Subsidiaries of the Borrower which are not Qualified Subsidiaries may pay management fees, licensing fees and similar fees to any Subsidiary of the Borrower which is not a Qualified Wholly-Owned Domestic Subsidiary;

(vii)     the Credit Parties may enter into, and may exercise their respective rights and perform their respective obligations under and pursuant to, the Credit Documents, the Second Lien Loan Documents and the Additional Second Lien Indebtedness Documents, as applicable, in each case as in effect on, and after giving effect to, the Conversion Date (or, if later, the original date thereof) and as thereafter amended or modified in accordance with the terms thereof and hereof;

(viii)     the Borrower may repay in cash, on the Conversion Date, to the holders of the Pulitzer Debt, on behalf of PD LLC, outstanding principal under the Pulitzer Debt in an amount not to exceed $5,000,000 in the aggregate; provided, that the principal amount of the Intercompany Loan outstanding on the Conversion Date payable by the Borrower to Pulitzer shall automatically be reduced dollar-for-dollar by the amount so paid by the Borrower in respect of the Pulitzer Debt;

(ix)     the Pulitzer Entities may pay or reimburse fees and expenses payable to counsel for, and financial advisers to, (x) the Borrower and its Subsidiaries (including the Pulitzer Entities), (y) the “Noteholders” under and as defined in the Pulitzer Debt

Agreement, and (z) the other parties to the Pulitzer Debt Documents, in each case in connection with the issuance of the Notes as contemplated by (and as defined in) the Pulitzer Debt Agreement and each of the other transactions contemplated thereunder, under the Support Agreement and under the Plan of Reorganization;

(x)     the Pulitzer Entities may enter into, and may exercise their respective rights and perform their respective obligations under and pursuant to, the Pulitzer Debt Documents and the documentation governing any Permitted Pulitzer Debt Refinancing Indebtedness, as applicable, in each case as in effect on, and after giving effect to, the Conversion Date (or, if later, the original date thereof) and as thereafter amended or modified in accordance with the terms thereof and hereof; and

(xi)     the Borrower and its Subsidiaries may engage in the activities described on Schedule XI.

Notwithstanding anything to the contrary contained in this Agreement, except to the extent expressly permitted by clauses (i) through (x) above, the transactions between the Borrower and its Subsidiaries (other than Pulitzer and its Subsidiaries) on the one hand, and Pulitzer and its Subsidiaries on the other hand, shall be limited to those activities described on Schedule XI.

10.07     Capital Expenditures.

(a)     The Borrower will not, and will not permit any of its Subsidiaries to, make any Capital Expenditures, except that the Borrower and its Subsidiaries may make Capital Expenditures during any fiscal year of the Borrower (taken as one accounting period) so long as the aggregate amount of such Capital Expenditures does not exceed $20,000,000 during such fiscal year.

(b)     In addition to the foregoing, in the event that the amount of Capital Expenditures permitted to be made by the Borrower and its Subsidiaries pursuant to clause (a) above in any fiscal year of the Borrower (before giving effect to any increase in such permitted Capital Expenditure amount pursuant to this clause (b)) is greater than the amount of Capital Expenditures actually made by the Borrower and its Subsidiaries during such fiscal year, the lesser of (x) such excess and (y) 50% of the applicable permitted scheduled Capital Expenditure amount as set forth in such clause (a) above for such fiscal year may be carried forward and utilized to make Capital Expenditures in the immediately succeeding fiscal year, provided that (x) no amounts once carried forward pursuant to this Section 10.07(b) may be carried forward to any fiscal year of the Borrower thereafter and (y) no amounts may be carried forward pursuant to this Section 10.07(b) in respect of any fiscal year of the Borrower ended prior to the Conversion Date.

(c)     In addition to the foregoing, the Borrower and its Subsidiaries may make additional Capital Expenditures (which Capital Expenditures will not be included in any determination under Section 10.07(a) or (b)) with the amount of Net Cash Proceeds received by the Borrower or any of its Subsidiaries from any Recovery Event so long as such Net Cash Proceeds are used to replace or restore any properties or assets in respect of which such Net Cash Proceeds were paid within 360 days following the date of receipt of such Net Cash Proceeds from such Recovery Event, but only to the extent that such Net Cash Proceeds are not otherwise required to be applied as a mandatory repayment and/or commitment reduction pursuant to Section 5.02(f) or the corresponding provision of the Pulitzer Debt Documents or with respect to Permitted Pulitzer Refinancing Indebtedness.

10.08     Lee Interest Expense Coverage Ratio. The Borrower will not permit the Lee Interest Expense Coverage Ratio for any Test Period ending on the last day of a fiscal quarter of the Borrower ending on or closest to the relevant date set forth below to be less than the ratio set forth opposite such fiscal quarter below:

Fiscal Quarter Ending on or Closest to	Ratio
March 31, 2012	1.50:1.00

June 30, 2012	1.50:1.00

September 30, 2012	1.25:1.00

December 31, 2012	1.10:1.00

March 31, 2013 through September 30, 2014	1.08:1.00

December 31, 2014 through December 31, 2015	1.10:1.00

10.09     Lee Leverage Ratio.

The Borrower will not permit the Lee Leverage Ratio at any time during a period set forth below to be greater than the ratio set forth opposite such period below:

Period	Ratio
From the Conversion Date through and including the day before the last day of the Borrower’s fiscal quarter ending on or closest to September 30, 2013	10.00:1.00

The last day of the Borrower’s fiscal quarter ending on or closest to September 30, 2013 through and including the day before the last day of the Borrower’s fiscal quarter ending on or closest to June 30, 2014

9.90:1.00

The last day of the Borrower’s fiscal quarter ending on or closest to June 30, 2014 through and including the day before the last day of the Borrower’s fiscal quarter ending on or closest to September 30, 2014

9.70:1.00

The last day of the Borrower’s fiscal quarter ending on or closest to September 30, 2014 through and including the day before the last day of the Borrower’s fiscal quarter ending on or closest to December 31, 2014

9.60:1.00

Period	Ratio

The last day of the Borrower’s fiscal quarter ending on or closest to December 31, 2014 through and including the day before the last day of the Borrower’s fiscal quarter ending on or closest to June 30, 2015

9.50:1.00

The last day of the Borrower’s fiscal quarter ending on or closest to June 30, 2015 through and including the day before the last day of the Borrower’s fiscal quarter ending on or closest to September 30, 2015

9.30:1.00

The last day of the Borrower’s fiscal quarter ending on or closest to September 30, 2015 through and including the day before the last day of the Borrower’s fiscal quarter ending on or closest to December 31, 2015

9.20:1.00

The last day of the Borrower’s fiscal quarter ending on or closest to December 31, 2015	9.10:1.00

10.10     Modifications of Second Lien Loan Documents, Certificate of Incorporation, By-Laws and Certain Other Agreements; Limitations on Voluntary Payments, etc.

The Borrower will not, and will not permit any of its Subsidiaries to:

(i)     amend, modify or change its certificate or articles of incorporation (including, without limitation, by the filing or modification of any certificate or articles of designation), certificate of formation, limited liability company agreement or by-laws (or the equivalent organizational documents), as applicable, or any agreement entered into by it with respect to its capital stock or other Equity Interests (including any Shareholders’ Agreement) in any material respect, or enter into any new agreement with respect to its capital stock or other Equity Interests, unless such amendment, modification, change or other action contemplated by this clause (i) could not reasonably be expected to be adverse to the interests of the Lenders in any material respect;

(ii)     amend, modify or change any provision of any Tax Sharing Agreement or enter into any new tax sharing agreement, tax allocation agreement or similar agreement without the prior written consent of the Administrative Agent;

(iii)     make any payment or prepayment on or redemption, repurchase or acquisition for value of (including, without limitation, by way of depositing with the trustee with respect thereto or any other Person money or securities before due for the purpose of paying when due), or any prepayment or redemption as a result of any asset sale or similar event, of principal of the Pulitzer Debt, the Pulitzer Debt Guaranty or the Permitted Pulitzer Debt Refinancing Indebtedness, provided that (w) the Pulitzer Entities may make optional or voluntary payments or prepayments on or redemptions, repurchases or acquisitions for value of the Pulitzer Debt or any Permitted Pulitzer Debt Refinancing Indebtedness, (x) the Pulitzer Entities may make payments on the Pulitzer Debt or any Permitted Pulitzer Debt Refinancing Indebtedness at par (A) in connection with a Change of Control (as defined in the Pulitzer Debt Agreement or any documents evidencing Permitted Pulitzer Debt Refinancing Indebtedness) as required pursuant to the Pulitzer Debt Agreement as in effect on, and after giving effect to, the Conversion Date (or subject to substantially the same terms in documents evidencing Permitted Pulitzer Debt Refinancing Indebtedness), (B) with proceeds of Asset Sales and/or Recovery Events to the extent representing proceeds from assets of Pulitzer and its Subsidiaries or (C) to the extent permitted by Section 10.06(viii), (y) the Pulitzer Entities may make amortization payments of the Pulitzer Debt or any Permitted Pulitzer Debt Refinancing Indebtedness in an aggregate amount in any fiscal year not to exceed $6,400,000, and (z) the Pulitzer Entities may make periodic payments from excess cash flow as required pursuant to the Pulitzer Debt Agreement as in effect on, and after giving effect to, the Conversion Date (or subject to the same terms in documents evidencing Permitted Pulitzer Debt Refinancing Indebtedness);

(iv)     amend or modify, or permit the amendment or modification of, any provision of any Pulitzer Debt Document, the PD LLC Indemnity Agreement or any indenture, purchase agreement, loan agreement, security document or other agreement or instrument relating to the Permitted Pulitzer Debt Refinancing Indebtedness, in each case other than such amendments or modifications (i) with the prior written consent of the Administrative Agent or (ii) which could not reasonably be expected to be adverse to the Lenders in any material respect; provided, that any such amendment or modification the effect of which is to (w) increase or effectively increase the interest rates or yield (in each case whether payable in cash or in-kind) applicable to any Indebtedness thereunder from such rates or yield as in effect on, and after giving effect to, the Conversion Date (or, in the case of Permitted Pulitzer Debt Refinancing Indebtedness, the date such Indebtedness is incurred in accordance with the terms of this Agreement), (x) grant a Lien (other than a Permitted Lien) securing any Indebtedness thereunder on all or any portion of the Collateral, (y) prohibit the performance by the Credit Parties of their obligations under the Credit Documents or (z) make the terms thereof, in the aggregate, more burdensome to the applicable Credit Parties in any material respect than the terms thereof as in effect on, and after giving effect to, the Conversion Date or as thereafter amended or modified in accordance with the terms thereof and hereof (including, without limitation, this Section 10.10(iv)), shall, in each case described in preceding clauses (w), (x), (y) and (z), be deemed to be materially adverse to the Lenders;

(v)    make (or give any notice in respect of) any voluntary or optional payment or prepayment on or redemption, repurchase or acquisition for value of, or any prepayment or redemption as a result of any asset sale, change of control or similar event of (including, in each case without limitation, by way of depositing with the trustee with respect thereto or any other Person money securities before due for the purpose of paying when due), any Additional Permitted Indebtedness; or

(vi)    after the execution and delivery thereof, amend or modify, or permit the amendment or modification of, any provision of any indenture, purchase agreement or other document, agreement or note relating to (or evidencing) any Additional Permitted Indebtedness (or any guaranty thereof); or

(vii)    make (or give any notice in respect of) any voluntary or optional payment or prepayment on or redemption, repurchase or acquisition for value of, or any prepayment or redemption as a result of any asset sale, change of control or similar event of (including, in each case without limitation, by way of depositing with the trustee with respect thereto or any other Person money securities before due for the purpose of paying when due), any Second Lien Term Loans or any Additional Second Lien Indebtedness, except that the Second Lien Term Loans may be prepaid with the proceeds of Additional Second Lien Indebtedness or of Additional Permitted Indebtedness or from the issuance of Qualified Preferred Stock, provided that, in each case, the Borrower otherwise complies with the requirements of Section 5.02(c); or

(viii)    amend or modify, or permit the amendment or modification of, any provision of any Second Lien Loan Documents or the Additional Second Lien Indebtedness Documents, other than any such amendments or modifications (i) with the prior written consent of the Administrative Agent or (ii) which could not reasonably be expected to be adverse to the Lenders in any material respect; provided, that any such amendment or modification the effect of which is to (w) increase or effectively increase the interest rates or yield (in each case whether payable in cash or in-kind) applicable to any Indebtedness under any Second Lien Loan Document or Additional Second Lien Indebtedness, in each case from such respective rates or yield as in effect on, and after giving effect to, the Conversion Date or, in the case of any Additional Second Lien Indebtedness, the original date of incurrence thereof, (x) grant a Lien (other than a Permitted Lien) securing any Indebtedness thereunder on all or any portion of the Collateral which is not subordinated to the Obligations pursuant to the Intercreditor Agreement or subordinate the Lien securing the “Obligations” (as defined in the Second Lien Loan Agreement or any Additional Second Lien Indebtedness) on all or any portion of the Collateral to any Lien securing any Indebtedness not constituting Obligations, (y) prohibit the performance by the Credit Parties of their obligations under the Credit Documents or (z) make the terms thereof, in the aggregate, more burdensome to the applicable Credit Parties in any material respect than the terms thereof as in effect on, and after giving effect to, the Conversion Date or as thereafter amended or modified in accordance with the terms thereof and hereof (including, without limitation, this Section 10.10(viii)), shall, in each case described in preceding clauses (w), (x), (y) and (z), be deemed to be materially adverse to the Lenders;

Notwithstanding anything to the contrary contained herein or in any other Credit Document, in no event shall (x) the Borrower or any of its Subsidiaries (other than Pulitzer and its Subsidiaries) be permitted to pay any fee to the holders of the Pulitzer Debt (or any agent or advisor in respect thereof) in connection with any amendment, modification, change or waiver of, or forbearance with respect to, any term or provision of any Pulitzer Debt Document or Permitted Pulitzer Debt Refinancing Indebtedness or, except as otherwise permitted in Section 10.06, make any other payment on behalf of Pulitzer or any of its Subsidiaries, (y) the Borrower

or any of its Subsidiaries (other than Pulitzer and its Subsidiaries) be permitted to prepay or repay any amounts (including in respect of interest) owing to Pulitzer or any of its Subsidiaries in respect of any Intercompany Loans or other Intercompany Debt (other than as otherwise permitted in Section 10.06(viii) and other than the set-off and netting arrangements as, and to the extent, described on Schedule XI) or (z) the Borrower or any of its Subsidiaries be permitted to make any payments (whether in cash, property or securities) to Herald or any of its Affiliates in satisfaction of the obligations owed to Herald as described in note 19 to the Borrower’s Annual Report on Form 10-K for the fiscal year ended September 26, 2010, except as otherwise permitted by Section 10.03(v) and 10.05(xvi).

10.11     Limitation on Certain Restrictions on Subsidiaries. The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any such Subsidiary to (a) pay dividends or make any other distributions on its capital stock or any other Equity Interest or participation in its profits owned by the Borrower or any of its Subsidiaries, or pay any Indebtedness owed to the Borrower or any of its Subsidiaries, (b) make loans or advances to the Borrower or any of its Subsidiaries or (c) transfer any of its properties or assets to the Borrower or any of its Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (i) applicable law, (ii) this Agreement and the other Credit Documents, (iii) the Pulitzer Debt Documents as in effect on, and after giving effect to, the Conversion Date and the Permitted Pulitzer Debt Refinancing Indebtedness (as in effect at the time of the issuance or incurrence thereof so long as such encumbrances or restrictions are no more restrictive in any material respect than those encumbrances or restrictions set forth in the Pulitzer Debt Documents as in effect on, and after giving effect to, the Conversion Date), in each case so long as such restrictions apply solely to Pulitzer and/or its applicable Subsidiaries, (iv) the Second Lien Loan Documents as in effect on, and after giving effect to, the Conversion Date and the Additional Second Lien Indebtedness Documents (as in effect at the time of the issuance or incurrence thereof so long as such restrictions are no more restrictive in any material respect than those restrictions set forth in the Second Lien Loan Documents as in effect on, and after giving effect to, the Conversion Date), (v) customary provisions restricting subletting or assignment of any lease governing any leasehold interest of the Borrower or any of its Subsidiaries, (vi) customary provisions restricting assignment of any licensing agreement (in which the Borrower or any of its Subsidiaries is the licensee) or other contract entered into by the Borrower or any of its Subsidiaries in the ordinary course of business, (vii) restrictions on the transfer of any asset pending the close of the sale of such asset, and (vii) restrictions on the transfer of any asset subject to a Lien permitted by Section 10.01(iii), (vi), (vii), (x), (xiii), (xiv) or (xv).

10.12     Limitation on Issuance of Equity Interests. (a) The Borrower will not, and will not permit any of its Subsidiaries to, issue (i) any Preferred Equity (other than Qualified Preferred Stock of the Borrower) or (ii) any redeemable common stock or other redeemable common Equity Interests other than common stock or other redeemable common Equity Interests that is or are redeemable at the sole option of the Borrower or such Subsidiary, as the case may be.

(b)     The Borrower will not permit any of its Subsidiaries to issue any capital stock or other Equity Interests (including by way of sales of treasury stock) or any options or warrants to purchase, or securities convertible into, capital stock or other Equity Interests, except (i) for transfers and replacements of then outstanding shares of capital stock or other Equity Interests, (ii) for stock splits, stock dividends and issuances which do not decrease the percentage ownership of the Borrower or any of its Subsidiaries in any class of the capital stock or other Equity Interests of such Subsidiary, (iii) in the case of Foreign Subsidiaries of the Borrower, to qualify directors and other nominal amounts held by local nationals in each case to the extent required by applicable law, or (iv) for issuances by Subsidiaries of the Borrower which are newly created or acquired in accordance with the terms of this Agreement.

10.13     Business; etc. The Borrower will not, and will not permit any of its Subsidiaries to, engage directly or indirectly in any business other than the businesses engaged in by the Borrower and its Subsidiaries as of the Conversion Date and with reasonable extensions thereof and business ancillary or complimentary thereto.

10.14     Limitation on Creation of Subsidiaries. The Borrower will not, and will not permit any of its Subsidiaries to, establish, create or acquire after the Conversion Date any Subsidiary, provided that (x) the Borrower and its Wholly-Owned Subsidiaries shall be permitted to establish, create and, to the extent permitted by this Agreement, acquire Wholly-Owned Subsidiaries, and (y) the Borrower and its Subsidiaries shall be permitted to establish, create and acquire Non-Wholly Owned Subsidiaries to the extent permitted by Section 10.05(xviii) so long as (i) at least 5 days’ prior written notice thereof is given by the Borrower to the Administrative Agent (or such shorter period of time as is acceptable to the Administrative Agent in any given case), (ii) the capital stock or other Equity Interests of such new Subsidiary are promptly pledged pursuant to, and to the extent required by, this Agreement and the Pledge Agreement and the certificates, if any, representing such stock or other Equity Interests, together with stock or other appropriate powers duly executed in blank, are delivered to the Collateral Agent, and (iii) each such new Domestic Subsidiary (and, to the extent required by Section 9.14, each such new Foreign Subsidiary) executes a counterpart of the Subsidiaries Guaranty, the Security Agreement, the Pledge Agreement and the Intercompany Subordination Agreement; provided, however, until such time as Pulitzer and its Domestic Subsidiaries become Qualified Wholly-Owned Domestic Subsidiaries, any such Person that is not a Qualified Wholly-Owned Domestic Subsidiary may not acquire any new Subsidiaries pursuant to an Investment made pursuant to Section 10.05(xviii). In addition, each new Subsidiary that is required to execute any Credit Document shall execute and deliver, or cause to be executed and delivered, all other relevant documentation (including opinions of counsel) of the type described in each of (x) Section 6 as such new Subsidiary would have had to deliver if such new Subsidiary were a Credit Party on the Conversion Date and (y) Section 9.14 as each such Excluded Domestic Subsidiary would have had to deliver if it were a Credit Party on the Conversion Date.

SECTION 11.    Events of Default.

Upon the occurrence of any of the following specified events (each, an “Event of Default”):

11.01     Payments. The Borrower shall (i) default in the payment when due of any principal of any Loan, Note or Unpaid Drawing or (ii) default, and such default shall continue unremedied for three or more Business Days, in the payment when due of any interest on any Loan, Note or Unpaid Drawing or any Fees or any other amounts owing hereunder or under any other Credit Document; or

11.02     Representations, etc. Any representation, warranty or statement made or deemed made by any Credit Party herein or in any other Credit Document or in any certificate delivered to the Administrative Agent or any Lender pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made; or

11.03     Covenants. (i)(A) The Borrower or any of its Subsidiaries shall default in the due performance or observance by it of any term, covenant or agreement contained in Section 9.01(f)(i), 9.08, 9.11, 9.15 or Section 10 or (B) the Borrower shall default in the due performance or observance by it of any term, covenant or agreement contained in Section 9.04 or (ii) the Borrower or any of its Subsidiaries shall default in the due performance or observance by it of any other term, covenant or agreement contained in this Agreement (other than those set forth in Sections 11.01 and 11.02) and such default shall continue unremedied for a period of 30 days after written notice thereof to the defaulting party by the Administrative Agent or the Required Lenders; or

11.04     Default Under Other Agreements. (i) The Borrower or any of its Subsidiaries shall (x) default in any payment of any Indebtedness (other than the Obligations) beyond the period of grace, if any, provided in an instrument or agreement under which such Indebtedness was created or (y) default in the observance or performance of any agreement or condition relating to any Indebtedness (other than the Obligations) or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause (determined without regard to whether any notice is required), any such Indebtedness to become due (and/or, in the case of an Interest Rate Protection Agreement or Other Hedging Agreement, to be terminated) prior to its stated maturity, or (ii) any Indebtedness (other than the Obligations) of the Borrower or any of its Subsidiaries shall be declared to be (or shall become) due and payable (and/or, in the case of an Interest Rate Protection Agreement or Other Hedging Agreement, to be terminated), or required to be prepaid (and/or terminated, as the case may be) other than by a regularly scheduled required prepayment, prior to the stated maturity thereof, provided that it shall not be a Default or an Event of Default under this Section 11.04 unless the aggregate principal amount of all Indebtedness as described in preceding clauses (i) and (ii) is at least $10,000,000 or unless such Indebtedness is in respect of the Second Lien Term Loans, the Additional Second Lien Indebtedness, the Pulitzer Debt, the Permitted Pulitzer Debt Refinancing Indebtedness or the Additional Permitted Indebtedness; provided, however, that with respect to any default under Section 5.1 of the Pulitzer Debt Guaranty or any analogous financial maintenance covenants in any Permitted Pulitzer Debt Refinancing Indebtedness (such default, a “Pulitzer Financial Covenant Default”), such default shall only constitute an Event of Default hereunder if such default occurs and is not cured or waived within 30 days after the occurrence of such default; or

11.05     Bankruptcy, etc. The Borrower or any of its Subsidiaries shall commence a voluntary case concerning itself under Title 11 of the United States Code entitled

“Bankruptcy,” as now or hereafter in effect, or any successor thereto (the “Bankruptcy Code”); or an involuntary case is commenced against the Borrower or any of its Subsidiaries, and the petition is not controverted within 15 days, or is not dismissed within 60 days after the filing thereof; or a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of the Borrower or any of its Subsidiaries, to operate all or any substantial portion of the business of the Borrower or any of its Subsidiaries, or the Borrower or any of its Subsidiaries commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the Borrower or any of its Subsidiaries, or there is commenced against the Borrower or any of its Subsidiaries any such proceeding which remains undismissed for a period of 60 days after the filing thereof, or the Borrower or any of its Subsidiaries is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or the Borrower or any of its Subsidiaries makes a general assignment for the benefit of creditors; or any Company action is taken by the Borrower or any of its Subsidiaries for the purpose of effecting any of the foregoing; or

11.06     ERISA. (a) Any Plan shall fail to satisfy the minimum funding standard required for any plan year or part thereof under Section 412 of the Code or Section 302 of ERISA or a waiver of such standard or extension of any amortization period is requested or granted under Section 412 of the Code or Section 302 of ERISA; a Reportable Event shall have occurred; a contributing sponsor (as defined in Section 4001(a)(13) of ERISA) of a Plan subject to Title IV of ERISA shall be subject to the advance reporting requirement of PBGC Regulation Section 4043.61 (without regard to subparagraph (b)(1) thereof) and an event described in subsection .62, .63, .64, .65, .66, .67 or .68 of PBGC Regulation Section 4043 shall be reasonably expected to occur with respect to such Plan within the following 30 days; any Plan which is subject to Title IV of ERISA shall have had or is likely to have a trustee (other than a member of the board of trustees of a Plan which is a multiemployer plan (as defined in Section 4001(a)(3) of ERISA)) appointed to administer such Plan; any Plan which is subject to Title IV of ERISA is or shall have been terminated or the subject of termination proceedings under ERISA; any Plan shall have an Unfunded Current Liability which, when added to the aggregate amount of Unfunded Current Liabilities with respect to all other Plans, exceeds the aggregate amount of such Unfunded Current Liabilities that existed on the Conversion Date by $10,000,000; a contribution required to be made with respect to a Plan or a Foreign Pension Plan has not been timely made; the Borrower or any ERISA Affiliate has incurred any liability to or on account of a Plan under Sections 409, 502(i), 502(l), 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Sections 401(a)(29), 4971 or 4975 of the Code or on account of a group health plan (as defined in Section 607(1) of ERISA, Section 4980B(g)(2) of the Code or 45 Code of Federal Regulations Section 160.103) under Section 4980B of the Code and/or the Health Insurance Portability and Accountability Act of 1996; the Borrower or any ERISA Affiliate of the Borrower has incurred liabilities pursuant to one or more employee welfare benefit plans (as defined in Section 3(1) of ERISA) that provide benefits to retired employees or other former employees (other than as required by Section 601 of ERISA) or Plans or Foreign Pension Plans; or a “default,” within the meaning of Section 4219(c)(5) of ERISA has been determined by a multiemployer plan (as defined in Section 4001(a)(3) of ERISA) to have occurred with respect to any Plan; (b) there shall result from any such event or events the imposition of a lien, the granting of a security interest, or a liability or a material risk of incurring a liability; and (c) such lien, security interest or liability, either individually or in the aggregate, has had, or could reasonably be expected to have, a Material Adverse Effect; or

11.07    Security Documents. Any of the Security Documents shall cease to be in full force and effect, or shall cease to give the Collateral Agent for the benefit of the Secured Creditors the Liens, rights, powers and privileges purported to be created thereby (including, without limitation, a perfected security interest in, and Lien on, all of the Collateral, in favor of the Collateral Agent, superior to and prior to the rights of all third Persons (except as permitted by Section 10.01), and subject to no other Liens (except as permitted by Section 10.01), or any Credit Party shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to any such Security Document and such default shall continue beyond the period of grace, if any, specifically applicable thereto pursuant to the terms of such Security Document; or

11.08    Subsidiaries Guaranty. The Subsidiaries Guaranty or any provision thereof shall cease to be in full force or effect as to any Subsidiary Guarantor (except as a result of a release of any Subsidiary Guarantor in accordance with the terms of the Subsidiaries Guaranty), or any Subsidiary Guarantor or any Person acting for or on behalf of such Subsidiary Guarantor shall deny or disaffirm such Subsidiary Guarantor’s obligations under the Subsidiaries Guaranty or any Subsidiary Guarantor shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to the Subsidiaries Guaranty; or

11.09    Intercompany Subordination Agreement. The Intercompany Subordination Agreement or any provision thereof shall cease to be in full force or effect as to the Borrower or any Subsidiary of the Borrower party thereto (except as a result of a release of any such Person in accordance with the terms of the Intercompany Subordination Agreement), or the Borrower, any Subsidiary of the Borrower or any Person acting for or on behalf of the Borrower or any Subsidiary of the Borrower shall deny or disaffirm the Borrower’s or such Subsidiary’s obligations under the Intercompany Subordination Agreement or the Borrower or any of its Subsidiaries shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to the Intercompany Subordination Agreement; or

11.10    Judgments. One or more judgments or decrees shall be entered against the Borrower or any Subsidiary of the Borrower involving in the aggregate for the Borrower and its Subsidiaries a liability (not paid or to the extent not covered by a reputable and solvent insurance company) and such judgments and decrees either shall be final and non-appealable or shall not be vacated, discharged or stayed or bonded pending appeal for any period of 30 consecutive days, and the aggregate amount of all such judgments equals or exceeds $10,000,000; or

11.11    Change of Control. A Change of Control shall occur; or

11.13    Intercreditor Agreement. The Liens securing the Second Lien Term Loans or the Additional Second Lien Indebtedness or any guarantees thereof shall cease, for any reason, to be validly subordinated to the Liens securing the Obligations as provided in the Intercreditor

Agreement or the Intercreditor Agreement or any provision thereof shall cease to be in full force or effect, or the Borrower, any Subsidiary of the Borrower or any Person acting for or on behalf of the Borrower or any Subsidiary of the Borrower shall deny or disaffirm the Borrower’s or such Subsidiary’s obligations under the Intercreditor Agreement or the Borrower or any of its Subsidiaries shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to the Intercreditor Agreement;

then, and in any such event, and at any time thereafter, if any Event of Default shall then be continuing, the Administrative Agent, upon the written request of the Required Lenders, shall by written notice to the Borrower, take any or all of the following actions, without prejudice to the rights of the Administrative Agent, any Lender or the holder of any Note to enforce its claims against any Credit Party (provided that, if an Event of Default specified in Section 11.05 shall occur with respect to the Borrower, the result which would occur upon the giving of written notice by the Administrative Agent as specified in clauses (i) and (ii) below shall occur automatically without the giving of any such notice): (i) declare the Total Commitment terminated, whereupon all Commitments of each Lender shall forthwith terminate immediately and any Commitment Commission shall forthwith become due and payable without any other notice of any kind; (ii) declare the principal of and any accrued interest in respect of all Loans and the Notes and all Obligations owing hereunder and thereunder to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Credit Party; (iii) terminate any Letter of Credit which may be terminated in accordance with its terms; (iv) direct the Borrower to pay (and the Borrower agrees that upon receipt of such notice, or upon the occurrence of an Event of Default specified in Section 11.05 with respect to the Borrower, it will pay) to the Collateral Agent at the Payment Office such additional amount of cash or Cash Equivalents, to be held as security by the Collateral Agent, as is equal to the aggregate Stated Amount of all Letters of Credit issued for the account of the Borrower and then outstanding; (v) enforce, as Collateral Agent, all of the Liens and security interests created pursuant to the Security Documents; and (vi) apply any cash collateral held by the Administrative Agent pursuant to Section 5.02 to the repayment of the Obligations.

SECTION 12.    The Administrative Agent.

12.01    Appointment. The Lenders hereby irrevocably designate and appoint DBTCA as Administrative Agent (for purposes of this Section 12 and Section 13.01, the term “Administrative Agent” also shall include DBTCA in its capacity as Collateral Agent pursuant to the Security Documents) to act as specified herein and in the other Credit Documents. Each Lender hereby irrevocably authorizes, and each holder of any Note by the acceptance of such Note shall be deemed irrevocably to authorize, the Administrative Agent to take such action on its behalf under the provisions of this Agreement, the other Credit Documents and any other instruments and agreements referred to herein or therein and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of the Administrative Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto. The Administrative Agent may perform any of its respective duties hereunder by or through its officers, directors, agents, employees or affiliates.

12.02    Nature of Duties. (a) The Administrative Agent shall not have any duties or responsibilities except those expressly set forth in this Agreement and in the other Credit Documents. Neither the Administrative Agent nor any of its officers, directors, agents, employees or affiliates shall be liable for any action taken or omitted by it or them hereunder or under any other Credit Document or in connection herewith or therewith, unless caused by its or their gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision). The duties of the Administrative Agent shall be mechanical and administrative in nature; the Administrative Agent shall not have by reason of this Agreement or any other Credit Document a fiduciary relationship in respect of any Lender or the holder of any Note; and nothing in this Agreement or in any other Credit Document, expressed or implied, is intended to or shall be so construed as to impose upon the Administrative Agent any obligations in respect of this Agreement or any other Credit Document except as expressly set forth herein or therein.

(b)     Notwithstanding any other provision of this Agreement or any provision of any other Credit Document, the Joint Lead Arrangers and the Joint Book Running Managers and are named as such for recognition purposes only, and in their respective capacities as such shall have no powers, duties, responsibilities or liabilities with respect to this Agreement or the other Credit Documents or the transactions contemplated hereby and thereby; it being understood and agreed that the Joint Lead Arrangers and the Joint Book Running Managers shall each be entitled to all indemnification and reimbursement rights in favor of the Administrative Agent as, and to the extent, provided for under Sections 12.06 and 13.01. Without limitation of the foregoing, none of the Joint Lead Arrangers or the Joint Book Running Managers shall, solely by reason of this Agreement or any other Credit Documents, have any fiduciary relationship in respect of any Lender or the holder of any Note.

12.03     Lack of Reliance on the Administrative Agent. Independently and without reliance upon the Administrative Agent, each Lender and the holder of each Note, to the extent it deems appropriate, has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of the Borrower and its Subsidiaries in connection with the making and the continuance of the Loans and the taking or not taking of any action in connection herewith and (ii) its own appraisal of the creditworthiness of the Borrower and its Subsidiaries and, except as expressly provided in this Agreement, the Administrative Agent shall not have any duty or responsibility, either initially or on a continuing basis, to provide any Lender or the holder of any Note with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter. The Administrative Agent shall not be responsible to any Lender or the holder of any Note for any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connection herewith or for the execution, effectiveness, genuineness, validity, enforceability, perfection, collectibility, priority or sufficiency of this Agreement or any other Credit Document or the financial condition of the Borrower or any of its Subsidiaries or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any other Credit Document, or the financial condition of the Borrower or any of its Subsidiaries or the existence or possible existence of any Default or Event of Default.

12.04     Certain Rights of the Administrative Agent. If the Administrative Agent requests instructions from the Required Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any other Credit Document, the Administrative Agent shall be entitled to refrain from such act or taking such action unless and until the Administrative Agent shall have received instructions from the Required Lenders (or all the Lenders if required hereunder); and the Administrative Agent shall not incur liability to any Lender by reason of so refraining. Without limiting the foregoing, neither any Lender nor the holder of any Note shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting hereunder or under any other Credit Document in accordance with the instructions of the Required Lenders (or all the Lenders if required hereunder).

12.05     Reliance. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex, teletype or telecopier message, cablegram, radiogram, order or other document or telephone message signed, sent or made by any Person that the Administrative Agent reasonably believed to be the proper Person, and, with respect to all legal matters pertaining to this Agreement and any other Credit Document and its duties hereunder and thereunder, upon advice of counsel selected by the Administrative Agent.

12.06     Indemnification. To the extent the Administrative Agent (or any affiliate thereof) is not reimbursed and indemnified by the Borrower, the Lenders will reimburse and indemnify the Administrative Agent (and any affiliate thereof) in proportion to their respective “percentage” as used in determining the Required Lenders (determined as if there were no Defaulting Lenders) for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements of whatsoever kind or nature which may be imposed on, asserted against or incurred by the Administrative Agent (or any affiliate thereof) in performing its duties hereunder or under any other Credit Document or in any way relating to or arising out of this Agreement or any other Credit Document with respect to such duties or its role as Administrative Agent; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s (or such affiliate’s) gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).

12.07     The Administrative Agent in its Individual Capacity. With respect to its obligation to make (or be deemed to have made) Loans, or issue or participate in Letters of Credit, under this Agreement, the Administrative Agent shall have the rights and powers specified herein for a “Lender” and may exercise the same rights and powers as though it were not performing the duties specified herein; and the term “Lender”, “Required Lenders”, “Majority Lenders” or any similar terms shall, unless the context clearly indicates otherwise, include the Administrative Agent in its respective individual capacities. The Administrative Agent and its affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, investment banking, trust or other business with, or provide debt financing, equity capital or other services (including financial advisory services) to any Credit Party or any Affiliate of any Credit Party (or any Person engaged in a similar business with any Credit Party or any Affiliate thereof) as if they were not performing the duties specified herein, and may accept fees and other consideration from any Credit Party or any Affiliate of any Credit Party for services in connection with this Agreement and otherwise without having to account for the same to the Lenders.

12.08     Holders. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment, transfer or endorsement thereof, as the case may be, shall have been filed with the Administrative Agent. Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is the holder of any Note shall be conclusive and binding on any subsequent holder, transferee, assignee or endorsee, as the case may be, of such Note or of any Note or Notes issued in exchange therefor.

12.09     Resignation by the Administrative Agent. (a) The Administrative Agent may resign from the performance of all its respective functions and duties hereunder and/or under the other Credit Documents at any time by giving 30 days’ prior written notice to the Lenders and, unless a Default or an Event of Default under Section 11.05 then exists, the Borrower. Any such resignation by an Administrative Agent hereunder shall also constitute its (and its applicable Affiliate’s) resignation as an Issuing Lender and/or the Swingline Lender, as the case may be, in which case the resigning Administrative Agent (and its applicable Affiliates) (x) shall not be required to issue any further Letters of Credit or make any additional Swingline Loans hereunder and (y) shall maintain all of its rights as Issuing Lender or Swingline Lender, as the case may be, with respect to any Letters of Credit issued by it, or Swingline Loans made by it, prior to the date of such resignation. Such resignation shall take effect upon the appointment of a successor Administrative Agent pursuant to clauses (b) and (c) below or as otherwise provided below.

(b)     Upon any such notice of resignation by the Administrative Agent, the Required Lenders shall appoint a successor Administrative Agent hereunder or thereunder who shall be a commercial bank or trust company reasonably acceptable to the Borrower, which acceptance shall not be unreasonably withheld, delayed or conditioned (provided that the Borrower’s approval shall not be required if an Event of Default then exists).

(c)     If a successor Administrative Agent shall not have been so appointed within such 30 day period, the Administrative Agent, with the consent of the Borrower (which consent shall not be unreasonably withheld or delayed, provided that the Borrower’s consent shall not be required if an Event of Default then exists), shall then appoint a successor Administrative Agent who shall serve as Administrative Agent hereunder or thereunder until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided above.

(d)     If no successor Administrative Agent has been appointed pursuant to clause (b) or (c) above by the 35th day after the date any such notice of resignation was given by the Administrative Agent, the Administrative Agent’s resignation shall become effective and the Required Lenders shall thereafter perform all the duties of the Administrative Agent hereunder and/or under any other Credit Document until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided above.

(e)     Upon a resignation of the Administrative Agent pursuant to this Section 12.09, such former Administrative Agent shall remain indemnified to the extent provided in this Agreement and the other Credit Documents and the provisions of this Section 12 (and the analogous provisions of the other Credit Documents) shall continue in effect for the benefit of such former Administrative Agent for all of its actions and inactions while serving as the Administrative Agent.

12.10     Collateral Matters. (a) Each Lender authorizes and directs the Collateral Agent to enter into the Security Documents for the benefit of the Lenders and the other Secured Creditors. Each Lender hereby agrees, and each holder of any Note by the acceptance thereof will be deemed to agree, that, except as otherwise set forth herein, any action taken by the Required Lenders (or all of the Lenders hereunder, to the extent required by Section 13.12) in accordance with the provisions of this Agreement or the Security Documents, and the exercise by the Required Lenders (or all the Lenders, as the case may be) of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders. The Collateral Agent is hereby authorized on behalf of all of the Lenders, without the necessity of any notice to or further consent from any Lender, from time to time prior to an Event of Default, to take any action with respect to any Collateral or the Security Documents which may be necessary to perfect and maintain perfected the security interest in and liens upon the Collateral granted pursuant to the Security Documents.

(b)     The Lenders hereby authorize the Collateral Agent, at its option and in its discretion, to release any Lien granted to or held by the Collateral Agent upon any Collateral (i) upon termination of the Commitments and payment and satisfaction of all of the Obligations at any time arising under or in respect of this Agreement or the Credit Documents or the transactions contemplated hereby or thereby, (ii) constituting property being sold or otherwise disposed of (to Persons other than the Borrower and its Subsidiaries) upon the sale or other disposition thereof in compliance with Section 10.02, (iii) if approved, authorized or ratified in writing by the Required Lenders (or all of the Lenders hereunder, to the extent required by Section 13.12) or (iv) as otherwise may be expressly provided in this Agreement and/or the relevant Security Documents. Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Collateral Agent’s authority to release particular types or items of Collateral pursuant to this Section 12.10.

(c)     The Collateral Agent shall have no obligation whatsoever to the Lenders or to any other Person to assure that the Collateral exists or is owned by any Credit Party or is cared for, protected or insured or that the Liens granted to the Collateral Agent herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to the Collateral Agent in this Section 12.10 or in any of the Security Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Collateral Agent may act in any manner it may deem appropriate, in its sole discretion, given the Collateral Agent’s own interest in the Collateral as one of the Lenders and that the Collateral Agent shall have no duty or liability whatsoever to the Lenders, except for its gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).

12.11     Delivery of Information. The Administrative Agent shall not be required to deliver to any Lender originals or copies of any documents, instruments, notices, communications or other information received by the Administrative Agent from any Credit Party, any Subsidiary, the Required Lenders, any Lender or any other Person under or in connection with this Agreement or any other Credit Document except (i) as specifically provided in this Agreement or any other Credit Document and (ii) as specifically requested from time to time in writing by any Lender with respect to a specific document, instrument, notice or other written communication received by and in the possession of the Administrative Agent at the time of receipt of such request and then only in accordance with such specific request.

SECTION 13.    Miscellaneous.

13.01     Payment of Expenses, etc. The Borrower hereby agrees to: (i) whether or not the transactions herein contemplated are consummated, pay all reasonable out-of-pocket costs and expenses of each Agent (including, without limitation, the reasonable fees and disbursements of Simpson Thacher & Bartlett LLP and each Agent’s other counsel and consultants) in connection with the preparation, execution, delivery and administration of this Agreement and the other Credit Documents and the documents and instruments referred to herein and therein and any amendment, waiver or consent relating hereto or thereto, of each Agent and its Affiliates in connection with its or their syndication efforts with respect to this Agreement and of each Agent and, after the occurrence and during the continuance of an Event of Default, each of the Issuing Lenders and Lenders in connection with the enforcement of this Agreement and the other Credit Documents and the documents and instruments referred to herein and therein or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or pursuant to any insolvency or bankruptcy proceedings (including, in each case without limitation, the reasonable fees and disbursements of counsel and consultants for each Agent and, after the occurrence and during the continuance of an Event of Default, counsel for each of the Issuing Lenders and Lenders); (ii) without duplication with Section 5.04(a), pay and hold each Agent, each of the Issuing Lenders and each of the Lenders harmless from and against any and all present and future stamp, excise and other similar documentary taxes with respect to the foregoing matters and save each Agent, each of the Issuing Lenders and each of the Lenders harmless from and against any and all liabilities with respect to or resulting from any delay or omission (other than to the extent attributable to such Agent, such Issuing Lender or such Lender) to pay such taxes; and (iii) indemnify each Agent, each Issuing Lender and each Lender, and each of their respective officers, directors, employees, representatives, agents, affiliates, trustees and investment advisors from and hold each of them harmless against any and all liabilities, obligations (including removal or remedial actions), losses, damages, penalties, claims, actions, judgments, suits, costs, expenses and disbursements (including reasonable attorneys’ and consultants’ fees and disbursements) of whatsoever kind or nature incurred by, imposed on or assessed against any of them as a result of, or arising out of, or in any way related to, or by reason of, (a) any investigation, litigation or other proceeding (whether or not any Agent, any Issuing Lender or any Lender is a party thereto and whether or not such investigation, litigation or other proceeding is brought by or on behalf of any Credit Party) related to the entering into and/or performance of this Agreement or any other Credit Document or the use of any Letter of Credit or the proceeds of any Loans hereunder or the consummation of any transactions contemplated herein or in any other Credit Document or the exercise of any of their rights or remedies provided herein or in the other Credit Documents or in any other way relating to or arising out of this Agreement or any other Credit Document, or (b) the actual or alleged presence of Hazardous Materials in the air, surface water or groundwater or on the surface or subsurface of any Real Property at any time owned, leased or operated by the Borrower or any of its Subsidiaries, the generation, storage, transportation, handling or disposal of Hazardous Materials by the Borrower or any of its Subsidiaries at any location, whether or not owned, leased or operated by the Borrower or any of its Subsidiaries, the non-compliance by the Borrower or any of its Subsidiaries with any Environmental Law (including applicable permits thereunder) applicable to any Real Property, or any Environmental Claim asserted against the Borrower, any of its Subsidiaries or any Real Property at any time owned, leased or operated by the Borrower or any of its Subsidiaries, including, in each case, without limitation, the reasonable fees and disbursements of counsel and other consultants incurred in connection with any such investigation, litigation or other proceeding (but excluding any losses, liabilities, claims, damages or expenses to the extent incurred by reason of the gross negligence or willful misconduct of the Person to be indemnified (as determined by a court of competent jurisdiction in a final and non-appealable decision)). To the extent that the undertaking to indemnify, pay or hold harmless any Agent, any Issuing Lender or any Lender set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, the Borrower shall make the maximum contribution to the payment and satisfaction of each of the indemnified liabilities which is permissible under applicable law.

13.02     Right of Setoff. (a) In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuance of an Event of Default, the Administrative Agent, each Issuing Lender and each Lender is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to any Credit Party or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special) and any other Indebtedness at any time held or owing by the Administrative Agent, such Issuing Lender or such Lender (including, without limitation, by branches and agencies of the Administrative Agent, such Issuing Lender or such Lender wherever located) to or for the credit or the account of the Borrower or any other Credit Party against and on account of the Obligations and liabilities of the Credit Parties to the Administrative Agent, such Issuing Lender or such Lender under this Agreement or under any of the other Credit Documents, including, without limitation, all interests in Obligations purchased by such Lender pursuant to Section 13.06(b), and all other claims of any nature or description arising out of or connected with this Agreement or any other Credit Document, irrespective of whether or not the Administrative Agent, such Issuing Lender or such Lender shall have made any demand hereunder and although said Obligations, liabilities or claims, or any of them, shall be contingent or unmatured.

(b)     NOTWITHSTANDING THE FOREGOING SUBSECTION (a), AT ANY TIME THAT THE LOANS OR ANY OTHER OBLIGATION SHALL BE

SECURED BY REAL PROPERTY LOCATED IN CALIFORNIA, NO LENDER SHALL EXERCISE A RIGHT OF SETOFF, LIEN OR COUNTERCLAIM OR TAKE ANY COURT OR ADMINISTRATIVE ACTION OR INSTITUTE ANY PROCEEDING TO ENFORCE ANY PROVISION OF THIS AGREEMENT OR ANY NOTE UNLESS IT IS TAKEN WITH THE CONSENT OF THE REQUIRED LENDERS OR APPROVED IN WRITING BY THE ADMINISTRATIVE AGENT, IF SUCH SETOFF OR ACTION OR PROCEEDING WOULD OR MIGHT (PURSUANT TO CALIFORNIA CODE OF CIVIL PROCEDURE SECTIONS 580a, 580b, 580d AND 726 OF THE CALIFORNIA CODE OF CIVIL PROCEDURE OR SECTION 2924 OF THE CALIFORNIA CIVIL CODE, IF APPLICABLE, OR OTHERWISE) AFFECT OR IMPAIR THE VALIDITY, PRIORITY OR ENFORCEABILITY OF THE LIENS GRANTED TO THE COLLATERAL AGENT PURSUANT TO THE SECURITY DOCUMENTS OR THE ENFORCEABILITY OF THE NOTES AND OTHER OBLIGATIONS HEREUNDER, AND ANY ATTEMPTED EXERCISE BY ANY LENDER OF ANY SUCH RIGHT WITHOUT OBTAINING SUCH CONSENT OF THE REQUIRED LENDERS OR THE ADMINISTRATIVE AGENT SHALL BE NULL AND VOID. THIS SUBSECTION (b) SHALL BE SOLELY FOR THE BENEFIT OF EACH OF THE LENDERS AND THE ADMINISTRATIVE AGENT HEREUNDER.

13.03     Notices. Except as otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including telegraphic, telex, telecopier or cable communication) and mailed, telegraphed, telexed, telecopied, cabled or delivered: if to any Credit Party, at the address specified opposite its signature below or in the other relevant Credit Documents; if to any Lender, at its address specified on Schedule II or in the administrative questionnaire delivered to the Administrative Agent; and if to the Administrative Agent, at the Notice Office; or, as to any Credit Party or the Administrative Agent, at such other address as shall be designated by such party in a written notice to the other parties hereto and, as to each Lender, at such other address as shall be designated by such Lender in a written notice to the Borrower and the Administrative Agent. All such notices and communications shall, when mailed, telegraphed, telexed, telecopied, or cabled or sent by overnight courier, be effective when deposited in the mails, delivered to the telegraph company, cable company or overnight courier, as the case may be, or sent by telex or telecopier, except that notices and communications to the Administrative Agent and the Borrower shall not be effective until received by the Administrative Agent or the Borrower, as the case may be.

13.04     Benefit of Agreement; Assignments; Participations. (a) This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto; provided, however, the Borrower may not assign or transfer any of its rights, obligations or interest hereunder without the prior written consent of each Lender and, provided further, that, although any Lender may transfer, assign or grant participations in its rights hereunder, such Lender shall remain a “Lender” for all purposes hereunder (and may not transfer or assign all or any portion of its Commitments hereunder except as provided in Sections 2.13 and 13.04(b)) and the transferee, assignee or participant, as the case may be, shall not constitute a “Lender” hereunder and, provided further, that no Lender shall transfer or grant any participation under which the participant shall have rights to approve any amendment to or waiver of this Agreement or any other Credit Document except to the extent such amendment or waiver would (i) extend the final scheduled maturity of any Loan, Note or Letter of Credit (unless such Letter of Credit is not extended beyond the Revolving Loan Maturity Date) in which such participant is participating, or reduce the rate or extend the time of payment of interest or Fees thereon (except in connection with a waiver of applicability of any post-default increase in interest rates) or reduce the principal amount thereof (it being understood that any amendment or modification to the financial definitions in this Agreement or to Section 13.07(a) shall not constitute a reduction in the rate of interest or Fees payable hereunder), or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Total Commitment shall not constitute a change in the terms of such participation, and that an increase in any Commitment (or the available portion thereof) or Loan shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof), (ii) consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement or (iii) release all or substantially all of the Collateral under all of Security Documents (except as expressly provided in the Credit Documents) supporting the Loans or Letters of Credit hereunder in which such participant is participating. In the case of any such participation, the participant shall not have any rights under this Agreement or any of the other Credit Documents (including, without limitation, any rights of set-off) (the participant’s rights against such Lender in respect of such participation to be those set forth in the agreement executed by such Lender in favor of the participant relating thereto) and all amounts payable by the Borrower hereunder shall be determined as if such Lender had not sold such participation.

(b)     Notwithstanding the foregoing, any Lender (or any Lender together with one or more other Lenders) may (x) assign all or a portion of its Commitments and related outstanding Obligations (or, if the Commitments with respect to the relevant Tranche have terminated, outstanding Obligations) hereunder to (i)(A) its parent company and/or any affiliate of such Lender which is at least 50% owned by such Lender or its parent company or (B) to one or more other Lenders or any affiliate of any such other Lender which is at least 50% owned by such other Lender or its parent company (provided that any fund that invests in loans and is managed or advised by the same investment advisor of another fund which is a Lender (or by an Affiliate of such investment advisor) shall be treated as an affiliate of such other Lender for the purposes of this sub-clause (x)(i)(B)), or (ii) in the case of any Lender that is a fund that invests in loans, any other fund that invests in loans and is managed or advised by the same investment advisor of any Lender or by an Affiliate of such investment advisor or (y) assign all, or if less than all, a portion equal to at least $1,000,000 in the aggregate for the assigning Lender or assigning Lenders, of such Commitments and related outstanding Obligations (or, if the Commitments with respect to the relevant Tranche have terminated, outstanding Obligations) hereunder to one or more Eligible Transferees (treating any fund that invests in loans and any other fund that invests in loans and is managed or advised by the same investment advisor of such fund or by an Affiliate of such investment advisor as a single Eligible Transferee), each of which assignees shall become a party to this Agreement as a Lender by execution of an Assignment and Assumption Agreement, provided that (i) at such time, Schedule I shall be deemed modified to reflect the Commitments and/or outstanding Loans, as the case may be, of such new Lender and of the existing Lenders, (ii) upon the surrender of the relevant Notes by the assigning Lender (or, upon such assigning Lender’s indemnifying the Borrower for any lost Note pursuant to a customary indemnification agreement) new Notes will be issued, at the Borrower’s expense, to such new Lender and to the assigning Lender upon the request of such new Lender or assigning Lender, such new Notes to be in conformity with the requirements of Section 2.05 (with appropriate modifications) to the extent needed to reflect the revised Commitments and/or outstanding Loans, as the case may be, (iii) the consent of the Administrative Agent and, so long as no Default or Event of Default then exists, the Borrower, shall be required in connection with any such assignment pursuant to clause (y) above (each of which consents shall not be unreasonably withheld or delayed), (iv) the Administrative Agent shall receive at the time of each such assignment, from the assigning or assignee Lender, the payment of a non-refundable assignment fee of $3,500, and (v) no such transfer or assignment will be effective until recorded by the Administrative Agent on the Register pursuant to Section 13.15. To the extent of any assignment pursuant to this Section 13.04(b), the assigning Lender shall be relieved of its obligations hereunder with respect to its assigned Commitments and outstanding Loans. At the time of each assignment pursuant to this Section 13.04(b) to a Person which is not already a Lender hereunder, the respective assignee Lender shall, to the extent legally entitled to do so, provide to the Borrower the appropriate Internal Revenue Service Forms (and, if applicable, a Section 5.04(b)(ii) Certificate) described in Section 5.04(b). To the extent that an assignment of all or any portion of a Lender’s Commitments and related outstanding Obligations pursuant to Section 2.13 or this Section 13.04(b) would, at the time of such assignment, result in increased costs under Section 2.10, 3.06 or 5.04 from those being charged by the respective assigning Lender prior to such assignment, then the Borrower shall not be obligated to pay such increased costs (although the Borrower, in accordance with and pursuant to the other provisions of this Agreement, shall be obligated to pay any other increased costs of the type described above resulting from changes after the date of the respective assignment).

(c)     Nothing in this Agreement shall prevent or prohibit any Lender from pledging its Loans and Notes hereunder to a Federal Reserve Bank in support of borrowings made by such Lender from such Federal Reserve Bank and, with prior notification to the Administrative Agent (but without the consent of the Administrative Agent or the Borrower), any Lender which is a fund may pledge all or any portion of its Loans and Notes to its trustee or to a collateral agent providing credit or credit support to such Lender in support of its obligations to such trustee, such collateral agent or a holder of such obligations, as the case may be. No pledge pursuant to this clause (c) shall release the transferor Lender from any of its obligations hereunder.

13.05     No Waiver; Remedies Cumulative. No failure or delay on the part of the Administrative Agent, the Collateral Agent, any Issuing Lender or any Lender in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing between the Borrower or any other Credit Party and the Administrative Agent, the Collateral Agent, any Issuing Lender or any Lender shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights, powers and remedies herein or in any other Credit Document expressly provided are cumulative and not exclusive of any rights, powers or remedies which the Administrative Agent, the Collateral Agent, any Issuing Lender or any Lender would otherwise have. No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Administrative Agent, the Collateral Agent, any Issuing Lender or any Lender to any other or further action in any circumstances without notice or demand.

13.06     Payments Pro Rata. (a) Except as otherwise provided in this Agreement, the Administrative Agent agrees that promptly after its receipt of each payment from or on behalf of the Borrower in respect of any Obligations hereunder, the Administrative Agent shall distribute such payment to the Lenders entitled thereto (other than any Lender that has consented in writing to waive its pro rata share of any such payment) pro rata based upon their respective shares, if any, of the Obligations with respect to which such payment was received.

(b)     Except as otherwise provided in this Agreement, each of the Lenders agrees that, if it should receive any amount hereunder (whether by voluntary payment, by realization upon security, by the exercise of the right of setoff or banker’s lien, by counterclaim or cross action, by the enforcement of any right under the Credit Documents, or otherwise), which is applicable to the payment of the principal of, or interest on, the Loans, Unpaid Drawings, Commitment Commission or Letter of Credit Fees, of a sum which with respect to the related sum or sums received by other Lenders is in a greater proportion than the total of such Obligation then owed and due to such Lender bears to the total of such Obligation then owed and due to all of the Lenders immediately prior to such receipt, then such Lender receiving such excess payment shall purchase for cash without recourse or warranty from the other Lenders an interest in the Obligations of the respective Credit Party to such Lenders in such amount as shall result in a proportional participation by all the Lenders in such amount; provided that if all or any portion of such excess amount is thereafter recovered from such Lenders, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

(c)     Notwithstanding anything to the contrary contained herein, the provisions of the preceding Sections 13.06(a) and (b) shall be subject to the express provisions of this Agreement which require, or permit, differing payments to be made to Non-Defaulting Lenders as opposed to Defaulting Lenders.

13.07     Calculations; Computations. (a) The financial statements to be furnished to the Lenders pursuant hereto shall be made and prepared in accordance with GAAP consistently applied throughout the periods involved (except as set forth in the notes thereto or as otherwise disclosed in writing by the Borrower to the Lenders); provided that, (i) except as otherwise specifically provided herein, all computations of Excess Cash Flow and the Applicable Margin, and all computations and all definitions (including accounting terms) used in determining compliance with Sections 10.07, 10.08 and 10.09 shall utilize GAAP and policies in conformity with those used to prepare the audited financial statements of the Borrower referred to in Section 8.05(a) for the Borrower’s fiscal year ended September 25, 2011 and (ii) to the extent expressly provided herein, certain calculations shall be made on a Pro Forma Basis.

(b)     All computations of interest, Commitment Commission and other Fees hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day; except that in the case of Letter of Credit Fees and Facing Fees, the last day shall be included) occurring in the period for which such interest, Commitment Commission or Fees are payable.

13.08     GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL. (a) THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL , EXCEPT AS OTHERWISE PROVIDED IN ANY MORTGAGE, BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE INTERNAL LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES. ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, IN EACH CASE WHICH ARE LOCATED IN THE COUNTY OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT THE BORROWER HEREBY IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE PERSONAL JURISDICTION OF THE AFORESAID COURTS. THE BORROWER HEREBY FURTHER IRREVOCABLY WAIVES ANY CLAIM THAT ANY SUCH COURTS LACK PERSONAL JURISDICTION OVER THE BORROWER, AND AGREES NOT TO PLEAD OR CLAIM, IN ANY LEGAL ACTION PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT BROUGHT IN ANY OF THE AFOREMENTIONED COURTS, THAT SUCH COURTS LACK PERSONAL JURISDICTION OVER THE BORROWER. THE BORROWER FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO THE BORROWER AT ITS ADDRESS SET FORTH OPPOSITE ITS SIGNATURE BELOW, SUCH SERVICE TO BECOME EFFECTIVE 30 DAYS AFTER SUCH MAILING. THE BORROWER HEREBY IRREVOCABLY WAIVES ANY OBJECTION TO SUCH SERVICE OF PROCESS AND FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY ACTION OR PROCEEDING COMMENCED HEREUNDER OR UNDER ANY OTHER CREDIT DOCUMENT THAT SERVICE OF PROCESS WAS IN ANY WAY INVALID OR INEFFECTIVE. NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE ADMINISTRATIVE AGENT, ANY LENDER OR THE HOLDER OF ANY NOTE TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST THE BORROWER IN ANY OTHER JURISDICTION.

(b)     THE BORROWER HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT BROUGHT IN THE COURTS REFERRED TO IN CLAUSE (a) ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c)     EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING

OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

13.09     Counterparts. This Agreement may be executed in any number of counterparts (including by facsimile or other electronic transmission) and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. A set of counterparts executed by all the parties hereto shall be lodged with the Borrower and the Administrative Agent.

13.10     Effectiveness. This Agreement shall become effective on the date (the “Conversion Date”) on which (i) the Borrower, the Administrative Agent and each of the Lenders shall have signed (or shall be deemed to have signed) a counterpart hereof (whether the same or different counterparts) and shall have delivered the same (including by facsimile or other electronic transmission) to the Administrative Agent at the Notice Office and (ii) each of the conditions precedent set forth in Section 6 shall have been satisfied. The Administrative Agent will give the Borrower and each Lender prompt written notice of the occurrence of the Conversion Date.

13.11     Headings Descriptive. The headings of the several sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

13.12     Amendment or Waiver; etc.

(a)     Neither this Agreement nor any other Credit Document nor any terms hereof or thereof may be changed, waived, discharged or terminated unless such change, waiver, discharge or termination is in writing signed by the respective Credit Parties party hereto or thereto and the Required Lenders (although additional parties may be added to (and annexes may be modified to reflect such additions), and Subsidiaries of the Borrower may be released from, the Subsidiaries Guaranty and the Pledge Agreement in accordance with the provisions hereof and thereof without the consent of the other Credit Parties party thereto or the Required Lenders), provided that no such change, waiver, discharge or termination shall, without the consent of each Lender (other than a Defaulting Lender) (with Obligations being directly affected in the case of following clause (i)), (i)(x) extend the final scheduled maturity of any Loan or Note or extend the stated expiration date of any Letter of Credit beyond its Maturity Date, or reduce the rate or extend the time of payment of interest or Fees thereon (except in connection with the waiver of applicability of any post-default increase in interest rates), or reduce the principal amount thereof (it being understood that any amendment or modification to the financial definitions in this Agreement or to Section 13.07(a) shall not constitute a reduction in the rate of interest or Fees for the purposes of this clause (i)), or (y) reduce the amount of, or extend the date of, any Scheduled Term Loan Repayment of the Term Loans, (ii) release all or substantially all of the Collateral (except as expressly provided in the Credit Documents) under the Pledge Agreement, (iii) amend, modify or waive any provision of this Section 13.12(a) (except for technical amendments with respect to additional extensions of credit pursuant to this Agreement which afford the protections to such additional extensions of credit of the type provided to the Term

Loans and the Revolving Loan Commitments on the Conversion Date), (iv) reduce the percentage specified in the definition of Required Lenders (it being understood that, with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the extensions of Term Loans and Revolving Loan Commitments are included on the Conversion Date) or (v) consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement; provided further, that no such change, waiver, discharge or termination shall (1) increase the Commitments of any Lender over the amount thereof then in effect without the consent of such Lender (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or of a mandatory reduction in the Total Commitment shall not constitute an increase of the Commitment of any Lender, and that an increase in the available portion of any Commitment of any Lender shall not constitute an increase of the Commitment of such Lender), (2) except in cases where additional extensions of term loans and/or revolving loans are being afforded substantially the same treatment afforded to the Term Loans and Revolving Loans pursuant to this Agreement as in effect on, and after giving effect to, the Conversion Date, (x) without the consent of the Majority Lenders of each Tranche which is being allocated a lesser prepayment, repayment or commitment reduction as a result of the actions described below, alter the required application of any prepayments or repayments (or commitment reduction), as between the various Tranches, pursuant to Section 5.01(a) or 5.02 (excluding Section 5.02(b)) (although, subject to clause (7) below, the Required Lenders may waive, in whole or in part, any such prepayment, repayment or commitment reduction, so long as the application, as amongst the various Tranches, of any such prepayment, repayment or commitment reduction which is still required to be made is not altered) or (y) without the consent of each Lender of each Tranche which is adversely affected by such amendment, amend the definition of Majority Lenders (it being understood that with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Majority Lenders on substantially the same basis as the extensions of Term Loans and Revolving Loan Commitments are included on the Conversion Date), (3) without the consent of each Issuing Lender, amend, modify or waive any provision of Section 3 or alter its rights or obligations with respect to Letters of Credit, (4) without the consent of the Swingline Lender, alter the Swingline Lender’s rights or obligations with respect to Swingline Loans, (5) without the consent of the Administrative Agent, amend, modify or waive any provision of Section 12 or any other provision as same relates to the rights or obligations of the Administrative Agent, (6) without the consent of Collateral Agent, amend, modify or waive any provision relating to the rights or obligations of the Collateral Agent, (7) without the written consent of the Majority Lenders with respect to the Revolving Facility, amend, modify or waive (i) any condition precedent set forth in Section 7 with respect to the making of Revolving Loans, Swingline Loans or the issuance of Letters or Credit (it being understood that a general waiver of an existing Default or Event of Default by the required Lenders or an amendment approved by the required Lenders that has the effect of “curing” an existing Default or Event of Default and permitting the making of Loans or other extension of credit shall constitute a waiver of a condition precedent governed by this clause) or (ii) Section 5.01(a) or 5.02 (excluding Section 5.02(b)) to alter the required application of prepayments or repayments (or Commitment reduction) either in a manner (x) adverse to the RL Lenders or (y) that would alter the priority, or reduce the amount, of any payment received by the RL Lenders, or (8) without the written consent of each RL Lender (other than a Defaulting Lender), amend, modify or waive Section

5.05, Section 13.17, Section 7.4 of the Security Agreement or Section 9 of the Pledge Agreement to alter the required application of prepayments or repayments or application of proceeds in a manner adverse to the RL Lenders.

(b)     If, in connection with any proposed change, waiver, discharge or termination of or to any of the provisions of this Agreement as contemplated by clauses (i) through (v), inclusive, of the first proviso to Section 13.12(a), the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained, then the Borrower shall have the right, so long as all non-consenting Lenders whose individual consent is required are treated as described in either clause (A) or (B) below, to either (A) replace each such non-consenting Lender or Lenders (or, at the option of the Borrower, if the respective Lender’s consent is required with respect to less than all Tranches of Loans (or related Commitments), to replace only the Revolving Loan Commitments and/or Loans of the respective non-consenting Lender which gave rise to the need to obtain such Lender’s individual consent) with one or more Replacement Lenders pursuant to Section 2.13 so long as at the time of such replacement, each such Replacement Lender consents to the proposed change, waiver, discharge or termination or (B) terminate such non-consenting Lender’s Revolving Loan Commitment (if such Lender’s consent is required as a result of its Revolving Loan Commitment) and/or repay each Tranche of outstanding Loans of such Lender which gave rise to the need to obtain such Lender’s consent and/or cash collateralize its applicable RL Percentage of the Letter of Credit of Outstandings, in accordance with Sections 4.02(b) and/or 5.01(b), provided that, unless the Commitments which are terminated and Loans which are repaid pursuant to preceding clause (B) are immediately replaced in full at such time through the addition of new Lenders or the increase of the Commitments and/or outstanding Loans of existing Lenders (who in each case must specifically consent thereto), then in the case of any action pursuant to preceding clause (B), the Required Lenders (determined after giving effect to the proposed action) shall specifically consent thereto, provided further, that the Borrower shall not have the right to replace a Lender, terminate its Commitment or repay its Loans solely as a result of the exercise of such Lender’s rights (and the withholding of any required consent by such Lender) pursuant to the second proviso to Section 13.12(a).

13.13     Survival. All indemnities set forth herein including, without limitation, in Sections 2.10, 2.11, 3.06, 5.04, 12.06 and 13.01 shall survive the execution, delivery and termination of this Agreement and the Notes and the making and repayment of the Obligations.

13.14     Domicile of Loans. Each Lender may transfer and carry its Loans at, to or for the account of any office, Subsidiary or affiliate of such Lender. Notwithstanding anything to the contrary contained herein, to the extent that a transfer of Loans pursuant to this Section 13.14 would, at the time of such transfer, result in increased costs under Section 2.10, 2.11, 3.06 or 5.04 from those being charged by the respective Lender prior to such transfer, then the Borrower shall not be obligated to pay such increased costs (although the Borrower shall be obligated to pay any other increased costs of the type described above resulting from changes after the date of the respective transfer).

13.15     Register. The Borrower hereby designates the Administrative Agent to serve as its agent, solely for purposes of this Section 13.15, to maintain a register (the

“Register”) on which it will record the Commitments from time to time of each of the Lenders, the Loans made by each of the Lenders and each repayment in respect of the principal amount of the Loans of each Lender. Failure to make any such recordation, or any error in such recordation, shall not affect the Borrower’s obligations in respect of such Loans. With respect to any Lender, the transfer of the Commitments of such Lender and the rights to the principal of, and interest on, any Loan made pursuant to such Commitments shall not be effective until such transfer is recorded on the Register maintained by the Administrative Agent with respect to ownership of such Commitments and Loans and prior to such recordation all amounts owing to the transferor with respect to such Commitments and Loans shall remain owing to the transferor. The registration of assignment or transfer of all or part of any Commitments and Loans shall be recorded by the Administrative Agent on the Register only upon the acceptance by the Administrative Agent of a properly executed and delivered Assignment and Assumption Agreement pursuant to Section 13.04(b). Coincident with the delivery of such an Assignment and Assumption Agreement to the Administrative Agent for acceptance and registration of assignment or transfer of all or part of a Loan, or as soon thereafter as practicable, the assigning or transferor Lender shall surrender the Note (if any) evidencing such Loan, and thereupon one or more new Notes in the same aggregate principal amount shall be issued to the assigning or transferor Lender and/or the new Lender at the request of any such Lender. The Borrower agrees to indemnify the Administrative Agent from and against any and all losses, claims, damages and liabilities of whatsoever nature which may be imposed on, asserted against or incurred by the Administrative Agent in performing its duties under this Section 13.15. Each Lender that sells a participation, acting solely for this purpose as an agent of the Borrower, shall maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any participant or any information relating to a participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under this Agreement) except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive, and such Lender, each Credit Party and the Administrative Agent shall treat each person whose name is recorded in the Participant Register pursuant to the terms hereof as the owner of such participation for all purposes of this Agreement, notwithstanding notice to the contrary.

13.16     Confidentiality. (a) Subject to the provisions of clause (b) of this Section 13.16, each Lender agrees that it will use its reasonable efforts not to disclose without the prior consent of the Borrower (other than to its employees, auditors, advisors or counsel or to another Lender if such Lender or such Lender’s holding or parent company in its sole discretion determines that any such party should have access to such information, provided such Persons shall be subject to the provisions of this Section 13.16 to the same extent as such Lender) any non-public confidential information with respect to the Borrower or any of its Subsidiaries which is now or in the future furnished pursuant to this Agreement or any other Credit Document, provided that any Lender may disclose any such information (i) as has become generally available to the public other than by virtue of a breach of this Section 13.16(a) by the respective Lender or is or has become available to such Lender on a non-confidential basis, (ii) as may be required or appropriate in any report, statement or testimony submitted to any municipal, state or Federal regulatory body having or claiming to have jurisdiction over such Lender or to the Federal Reserve Board or the Federal Deposit Insurance Corporation or similar organizations (whether in the United States or elsewhere) or their successors, (iii) as may be required or appropriate in respect to any summons or subpoena or in connection with any litigation, (iv) in order to comply with any law, order, regulation or ruling applicable to such Lender, (v) to the Administrative Agent or the Collateral Agent, (vi) to any direct or indirect contractual counterparty in any swap, hedge or similar agreement (or to any such contractual counterparty’s professional advisor) or to any credit insurance provider relating to the Borrower and its obligations, so long as such contractual counterparty (or such professional advisor) or credit insurance provider agrees to be bound by the provisions of this Section 13.16 and (vii) to any prospective or actual transferee or participant in connection with any contemplated transfer or participation of any of the Notes or Commitments or any interest therein by such Lender, provided that such prospective transferee agrees to be bound by the confidentiality provisions contained in this Section 13.16.

(b)     The Borrower hereby acknowledges and agrees that each Lender may share with any of its affiliates, and such affiliates may share with such Lender, any information related to the Borrower or any of its Subsidiaries (including, without limitation, any non-public customer information regarding the creditworthiness of the Borrower and its Subsidiaries), in each case only if such Lender or affiliate shall have determined in its sole discretion that the Lender or affiliate with whom the information is to be shared should have access to such information; provided that such Persons shall be subject to the provisions of this Section 13.16 to the same extent as such Lender.

13.17     Application of Proceeds.

(a)     After the exercise of remedies (including rights of setoff) provided for in Section 11 (or after the Loans and the Obligations owing hereunder have automatically become immediately due and payable as set forth in Section 11), any amounts received on account of the Obligations (whether as a result of a payment under the Subsidiaries Guaranty, any realization on the Collateral, any setoff rights, any distribution in connection with any proceedings or otherwise and whether received in cash or otherwise) shall be applied in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest, but including legal fees and expenses payable under the Security Documents) payable to the Collateral Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest, but including legal fees and expenses payable under Section 13.01 and amounts payable under Sections 2.10, 2.11 and 5.04) payable to the Administrative Agent in its capacity as such;

Third, to payment of that portion of the Obligations under the Revolving Facility constituting Fees, indemnities and other fees and amounts (other than principal and interest) payable to the RL Lenders (including legal fees and expenses payable under

Section 13.01 and amounts payable under Sections 2.10, 2.11 and 5.04), ratably among them in proportion to the amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations under the Revolving Facility constituting accrued and unpaid interest on the Revolving Loans and Unpaid Drawings, ratably among the RL Lenders in proportion to the respective amounts described in this clause Fourth payable to them;

Fifth, (i) to payment of that portion of the Obligations under the Revolving Facility constituting unpaid principal of the Revolving Loans and Unpaid Drawings under Letters of Credit, (ii) to the Administrative Agent for the account of the Issuing Lender, to cash collateralize the Stated Amount of all Letters of Credit (other than Unpaid Drawings) then outstanding and (iii) to the payment of that portion of the Obligations under the Secured Hedging Agreements (other than indemnities, fees (including, without limitation, attorney’s fees) and similar obligation and liabilities), ratably among the applicable Secured Creditors in proportion to the respective amounts described in this clause Fifth held by them;

Sixth, to the payment of all other Obligations under the Revolving Facility of the Credit Parties that are due and payable to the Administrative Agent and the other applicable Secured Creditors on such date, ratably based upon the respective aggregate amounts of all such Obligations under the Revolving Facility owing to the Administrative Agent and the other applicable Secured Creditors on such date;

Seventh, to payment of that portion of the Obligations under the Term Loan Facility constituting fees, indemnities and other amounts (other than principal and interest) payable to the applicable Secured Creditors (including legal fees and expenses payable under Section 13.01 and amounts payable under Sections 2.10, 2.11 and 5.04), ratably among them in proportion to the amounts described in this clause Seventh payable to them;

Eighth, to payment of that portion of the Obligations under the Term Loan Facility constituting accrued and unpaid interest on the Term Loans, ratably among the applicable Secured Creditors in proportion to the respective amounts described in this clause Eighth payable to them;

Ninth, to payment of that portion of the Obligations under the Term Loan Facility constituting unpaid principal of the Term Loans, ratably among the applicable Secured Creditors in proportion to the respective amounts described in this clause Ninth payable to them;

Tenth, to the payment of all other Obligations under the Term Loan Facility of the Credit Parties that are due and payable to the Administrative Agent and the other applicable Secured Creditors on such date, ratably based upon the respective aggregate amounts of all such Obligations under the Term Loan Facility owing to the Administrative Agent and the other applicable Secured Creditors on such date;

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law;

Amounts used to cash collateralize the Stated Amount of Letters of Credit pursuant to clause fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as cash collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above and, if no Obligations remain outstanding, such remaining amount shall be paid to the Borrower or as otherwise required by Law.

(b)    Each Credit Party shall allocate its Obligations among its Obligations under the Revolving Facility and its Obligations under the Term Loan Facility as such Credit Party shall determine in good faith is a reasonable allocation thereof.

(c)    Without limiting the generality of the foregoing, this Section 13.17 is intended to constitute and shall be deemed to constitute a “subordination agreement” within the meaning of Section 510(a) of the Bankruptcy Code and is intended to be and shall be interpreted to be enforceable to the maximum extent permitted pursuant to applicable nonbankruptcy law. Amounts applied pursuant to clauses First through Tenth of Section 13.17(a) are to be applied, for the avoidance of doubt, in the order required by such clauses until the payment in full in cash of the applicable Obligations referred to in the applicable clause.

(d)    If any Secured Creditor collects or receives any amounts received on account of the Obligations to which it is not entitled under Section 13.17(a) hereof, such Secured Creditor shall hold the same in trust for the applicable Secured Creditors entitled thereto and shall forthwith deliver the same to the Administrative Agent, for the account of such Secured Creditors, to be applied in accordance with Section 13.17(a) hereof, in each case until the prior payment in full in cash of the applicable Obligations of such Secured Creditors.

(e)    It is the intention of the parties hereto that (and to the maximum extent permitted by law the parties hereto agree that) the Obligations under the Revolving Facility (and the security therefor) constitute a separate and distinct class (and separate and distinct claims) from the Obligations (and security therefor) under the other Facilities.

(f)    EACH LENDER WITH OUTSTANDING TERM LOANS ACKNOWLEDGES AND AGREES THAT THE OBLIGATIONS IN RESPECT OF THE REVOLVING LOAN COMMITMENTS (INCLUDING OUTSTANDING REVOLVING LOANS, SWINGLINE LOANS AND LETTERS OF CREDIT) ARE ENTITLED TO DISTRIBUTIONS PURSUANT TO THIS SECTION 13.17 (INCLUDING DISTRIBUTIONS PURSUANT TO AN INSOLVENCY PROCEEDING) PRIOR TO ANY DISTRIBUTIONS BEING APPLIED TO THE OBLIGATIONS IN RESPECT OF OUTSTANDING TERM LOANS.

13.18    The Patriot Act. Each Lender subject to the USA PATRIOT ACT (Title 111 of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”) hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower and the other Credit Parties and other information that will allow such Lender to identify the Borrower and the other Credit Parties in accordance with the Patriot Act.

* * *

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Agreement as of the date first above written.

LEE ENTERPRISES, INCORPORATED

By:	/s/ Carl G. Schmidt
	Name:	Carl G. Schmidt
	Title:	Vice President, Chief Financial Officer and Treasurer

Signature Page to the Exit Credit Agreement

DEUTSCHE BANK TRUST COMPANY AMERICAS,
as Administrative Agent and Collateral Agent

By:	/s/ Susan LeFevre
	Name:	Susan LeFevre
	Title:	Managing Director

By:	/s/ Benjamin South
	Name:	Benjamin South
	Title:	Vice President

Signature Page to the Exit Credit Agreement

(i)

(ii)

		Page
8.24	Representations and Warranties in Other Documents	78

SECTION 9.	Affirmative Covenants	78

9.01	Information Covenants	79
9.02	Books, Records and Inspections; Quarterly Meetings	84
9.03	Maintenance of Property; Insurance	84
9.04	Existence; Franchises	85
9.05	Compliance with Statutes, etc.	85
9.06	Compliance with Environmental Laws	85
9.07	ERISA	86
9.08	End of Fiscal Years	88
9.09	Performance of Obligations	88
9.10	Payment of Taxes	88
9.11	Use of Proceeds	88
9.12	Excluded Domestic Subsidiaries; Further Assurances; etc.	88
9.13	Ownership of Subsidiaries; etc.	90
9.14	Foreign Subsidiaries Security	90
9.15	Terrorism Sanctions Regulations	91

SECTION 10.	Negative Covenants	91

10.01	Liens	91
10.02	Consolidation, Merger, Purchase or Sale of Assets, etc.	94
10.03	Dividends	96
10.04	Indebtedness	97
10.05	Advances, Investments and Loans	100
10.06	Transactions with Affiliates	104
10.07	Capital Expenditures	105
10.08	Lee Interest Expense Coverage Ratio	106
10.09	Lee Leverage Ratio	106
10.10	Modifications of Second Lien Loan Documents, Certificate of Incorporation, By-Laws and Certain Other Agreements; Limitations on Voluntary Payments, etc.	107
10.11	Limitation on Certain Restrictions on Subsidiaries	110
10.12	Limitation on Issuance of Equity Interests	110
10.13	Business; etc.	111
10.14	Limitation on Creation of Subsidiaries	111

SECTION 11.	Events of Default	111

11.01	Payments	111
11.02	Representations, etc.	112
11.03	Covenants	112
11.04	Default Under Other Agreements	112
11.05	Bankruptcy, etc.	112
11.06	ERISA	113
11.07	Security Documents	114
11.08	Subsidiaries Guaranty	114

(iii)

(iv)

SCHEDULE I	Commitments
SCHEDULE II	Lender Addresses
SCHEDULE III	Existing Letters of Credit
SCHEDULE IV	Plans
SCHEDULE V	Subsidiaries
SCHEDULE VI	Existing Indebtedness
SCHEDULE VII	Insurance
SCHEDULE VIII	Existing Liens
SCHEDULE IX	Existing Investments
SCHEDULE X	Real Property
SCHEDULE XI	Transactions
SCHEDULE XII	Litigation

EXHIBIT A-1	Form of Notice of Borrowing
EXHIBIT A-2	Form of Notice of Conversion/Continuation
EXHIBIT B-1	Form of Term Note
EXHIBIT B-2	Form of Revolving Note
EXHIBIT B-3	Form of Swingline Note
EXHIBIT C	Form of Letter of Credit Request
EXHIBIT D	Form of Section 5.04(b)(ii) Certificate
EXHIBIT E	Form of Opinion of Lane & Waterman LLP and Sidley Austin LLP, special counsel to the Credit Parties
EXHIBIT F	Form of Officers’ Certificate
EXHIBIT G	Form of Subsidiaries Guaranty
EXHIBIT H	Form of Intercompany Subordination Agreement
EXHIBIT I-1	Form of Pledge Agreement
EXHIBIT I-2	Form of Security Agreement
EXHIBIT J	Form of Solvency Certificate
EXHIBIT K	Form of Compliance Certificate
EXHIBIT L	Form of Assignment and Assumption Agreement
EXHIBIT M	Form of Intercompany Note
EXHIBIT N	Form of Intercreditor Agreement

(v)

Exhibit A-1

FORM OF NOTICE OF BORROWING

[Date]

Deutsche Bank Trust Company Americas, as Administrative Agent (the “Administrative Agent”) for the Lenders party to the Credit Agreement referred to below
5022 Gate Parkway Building 200
32256 Jacksonville, Florida Attention: Tihana Mesic

Ladies and Gentlemen:

The undersigned, Lee Enterprises, Incorporated, a Delaware corporation (the “Borrower”), refers to the Exit Credit Agreement, dated as of January 30, 2012 (as amended, restated, modified and/or supplemented from time to time, the “Credit Agreement”; the capitalized terms defined therein being used herein as therein defined), among the Borrower, the lenders from time to time party thereto (each, a “Lender” and collectively, the “Lenders”), Deutsche Bank Securities Inc. and Goldman Sachs Lending Partners LLC, as Joint Lead Arrangers and Joint Book Running Managers, and you, as Administrative Agent and Collateral Agent for such Lenders, and hereby gives you notice, irrevocably, pursuant to Section [2.03(a)] [2.03(b)(i)] of the Credit Agreement, that the undersigned hereby requests a Borrowing under the Credit Agreement, and in that connection sets forth below the information relating to such Borrowing (the “Proposed Borrowing”) as required by Section [2.03(a)] [2.03(b)(i)] of the Credit Agreement:

(i)     The Business Day of the Proposed Borrowing is             ,             .1

(ii)     The aggregate principal amount of the Proposed Borrowing is $            .

(iii)     The Loans to be made pursuant to the Proposed Borrowing shall consist of [Revolving Loans] [Swingline Loans].

(iv)     The Loans to be made pursuant to the Proposed Borrowing shall be initially maintained as [Base Rate Loans] [Eurodollar Loans].

[1]

Shall be a Business Day at least one Business Day in the case of Base Rate Loans (or same day notice in the case of Swingline Loans) and at least three Business Days in the case of Eurodollar Loans, in each case, after the date hereof, provided that (in each case) any such notice shall be deemed to have been given on a certain day only if given before 11:00 A.M. (New York time) (or 1:00 P.M. (New York time) in the case of Swingline Loans) on such day.

Exhibit A-1

(v)     The initial Interest Period for the Proposed Borrowing is [one month] [two months] [three months] [six months].2

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Borrowing:

[(A)     all of the conditions precedent to the Conversion Date set forth in Section 6 of the Credit Agreement shall have been satisfied (or waived in accordance with the terms of the Credit Agreement)3;]

[(B)][(A)]     the representations and warranties contained in the Credit Agreement and in the other Credit Documents are and will be true and correct in all material respects, before and after giving effect to the Proposed Borrowing, as though made on such date, unless stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date; and

[(C)][(B)]     no Default or Event of Default has occurred and is continuing, or would result from such Proposed Borrowing.

Attached hereto as Annex A is a certificate of an Authorized Officer of the Borrower as required under Section 7.03 of the Credit Agreement.

Very truly yours, LEE ENTERPRISES, INCORPORATED

By:
Name:
Title:

[2]	To be included for a Proposed Borrowing of Eurodollar Loans.

[3]	To be included only for a Proposed Borrowing on the Conversion Date.

Exhibit A-1

Annex A

Annex A

Certificate of Authorized Officer

Exhibit A-2

FORM OF NOTICE OF CONVERSION/CONTINUATION

[Date]

Deutsche Bank Trust Company Americas, as Administrative Agent for the Lenders party to the Credit Agreement referred to below
5022 Gate Parkway Building 200
32256 Jacksonville, Florida Attention: Tihana Mesic

Ladies and Gentlemen:

The undersigned, Lee Enterprises, Incorporated (the “Borrower”), refers to the Exit Credit Agreement, dated as of January 30, 2012 (as amended, restated, modified and/or supplemented from time to time, the “Credit Agreement”; the capitalized terms defined therein being used herein as therein defined), among the Borrower, the lenders from time to time party thereto (the “Lenders”), Deutsche Bank Securities Inc. and Goldman Sachs Lending Partners LLC, as Joint Lead Arrangers and Joint Book Running Managers, and Deutsche Bank Trust Company Americas, as Administrative Agent and Collateral Agent, and hereby gives you notice, irrevocably, pursuant to Section [2.06] [2.09] of the Credit Agreement, that the undersigned hereby requests to [convert] [continue] the Borrowing of [Term Loans] [Revolving Loans] referred to below, and in that connection sets forth below the information relating to such [conversion] [continuation] (the “Proposed [Conversion] [Continuation]”) as required by Section [2.06] [2.09] of the Credit Agreement:

(i)     The Proposed [Conversion] [Continuation] relates to the Borrowing of [Term Loans] [Revolving Loans] originally made on             , 20     (the “Outstanding Borrowing”) in the principal amount of $             and currently maintained as a Borrowing of [Base Rate Loans] [Eurodollar Loans with an Interest Period ending on                  ,             ].

(ii)     The Business Day of the Proposed [Conversion] [Continuation] is                  ,             .4

[4]

Shall be a Business Day at least three Business Days (or one Business Day in the case of a conversion into Base Rate Loans) after the date hereof; provided that such notice shall be deemed to have been given on a certain day only if given before 11:00 A.M. (New York time) on such day.

Exhibit A-2

(iii)     The Outstanding Borrowing shall be [continued as a Borrowing of Eurodollar Loans with an Interest Period of [one month] [two months] [three months] [six months]] converted into a Borrowing of [Base Rate Loans] [Eurodollar Loans with an Interest Period of [one month] [two months] [three months] [six months]].5

[The undersigned hereby certifies that no Default or Event of Default has occurred and will be continuing on the date of the Proposed [Conversion] [Continuation] or will have occurred and be continuing on the date of the Proposed [Conversion] [Continuation]].6

Very truly yours, LEE ENTERPRISES, INCORPORATED

By:
Name:
Title:

[5]

In the event that either (x) only a portion of the Outstanding Borrowing is to be so converted or continued or (y) the Outstanding Borrowing is to be divided into separate Borrowings with different Interest Periods, the Borrower should make appropriate modifications to this clause to reflect same.

[6]

In the case of a Proposed Conversion or Continuation, insert this sentence only in the event that the conversion is from a Base Rate Loan to a Eurodollar Loan or in the case of a continuation of a Eurodollar Loan.

EXHIBIT B-1

FORM OF TERM NOTE

$	New York, New York
,

FOR VALUE RECEIVED, LEE ENTERPRISES, INCORPORATED, a Delaware corporation (the “Borrower”), hereby promises to pay to              or its registered assigns (the “Lender”), in lawful money of the United States of America in immediately available funds, at the Payment Office (as defined in the Agreement referred to below) initially located at 5022 Gate Parkway, Building 200, 32256 Jacksonville, Florida, on the Extended Term Loan Maturity Date (as defined in the Agreement) the principal sum of              DOLLARS ($            ) or, if less, the unpaid principal amount of all Term Loans (as defined in the Agreement) made by the Lender pursuant to the Agreement, payable at such times and in such amounts as are specified in the Agreement.

The Borrower also promises to pay interest on the unpaid principal amount of each Term Loan made by the Lender in like money at said office from the date hereof until paid at the rates and at the times provided in Section 2.08 of the Agreement.

This Note is one of the Term Notes referred to in the Exit Credit Agreement, dated as of January 30, 2012, among the Borrower, the lenders from time to time party thereto (including the Lender), Deutsche Bank Securities Inc. and Goldman Sachs Lending Partners LLC, as Joint Lead Arrangers and Joint Book Running Managers, and Deutsche Bank Trust Company Americas, as Administrative Agent and Collateral Agent (as amended, restated, modified and/or supplemented from time to time, the “Agreement”; the capitalized terms defined therein being used herein as therein defined), and is entitled to the benefits thereof and of the other Credit Documents. This Note is secured by the Security Documents and is entitled to the benefits of the Subsidiaries Guaranty. As provided in the Agreement, this Note is subject to voluntary prepayment and mandatory repayment prior to the Term Loan Maturity Date, in whole or in part, and Term Loans may be converted from one Type into another Type to the extent provided in the Agreement.

In case an Event of Default shall occur and be continuing, the principal of and accrued interest on this Note may be declared to be due and payable in the manner and with the effect provided in the Agreement.

The Borrower hereby waives presentment, demand, protest or notice of any kind in connection with this Note.

Exhibit B-1

THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

LEE ENTERPRISES, INCORPORATED

By:
Name:
Title:

Exhibit B-2

FORM OF REVOLVING NOTE

$	New York, New York
,

FOR VALUE RECEIVED, LEE ENTERPRISES, INCORPORATED, a Delaware corporation (the “Borrower”), hereby promises to pay to              or its registered assigns (the “Lender”), in lawful money of the United States of America in immediately available funds, at the Payment Office (as defined in the Agreement referred to below) initially located 5022 Gate Parkway, Building 200, 32256 Jacksonville, Florida on the Revolving Loan Maturity Date (as defined in the Agreement) the principal sum of              DOLLARS ($            ) or, if less, the unpaid principal amount of all Revolving Loans (as defined in the Agreement) made by the Lender pursuant to the Agreement, payable at such times and in such amounts as are specified in the Agreement.

The Borrower also promises to pay interest on the unpaid principal amount of each Revolving Loan made by the Lender in like money at said office from the date hereof until paid at the rates and at the times provided in Section 2.08 of the Agreement.

This Note is one of the Revolving Notes referred to in the Exit Credit Agreement, dated as of January 30, 2012, among the Borrower, the lenders from time to time party thereto (including the Lender), Deutsche Bank Securities Inc. and Goldman Sachs Lending Partners LLC, as Joint Lead Arrangers and Joint Book Running Managers, and Deutsche Bank Trust Company Americas, as Administrative Agent and Collateral Agent (as amended, restated, modified and/or supplemented from time to time, the “Agreement”; the capitalized terms defined therein being used herein as therein defined), and is entitled to the benefits thereof and of the other Credit Documents. This Note is secured by the Security Documents and is entitled to the benefits of the Subsidiaries Guaranty. As provided in the Agreement, this Note is subject to voluntary prepayment and mandatory repayment prior to the Revolving Loan Maturity Date, in whole or in part, and Revolving Loans may be converted from one Type into another Type to the extent provided in the Agreement.

In case an Event of Default shall occur and be continuing, the principal of and accrued interest on this Note may be declared to be due and payable in the manner and with the effect provided in the Agreement.

The Borrower hereby waives presentment, demand, protest or notice of any kind in connection with this Note.

Exhibit B-2

THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

LEE ENTERPRISES, INCORPORATED

By:
Name:
Title:

Exhibit B-3

FORM OF SWINGLINE NOTE

$	New York, New York
,

FOR VALUE RECEIVED, LEE ENTERPRISES, INCORPORATED, a Delaware Corporation (the “Borrower”), hereby promises to pay to              or its registered assigns (the “Lender”), in lawful money of the United States of America in immediately available funds, at the Payment Office (as defined in the Agreement referred to below) initially located at 5022 Gate Parkway, Building 200, 32256 Jacksonville, Florida on the Swingline Expiry Date (as defined in the Agreement) the principal sum of              DOLLARS ($            ) or, if less, the unpaid principal amount of all Swingline Loans (as defined in the Agreement) made by the Lender pursuant to the Agreement, payable at such times and in such amounts as are specified in the Agreement.

The Borrower also promises to pay interest on the unpaid principal amount of each Swingline Loan made by the Lender in like money at said office from the date hereof until paid at the rates and at the times provided in Section 2.08 of the Agreement.

This Note is the Swingline Note referred to in the Exit Credit Agreement, dated as of January 30, 2012, among the Borrower, the lenders from time to time party thereto (including the Lender), Deutsche Bank Securities Inc. and Goldman Sachs Lending Partners LLC, as Joint Lead Arrangers and Joint Book Running Managers, and Deutsche Bank Trust Company Americas, as Administrative Agent and Collateral Agent (as amended, restated, modified and/or supplemented from time to time, the “Agreement”; the capitalized terms defined therein being used herein as therein defined), and is entitled to the benefits thereof and of the other Credit Documents. This Note is secured by the Security Documents and is entitled to the benefits of the Subsidiaries Guaranty. As provided in the Agreement, this Note is subject to voluntary prepayment and mandatory repayment prior to the Swingline Expiry Date, in whole or in part.

In case an Event of Default shall occur and be continuing, the principal of and accrued interest on this Note may be declared to be due and payable in the manner and with the effect provided in the Agreement.

The Borrower hereby waives presentment, demand, protest or notice of any kind in connection with this Note.

Exhibit B-3

THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

LEE ENTERPRISES, INCORPORATED

By:
Name:
Title:

Exhibit C

FORM OF LETTER OF CREDIT REQUEST

Dated             7

Deutsche Bank Trust Company Americas, as Administrative Agent, under the Exit Credit Agreement, dated as of January 30, 2012 (as amended, restated, modified and/or supplemented from time to time, the “Credit Agreement”), among Lee Enterprises, Incorporated (the “Borrower”), the lenders from time to time party thereto, Deutsche Bank Securities Inc. and Goldman Sachs Lending Partners LLC, as Joint Lead Arrangers and Joint Book Running Managers, and Deutsche Bank Trust Company Americas, as Administrative Agent and Collateral Agent

5022 Gate Parkway Building 200
32256 Jacksonville, Florida Attention: Tihana Mesic

[[            8             ], as Issuing Lender

under the Credit Agreement

__________________________

__________________________

__________________________]

Attention: [                                             ]

Ladies and Gentlemen:

Pursuant to Section 3.03 of the Credit Agreement, we hereby request that the Issuing Lender referred to above issue a [trade] [standby] Letter of Credit for the account of the undersigned on              9             (the “Date of Issuance”) in the aggregate Stated Amount of

[7]	Date of Letter of Credit Request.

[8]

Insert name and address of Issuing Lender. For standby Letters of Credit issued by Deutsche Bank Trust Company Americas insert: Deutsche Bank Trust Company Americas, 60 Wall Street, New York, NY 10005-MS NYC 60-2220, Attention: Global Loan Operations, Standby Letter of Credit Unit. For trade Letters of Credit issued by Deutsche Bank Trust Company Americas, insert: Deutsche Bank Trust Company Americas, 60 Wall Street, New York, NY 10005, Attention: Trade and Risk Services, Import LC. For Letters of Credit issued by another Issuing Lender, insert the correct notice information for that Issuing Lender.

[9]	Date of Issuance which shall be a Business Day at least 5 Business Days after the date hereof (or such earlier date as is acceptable to the respective Issuing Lender in any given case). [10] .

[10]	Aggregate initial Stated Amount of the Letter of Credit which shall not be less than $100,000 (or such lesser amount as is acceptable to the respective Issuing Lender).

Exhibit C

For purposes of this Letter of Credit Request, unless otherwise defined herein, all capitalized terms used herein which are defined in the Credit Agreement shall have the respective meaning provided therein.

The beneficiary of the requested Letter of Credit will be             11             , and such Letter of Credit will be in support of              12              and will have a stated expiration date of             13            .

We hereby certify that:

(A)

the representations and warranties contained in the Credit Agreement and in the other Credit Documents are and will be true and correct in all material respects on the Date of Issuance, both before and after giving effect to the issuance of the Letter of Credit requested hereby, unless stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date; and

(B)	no Default or Event of Default has occurred and is continuing nor, after giving effect to the issuance of the Letter of Credit requested hereby, would such a Default or Event of Default occur.

Copies of all documentation with respect to the supported transaction are attached hereto.

LEE ENTERPRISES, INCORPORATED

By:
Name:
Title:

[11]	Insert name and address of beneficiary.

[12]

Insert a description of L/C Supportable Obligations (in the case of standby Letters of Credit) and insert description of permitted trade obligations of the Borrower or any of its Subsidiaries (in the case of trade Letters of Credit).

[13]

Insert the last date upon which drafts may be presented which may not be later than (i) in the case of standby Letters of Credit, the earlier of (x) one year after the Date of Issuance and (y) the 10th Business Day preceding the Revolving Loan Maturity Date and (ii) in the case of trade Letters of Credit, the earlier of (x) 180 days after the Date of Issuance and (y) 30 days prior to the Revolving Loan Maturity Date.

EXHIBIT D-1

FORM OF SECTION 5.04(b)(ii) CERTIFICATE

(For Non-U.S. Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Exit Credit Agreement, dated as of January 30, 2012, among Lee Enterprises, Incorporated, the Lenders from time to time party thereto, Deutsche Bank Securities Inc. and Goldman Sachs Lending Partners LLC, as Joint Lead Arrangers and Joint Book Running Managers, and Deutsche Bank Trust Company Americas, as Administrative Agent and Collateral Agent (as amended, restated, modified and/or supplemented from time to time, the “Credit Agreement”). Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

Pursuant to the provisions of Section 5.04(b)(ii) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code and (v) the interest payments in question are not effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF LENDER]

By:
Name:
Title:

Date:                ,

Exhibit D-2

FORM OF SECTION 5.04(b)(ii) CERTIFICATE

(For Non-U.S. Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Exit Credit Agreement, dated as of January 30, 2012, among Lee Enterprises, Incorporated, the Lenders from time to time party thereto, Deutsche Bank Securities Inc. and Goldman Sachs Lending Partners LLC, as Joint Lead Arrangers and Joint Book Running Managers, and Deutsche Bank Trust Company Americas, as Administrative Agent and Collateral Agent (as amended, restated, modified and/or supplemented from time to time, the “Credit Agreement”). Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

Pursuant to the provisions of Section 5.04(b)(ii) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement, neither the undersigned nor any of its partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) the interest payments in question are not effectively connected with the undersigned’s or its partners/members’ conduct of a U.S. trade or business.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of its partners/members claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF LENDER]

By:
Name:
Title:

Date:                 ,

Exhibit F

FORM OF OFFICERS’ CERTIFICATE

I, the undersigned, [Chairman/Chief Executive Officer/President/Vice-President] of [Name of Credit Party], a [corporation] organized and existing under the laws of the State of [            ] (the “Company”), [which corporation constitutes the general partner of             , a              [general] [limited] partnership (the “Partnership”),] [which corporation constitutes the managing member of             , a              limited liability company (the “Limited Liability Company”),] do hereby certify, solely in my capacity as an officer of the Company and not in my individual capacity, on behalf of the Company[, as the general partner of the Partnership] [, as the managing member of the Limited Liability Company], that:

1.     This Certificate is furnished pursuant to the Exit Credit Agreement, dated as of January 30, 2012, among [Lee Enterprises, Incorporated] [the Company], the lenders from time to time party thereto, Deutsche Bank Securities Inc. and Goldman Sachs Lending Partners LLC, as Joint Lead Arrangers and Joint Book Running Managers, and Deutsche Bank Trust Company Americas, as Administrative Agent and Collateral Agent (such Credit Agreement, as in effect on the date of this Certificate, being herein called the “Credit Agreement”). Unless otherwise defined herein, capitalized terms used in this Certificate shall have the meanings set forth in the Credit Agreement.

2.     The following named individuals are duly elected or appointed officers of the Company, and each holds the office of the Company set forth opposite such individual’s name. The signature written opposite the name and title of each such officer is such officer’s genuine signature.

Name[14]	Office	Signature

3.     Attached hereto as Exhibit A is a certified copy of the [Certificate of Incorporation of the Company][Certificate of Partnership of the Partnership] [Certificate of Formation of the Limited Liability Company], as filed in the Office of the Secretary of State of the State of [            ] on [                 ,             ], together with all amendments thereto adopted through the date hereof.

4.     Attached hereto as Exhibit B is a [true and correct copy of the By-Laws of the Company which were duly adopted and are in full force and effect on the date hereof], [certified copy of the [Partnership Agreement of the Partnership] [Limited Liability Company Agreement of the Limited Liability Company], as filed in the office of the Secretary of State of the State of

[14]

Include name, office and signature of each officer who will sign any Credit Document on behalf of the Company, including the officer who will sign the certification at the end of this Certificate or related documentation.

Exhibit F

[            ] on [                 ,             ], together with all amendments thereto adopted through the date hereof.]

5.     Attached hereto as Exhibit C is a true and correct copy of resolutions which were duly adopted on                  ,              [by unanimous written consent of the Board of Directors of the Company] [by a meeting of the Board of Directors of the Company at which a quorum was present and acting throughout], and said resolutions have not been rescinded, amended or modified. Except as attached hereto as Exhibit C, no resolutions have been adopted by the Board of Directors of the Company which deal with the execution, delivery or performance of any of the Credit Documents to which the Company[, as the general partner of the Partnership,] [, as the managing member of the Limited Liability Company,] is a party or the transactions contemplated thereby.

6.     Attached hereto as Exhibit D is a true and complete copy of a “good standing” certificate (or equivalent) in respect of the Company issued as of a recent date by the Secretary of State or other appropriate governmental authority of the Company’s jurisdiction of organization.

[7.     On the date hereof, all of the conditions set forth in Sections 6.06 through 6.08, inclusive, and 7.01 of the Credit Agreement have been satisfied.

8.     Attached hereto as Exhibit E are true and correct copies of the financial statements and Projections referred to in Sections 8.05(a) and (d) of the Credit Agreement and required to be delivered to the Administrative Agent pursuant to Section 6.12 of the Credit Agreement.

9.     Attached hereto as Exhibit F are true and correct copies of all Shareholders’ Agreements of the Company and its Subsidiaries required to be delivered to the Administrative Agent pursuant to Section 6.05(i) of the Credit Agreement.

10.     Attached hereto as Exhibit G are true and correct copies of all Tax Sharing Agreements of the Company and its Subsidiaries required to be delivered to the Administrative Agent pursuant to Section 6.05(ii) of the Credit Agreement.

11.     Attached hereto as Exhibit H are true and correct copies of all Existing Indebtedness Agreements of the Company and its Subsidiaries required to be delivered to the Administrative Agent pursuant to Section 6.05(iii) of the Credit Agreement]15

[7.][12.]     On the date hereof, the representations and warranties of the Company or any of its Subsidiaries contained in the Credit Agreement and the other Credit Documents are true and correct in all material respects with the same effect as though such representations and warranties had been made on the date hereof, both before and after giving effect to each Credit Event to occur on the date hereof, unless stated to relate to a specific earlier

[15]	Insert bracketed items 7 through 11 only in the Certificate delivered on behalf of the Borrower.

Exhibit F

date, in which case such representations and warranties were true and correct in all material respects as of such earlier date.

[8.][13.]     On the date hereof, no Default or Event of Default has occurred and is continuing or would result from any Credit Event to occur on the date hereof.

[9.][14.]     There is no pending proceeding for the dissolution or liquidation of [the Company] [and/or the [Partnership] [Limited Liability Company]] or, to the knowledge of the undersigned, threatening its existence.

Exhibit F

IN WITNESS WHEREOF, I have hereunto set my hand this              day of             ,             .

[NAME OF CREDIT PARTY]

By:
Name:
Title:

Exhibit F

I, the undersigned, [Secretary/Assistant Secretary] of the Company, do hereby certify, solely in my capacity as an officer of the Company and not in my individual capacity, on behalf of the Company [, as general partner of the Partnership,] [, as the managing member of the Limited Liability Company,] that:

1.     [Name of Person making above certifications] is the duly elected and qualified [Chairman/Chief Executive Officer/President/Vice-President] of the Company and the signature above is such person’s genuine signature.

2.     The certifications made by [name of Person making above certifications] on behalf of the Company in Items 2, 3, 4, 5, 6, [7], [7][12] and [8] [13] above are true and correct.

IN WITNESS WHEREOF, I have hereunto set my hand this              day of             ,             .

[NAME OF CREDIT PARTY]

By:
Name:
Title:

Exhibit J

FORM OF SOLVENCY CERTIFICATE

To the Administrative Agent and each of the Lenders

party to the Credit Agreement referred to below:

I, the undersigned, the Chief Financial Officer of Lee Enterprises, Incorporated, a Delaware corporation (the “Borrower”), in that capacity only and not in my individual capacity, do hereby certify as of the date hereof that:

1.     This Certificate is furnished to the Administrative Agent and the Lenders pursuant to Section 6.13 of the Exit Credit Agreement, dated as of January 30, 2012, among the Borrower, the lenders from time to time party thereto (each, a “Lender” and, collectively, the “Lenders”), Deutsche Bank Securities Inc. and Goldman Sachs Lending Partners LLC, as Joint Lead Arrangers and Joint Book Running Managers, and Deutsche Bank Trust Company Americas, as Administrative Agent (the “Administrative Agent”) and Collateral Agent (the “Credit Agreement”). Unless otherwise defined herein, capitalized terms used in this Certificate shall have the meanings set forth in the Credit Agreement.

2.     For purposes of this Certificate, the terms below shall have the following definitions:

(a)	“does or do not have Unreasonably Small Capital”

For the period from the date hereof through the stated maturity of all New Financing, each of the Borrower (on a stand-alone basis) and the Borrower and its Subsidiaries (taken as a whole), as the case may be, after the incurrence, issuance or assumption of all Indebtedness (including the Loans) being incurred, issued or assumed (including the Loans and Letters of Credit) and Liens of such Person or of such group of Persons existing or created, as the case may be, on the Conversion Date, has or have sufficient capital with which to conduct its or their respective businesses.

(b)	“Fair Value”

The amount at which the assets (both tangible and intangible), in their entirety, of each of the Borrower (on a stand-alone basis) and the Borrower and its Subsidiaries (taken as a whole), as the case may be, would change hands between a willing buyer and a willing seller, within a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, with neither being under any compulsion to act.

(c)	“Identified Contingent Liabilities”

The maximum estimated amount of liabilities reasonably likely to result from pending litigation, asserted claims and assessments, guaranties, uninsured risks and other contingent liabilities (other than such contingent

Exhibit J

liabilities included within the term “Stated Liabilities”) of each of the Borrower (on a stand-alone basis) and the Borrower and its Subsidiaries (taken as a whole), as the case may be, after giving effect to the transactions consummated on the Conversion Date (including all fees and expenses related thereto but exclusive of such contingent liabilities to the extent reflected in Stated Liabilities), as identified and explained in terms of their nature and estimated magnitude by responsible officers of the Borrower and its Subsidiaries or that have been identified as such by an officer of the Borrower or any of its Subsidiaries, determined in accordance with GAAP.

(d)	“New Financing”

All Indebtedness incurred or to be incurred by the Borrower and its Subsidiaries under the Credit Documents (assuming the full utilization by the Borrower of the Commitments under the Credit Agreement), the Second Lien Loan Documents and the Pulitzer Debt Documents, as applicable.

(e)	“Present Fair Salable Value”

The amount that could be obtained by an independent willing seller from an independent willing buyer if the assets of each of the Borrower (on a stand-alone basis) and the Borrower and its Subsidiaries (taken as a whole), as the case may be, are sold with reasonable promptness in an arm’s-length transaction under present conditions for the sale of comparable business enterprises.

(f)	“Stated Liabilities”

The recorded liabilities (including contingent liabilities that would be recorded in accordance with GAAP) of each of the Borrower (on a stand-alone basis) and the Borrower and its Subsidiaries (taken as a whole), as the case may be, as of the date hereof after giving effect to the transactions consummated on the Conversion Date, determined in accordance with GAAP consistently applied, together with the amount of the New Financing.

(g)	“will be able to pay its or their respective Stated Liabilities and Identified Contingent Liabilities as they mature or otherwise become payable”

For the period from the date hereof through the stated maturity of all New Financing, each of the Borrower (on a stand-alone basis) and the Borrower and its Subsidiaries (taken as a whole), as the case may be, will have sufficient assets and cash flow to pay its or their respective Stated Liabilities and Identified Contingent Liabilities as those liabilities mature or otherwise become payable.

Exhibit J

3.     For purposes of this Certificate, I, or officers of the Borrower and/or its Subsidiaries under my direction and supervision, have performed the following procedures as of and for the periods set forth below.

(a)	Reviewed the financial statements (including the pro forma financial statements) referred to in Section 8.05 of the Credit Agreement.

(b)

Made inquiries of certain officials of the Borrower and its Subsidiaries who have responsibility for financial and accounting matters regarding (i) the existence and amount of Identified Contingent Liabilities associated with the business of the Borrower and its Subsidiaries and (ii) whether the financial statements referred to in paragraph (a) above are in conformity with GAAP applied on a basis consistent with that of the Borrower’s audited financial statements for the Borrower’s fiscal year ended September 25, 2011.

(c)	Reviewed to my satisfaction the Credit Documents, the Second Lien Loan Documents and the Pulitzer Debt Documents and the respective Schedules, Annexes and Exhibits thereto.

(d)	With respect to Identified Contingent Liabilities:

1.

inquired of certain officials of the Borrower and/or its Subsidiaries who have responsibility for legal, financial and accounting matters as to the existence and estimated liability with respect to all contingent liabilities associated with the business of the Borrower and its Subsidiaries;

2.

confirmed with officers of the Borrower and/or its Subsidiaries that, to the best of such officers’ knowledge, (i) all appropriate items were included in Stated Liabilities or Identified Contingent Liabilities and that (ii) the amounts relating thereto were the maximum estimated amount of liabilities reasonably likely to result therefrom as of the date hereof; and

3.

to the best of my knowledge, in making the certification set forth in paragraph 4 below, considered all material Identified Contingent Liabilities that may arise from any pending litigation, asserted claims and assessments, guarantees, uninsured risks and other Identified Contingent Liabilities of the Borrower and its Subsidiaries (exclusive of such Identified Contingent Liabilities to the extent reflected in Stated Liabilities) and with respect to each such Identified Contingent Liability the estimable maximum amount of liability with respect thereto was used in making such certification.

(e)	Made inquiries of certain officers of the Borrower and/or its Subsidiaries who have responsibility for financial reporting and accounting matters

Exhibit J

regarding whether they were aware of any events or conditions that, as of the date hereof, would cause either Borrower (on a stand-alone basis) or the Borrower and its Subsidiaries (taken as a whole), as the case may be, after giving effect to the consummation of the financing transactions (including the incurrence of the New Financing), to (i) have assets with a Fair Value or Present Fair Salable Value that are less than the sum of its or their Stated Liabilities and Identified Contingent Liabilities; (ii) have Unreasonably Small Capital; or (iii) not be able to pay its or their respective Stated Liabilities and Identified Contingent Liabilities as they mature or otherwise become payable.

(f)

Had the Projections relating to the Borrower and/or its Subsidiaries which have been previously delivered to the Administrative Agent and the Lenders, prepared under my direction based on good faith estimates and assumptions, and have re-examined the Projections on the date hereof and considered the effect thereon of any changes since the date of the preparation thereof on the results projected therein. After such review, I hereby certify that in my opinion the Projections are (and remain) reasonable and attainable (it being recognized by the Lenders that such projections of future events are not to be viewed as facts and that actual results during the period or periods covered by any such Projections may differ from the projected results contained therein) and the Projections support the conclusions contained in paragraph 4 below.

4.

Based on and subject to the foregoing, I hereby certify on behalf of the Borrower that, on and as of the date hereof and after giving effect to the consummation of the financing transactions (including the incurrence of the New Financing), it is my opinion that (i) the Fair Value and Present Fair Salable Value of the assets of each of the Borrower (on a stand-alone basis) and the Borrower and its Subsidiaries (taken as a whole), as the case may be, exceed its or their respective Stated Liabilities and Identified Contingent Liabilities; (ii) each of the Borrower (on a stand-alone basis) and the Borrower and its Subsidiaries (taken as a whole), as the case may be, do not have Unreasonably Small Capital; and (iii) each of the Borrower (on a stand-alone basis) and the Borrower and its Subsidiaries (taken as a whole), as the case may be, intends to and believes that it will be able to pay its or their respective Stated Liabilities and Identified Contingent Liabilities as they mature or otherwise become payable.

5.	The Borrower does not intend, in consummating the transactions contemplated by the New Financing, to delay, hinder, or defraud either present or future creditors.

IN WITNESS WHEREOF, the undersigned has set his hand this 30th day of January, 2012.

Exhibit J

LEE ENTERPRISES, INCORPORATED

By:
Name:
Title:

EXHIBIT K

FORM OF COMPLIANCE CERTIFICATE

This Compliance Certificate is delivered to you pursuant to Section 9.01(e) of the Exit Credit Agreement, dated as of January 30, 2012 (as amended, supplemented or modified from time to time, the “Credit Agreement”), among Lee Enterprises, Incorporated (the “Borrower”), the lenders from time to time party thereto, Deutsche Bank Securities Inc. and Goldman Sachs Lending Partners LLC, as Joint Lead Arrangers and Joint Book Running Managers, and Deutsche Bank Trust Company Americas, as Administrative Agent and Collateral Agent. Terms defined in the Credit Agreement and not otherwise defined herein are used herein as therein defined.

1.     I am the duly elected, qualified and acting [insert Title of Authorized Officer] of the Borrower.

2.     I have reviewed and am familiar with the contents of this Compliance Certificate. I am providing this Compliance Certificate solely in my capacity as an officer of the Borrower. The matters set forth herein are true to the best of my knowledge after due inquiry.

3.     I have reviewed the terms of the Credit Agreement and the other Credit Documents and have made or caused to be made under my supervision a review in reasonable detail of the transactions and condition of the Borrower and its Subsidiaries during the accounting period covered by the financial statements attached hereto as ANNEX 1 (the “Financial Statements”). Such review did not disclose the existence during or at the end of the accounting period covered by the Financial Statements, and I have no knowledge of the existence, as of the date of this Compliance Certificate, of any condition or event which constitutes a Default or an Event of Default [, except as set forth below].

4.     Attached hereto as ANNEX 2 are the computations showing (in reasonable detail) compliance with the covenants specified therein.

5.     Attached hereto as ANNEX 3 is the information required by Section 9.01(e)(iii) of the Credit Agreement as of the date of this Compliance Certificate and the Borrower and its Subsidiaries have taken all actions required to be taken by them pursuant to the Security Documents in connection with the information set forth on ANNEX 3.

6.     Attached hereto as ANNEX 4 is the information required to establish compliance with Sections 5.02(d) and 5.02(f) of the Credit Agreement for the Test Period ended on                  ,             .

7.     Attached hereto as ANNEX 5 is the information required to establish compliance with Sections 10.02(iv) of the Credit Agreement for the Test Period ended on                  ,             .

Exhibit K

IN WITNESS WHEREOF, I have executed this Compliance Certificate this              day of             ,             .

LEE ENTERPRISES, INCORPORATED

By:
Name:
Title:

ANNEX 1

[Applicable Financial Statements To Be Attached]

ANNEX 2

The information described herein is as of                  ,              (the “Computation Date”) and pertains to (i) in the case of items I.A below, I.C below and I.D. below, the respective amounts outstanding as of the Computation Date, (ii) in the case of items I.B, I.D. (iv) and (vi) below and I.E.1 below, and II. below, the period from [the Initial Borrowing Date] [                 ,             ]1 through the last day of the Test Period referred to in succeeding clause (iii) (the “Year-to-Date Period”), and (iii) in the case of items, I.E.2, and I.E.3, below, the period from                  ,              to                  ,              (the “Test Period”).

I.	Negative and Financial Covenants

A.	Liens (Section 10.01)

	Section	Amount
(i)	10.01(x)	$	_____

(ii)	10.01(xii)	$	_____

(iii)	10.01(xvi)	$	_____

B.	Dividends (Section 10.03)

	Section	Amount
(i)	10.03(iii)	$	_____

C.	Indebtedness (Section 10.04)

	Section	Amount
(i)	10.04(iv)	$	_____

(ii)	10.04(viii)	$	_____

(iii)	10.04(xii)	$	_____

(v)	10.04(viii)	$	_____

(vi)	10.04(xiv)	$	_____

D.	Investments (Section 10.05)

	Section	Amount
(i)	10.05(v)	$	_____

[1]	Insert the first day of the Borrower’s fiscal year (beginning with the first day of its fiscal year commencing closest to [ ]).

Annex 2

(ii)	10.05(viii)	$	________

(iii)	10.05(xiii)	$	________

(iv)	10.05(xiv)	$	________

(v)	10.05(xv)	$	________

(vi)	10.05(xvi)	$	________

(vii)	10.05(xvii)	$	________

(viii)	10.05(xviii)	$	________

E.	Financial Covenants

1.	Capital Expenditures (Section 10.07)

Amount
(a)	Capital Expenditures under Section 10.07(a)	$	_________

(b)	Capital Expenditures under Section 10.07(b)	$	_________

(c)	Capital Expenditures under Section 10.07(c)	$	_________

2.	Interest Expense Coverage Ratio (Section 10.08)

a.	Lee EBITDA[2] for the Test Period	$_________

b.	Lee Interest Expense[3] for the Test Period	$_________

c.	Ratio of line a to line b	_____:1.00

3.	Lee Leverage Ratio (Section 10.09)

a.	Lee Indebtedness[4] for

[2]	Attach hereto in reasonable detail the calculations required to arrive at Lee EBITDA for purposes of the Interest Expense Coverage Ratio.

[3]	Attach hereto in reasonable detail the calculations required to arrive at Lee Interest Expense.

[4]	Attach hereto in reasonable detail the calculations required to arrive at Lee Indebtedness.

Annex 2

	for the Test Period	$	_________

b.	Lee EBITDA[5] for the Test Period	$	_________

c.	Ratio of line a to line b		_____:1.00

II.	Excess Cash Flow

The amount of Excess Cash Flow[6] for the Excess Cash Flow Payment Period was	$	________.

[5]	Attach hereto in reasonable detail the calculations required to arrive at Lee EBITDA for purposes of the Total Leverage Ratio.

[6]	Attach hereto in reasonable detail the calculations required to establish Excess Cash Flow.

ANNEX 3

COMPLIANCE CERTIFICATE

[Specify in reasonable detail any changes to the Annexes of each of the Pledge Agreement and the Security Agreement, in each case since the Conversion Date or, if later, since the date of the most recent certificate delivered pursuant to Section 9.01(e) of the Credit Agreement, but only to the extent that such changes are required to be reported to the Collateral Agent pursuant to the terms of the Security Documents.]

ANNEX 4

[information required to establish compliance with Sections 5.02(d) and 5.02(f) of the Credit

Agreement for the Test Period ended on                      ,             ]

ANNEX 5

Asset Sales (Section 10.02)

Section	Amount
10.02(iv)(z)
(a) Consolidated EBITDA of the Borrower and its Subsidiaries generated by all assets sold during the covenant fiscal year of the Borrower	$	____

(b) Consolidated EBITDA of the Borrower and its Subsidiaries for the immediately preceding fiscal year of the Borrower	$	____

(c) Result of line (a) divided by line (b) (expressed as a percentage)		____	%

EXHIBIT L

FORM OF ASSIGNMENT

AND

ASSUMPTION AGREEMENT1

This Assignment and Assumption Agreement (this “Assignment”), is dated as of the Effective Date set forth below and is entered into by and between [the][each] Assignor identified in item [1][2] below ([the] [each, an] “Assignor”) and [the] [each] Assignee identified in item 2 below ([the] [each, an] “Assignee”). [It is understood and agreed that the rights and obligations of such [Assignees][and Assignors] hereunder are several and not joint.] Capitalized terms used herein but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, restated, supplemented and/or otherwise modified from time to time, the “Credit Agreement”). The Standard Terms and Conditions for Assignment and Assumption Agreement set forth in Annex 1 hereto (the “Standard Terms and Conditions”) are hereby agreed to and incorporated herein by reference and made a part of this Assignment as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the] [each] Assignee, and [the] [each] Assignee hereby irrevocably purchases and assumes from [the][each] Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, the interest in and to all of [the][each] Assignor’s rights and obligations under the Credit Agreement and any other documents or instruments delivered pursuant thereto that represents the amount and percentage interest identified below of all of the [respective] Assignor’s outstanding rights and obligations under the respective Tranches identified below (including, to the extent included in any such Tranches, Letters of Credit and Swingline Loans) ([the] [each, an] “Assigned Interest”). [Each] [Such] sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment, without representation or warranty by [the][any] Assignor.

[1.	Assignor:	_____________________

2.	Assignee:	_____________________][2]

[1][3].	Credit Agreement:	Exit Credit Agreement, dated as of January 30, 2012, among Lee Enterprises, Incorporated (the “Borrower”), the lenders from time to time party thereto, Deutsche Bank Securities Inc. and Goldman Sachs Lending Partners LLC, as Joint Lead Arrangers and Joint Book Running Managers, and Deutsche Bank Trust Company Americas, as Administrative Agent and Collateral Agent.

[2.	Assigned Interest:[3]

[1]	This Form of Assignment and Assumption Agreement should be used by Lenders for an assignment to a single Assignee or to funds managed by the same or related investment managers.

[2]

If the form is used for a single Assignor and Assignee, items 1 and 2 should list the Assignor and the Assignee, respectively. In the case of an assignment to funds managed by the same or related investment managers, or an assignment by multiple Assignors, the Assignors and the Assignee(s) should be listed in the table under bracketed item 2 below.

Exhibit L

Assignor	Assignee	Tranche Assigned[4]	Aggregate Amount of Commitment/Loans under Relevant Tranche for all Lenders	Amount of Commitment/Loans under Relevant Tranche Assigned
[Name of Assignor]	[Name of Assignee]		________	________

[Name of Assignor]	[Name of Assignee]		________	________

[3]

Insert this chart if this Form of Assignment and Assumption Agreement is being used for assignments to funds managed by the same or related investment managers or for an assignment by multiple Assignors. Insert additional rows as needed.

[4]	For complex multi-tranche assignments a separate chart for each tranche should be used for ease of reference.

Exhibit L

[4.	Assigned Interest:[5]

Tranche Assigned	Aggregate Amount of Commitment/Loans under Relevant Tranche for all Lenders		Amount of Commitment/Loans under Relevant Tranche Assigned
Term Loans	$	______________	$	______________
Revolving Loans	$	______________	$	______________

Effective Date             ,             ,             .

Assignor[s] Information		Assignee[s] Information

Payment Instructions:	_________________	Payment Instructions:	_________________

	_________________		_________________

	_________________		_________________

	_________________		_________________

	Reference:_________		Reference:_________

Notice Instructions:	_________________	Notice Instructions:	_________________

	_________________		_________________

	_________________		_________________

	_________________		_________________

	Reference:_________		Reference:_________

The terms set forth in this Assignment are hereby agreed to:

ASSIGNOR	ASSIGNEE
[NAME OF ASSIGNOR]	[NAME OF ASSIGNEE][6]

By:	By:
Name:	Name:
Title:	Title:

[5]	Insert this chart if this Form of Assignment and Assumption Agreement is being used by a single Assignor for an assignment to a single Assignee.

[6]	Add additional signature blocks, as needed, if this Form of Assignment and Assumption Agreement is being used by funds managed by the same or related investment managers.

Exhibit L

[Consented to and][7] Accepted:

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Administrative Agent

By:
Name: Title:

By:
Name: Title:

LEE ENTERPRISES, INCORPORATED

By:
Name: Title:][8]

[7]

Insert only if assignment is being made to an Eligible Transferee pursuant to Section 13.04(b)(y) of the Credit Agreement. Consent of the Administrative Agent shall not be unreasonably withheld or delayed.

[8]

Insert only if (i) no Default or Event of Default is then in existence and (ii) the assignment is being made to an Eligible Transferee pursuant to 13.04(b)(y) of the Credit Agreement. Consent of the Borrower shall not be unreasonably withheld or delayed.

LEE ENTERPRISES, INCORPORATED

CREDIT AGREEMENT

STANDARD TERMS AND CONDITIONS FOR ASSIGNMENT

AND ASSUMPTION AGREEMENT

1.    Representations and Warranties.

1.1.    Assignor. [The] [Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the] [its] Assigned Interest, (ii) [the] [its] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with any Credit Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, any other Credit Document or any other instrument or document delivered pursuant thereto (other than this Assignment) or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or affiliates or any other Person obligated in respect of any Credit Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or affiliates or any other Person of any of their respective obligations under any Credit Document.

1.2.    Assignee. [The] [Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) confirms that it is (A) a Lender, (B) a parent company and/or an affiliate of [the] [each] Assignor which is at least 50% owned by [the] [each] Assignor or its parent company, (C) an affiliate of any other Lender which is at least 50% owned by such other Lender or its parent company (provided that any fund that invests in loans and is managed or advised by the same investment advisor of another fund which is a Lender (or by an Affiliate of such investment advisor) shall be treated as an affiliate of such other Lender for the purposes of this clause), (D) a fund that invests in loans and is managed or advised by the same investment advisor of any Lender or by an Affiliate of such investment advisor or (E) an Eligible Transferee under Section 13.04(b) of the Credit Agreement; (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement and, to the extent of [the] [its] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 9.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and to purchase [the] [its] Assigned Interest on the basis of which it has made such analysis and decision and (v) if it is organized under the laws of a jurisdiction outside the United States, it has attached to this Assignment any tax documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by it; (b) agrees that it will, independently and without reliance upon the Administrative Agent, [the] [each] Assignor, or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (c) appoints and authorizes each of the Administrative Agent and the Collateral Agent, and to take such action as agent on its behalf and to exercise such powers under the

Annex I

to Exhibit L

Credit Agreement and the other Credit Documents as are delegated to or otherwise conferred upon the Administrative Agent and/or the Collateral Agent, as the case may be, by the terms thereof, together with such powers as are reasonably incidental thereto; and (d) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender.

2.    Payment. From and after the Effective Date, the Administrative Agent shall make all payments in respect [the] [each] Assigned Interest (including payments of principal, interest, fees, commissions and other amounts) to [the] [each] Assignor for amounts which have accrued to but excluding the Effective Date and to [the] [each] Assignee for amounts which have accrued from and after the Effective Date.

3.    Effect of Assignment. Upon the delivery of a fully executed original hereof to the Administrative Agent, as of the Effective Date, (i) [the] [each] Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment, have the rights and obligations of a Lender thereunder and under the other Credit Documents and (ii) [the] [each] Assignor shall, to the extent provided in this Assignment, relinquish its rights and be released from its obligations under the Credit Agreement and the other Credit Documents.

4.    General Provisions. This Assignment shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment by telecopy shall be effective as delivery of a manually executed counterpart of the Assignment. THIS ASSIGNMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK (INCLUDING, WITHOUT LIMITATION, SECTION 5.1401 OF THE GENERAL OBLIGATIONS LAW).

*        *        *

Exhibit M

FORM OF INTERCOMPANY NOTE

New York, New York

                 ,

FOR VALUE RECEIVED,             , a [             [corporation]] (the “Payor”), hereby promises to pay [on demand] [on [DATE]] to the order of             , or its assigns (the “Payee”), in lawful money of the United States of America in immediately available funds, at such location in the United States of America as the Payee shall from time to time designate, the unpaid principal amount of all loans and advances made by the Payee to the Payor.

The Payor also promises to pay interest on the unpaid principal amount hereof in like money at said location from the date hereof until paid at such rate per annum as shall be agreed upon from time to time by the Payor and the Payee.

Upon the earlier to occur of (x) the commencement of any bankruptcy, reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar proceeding of any jurisdiction relating to the Payor or (y) any exercise of remedies pursuant to (i) Section 11 of the Credit Agreement referred to below (including the termination of the Total Commitment), (ii) Section 11 of the Second Lien Loan Agreement referred to below or (iii) Paragraph 8 of the Pulitzer Debt Agreement referred to below, the unpaid principal amount hereof shall become immediately due and payable without presentment, demand, protest or notice of any kind in connection with this Note.

This Note is one of the Intercompany Notes referred to in (i) the Exit Credit Agreement, dated as of January 30, 2012, among Lee Enterprises, Incorporated, the lenders from time to time party thereto, Deutsche Bank Securities Inc. and Goldman Sachs Lending Partners LLC, as Joint Lead Arrangers and Joint Book Running Managers, and Deutsche Bank Trust Company Americas, as Administrative Agent and Collateral Agent (as amended, restated, modified and/or supplemented from time to time, the “Credit Agreement”), (ii) the Second Lien Loan Agreement, dated as of January 30, 2012, among Lee Enterprises, Incorporated, Wilmington Trust, National Association, as Administrative Agent and the other lenders party thereto (as amended, restated, modified and/or supplemented from time to time, the “Second Lien Loan Agreement”) and (iii) the Note Agreement, dated as of January 30, 2012, among St. Louis Post-Dispatch LLC and the purchasers party thereto (as amended, restated, modified and/or supplemented from time to time, the “Pulitzer Debt Agreement”), and is subject to the terms thereof.

The Payee is hereby authorized (but shall not be required) to record all loans and advances made by it to the Payor (all of which shall be evidenced by this Note), and all repayments or prepayments thereof, in its books and records, such books and records constituting prima facie evidence of the accuracy of the information contained therein.

This Note, and all of obligations of the Payor hereunder, shall be subordinate and junior in right of payment to all Senior Indebtedness (as defined in the Intercompany Subordination Agreements referred to in each of the Credit Agreement, the Second Lien Loan

Exhibit M

Agreement and the Pulitzer Debt Agreement) as, and to the extent required by, such Intercompany Subordination Agreements.

All payments under this Note shall be made without offset, counterclaim or deduction of any kind.

The Payor hereby waives presentment, demand, protest or notice of any kind in connection with this Note.

THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

[NAME OF PAYOR]

By:
Name:
Title:

Pay to the order of

[NAME OF PAYEE]

By:
Name:
Title:

Exhibit H

FORM OF INTERCOMPANY SUBORDINATION AGREEMENT

THIS INTERCOMPANY SUBORDINATION AGREEMENT (as amended, restated, modified and/or supplemented from time to time, this “Agreement”), dated as of January 30, 2012, made by each of the undersigned (each, a “Party” and, together with any entity that becomes a party to this Agreement pursuant to Section 9 hereof, the “Parties”) and Deutsche Bank Trust Company Americas, as collateral agent (in such capacity, together with any successor collateral agent, the “Collateral Agent”), for the benefit of the Senior Creditors (as defined below). Unless otherwise defined herein, all capitalized terms used herein shall have the meanings ascribed to them in the Credit Agreement referred to below.

W I T N E S S E T H:

WHEREAS, Lee Enterprises, Incorporated (the “Borrower”), the lenders from time to time party thereto (the “Lenders”), Deutsche Bank Securities Inc. and Goldman Sachs Lending Partners LLC, as Joint Lead Arrangers and Joint Book Running Managers, and Deutsche Bank Trust Company Americas, as Administrative Agent and Collateral Agent (together with any successor administrative agent, the “Administrative Agent”), have entered into an Exit Credit Agreement, dated as of January 30, 2012, providing for the making (or deemed making) and continuation of Loans to the Borrower and the issuance and maintenance of, and participation in, Letters of Credit for the account of the Borrower, all as contemplated therein (with the Lenders, each Issuing Lender, the Administrative Agent, the Collateral Agent and each other Agent being herein called the “Lender Creditors”) (as used herein, the term “Credit Agreement” means the Exit Credit Agreement described above in this paragraph, as the same may be amended, restated, modified, supplemented, extended, renewed, refinanced, replaced, or refunded from time to time, and including any agreement extending the maturity of, or refinancing or restructuring (including, but not limited to, the inclusion of additional borrowers or guarantors thereunder or any increase in the amount borrowed) all or any portion of, the indebtedness under such agreement or any successor agreement, whether or not with the same agent, trustee, representative, lenders or holders; provided that, with respect to any subsequent agreement providing for the refinancing or replacement of indebtedness under the Credit Agreement, such agreement shall only be treated as, or as part of, the Credit Agreement hereunder if (i) either (A) all obligations under the Credit Agreement being refinanced or replaced shall be paid in full at the time of such refinancing or replacement, and all Commitments and Letters of Credit issued pursuant to the refinanced or replaced Credit Agreement shall have terminated in accordance with their terms or (B) the Required Lenders shall have consented in writing to the refinancing or replacement indebtedness being treated as indebtedness pursuant to the Credit Agreement, and (ii) a notice to the effect that the refinancing or replacement indebtedness shall be treated as issued under the Credit Agreement shall be delivered by the Borrower to the Collateral Agent);

WHEREAS, the Borrower and/or one or more of its Qualified Wholly-Owned Domestic Subsidiaries have heretofore entered into, and/or may at any time and from time to time after the date hereof enter into, one or more Interest Rate Protection Agreements or Other Hedging Agreements with one or more Lenders or any affiliate thereof (each such Lender or affiliate, even if the respective Lender subsequently ceases to be a Lender under the Credit Agreement for any reason, together with such Lender’s or affiliate’s successors and assigns, if

Exhibit H

any, collectively, the “Hedging Creditors”; and with each such Interest Rate Protection Agreement and/or Other Hedging Agreement with a Hedging Creditor being herein called a “Secured Hedging Agreement);

WHEREAS, pursuant to the Subsidiaries Guaranty, each Subsidiary Guarantor has jointly and severally guaranteed to the Guaranteed Creditors the payment when due of all Guaranteed Obligations (as defined in the Subsidiaries Guaranty);

WHEREAS, it is a condition precedent to the extensions of credit under the Credit Agreement that this Agreement be executed and delivered by the original Parties hereto;

WHEREAS, additional Parties may from time to time become parties hereto in order to allow for certain extensions of credit in accordance with the requirements of the Credit Agreement; and

WHEREAS, each of the Parties desires to execute this Agreement to satisfy the conditions described in the immediately preceding paragraphs.

NOW, THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties hereto, the Parties and the Collateral Agent (for the benefit of the Senior Creditors) hereby agree as follows:

1. The Subordinated Debt (as defined in Section 7 hereof) and all payments of principal, interest and all other amounts thereunder are hereby, and shall continue to be, subject and subordinate in right of payment to the prior payment in full, in cash, of all Senior Indebtedness to the extent, and in the manner, set forth herein. The foregoing shall apply notwithstanding the availability of collateral to the Senior Creditors or the holders of Subordinated Debt or the actual date and time of execution, delivery, recordation, filing or perfection of any security interests granted with respect to the Senior Indebtedness or the Subordinated Debt, or the lien or priority of payment thereof, and in any instance wherein the Senior Indebtedness or any claim for the Senior Indebtedness (as defined in Section 7 hereof) is subordinated, avoided or disallowed, in whole or in part, under the Bankruptcy Code or other applicable federal, foreign, state or local law. In the event of a proceeding, whether voluntary or involuntary, for insolvency, liquidation, reorganization, dissolution, bankruptcy or other similar proceeding pursuant to the Bankruptcy Code or other applicable federal, foreign, state or local law (each, a “Bankruptcy Proceeding”), the Senior Indebtedness shall include all interest accrued on the Senior Indebtedness, in accordance with and at the rates specified in the Senior Indebtedness, both for periods before and for periods after the commencement of any of such proceedings, even if the claim for such interest is not allowed pursuant to the Bankruptcy Code or other applicable law.

2.    Each Party (as a lender of any Subordinated Debt) hereby agrees that until all Senior Indebtedness has been repaid in full in cash:

(a)    Such Party shall not, without the prior written consent of the Required Senior Creditors (as defined in Section 7 hereof), which consent may be withheld or conditioned

Exhibit H

in the Required Senior Creditors’ sole discretion, commence, or join or participate in, any Enforcement Action (as defined in Section 7 hereof).

(b)    In the event that (i) all or any portion of any Senior Indebtedness remaining unpaid after it becomes due (whether at stated maturity, by acceleration or otherwise), (ii) any Event of Default under the Credit Agreement or any event of default under, and as defined in, any other Senior Indebtedness (or the documentation governing the same), then exists or would result from such payment on the Subordinated Debt (including, without limitation, pursuant to Section 11.10 of the Credit Agreement), (iii) such Party receives any payment or prepayment of principal, interest or any other amount, in whole or in part, of (or with respect to) the Subordinated Debt in violation of the terms of the Credit Agreement or any other Senior Indebtedness (or the documentation governing the same) or (iv) any distribution, division or application, partial or complete, voluntary or involuntary, by operation of law or otherwise, is made of all or any part of the property, assets or business of the Borrower or any of its Subsidiaries or the proceeds thereof, in whatever form, to any creditor or creditors of the Borrower or any of its Subsidiaries or to any holder of indebtedness of the Borrower or any of its Subsidiaries or by reason of any liquidation, dissolution or other winding up of the Borrower, any of its Subsidiaries or their respective businesses, or of any receivership or custodianship for the Borrower or any of its Subsidiaries or of all or substantially all of their respective property, or of any insolvency or bankruptcy proceedings or assignment for the benefit of creditors or any proceeding by or against the Borrower or any of its Subsidiaries for any relief under any bankruptcy, reorganization or insolvency law or laws, federal, foreign, state or local, or any law, federal, foreign, state or local relating to the relief of debtors, readjustment of indebtedness, reorganization, composition or extension, then, and in any such event, any payment or distribution of any kind or character, whether in cash, property or securities, which shall be payable or deliverable with respect to any or all of the Subordinated Debt or which has been received by any Party shall be held in trust by such Party for the benefit of the Senior Creditors and shall forthwith be paid or delivered directly to the Senior Creditors for application to the payment of the Senior Indebtedness (after giving effect to the relative priorities of such Senior Indebtedness) to the extent necessary to make payment in full in cash of all sums due under the Senior Indebtedness remaining unpaid after giving effect to any concurrent payment or distribution to the Senior Creditors. In any such event, the Senior Creditors may, but shall not be obligated to, demand, claim and collect any such payment or distribution that would, but for these subordination provisions, be payable or deliverable with respect to the Subordinated Debt. In the event of the occurrence of any event referred to in subclauses (i), (ii), (iii) or (iv) of the second preceding sentence of this clause (b) and until the Senior Indebtedness shall have been fully paid in cash and satisfied and all of the obligations of the Borrower or any of its Subsidiaries to the Senior Creditors have been performed in full, no payment of any kind or character (whether in cash, property, securities or otherwise) shall be made to or accepted by any Party in respect of the Subordinated Debt. Notwithstanding anything to the contrary contained above, if one or more of the events referred to in subclauses (i) through (iv) of the first sentence of this clause (b) is in existence, the Required Senior Creditors may agree in writing that payments may be made with respect to the Subordinated Debt which would otherwise be prohibited pursuant to the provisions contained above, provided that any such waiver shall be specifically limited to the respective payment or payments which the Required Senior Creditors agree may be so paid to any Party in respect of the Subordinated Debt.

Exhibit H

(c)    If such Party shall acquire by indemnification, subrogation or otherwise, any lien, estate, right or other interest in any of the assets or properties of the Borrower or any of its Subsidiaries, that lien, estate, right or other interest shall be subordinate in right of payment to the Senior Indebtedness and the lien of the Senior Indebtedness as provided herein, and such Party hereby waives any and all rights it may acquire by subrogation or otherwise to any lien of the Senior Indebtedness or any portion thereof until such time as all Senior Indebtedness has been repaid in full in cash.

(d)    Such Party shall not pledge, assign, hypothecate, transfer, convey or sell any Subordinated Debt or any interest in any Subordinated Debt to any entity (other than under the relevant Security Documents (as hereinafter defined) or in accordance with the relevant requirements of the Credit Agreement to a Credit Party which is a Party hereto) without the prior written consent of the Administrative Agent (with the prior written consent of the Required Senior Creditors).

(e)    After request by the Administrative Agent or the Required Senior Creditors, such Party shall within ten (10) days furnish the Senior Creditors with a statement, duly acknowledged and certified setting forth the original principal amount of the notes evidencing the indebtedness of the Subordinated Debt, the unpaid principal balance, all accrued interest but unpaid interest and any other sums due and owing thereunder, the rate of interest, the monthly payments and that, to the best knowledge of such Party, there exists no defaults under the Subordinated Debt, or if any such defaults exist, specifying the defaults and the nature thereof.

(f)    In any case commenced by or against the Borrower or any of its Subsidiaries under the Bankruptcy Code or any similar federal, foreign, state or local statute (a “Reorganization Proceeding”), to the extent permitted by applicable law, the Required Senior Creditors shall have the exclusive right to exercise any voting rights in respect of the claims of such Party against the Borrower or any of its Subsidiaries.

(g)    If, at any time, all or part of any payment with respect to Senior Indebtedness theretofore made (whether by the Borrower, any other Credit Party or any other Person or enforcement of any right of setoff or otherwise) is rescinded or must otherwise be returned by the holders of Senior Indebtedness for any reason whatsoever (including, without limitation, the insolvency, bankruptcy or reorganization of the Borrower, any other Credit Party or such other Persons), the subordination provisions set forth herein shall continue to be effective or be reinstated, as the case may be, all as though such payment had not been made.

(h)    Such Party shall not object to the entry of any order or orders approving any cash collateral stipulations, adequate protection stipulations or similar stipulations executed by the Senior Creditors in any Reorganization Proceeding or any other proceeding under the Bankruptcy Code.

(i)    Such Party waives any marshalling rights with respect to the Senior Creditors in any Reorganization Proceeding or any other proceeding under the Bankruptcy Code.

3.    Each Party hereby represents, warrants and covenants as follows:

Exhibit H

(a)    each Party will deliver a schedule setting forth all Intercompany Debt to the Administrative Agent within 10 days after any request by the Administrative Agent or the Required Senior Creditors (although any failure to deliver such a supplement shall have no effect whatsoever on the subordination provisions contained herein, which shall apply to all Subordinated Debt whether or not listed on said schedule); and

(b)    each Party will not lend, hold or permit to exist any Intercompany Debt owed by it or to it (in accordance with the definition thereof contained herein) unless each obligee or obligor, as the case may be, with respect to such Intercompany Debt is (or concurrently with such extension becomes) a Party to this Agreement.

4.    Any payments made to, or received by, any Party in respect of any guaranty or security in support of the Subordinated Debt shall be subject to the terms of this Agreement and applied on the same basis as payments made directly by the obligor under such Subordinated Debt. To the extent that the Borrower or any of its Subsidiaries (other than the respective obligor or obligors which are already Parties hereto) provides a guaranty or any security in support of any Subordinated Debt, the Party which is the lender of the respective Subordinated Debt will cause each such Person to become a Party hereto (if such Person is not already a Party hereto) not later than the date of the execution and delivery of the respective guarantee or security documentation, provided that any failure to comply with the foregoing requirements of this Section 4 will have no effect whatsoever on the subordination provisions contained herein (which shall apply to all payments received with respect to any guarantee or security for any Subordinated Debt, whether or not the Person furnishing such guarantee or security is a Party hereto).

5    .Each Party hereby acknowledges and agrees that no payments will be accepted by it in respect of the Subordinated Debt (unless promptly turned over to the holders of Senior Indebtedness as contemplated by Section 2 above) to the extent such payments would be prohibited under any Senior Indebtedness (or the documentation governing the same).

6.    In addition to the foregoing agreements, each Party hereby acknowledges and agrees that, with respect to all Intercompany Debt (whether or not same constitutes Subordinated Debt), that (x) such Intercompany Debt (and any promissory notes or other instruments evidencing same) may be pledged, and delivered for pledge, by the Borrower or any of its Subsidiaries pursuant to any Security Document (as used herein, the term “Security Documents” shall mean the Pledge Agreement (as defined in the Credit Agreement) and also shall include any other security documentation executed and delivered in connection with, or pursuant to, the Credit Agreement) to which the Borrower or the respective such Subsidiary is, or at any time in the future becomes, a party and (y) with respect to all Intercompany Debt so pledged, the Collateral Agent shall be entitled to exercise all rights and remedies with respect to such Intercompany Debt to the maximum extent provided in the various Security Documents (in accordance with the terms thereof and subject to the requirements of applicable law). Furthermore, with respect to all Intercompany Debt at any time owed to the Borrower or any of its Subsidiaries which is a Credit Party, and notwithstanding anything to the contrary contained in the terms of such Intercompany Debt, each obligor (including any guarantor) and obligee with respect to such Intercompany Debt hereby agrees, for the benefit of the holders from time to time of the Senior Indebtedness, that the Administrative Agent or the Collateral Agent may at any time, and from time to time, acting on its own or at the request of the Required Senior Creditors,

Exhibit H

accelerate the maturity of such Intercompany Debt if (x) any obligor (including any guarantor) of such Intercompany Debt is subject to any Bankruptcy Proceeding or (y) any event of default under the Credit Agreement shall have occurred and be continuing. Any such acceleration of the maturity of any Intercompany Debt shall be made by written notice by the Administrative Agent or Collateral Agent to the obligor on the respective Intercompany Debt; provided that no such notice shall be required (and the acceleration shall automatically occur) either upon the occurrence of a Bankruptcy Proceeding with respect to the respective obligor (or any guarantor) of the respective Intercompany Debt or upon (or following) any acceleration of the maturity of any Loans pursuant to the Credit Agreement.

7.    Definitions. As and in this Agreement, the terms set forth below shall have the respective meanings provided below:

“Credit Document Obligations Termination Date” shall mean the first date after the Conversion Date upon which all Commitments and Letters of Credit under the Credit Agreement have terminated and all Credit Document Obligations have been paid in full in cash.

“Enforcement Action” shall mean any acceleration of all or any part of the Subordinated Debt, any foreclosure proceeding, the exercise of any power of sale, the obtaining of a receiver, the seeking of default interest, the suing on, or otherwise taking action to enforce the obligation of the Borrower or any of its Subsidiaries to pay any amounts relating to any Subordinated Debt, the exercising of any banker’s lien or rights of set-off or recoupment, the institution of a Bankruptcy Proceeding against the Borrower or any of its Subsidiaries, or the taking of any other enforcement action against any asset or Property of the Borrower or its Subsidiaries.

“Intercompany Debt” shall mean any Indebtedness, payables or other obligations, whether now existing or hereinafter incurred, owed by the Borrower or any Subsidiary Guarantor to the Borrower or any Subsidiary of the Borrower, provided that no such payables or other obligations incurred by any Credit Party after the Conversion Date and owing to Pulitzer or any of its Subsidiaries shall constitute Intercompany Debt. For the avoidance of doubt, all such Intercompany Debt outstanding on the Conversion Date and owed to Pulitzer or any of its Subsidiaries shall continue to be subordinated on, and subject to, the terms of this Agreement.

“Obligation” shall mean any principal, interest, premium, penalties, fees, indemnities and other liabilities and obligations payable under the documentation governing any indebtedness (including, without limitation, all interest accruing after the commencement of any bankruptcy, insolvency, receivership or similar proceeding at the rate provided in the governing documentation, whether or not such interest is an allowed claim in such proceeding).

“Required Senior Creditors” shall mean (i) the Required Lenders (or, to the extent required by Section 13.12 of the Credit Agreement, each of the Lenders) at all times prior to the Credit Document Obligations Termination Date, and (ii) the holders of at least a majority of the other outstanding Senior Indebtedness at all times after the Credit Document Obligations Termination Date.

“Secured Hedging Agreements” shall have the meaning provided in the recitals to this Agreement.

Exhibit H

“Senior Creditors” shall mean all holders from time to time of any Senior Indebtedness and shall include, without limitation, the Lender Creditors and the Hedging Creditors.

“Senior Indebtedness” shall mean:

(i) all Obligations (including Obligations which, but for the automatic stay under Section 362(a) of the Bankruptcy Code, would become due) and liabilities (including, without limitation, indemnities, Fees and interest thereon) of each Credit Party (whether as obligor, guarantor or otherwise) to the Lender Creditors, whether now existing or hereafter incurred under, arising out of or in connection with each Credit Document to which it is at any time a party (including, without limitation, all such obligations and liabilities of each Credit Party under the Credit Agreement (if a party thereto) and under the Subsidiaries Guaranty (if a party thereto) or under any other guarantee by it of obligations pursuant to the Credit Agreement) and the due performance and compliance by each Credit Party with the terms of each such Credit Document (all such obligations and liabilities under this clause (i), except to the extent consisting of obligations or indebtedness with respect to Secured Hedging Agreements, being herein collectively called the “Credit Document Obligations”); and

(ii) all Obligations (including Obligations which, but for the automatic stay under Section 362(a) of the Bankruptcy Code, would become due) and liabilities of each Credit Party to the Hedging Creditors, whether now existing or hereafter incurred under, arising out of or in connection with any Secured Hedging Agreement (including, without limitation, all such obligations and liabilities of such Credit Party under the Subsidiaries Guaranty (if a party thereto) with respect thereto or under any other guarantee by it of obligations pursuant to any Secured Hedging Agreement) and the due performance and compliance by each Credit Party with the terms of each such Secured Hedging Agreement (all such obligations and liabilities under this clause (ii) being herein collectively called the “Hedging Obligations”).

“Subordinated Debt” shall mean the principal of, interest on, and all other amounts owing from time to time in respect of, all Intercompany Debt (including, without limitation, pursuant to guarantees thereof or security therefor and intercompany payables not evidenced by a note) at any time outstanding.

8.    Each Party agrees to be fully bound by all terms and provisions contained in this Agreement, both with respect to any Subordinated Debt (including any guarantees thereof and security therefor) owed to it, and with respect to all Subordinated Debt (including all guarantees thereof and security therefor) owing by it.

9.    It is understood and agreed that any Subsidiary of the Borrower that is required to execute a counterpart of this Agreement after the date hereof pursuant to the requirements of the Credit Agreement or any other Senior Indebtedness shall become a Party hereunder by executing a counterpart hereof (or a joinder agreement in form and substance reasonably satisfactory to the Administrative Agent) and delivering same to the Collateral Agent.

Exhibit H

10.    No failure or delay on the part of any party hereto or any holder of Senior Indebtedness in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder.

11.    Each Party hereto acknowledges that to the extent that no adequate remedy at law exists for breach of its obligations under this Agreement, in the event any Party fails to comply with its obligations hereunder, the Collateral Agent, the Administrative Agent or the holders of Senior Indebtedness shall have the right to obtain specific performance of the obligations of such defaulting Party, injunctive relief or such other equitable relief as may be available.

12.    Any notice to be given under this Agreement shall be in writing and shall be sent in accordance with the provisions of the Credit Agreement.

13.    In the event of any conflict between the provisions of this Agreement and the provisions of the Subordinated Debt, the provisions of this Agreement shall prevail.

14.    No Person other than the parties hereto, the Senior Creditors from time to time and their successors and assigns as holders of the Senior Indebtedness and the Subordinated Debt shall have any rights under this Agreement.

15.    This Agreement may be executed in any number of counterparts each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

16.    No amendment, supplement, modification, waiver or termination of this Agreement shall be effective against a party against whom the enforcement of such amendment, supplement, modification, waiver or termination would be asserted, unless such amendment, supplement, modification, waiver or termination was made in a writing signed by such party, provided that amendments hereto shall be effective as against the Senior Creditors only if executed and delivered by the Collateral Agent (with the written consent of the Required Senior Creditors at such time).

17.    In case any one or more of the provisions confined in this Agreement, or any application thereof, shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein, and any other application thereof, shall not in any way be affected or impaired thereby.

18.    (a) THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

(b)    Any legal action or proceeding with respect to this Agreement may be brought in the courts of the State of New York or of the United States of America for the Southern District of New York in each case which are located in the County of New York, and, by execution and delivery of this Agreement, each Party hereby irrevocably accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts.

Exhibit H

Each Party hereby further irrevocably waives any claim that any such court lacks personal jurisdiction over such Party, and agrees not to plead or claim in any legal action or proceeding with respect to this Agreement or any other Credit Document to which such Party is a party brought in any of the aforesaid courts that any such court lacks personal jurisdiction over such Party. Each Party further irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to such Party at its address set forth opposite is signature below, such service to become effective 30 days after such mailing. Each Party hereby irrevocably waives any objection to such service of process and further irrevocably waives and agrees not to plead or claim in any action or proceeding commenced hereunder or under any other Credit Document to which such Party is a party that such service of process was in any way invalid or ineffective. Nothing herein shall affect the right of any of the Senior Creditors to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against each Party in any other jurisdiction.

(c)    EACH PARTY HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT BROUGHT IN THE COURTS REFERRED TO IN CLAUSE (b) ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(d)    EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

19.    This Agreement shall bind and inure to the benefit of the Administrative Agent, the Collateral Agent, the other Senior Creditors and each Party and their respective successors, permitted transferees and assigns.

*        *        *

Exhibit H

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Agreement as of the date first above written.

LEE ENTERPRISES, INCORPORATED

By:
Title:

ACCUDATA, INC.

By:
Title:

INN PARTNERS, L.C.

By:
Title:

JOURNAL – STAR PRINTING CO.

By:
Title:

K. FALLS BASIN PUBLISHING, INC.

By:
Title:

LEE CONSOLIDATED HOLDINGS CO.

By:
Title:

LEE PUBLICATIONS, INC.

By:
Title:

Exhibit H

LEE PROCUREMENT SOLUTIONS CO.

By:
Title:

SIOUX CITY NEWSPAPERS, INC.

By:
Title:

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Collateral Agent

By:
Title:

By:
Title:

Exhibit 10.1

SCHEDULE I

SCHEDULE I

Commitments

On file with Administrative Agent

SCHEDULE II

SCHEDULE II

Lender Addresses

On file with Administrative Agent

Revolving Lenders

Deutsche Bank Trust Company Americas

5022 Gate Parkway, Building 200

Jacksonville, FL 32256

Attn: Tihana Mesic

The Bank of New York Mellon

One Wall Street, 16th Floor

New York, NY 10286

Attn: Edward DeSalvio

Credit Suisse Loan Funding LLC

11 Madison Avenue, 5th Floor

New York, NY 10010

Attn: Mark Heron

The Bank of Nova Scotia

1 Liberty Plaza, 26th Floor

New York, NY 10006

Attn: Mark Vigil

SunTrust Bank

303 Peachtree St, 9th Floor

Atlanta, GA 30308

Attn: Amanda Parks

Goldman Sachs Lending Partners, LLC

200 West Street, 6th Floor

New York, NY 10282

Attn: Scott Bynum

Blackwell Partners, LLC

Mudrick Distressed Opportunity Fund Global, LP

477 Madison Avenue, 12th Floor

New York, NY 10022

Attn: Glenn Springer

Term Lenders

The address of each Term Lender can be found in the administrative questionnaire delivered to the Administrative Agent.

Schedules to Lee Enterprises, Incorporated

Exit Credit Agreement dated as

of January 30, 2012

SCHEDULE III

SCHEDULE III

Existing Letters of Credit

Account Party	Letters of Credit: Beneficiary	Amount	Issuing Bank	Number	Expiration Date	Evergreen Clause	Standby/ Trade
Lee Enterprises, Incorporated	Nova Information Systems	$62,836	DB	S— 17454	03/30/2012	Yes	Standby
Lee Enterprises, Incorporated	The Travelers Indemnity Co.	$1,170,000	DB	S— 18252	04/12/2012	Yes	Standby
Lee Enterprises, Incorporated	Sentry Insurance Co.	$1,415,000	DB	S— 17568	04/12/2012	Yes	Standby
Lee Enterprises, Incorporated	Sentry Insurance Co.	$2,600,000	DB	S— 17148	04/12/2012	Yes	Standby
Lee Enterprises, Incorporated	Safety National Casualty Corp.	$550,000	DB	S— 18133	04/12/2012	Yes	Standby
Lee Enterprises, Incorporated	US Bank	$2,500,000	DB	S— 18540	02/11/2012	Yes	Standby
Lee Enterprises, Incorporated	Elevon, Inc.	$4,600,000	DB	S— 18132	04/12/2012	Yes	Standby

	Total Letters of Credit	$12,897,836

Schedules to Lee Enterprises, Incorporated

Exit Credit Agreement dated as

of January 30, 2012

SCHEDULE IV

SCHEDULE IV

Plans

1.	Lee Enterprises, Inc Employees’ Retirement Account Plan

2.	Lee Enterprises, Inc Consolidated Retirement Plan

3.	The Joseph Pulitzer Pension Plan

4.	Pension Plan for Employees of Sioux City Newspaper Inc.

Schedules to Lee Enterprises, Incorporated

Exit Credit Agreement dated as

of January 30, 2012

SCHEDULE V

SCHEDULE V

Subsidiaries

Organization Name	Percentage Ownership & Ownership Position	Type of Equity Interest	State of Incorporation/ Organization
Journal-Star Printing Co.	100% wholly-owned subsidiary of Lee Enterprises, Incorporated	Common Stock	Nebraska

Accudata, Inc.	100% wholly-owned subsidiary of Lee Enterprises, Incorporated	Common Stock	Iowa

INN Partners, L.C.	82.46% subsidiary of Accudata, Inc.[1]	Percentage Membership Interest	Iowa

K. Falls Basin Publishing, Inc. (Inactive)	100% wholly-owned subsidiary of Lee Enterprises, Incorporated	Common Stock	Oregon

Lee Consolidated Holdings Co.	100% wholly-owned subsidiary of Lee Enterprises, Incorporated	Common Stock	South Dakota

Lee Publications, Inc.	100% wholly-owned subsidiary of Lee Enterprises, Incorporated	Class A Common Stock Class B Common Stock	Delaware

Lee Procurement Solutions Co.	100% wholly-owned subsidiary of Lee Publications, Inc.	Common Stock	Iowa

Sioux City Newspapers, Inc.	100% wholly-owned subsidiary of Lee Publications, Inc.	Class A Common Stock Class B Common Stock	Iowa

Pulitzer Inc.	100% wholly-owned subsidiary of Lee Publications, Inc.	Common Stock and Class B Common Preferred Stock	Delaware

Pulitzer Technologies, Inc.	100% wholly-owned subsidiary of Pulitzer Inc.	Common Stock	Delaware

[1]	Remaining equity held by non-affiliate individuals.

Schedules to Lee Enterprises, Incorporated

Exit Credit Agreement dated as

of January 30, 2012

SCHEDULE V

Organization Name	Percentage Ownership & Ownership Position	Type of Equity Interest	State of Incorporation/ Organization

St. Louis Post-Dispatch LLC	98.95% subsidiary of Pulitzer Inc.; 1.05% subsidiary of Pulitzer Technologies, Inc.	Percentage Membership Interest	Delaware

Fairgrove LLC	100% wholly-owned subsidiary of St. Louis Post-Dispatch LLC	Percentage Membership Interest	Delaware

STL Distribution Services LLC	98.95% subsidiary of Pulitzer Inc.; 1.05% subsidiary of Pulitzer Technologies, Inc.	Percentage Membership Interest	Delaware

Star Publishing Company	100% wholly-owned subsidiary of Pulitzer Inc.	Common Stock	Arizona

Suburban Journals of Greater St. Louis LLC	100% wholly-owned subsidiary of Pulitzer Inc.	Percentage Membership Interest	Delaware

Pulitzer Network Systems LLC	100% wholly-owned subsidiary of Pulitzer Inc.	Percentage Membership Interest	Delaware

Pulitzer Newspapers, Inc.	100% wholly-owned subsidiary of Pulitzer Inc.	Common Stock	Delaware

Flagstaff Publishing Co.	100% wholly-owned subsidiary of Pulitzer Newspapers, Inc.	Common Stock	Washington

Hanford Sentinel Inc.	100% wholly-owned subsidiary of Pulitzer Newspapers, Inc.	Common Stock	Washington

HomeChoice, LLC	100% wholly-owned subsidiary of Pulitzer Newspapers, Inc.	Percentage Membership Interest	Utah

Kauai Publishing Co.	100% wholly-owned subsidiary of Pulitzer Newspapers, Inc.	Common Stock	Delaware

Napa Valley Publishing Co.	100% wholly-owned subsidiary of Pulitzer Newspapers, Inc.	Common Stock	Washington

NVPC LLC	100% wholly-owned subsidiary of Napa Valley Publishing Co.	Percentage Membership Interest	Delaware

NIPC, Inc. f/k/a Northern Illinois Publishing Co., Inc.	100% wholly-owned subsidiary of Pulitzer Newspapers, Inc.	Common Stock	Delaware

Schedules to Lee Enterprises, Incorporated

Exit Credit Agreement dated as

of January 30, 2012

SCHEDULE V

Organization Name	Percentage Ownership & Ownership Position	Type of Equity Interest	State of Incorporation/ Organization
Northern Lakes Publishing Co.	100% wholly-owned subsidiary of Pulitzer Newspapers, Inc.	Common Stock	Delaware

NLPC LLC	100% wholly-owned subsidiary of Northern Lakes Publishing Co.	Percentage Membership Interest	Delaware

Pantagraph Publishing Co.	100% wholly-owned subsidiary of Pulitzer Newspapers, Inc.	Common Stock	Delaware

HSTAR LLC	100% wholly-owned subsidiary of Pantagraph Publishing Co.	Percentage Membership Interest	Delaware

Pulitzer Missouri Newspapers, Inc.	100% wholly-owned subsidiary of Pulitzer Newspapers, Inc.	Common Stock	Delaware

Pulitzer Utah Newspapers, Inc. (Inactive)	100% wholly-owned subsidiary of Pulitzer Newspapers, Inc.	Common Stock	Delaware

Santa Maria Times, Inc.	100% wholly-owned subsidiary of Pulitzer Newspapers, Inc.	Common Stock	Nevada

SHTP LLC	100% wholly-owned subsidiary of Pulitzer Newspapers, Inc.	Percentage Membership Interest	Delaware

Southwestern Oregon Publishing Co.	100% wholly-owned subsidiary of Pulitzer Newspapers, Inc.	Common Stock	Oregon

SOPC LLC	100% wholly-owned subsidiary of Southwestern Oregon Publishing Co.	Percentage Membership Interest	Delaware

Ynez Corporation	100% wholly-owned subsidiary of Pulitzer Newspapers, Inc.	Common Stock	California

Schedules to Lee Enterprises, Incorporated

Exit Credit Agreement dated as

of January 30, 2012

SCHEDULE VI

SCHEDULE VI

Existing Indebtedness

Letters of Credit:

Account Party	Beneficiary	Amount	Issuing Bank	Number	Expiration Date	Evergreen Clause	Standby/ Trade

Lee Enterprises, Incorporated	Nova Information Systems	$62,836	DB	S-17454	03/30/2012	Yes	Standby
Lee Enterprises, Incorporated	The Travelers Indemnity Co.	$1,170,000	DB	S-18252	04/12/2012	Yes	Standby
Lee Enterprises, Incorporated	Sentry Insurance Co.	$1,415,000	DB	S-17568	04/12/2012	Yes	Standby
Lee Enterprises, Incorporated	Sentry Insurance Co.	$2,600,000	DB	S-17148	04/12/2012	Yes	Standby
Lee Enterprises, Incorporated	Safety National Casualty Corp.	$550,000	DB	S-18133	04/12/2012	Yes	Standby
Lee Enterprises, Incorporated	US Bank	$2,500,000	DB	S-18540	02/11/2012	Yes	Standby
Lee Enterprises, Incorporated	Elevon, Inc.	$4,600,000	DB	S-18132	04/12/2012	Yes	Standby

	Total Letters of Credit:	$12,897,836

Schedules to Lee Enterprises, Incorporated

Exit Credit Agreement dated as

of January 30, 2012

SCHEDULE VI

Bonds:
Safety National Casualty Corp.	$200,000	SIB-761-MO
Safety National Casualty Corp.	$525,000	SIB-2796-MO
Travelers Casualty & Surety Co.	$10,000	104432521
CNA Western Surety Co.	$51,000	Various
Old Republic	$70,000	Various
Travelers Casualty & Surety Co.	$5,000	104886604

Total Bonds	$861,000

St. Louis Post-Dispatch has a capitalized lease as of 9/25/2011 in the amount of $569,839.

Schedules to Lee Enterprises, Incorporated

Exit Credit Agreement dated as

of January 30, 2012

SCHEDULE VII

SCHEDULE VII

Insurance

Coverage	Carrier	Policy Number	Liability Limits	Deductible/Retention
Worker’s Compensation	Sentry 6-1-11 to 6-1-12	a) 90-15331-01 Large Deductible Plan (for all states other than those listed for the Retro Plan) b) 90-15331-02 Retro Plan (for HI, NY, MA, & WI)	-Statutory Coverage -$1,000,000 BI/disease per occurrence -$1,000,000 BI/disease per employee	$250,000/per occurrence

Business Auto	Sentry 6-1-11 to 6-1-12	90-15331-04	$2,000,000 Bodily Injury & Property Damage Per Occurrence	$100,000

			$10,000 per person medical limits

			UI/UIM - only in states where required by law

			Personal Injury Protection – Statutory

Commercial General Liability - Primary Layer	Sentry 6-1-11 to 6-1-12	90-15331-03	$1,000,000 Bodily Injury & Property Damage Per Occurrence	$100,000

			$10,000,000 Bodily Injury & Property Damage Aggregate
			$2,000,000 Product Liability per occurrence

			$1,000,000 Personal & Advertising Liability per occurrence

			$500,000 Damage to Premises Rented

Schedules to Lee Enterprises, Incorporated

Exit Credit Agreement dated as

of January 30, 2012

SCHEDULE VII

Coverage	Carrier	Policy Number	Liability Limits	Deductible/Retention

$10,000 Medical Expense per occurrence

Commercial General Liability— Umbrella Layer	Fireman’s Fund (National Surety corp.) 6-1-11 to 6-1-12	SUO 00048434187	$25,000,000 per occurrence	None

Commercial General Liability—Excess Umbrella Layer	Federal Insurance Co. (Chubb) 6-1-11 to 6-1-12	7982-02-64	$50,000,000 excess over $25,000,000	Underlying policies

International Liability	ACE 6-1-09 to 6-1-12	PHFD67078141	$1,000,000 Bodily Injury & Property Damage Per Occurrence	None

$2,000,000 Bodily Injury & Property Damage Aggregate

$1,000,000 Personal & Advertising Liability per occurrence
$1,000,000 Employment Benefit Liability per occurrence and aggregate
$10,000 Medical Expense per occurrence

Property Insurance	Travelers 6-1-11 to 6-1-12	KTJ-CMB-297T068-8-11	$250,000,000	$50,000

Schedules to Lee Enterprises, Incorporated

Exit Credit Agreement dated as

of January 30, 2012

SCHEDULE VII

Coverage	Carrier	Policy Number	Liability Limits	Deductible/Retention

Earthquake	Mt. Hawley 6-1-11 to 6-1-12	MQE0102805	$5,000,000/per occurrence (in excess of $5,000,000 in property policy)	5% of values with a minimum deductible of 250,000

Directors & Officers Liability—Primary Layer	C.N.A. 6-1-11 to 6-1-12	425143823	$10,000,000 per claim and aggregate per policy period	—$1,000,000 non-indemnifiable —$1,000,000 indemnifiable claims & SEC claims —$1,000,000 indemnifiable other than SEC claims

Directors & Officers Liability—First Umbrella	Federal Insurance (Chubb) 6-1-11 to 6-1-12	8210-1865	10,000,000 excess over 10,000,000	Underlying Coverage

Directors & Officers Liability—Second Umbrella	AXIS Insurance 6-1-11 to 6-1-12	MCN752622/01/2011	10,000,000 excess over 20,000,000	Underlying Coverage

Directors & Officers Liability—Third Umbrella—Side A Only	XL Insurance 6-1-11 to 6-1-12	ELU116952-10	15,000,000 D&O’s only (Side A only)	Underlying Coverage

Schedules to Lee Enterprises, Incorporated

Exit Credit Agreement dated as

of January 30, 2012

SCHEDULE VII

Coverage	Carrier	Policy Number	Liability Limits	Deductible/Retention

Fiduciary	Federal Insurance Company (Chubb) 6-1-11 to 6-1-12	8120-0264	$15,000,000 per claim/per policy period	$50,000 indemnifiable claim

Blanket Crime	Federal Insurance Company (Chubb) 6-1-11 to 6-1-12	8120-0264	$10,000,000 aggregate	$100,000 Employee Theft

			$10,000,000 Money Orders and Counterfeit Fraud	$100,000 Credit Card Forgery

			$10,000,000 Credit Card Fraud	$100,000 Other Coverages

$250,000 Investigative Expense

Kidnap and Ransom	Federal Insurance Company (Chubb) 6-1-09 to 6-1-12	6800-9383	$10,000,000	None

Employed Lawyer	Federal Insurance Company (Chubb) 2-1-11 to 6-1-12	82216655	$3,000,000	None under insuring agmt A and $25,000 under insuring agmt B

Schedules to Lee Enterprises, Incorporated

Exit Credit Agreement dated as

of January 30, 2012

SCHEDULE VII

Coverage	Carrier	Policy Number	Liability Limits	Deductible/Retention

Media Liability	Mutual Insurance Co. 6-1-11 to 6-1-12	Certificates of Indemnity 0605-06067-10	$15,000,000/per event	A) Lee: $250,000 per event for daily newspapers; $150,000 per event for weekly newspapers B) Madison: $50,000 per event C) Unlimited Aggregate

	Mutual Insurance Co. 6-1-11 to 6-1-12	Certificates of Indemnity 0605-06067-10 (Lloyd’s of London Excess Certificate No. N10QA091519)	$10,000,000 in excess of 15,000,000; $50,000,000 aggregate	Underlying coverage; includes Madison

Cyber Liablity	Mutual Insurance Co. 6-1-11 to 6-1-12	Certificates of Indemnity 0605-06067-10	$10,000,000/per event; $10,000,000 Aggregate	$250,000 per event

Travel & Accident	Life Ins. Co. of North America 3-1-10 to 3-1-13	ABL-627150	$2,000,000 aggregate	None

Class 1: $150,000 BOD/Exec.

Class 2: $100,000 Publishers, CRP Directors, & CRP Employees

Class 3: $100,000 Pilots

Class 4: $ 75,000 All other employees

Schedules to Lee Enterprises, Incorporated

Exit Credit Agreement dated as

of January 30, 2012

SCHEDULE VII

Coverage	Carrier	Policy Number	Liability Limits	Deductible/Retention
Flood - Quad City Times, Davenport, IA	Hartford Fire Insurance Company 9-15-11 to 9-15-12	99011640472011	$500,000 Building $500,000 Contents	$500 Building $500 Contents

Flood - The Missoulian, Missoula, MT	Selective Insurance Company of America 12-23-10 to 12-23-11	FLD1297459	$500,000 Building $500,000 Contents	$500 Building $500 Contents

Flood - Townnews, Moline, IL	Fidelity National Property & Casualty 1-8-11 to 1-8-12	12440010892701	$250,000 Contents	$50,000 Contents

Flood - The World, Coos Bay, OR	American Bankers Ins. Co. of Florida 11-30-10 to 11-30-11 (Coos Bay, OR)	2012080200	$500,000 Building $500,000 Contents	$5,000 Building $5,000 Contents

Pollution Liability	Allied World Assurance 12-20-10 to 12-20-13	0306-1950	$ 5,000,000 Each Incident $10,000,000 Aggregate	$100,000 each incident

Schedules to Lee Enterprises, Incorporated

Exit Credit Agreement dated as

of January 30, 2012

SCHEDULE VIII

SCHEDULE VIII

Existing Liens

Debtor	Secured Party	Jurisdiction	File Date and File Number	Collateral (Summary)	Termination Date
Lee Enterprises, Incorporated	Canon Financial Services	Delaware	03/02/2007 2007 70796945	All equipment now or hereafter leased, sold, or financed by Canon Financial Services, Inc. and all general intangibles and account receivable with respect to said equipment, and all replacements of, additions to, substitutions for and proceeds of the foregoing. Lease # 004-0067666-007	03/02/2012

Lee Enterprises, Incorporated	Canon Financial Services	Delaware	05/04/2007 2007 71700425	All equipment now or hereafter leased, sold, or financed by Canon Financial Services, Inc. and all general intangibles and account receivable with respect to said equipment, and all replacements of, additions to, substitutions for and proceeds of the foregoing. Lease # 001-0227952-008; 001-0227952-009	05/04/2012

Lee Enterprises, Incorporated	Eastman Kodak Company	Delaware	09/17/2007 2007 73506580	The above equipment is at Debtors location for and is owned by Secured Party KY0561522 WISC 54” Preheat Mini-hood KY 0408369 Quartz CTP1250 Processor (R) KY0569939 WIS 54 94/126 PH/HD Oven-S (R)	09/17/2012

Lee Enterprises, Incorporated	GFC Leasing	Delaware	02/13/2009 2009 90490117 Amend. 01/29/2010 2010 00334874 Amend. 01/18/2011 2011 10185937

MZR02237/S7800 Canon LaserCLASS 830I Fax w/Accessories

CXT00651/S8465 Canon ImageRunner 5055 Copier w/Accessories

MZR06036/T9753 Canon LaserCLASS 830I Fax w/Accessories

GBK01560/V6696 Canon IR ADV 8095 Copier w/Accessories

02/13/2014

Lee Enterprises, Incorporated	GreatAmerica Leasing Corporation	Delaware	01/25/2010 2010 00259360	Various Canon Copiers, Printers and Fax Machines and all producdts, proceeds and attachments. Transaction intended to be a Lease.	01/25/2015

Schedules to Lee Enterprises, Incorporated

Exit Credit Agreement dated as

of January 30, 2012

SCHEDULE VIII

Debtor	Secured Party	Jurisdiction	File Date and File Number	Collateral (Summary)	Termination Date

Lee Enterprises, Incorporated	GFC Leasing	Delaware	02/18/2010 2010 00540736	DZA06830/T9430 Canon ImageRunner 5050N Copier w/Accessories GQM01178/T9432 Canon ImageRunner C5051 Base Copier w/Accessories	02/18/2015

Lee Enterprises, Incorporated	U.S. Bancorp Equipment Finance, Inc.	Delaware	06/23/2011 2011 2422924	For Informational Purposes Only: 1 950 A0Y501100330; 1 950 A0For Informational Purposes Only: 1 950 A0Y501100330; 1 950 A05011000509; 1 LU 408 LG Capacity Tray A097WY1050016; 1 LU Capacity Tray A0Y7WY1050428; 1 FS 611 Saddle Finisher A10VWY1003139; 1 C7000 A1DU011000436; 1 PF 602 Paper Feed Unit A0U4WY1005279; 1 PF 602 Paper Feed Unit A0U4WY1005546; 1 FS 612 Booklet Finisher A1TVWY1000058; 1 IC 413 Fiery Internal Controller A3JRWY100358; 1 IC 413 Fiery Internal Controller A3JRWY10000851; 1 ESP PT-80-120TM-L830 Power Filter; 1 ESP PT-80-120TM Power Filter; 1 FS 612 Booklet Finisher A1TVWY1001377; 1 RU 509 Relay Buffer Pass Unit A2A2W11000421; 1 RU 509 Relay Buffer Pass Unit A2A2W11000501; 1 HD 514 HDD Kit; 1 HD 514 HDD Kit	06/23/2016

Lee Enterprises, Incorporated	Ikon Financial SVCS	Iowa	02/23/2011 X11005122-6	All equipment now or hereafter leased in an equipment leasing transaction with that certain Master Agreement No.---, CUSTOMER: 1084130 RIPROC720S ZZTL INLINUV CONX-1810, Product Schedule No./Agreement No. 2682109 (“Lease”), as amended from time to time, between IOS Capital LLC as Lessor and the above referenced Lessee/Debtor, including, without limit, the equipment listed below, and all additions, improvements, attachments, accessories, accessions, upgrades and replacements related thereto, and any and all exchanges, and any and all products, insurance and/or other proceeds (cash and non-cash) there from.	02/23/2016

Lee Publications, Inc.	Key Equipment Finance, A Division of Key Corporation Capital Inc.	Delaware	09/29/2003 32625179 Cont. 06/20/2008 82124467	All Debtor’s right, title and interest, now owned or hereafter acquired in and to the following described equipment, together with any and all (1) substitutions, replacements or exchanges therefor (2) replacement parts, additions, attachments and accessories incorporated therein or affixed thereto, or use din connection therewith, and (3) proceeds thereof (cash and non-cash), including insurance proceeds and claims of Debtor against third parties for loss, damage or destruction thereof: 1 RICOH AFICIO 6513 Copier, 1 RICOH AFICIO 1027, 1 RICOH AFICIO 2035SP and related equipment. Debtor has no right to dispose of said	09/29/2013

Schedules to Lee Enterprises, Incorporated

Exit Credit Agreement dated as

of January 30, 2012

SCHEDULE VIII

Debtor	Secured Party	Jurisdiction	File Date and File Number	Collateral (Summary)	Termination Date

Lee Publications, Inc.	Marlin Leasing Corp. (removed 01/13/2010) Marlin Business Bank (added 01/13/2010)	Delaware	05/27/2008 81802907 Amend. 01/13/2010 00122246	equipment. (1) Kirk-Rudy Net Jet System, S/N 0803-07192, and all replacements, substitutions, accessions, add-ons, and all proceeds and accounts of the debtor arising out of or related to the foregoing. Lease is a True Lease.	05/27/2013

Lee Publications, Inc.	Advantage Financial Services	Delaware	02/17/2011 10592306	VOIP Phone system and all products, proceeds and attachments	02/17/2016

Schedules to Lee Enterprises, Incorporated

Exit Credit Agreement dated as

of January 30, 2012

SCHEDULE IX

SCHEDULE IX

Existing Investments

Entity	Issuer	Type of Organization	# or % of Shares or Interests Owned
Lee Enterprises, Incorporated

	Journal-Star Printing Co.	Corporation	1,000 (100%)

	Accudata, Inc.	Corporation	1,000 (100%)

	K. Falls Basin Publishing, Inc.	Corporation	666 2/3 (100%)

	Lee Consolidated Holdings Co.	Corporation	250 (100%)

	Lee Publications, Inc.	Corporation	Class A Common 157,149 (100%) Class B Common 17,415 (100%)

	Madison Newspapers, Inc. d/b/a Capital Newspapers	Corporation	50%

	The Capital Times Company	Corporation	17% (Non-Voting) 415 Shares (Voting) (<50%)

	ThePort Network, Inc.	Corporation	1,666,667 Series A Preferred (<50%)

	ThePort Network, Inc.	Corporation	3,030,303 Series B Preferred (<50%)

	TPC at Deere Run	Corporation	De Minimis
Lee Publications, Inc.

	Lee Procurement Solutions Co.	Corporation	50,000 (100%)

	Sioux City Newspapers, Inc.	Corporation	Class A Common 7,272 Class B Common 7,575 (100%)

Schedules to Lee Enterprises, Incorporated

Exit Credit Agreement dated as

of January 30, 2012

SCHEDULE IX

Entity	Issuer	Type of Organization	# or % of Shares or Interests Owned

	Pulitzer Inc.	Corporation	1,000 (100%)

Accudata, Inc.

	INN Partners, L.C.	Limited Liability Company	82.46%

	Community Distribution Partners, LLC	Limited Liability Company	50%

Townnews.com (to be reissued to INN Partners, L.C.)

	RealMatch, LTD.	Israeli Private Company	184,236

	RealMatch, LTD.	Israeli Private Company	27,778

Pulitzer Inc.

	Pulitzer Technologies, Inc.	Corporation	500 (100%)

	St. Louis Post-Dispatch LLC	Limited Liability Company	98.95%

	STL Distribution Services LLC	Limited Liability Company	98.95%

	Pulitzer Newspapers, Inc.	Corporation	9.3 (100%)

	Suburban Journals of Greater St. Louis LLC	Limited Liability Company	100%

	Pulitzer Network Systems LLC	Limited Liability Company	100%

	Star Publishing Company	Corporation	100%

	Sandler Capital Partners IV, L.P.	Limited Partnership	<50%

	Sandler Capital Partners, IV FTE, L.P.	Limited Partnership	<50%

	Sandler Capital Partners V, L.P.	Limited Partnership	<50%

	Sandler Capital Partners V FTE, L.P.	Limited Partnership	<50%

	Sandler Capital Partners V Germany, L.P.	Limited Partnership	<50%

	21st Century Communications	Limited Partnership	<50%

Schedules to Lee Enterprises, Incorporated

Exit Credit Agreement dated as

of January 30, 2012

SCHEDULE IX

Entity	Issuer	Type of Organization	# or % of Shares or Interests Owned
	Partners, L.P. 21st Century Communications T-E Partners, L.P.	Limited Partnership	<50%

	21st Century Communications Foreign Partners, L.P.	Limited Partnership	<50%

	St. Louis Equity Funds, L.P.	Limited Partnership	<50%

	Media Brands, L.L.C.	Limited Liability Company	439,000 (<50%)

Pulitzer Newspapers, Inc.

	SHTP LLC	Limited Liability Company	100%

	HomeChoice, LLC	Limited Liability Company	100%

	Flagstaff Publishing Co.	Corporation	1,875 (100%)

	Hanford Sentinel Inc.	Corporation	4,200 (100%)

	Kauai Publishing Co.	Corporation	4,300 (100%)

	NIPC, Inc. (f/k/a Northern Illinois Publishing Co.)	Corporation	797 (100%)

	Santa Maria Times, Inc.	Corporation	4,950 (100%)

	Ynez Corporation	Corporation	90 (100%)

	Pulitzer Utah Newspapers, Inc.	Corporation	100 (100%)

	Napa Valley Publishing Co.	Corporation	8,000 (100%)

	Northern Lakes Publishing Co.	Corporation	2,300 (100%)

	Pantagraph Publishing Co.	Corporation	100 (100%)

	Southwestern Oregon Publishing Co.	Corporation	11,960 (100%)

	Pulitzer Missouri Newspapers, Inc.	Corporation	48,504 (100%)
St. Louis Post-Dispatch LLC
	Fairgrove LLC	Limited Liability Company	100%

Schedules to Lee Enterprises, Incorporated

Exit Credit Agreement dated as

of January 30, 2012

SCHEDULE IX

Entity	Issuer	Type of Organization	# or % of Shares or Interests Owned
Pulitzer Technologies, Inc.
	STL Distribution Services LLC	Limited Liability Company	1.05%

	St. Louis Post-Dispatch LLC	Limited Liability Company	1.05%
Napa Valley Publishing Co.
	NVPC LLC	Limited Liability Company	100%
Northern Lakes Publishing Co.
	NLPC LLC	Limited Liability Company	100%
Pantagraph Publishing Co.
	HSTAR LLC	Limited Liability Company	100%
Southwestern Oregon Publishing Co.
	SOPC LLC	Limited Liability Company	100%
Star Publishing Company
	TNI Partners	General Partnership	50%

Schedules to Lee Enterprises, Incorporated

Exit Credit Agreement dated as

of January 30, 2012

SCHEDULE X

SCHEDULE X

PART A

Real Property

Owner	Address:	County:
Lee Enterprises, Incorporated	401 N Broadway Billings MT	Yellowstone
Lee Enterprises, Incorporated	710 N Illinois Ave Carbondale IL	Jackson
Lee Enterprises, Incorporated*	2222 Washington St Helena MT*	Lewis and Clark*
Journal-Star Printing Co	900 Q St Lincoln NE	Lancaster
Lee Enterprises, Incorporated	500 E Third St Davenport IA	Scott
Lee Enterprises, Incorporated	212 4th St Racine WI	Racine
Lee Publications, Inc.	170 Star Lane Casper WY	Natrona
Lee Publications, Inc.	770 11th Ave Longview WA	Cowlitz
Lee Publications, Inc.	120 Limestone St Maysville KY	Mason
Lee Publications, Inc.	601 W 45th Ave Munster IN	Lake
Lee Publications, Inc.	207 E Pennsylvania Ave Escondido CA	San Diego
Lee Publications, Inc.	515 Pavonia Sioux City IA	Woodbury

*	Note that the Real Property located at 2222 Washington St., Helena, Montana is a mortgage of a leasehold interest in the real estate and owned improvements.

PART B

Excluded Real Property

This Part B shall include the Excluded Real Property and the following property held for sale:

Lee Publications, Inc.	1722 S Coast Highway Oceanside CA	San Diego

Schedules to Lee Enterprises, Incorporated

Exit Credit Agreement dated as

of January 30, 2012

SCHEDULE XI

SCHEDULE XI

Transactions

Transactions between the Lee Entities (collectively “Lee”), on the one hand, and the Pulitzer Entities (collectively “Pulitzer”), on the other hand, to include: (i) pass through of all, or a portion of, revenue received by Lee for services rendered by Pulitzer for arm’s length transactions with third parties; (ii) pass through of costs incurred by Lee for arm’s length transactions with third parties to the extent such transactions are for the benefit of Pulitzer or such costs are properly allocable to Pulitzer; (iii) reimbursements to Lee for payments made by Lee for payroll and other third party costs incurred directly by (or for the account of) Pulitzer; (iv) reimbursements to Lee for compensation of certain employees of Lee paid by Lee whose primary responsibility is to manage operations of Pulitzer; (v) non-cash interest income on certain balances due from Pulitzer; (vi) non-cash interest expense on certain balances due to Pulitzer; (vii) allocation of certain costs of Pulitzer to Lee to the extent such costs are incurred for the benefit of Lee; (viii) reimbursements to Lee of allocation of certain costs (including, without limitation, corporate overhead) of Lee to Pulitzer to the extent such costs are incurred for the benefit of, or are otherwise allocable to, Pulitzer; (ix) allocation of income taxes or income tax benefits from Lee to Pulitzer to the extent such income taxes or income tax benefits are related to Pulitzer; (x) to the extent allowed, dividends from Pulitzer to Lee; and (xi) transactions specifically permitted pursuant to Section 5.8 of the Pulitzer Guaranty (as in effect on the date hereof).

Lee shall bill or otherwise record an intercompany charge to Pulitzer, and Pulitzer shall reimburse or pay to Lee, in advance of the actual costs or other amounts (including taxes) being incurred by Lee that are payable by, or allocable to, Pulitzer. Such advance payment by Pulitzer to Lee shall be an estimated amount determined in good faith by Lee. To the extent that the actual costs or other amounts were in excess of the amount of the advanced payment by Pulitzer, (a) Pulitzer shall promptly pay to Lee such deficiency, (b) Lee shall receive a credit against any future payments required to be made by Lee to Pulitzer until such credit is exhausted, or (c) such deficiency shall be netted against any outstanding intercompany balance owed by Lee to Pulitzer that was created after the Effective Date. To the extent that the amounts advanced by Pulitzer were in excess of the actual costs or other amounts billed by Lee to Pulitzer, (a) Lee shall promptly pay to Pulitzer such excess, (b) Pulitzer shall receive a credit against any future payments required to be made by Pulitzer to Lee until such credit is exhausted or (c) such excess shall be netted against any intercompany balance owed by Pulitzer to Lee that was created after the Effective Date.

All such payments, advances, credits, netting and intercompany balances between Lee and Pulitzer described on this Schedule XI shall be made by or with Lee Enterprises, Incorporated, Lee Publications, Inc. or Lee Procurement Solutions Co., and no such payment, advance, credit, netting or intercompany balance between Lee and Pulitzer shall be made by or exist with the Lee Entities, other than Lee Enterprises, Incorporated, Lee Publications, Inc. or Lee Procurement Solutions Co.

Schedules to Lee Enterprises, Incorporated

Exit Credit Agreement dated as

of January 30, 2012

SCHEDULE XII

SCHEDULE XII

Litigation

                In 2008, a group of newspaper carriers filed a lawsuit against Lee Publications, Inc. (“Lee Publications”), which is currently pending in the United States District Court for the Southern District of California (the “California Litigation”), in which the plaintiffs claimed to be employees of Lee Publications and not independent contractors. The plaintiffs seek relief related to alleged violations of various employment-based statutes, and request punitive damages and attorneys’ fees. In July 2010, the trial court granted the plaintiffs’ petition for class certification. Lee Publications filed an interlocutory appeal, which was denied. After concluding discovery, Lee Publications filed a motion to reverse the class certification ruling. This motion is currently pending before the trial court. Lee Publications denies the allegations of employee status, consistent with its past practices and industry practices, and intends to vigorously contest the action, which is not covered by insurance.

Schedules to Lee Enterprises, Incorporated

Exit Credit Agreement dated as

of January 30, 2012